As filed with Securities and Exchange Commission on June 29, 2007

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ArcelorMittal

(Exact name of registrant as specified in its charter)

Luxembourg	3312	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ArcelorMittal

19, Avenue de la Liberté

L-2930 Luxembourg

Grand Duchy of Luxembourg

+352 4792-2414

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Carlos M. Hernandez, Esq.

Mittal Steel USA Inc.

1 S. Dearborn, 19th Floor

Chicago, Illinois 60603

(312) 899-3400

(Name, address, including zip code, and telephone number,

including area code, of agent of service)

Copies to:

Henk Scheffer, Esq. ArcelorMittal 19, Avenue de la Liberté L-2930 Luxembourg Grand Duchy of Luxembourg +352 4792-2414	John D. Brinitzer, Esq. Cleary Gottlieb Steen & Hamilton LLP 12, rue de Tilsitt 75008 Paris France +33 1 40 74 68 00

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Ordinary shares	105,000,000	N/A	$6,536,250,000	$200,662.88

(1)	Calculated as the sum of (a) the product of (x) 95,000,000 (the estimated number of Mittal Steel shares held by U.S. holders as of the date hereof) and (y) 1 (the exchange rate of ArcelorMittal shares per Mittal Steel share applicable to exchanges pursuant to this registration statement) and (b) an additional 10,000,000 ArcelorMittal shares that may be sold in the United States following the offer. ArcelorMittal shares are not being registered for purposes of the offer/proxy solicitation outside of the United States.

(2)	Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of (a) a market value of $62.25 per share of Mittal Steel, corresponding to the average of the high and low prices for the Mittal Steel class A common shares reported on the New York Stock Exchange, or NYSE, on June 26, 2007, (b) 1 (the exchange rate of ArcelorMittal shares per Mittal Steel class A or class B common share applicable to exchanges pursuant to this registration statement), and (c) the number of ArcelorMittal shares to be registered.

(3)	Computed in accordance with Rule 457(f) under the Securities Act as the proposed maximum aggregate offering price of $6,536,250,000 multiplied by .0000307.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective time until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. No securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

Subject to Completion, dated June 29, 2007

To the Shareholders of Mittal Steel Company N.V.:

You are cordially invited to attend the extraordinary general meeting of shareholders of Mittal Steel Company N.V., which is referred to as Mittal Steel, scheduled for August 28, 2007, at Hotel Okura Amsterdam Ferdinand Bolstraat 333, 1072 LH Amsterdam, The Netherlands. At the extraordinary general meeting, you will be asked to adopt the decision to merge Mittal Steel into ArcelorMittal, a company incorporated and domiciled in Luxembourg that has no prior operations, as contemplated by the merger proposal (voorstel tot fusie) and the explanatory memorandum (toelichting op het voorstel tot fusie), dated as of June 25, 2007, which are referred to as the merger proposal and the explanatory memorandum. In the merger, Mittal Steel will merge into ArcelorMittal by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel. The combined company will be named “ArcelorMittal”.

Upon effectiveness of the merger, each Mittal Steel share that you own at the effective time of the merger will be converted into one newly issued ArcelorMittal share with a par value of €0.01 each, which are referred to as ArcelorMittal shares. All ArcelorMittal shares issued immediately prior to the effective time of the merger will be cancelled upon effectiveness of the merger. Based on the number of Mittal Steel shares issued on the date hereof, ArcelorMittal expects to issue between 1,277,408,250 and 1,419,342,499 ArcelorMittal shares to Mittal Steel shareholders in the merger. The exact number of ArcelorMittal shares to be issued will depend on any increase or decrease in the number of Mittal Steel treasury shares between the date hereof and the date of the extraordinary general meeting adopting the decision to merge Mittal Steel into ArcelorMittal. Application will be made to the relevant authorities for the admission of the ArcelorMittal shares to trading on the Luxembourg Stock Exchange’s regulated market and for the listing of these shares on the Official List of the Luxembourg Stock Exchange, and for the admission to trading and listing of the ArcelorMittal shares on Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the stock exchanges of Barcelona, Bilbao, Madrid and Valencia and the New York Stock Exchange. Immediately following the effectiveness of the merger, former Mittal Steel shareholders will hold ArcelorMittal shares representing 100% of the then-issued and outstanding ArcelorMittal shares.

The merger cannot be effected unless, among other things, Mittal Steel shareholders adopt the decision to merge as contemplated by the merger proposal and the explanatory memorandum (among other conditions set forth in this proxy statement/prospectus). The decision to merge requires:

•

if less than 50% of the outstanding Mittal Steel shares are represented in person or by proxy at the Mittal Steel extraordinary general meeting, the affirmative vote of the holders of at least two-thirds of the Mittal Steel shares represented in person or by proxy at the extraordinary general meeting, or

•

if at least 50% of the outstanding Mittal Steel shares are represented in person or by proxy at the Mittal Steel extraordinary general meeting, the affirmative vote of the holders of at least a majority of the Mittal Steel shares represented in person or by proxy at the extraordinary general meeting.

Assuming that all conditions precedent will be satisfied or waived (where legally permissible), Mittal Steel and ArcelorMittal currently expect that the merger will be effective on or about September 3, 2007.

The Mittal Steel Board of Directors has carefully reviewed and considered the terms and conditions of the merger proposal and the explanatory memorandum. Based on its review, the Mittal Steel Board of Directors has determined that the merger proposal and the explanatory memorandum and the transactions contemplated by the merger proposal and the explanatory memorandum are in the best interests of Mittal Steel and the Mittal Steel shareholders. The Mittal Steel Board of Directors unanimously recommends that Mittal Steel shareholders vote “FOR” the decision to merge as contemplated by the merger proposal and the explanatory memorandum.

The accompanying disclosure documents (including the merger proposal and the explanatory memorandum, included as Annex B to this proxy statement/prospectus) contain detailed information about the merger and the extraordinary general meeting. This document is also a prospectus for the ArcelorMittal shares that will be issued in the merger. We encourage Mittal Steel shareholders to read carefully this proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 40 of this proxy statement/prospectus.

Your vote is very important. You are encouraged to vote.

Sincerely,

Lakshmi N. Mittal
Chairman of Board of Directors
Mittal Steel Company N.V.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2007 and is first being mailed to Mittal Steel shareholders on or about [•], 2007.

ii

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Mittal Steel from documents filed with the U.S. Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this proxy statement/prospectus. For a more detailed description of the documents incorporated by reference into this proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information”.

Documents incorporated by reference are available to you without charge upon your written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain any of these documents from the SEC’s website at http://www.sec.gov, by requesting them in writing or by telephone from Mittal Steel or ArcelorMittal or by accessing Mittal Steel’s or ArcelorMittal’s websites.

Mittal Steel Company N.V. Hofplein 20 3032 AC Rotterdam The Netherlands +31 10 217 8800 Attention: Investor Relations	ArcelorMittal 19, Avenue de la Liberté L-2930 Luxembourg Grand Duchy of Luxembourg +352 4792-2414 Attention: Investor Relations
www.arcelormittal.com	www.arcelormittal.com

In order for you to receive timely delivery of documents incorporated by reference in advance of the Mittal Steel extraordinary general meeting, Mittal Steel or ArcelorMittal should receive your request by no later than August 21, 2007.

Mittal Steel and ArcelorMittal are not incorporating the contents of the websites of the SEC, Mittal Steel, ArcelorMittal or any other person into this proxy statement/prospectus. Mittal Steel and ArcelorMittal are providing the information about how you can obtain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience. See “Incorporation of Certain Documents by Reference”.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the SEC by ArcelorMittal (File No. 333-•), constitutes a prospectus of ArcelorMittal under Section 5 of the U.S. Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the ArcelorMittal shares to be issued to Mittal Steel shareholders as required by the merger proposal and the explanatory memorandum.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MITTAL STEEL EXTRAORDINARY GENERAL MEETING

The following are some questions that you may have regarding the proposed merger and the other matters being considered at the Mittal Steel extraordinary general meeting and brief answers to those questions. ArcelorMittal and Mittal Steel urge you to read carefully the remainder of this proxy statement/prospectus, including without limitation the merger agreement, the merger proposal and the explanatory memorandum, copies of which are attached to this proxy statement/prospectus as Annex A and Annex B, respectively, because the information in this section does not provide all the information that might be important to you with respect to the proposed merger. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	What is the proposed transaction?

A:	In 2006, Mittal Steel conducted a mixed cash and exchange offer, which is referred to as the Offer, for the outstanding shares, American depositary shares and convertible bonds (OCEANES) of Arcelor. As a result of the Offer, Mittal Steel obtained approximately 94% of the share capital and the voting rights of Arcelor and on August 1, 2006 Arcelor became a subsidiary of Mittal Steel and its results of operations have been included in Mittal Steel’s consolidated results of operations from that date. In connection with the Offer, Mittal Steel, Arcelor, and Mr. Lakshmi N. Mittal and Mrs. Usha Mittal, the latter two referred to together as the “Significant shareholder”, entered into a Memorandum of Understanding on June 25, 2006 (the “Memorandum of Understanding” or “MOU”), pursuant to which it was agreed, among other things, that Mittal Steel would be merged into Arcelor as soon as practicable following the completion of Mittal Steel’s offer for Arcelor and that the combined entity would be incorporated, domiciled and headquartered in Luxembourg.

As a first step in a two-step merger process to combine Mittal Steel and Arcelor in a single legal entity governed by Luxembourg law, on May 2, 2007, Mittal Steel and ArcelorMittal entered into a merger agreement, which provides that Mittal Steel will merge into ArcelorMittal, by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel. The combined company will be named “ArcelorMittal”. As soon as practicable after effectiveness of the merger of Mittal Steel into ArcelorMittal, ArcelorMittal intends to merge into Arcelor by way of absorption by Arcelor of ArcelorMittal and without liquidation of ArcelorMittal. For a more complete description of the merger process, see “The Merger”.

ArcelorMittal was incorporated on August 13, 2004 under the name Verger Investments S.A. It has been a wholly-owned subsidiary of Mittal Steel since April 24, 2007 and was renamed “ArcelorMittal” on April 26, 2007. ArcelorMittal has not conducted operations to date and will not have conducted any operations prior to the merger. ArcelorMittal currently does not have any assets, liabilities (contingent or otherwise) or commitments, other than assets consisting of an immaterial amount of cash. It is being used to facilitate the two-step merger process described above.

Q:	Why is the merger of Mittal Steel into Arcelor being effected in two steps?

A:	The first-step merger will enable Mittal Steel to comply more rapidly and efficiently with part of the MOU undertakings. In addition, the first-step merger will permit a simplification of the group’s corporate structure as both ArcelorMittal and Arcelor will be located in the same jurisdiction (Luxembourg) with the same headquarters. The first-step merger, which will be completed before the second-step merger, will thereby contribute to a more efficient and rapid integration of the management and administrative teams of Mittal Steel and Arcelor, which are currently located in Rotterdam, Luxembourg and London.

The second-step merger will constitute the second and final step of the combination of Mittal Steel and Arcelor into a single legal entity governed by Luxembourg law. In the second-step merger, ArcelorMittal (the surviving entity in the Mittal Steel and ArcelorMittal merger) will merge into Arcelor and shareholders of ArcelorMittal will become shareholders of Arcelor, which will subsequently be renamed “ArcelorMittal”. The second-step merger will be subject to shareholder approval at the level of Arcelor and ArcelorMittal, which corporate approvals will be sought following effectiveness of the first-step merger.

Q:	Why am I receiving this proxy statement/prospectus?

A:	In order to complete the merger, Mittal Steel shareholders must adopt the decision to merge Mittal Steel into ArcelorMittal as contemplated by the merger proposal and the explanatory memorandum. The decision to merge requires:

•

if less than 50% of the outstanding Mittal Steel shares are represented in person or by proxy at the Mittal Steel extraordinary general meeting, the affirmative vote of the holders of at least two-thirds of the Mittal Steel shares represented in person or by proxy at the extraordinary general meeting, or

•

if at least 50% of the outstanding Mittal Steel shares are represented in person or by proxy at the Mittal Steel extraordinary general meeting, the affirmative vote of the holders of at least a majority of the Mittal Steel shares represented in person or by proxy at the extraordinary general meeting.

This proxy statement/prospectus, including the merger agreement, the merger proposal and the explanatory memorandum, copies of which are attached to this prospectus/proxy statement as Annexes A and B, respectively, contain important information about the proposed merger and the Mittal Steel extraordinary general meeting. You should read this proxy statement/prospectus carefully. The enclosed U.S. proxy card allows you to vote your shares without attending in person the Mittal Steel extraordinary general meeting.

Your vote is very important. You are encouraged to vote.

Q:	What will Mittal Steel shareholders receive in the merger?

A:	In the merger, a holder of Mittal Steel class A common shares will receive one newly issued ArcelorMittal share for every one Mittal Steel class A common share, which is referred to as the Class A Exchange Ratio. A holder of Mittal Steel class B common shares will receive one newly issued ArcelorMittal share for every one Mittal Steel class B common share, which is referred to as the Class B Exchange Ratio. For a more complete description of what Mittal Steel shareholders will receive in the merger, see “The Merger Agreement, the Merger Proposal and the Explanatory Memorandum—Merger Consideration”.

Q:	What will happen in the proposed merger to options to purchase Mittal Steel shares?

A:	The merger proposal provides that each option to purchase Mittal Steel shares granted under employee and director stock plans of Mittal Steel will be converted into a right to acquire (or at ArcelorMittal’s option, subscribe) the same number of ArcelorMittal shares, on the same terms and conditions as were applicable to such options prior to the effective time of the merger (subject to any changes necessary to reflect the effectiveness of the merger).

Q:	What conditions are required to be fulfilled to effect the merger?

A:	Mittal Steel and ArcelorMittal are not required to effect the merger unless certain specified conditions are satisfied or waived, where legally permissible. These conditions include, among other things, adoption of the decision to merge by the Mittal Steel shareholders, adoption of the decision to merge and approval of the issuance of ArcelorMittal shares to be issued in the merger and related matters by Mittal Steel as the sole ArcelorMittal shareholder, the admission to trading and listing of the ArcelorMittal shares on Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange, the New York Stock Exchange, or NYSE, and the stock exchanges of Barcelona, Bilbao, Madrid and Valencia, which are collectively referred to as the Spanish exchanges. For a complete description of the conditions that must be satisfied or waived (where legally permissible) prior to effectiveness of the merger, see “The Merger Agreement, the Merger Proposal and the Explanatory Memorandum—Conditions to Effectiveness of the Merger”.

Q:	When do Mittal Steel and ArcelorMittal expect the merger to be effective?

A:	Mittal Steel and ArcelorMittal are working to effect the merger as promptly as practicable and legally possible following the day on which the extraordinary general meeting of shareholders of Mittal Steel will be held to adopt the decision to merge as contemplated by the merger proposal and the explanatory memorandum. Mittal Steel and ArcelorMittal currently expect that the merger will be effective on or about September 3, 2007.

Q:	Are Mittal Steel shareholders entitled to dissenters’ rights?

A:	No. Mittal Steel shareholders will not have any appraisal or dissenters’ rights under Dutch law or under Mittal Steel’s articles of association in connection with the merger, and neither Mittal Steel nor ArcelorMittal will independently provide Mittal Steel shareholders with any such rights.

Q:	How does the Mittal Steel Board of Directors recommend that Mittal Steel shareholders vote?

A:	The Mittal Steel Board of Directors has determined that the merger agreement, the merger proposal and explanatory memorandum and the transactions contemplated by the merger agreement, the merger proposal and explanatory memorandum are in the best interests of Mittal Steel and the Mittal Steel shareholders and unanimously recommends that Mittal Steel shareholders vote “FOR” the decision to merge Mittal Steel into ArcelorMittal as contemplated by the merger proposal and explanatory memorandum. For a more complete description of the recommendation of the Mittal Steel Board of Directors, see “The Merger—Recommendation of the Mittal Steel Board of Directors and Its Reasons for the Merger”.

Q:	When and where will the Mittal Steel extraordinary general meeting be held?

A:	The Mittal Steel extraordinary general meeting will be held on August 28, 2007, at 2 p.m., Amsterdam time, at Hotel Okura Amsterdam located at Ferdinand Bolstraat 333, 1072 LH Amsterdam, The Netherlands.

Q:	Who can attend and vote at the Mittal Steel extraordinary general meeting?

A:	You can vote at the Mittal Steel extraordinary general meeting if you own Mittal Steel shares at the close of business on August 21, 2007, which is referred to as the registration date.

Q:	What should Mittal Steel shareholders do now in order to vote on the proposal being considered at the extraordinary general meeting?

A:	In order to vote their shares in person or by proxy, holders of Mittal Steel class A common shares and Mittal Steel class B common shares must register and/or complete, sign, date and return a proxy card before certain specific dates. For a detailed description of the required actions and the corresponding dates by which such actions must be completed in order to vote on the proposal being considered at the extraordinary general meeting, see “The Mittal Steel Extraordinary General Meeting”.

Q:	May I change my vote after I have delivered my proxy?

A:	If you are a holder of Mittal Steel class A common shares whose ownership is directly or indirectly recorded in Mittal Steel’s New York shareholder registry, which are referred to as New York Registry Shares, you may revoke your proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy or by voting at the Mittal Steel extraordinary general meeting, provided that you have revoked your proxy before August 23, 2007. See “The Mittal Steel Extraordinary General Meeting”. Simply attending the Mittal Steel extraordinary general meeting without voting will not revoke your proxy.

Holders of Mittal Steel class A common shares whose ownership is directly or indirectly recorded in Mittal Steel’s Dutch or Luxembourg shareholder registry, which are referred to as European Registry Shares, and Mittal Steel class B common shares cannot revoke their proxy.

Q:	What should I do if I receive more than one set of voting materials for the Mittal Steel extraordinary general meeting?

A:	You may receive more than one set of voting materials for the Mittal Steel extraordinary general meeting, including multiple copies of this proxy statement/prospectus and multiple U.S. proxy cards. For example, if you hold your Mittal Steel shares in more than one brokerage account, you will receive a separate U.S. proxy card for each securities account in which you hold shares. Please complete, sign, date and return each U.S. proxy card that you receive.

Q:	Who can help to answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus, the enclosed U.S. proxy card or the voting instructions, you should contact ArcelorMittal Investor Relations at +352-4792-2414 or +312-899-3569.

SUMMARY

The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all the information that is important to you. For a more complete description of the merger agreement, the merger proposal and the explanatory memorandum and the transactions contemplated by the merger agreement, the merger proposal and the explanatory memorandum, Mittal Steel and ArcelorMittal encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, Mittal Steel and ArcelorMittal encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Mittal Steel that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information”.

The Companies

ArcelorMittal

ArcelorMittal was incorporated on August 13, 2004 under the name Verger Investments S.A. It has been a wholly-owned subsidiary of Mittal Steel since April 24, 2007 and was renamed “ArcelorMittal” on April 26, 2007. ArcelorMittal has not conducted operations to date and will not have conducted any operations prior to the merger. ArcelorMittal currently does not have any assets, liabilities (contingent or otherwise) or commitments, other than assets consisting of an immaterial amount of cash. The mailing address and telephone number of ArcelorMittal’s principal executive offices are:

ArcelorMittal

19, Avenue de la Liberté

L-2930 Luxembourg

Grand Duchy of Luxembourg

+352 4792-2414

ArcelorMittal shares are not currently admitted to trading or listed on any stock exchange. Application will be made to the relevant authorities for the admission of the ArcelorMittal shares to trading on the Luxembourg Stock Exchange’s regulated market and for the listing of these shares on the Official List of the Luxembourg Stock Exchange, and for the admission to trading and the listing of the ArcelorMittal shares on Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the stock exchanges of Barcelona, Bilbao, Madrid and Valencia (which are collectively referred to as the Spanish exchanges), and the New York Stock Exchange.

Mittal Steel

Mittal Steel is the world’s largest and most global steel producer. In 2006, Mittal Steel increased its size significantly by acquiring Arcelor, which, at the time of its acquisition, was the world’s second-largest steel producer by production volume. On a pro forma basis after giving effect to its acquisition of Arcelor as if the acquisition had occurred on January 1, 2006, Mittal Steel had sales of approximately $87.5 billion, steel shipments of approximately 110.5 million tonnes and an annual production capacity of approximately 138 million tonnes of crude steel for the year ended December 31, 2006. (“Tonnes” or “MT” are metric tonnes and are used in measurements involving iron ore, iron ore pellets, direct reduced iron, hot metal, coke, coal, pig iron and scrap (a metric tonne is equal to 1,000 kilograms or 2,204.62 pounds)).

Mittal Steel is the largest steel producer in the Americas, Africa, and Europe, and it has a growing presence in Asia. Mittal Steel has steel-making operations in 26 countries on four continents, including 64 integrated, mini-mill and integrated mini-mill steel-making facilities. As of December 31, 2006, Mittal Steel had approximately 320,000 employees.

Mittal Steel produces a broad range of high-quality finished and semi-finished carbon steel products. Specifically, Mittal Steel produces flat products, including sheet and plate, long products, including bars, rods and structural shapes, and stainless steel products. Mittal Steel sells its products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 187 countries, including the automotive, appliance, engineering, construction and machinery industries.

Mittal Steel operates its business in six reportable operating segments: Flat Carbon Americas; Flat Carbon Europe; Long Carbon Americas and Europe; Asia, Africa and CIS; Stainless Steel; and Arcelor Mittal Steel Solutions and Services (trading and distribution). Mittal Steel’s steel-making operations have a high degree of geographic diversification. Approximately 35% of its steel is produced in the Americas, approximately 48% is produced in Europe and approximately 17% is produced in other countries, such as Kazakhstan, Algeria and South Africa. In addition, Mittal Steel’s sales are balanced both geographically and between developed and developing markets, which have different characteristics.

Mittal Steel has access to high-quality and low-cost raw materials through its captive sources and long-term contracts. In 2006, on a pro forma basis after giving effect to the acquisition of Arcelor (assuming full production of iron ore at Dofasco for captive use), approximately 45% of Mittal Steel’s requirements of iron ore and approximately 9% of its coal requirements were supplied from its own mines or from long-term contracts at many of its operating units. Mittal Steel is actively developing its raw material self-sufficiency, including through recent initiatives to gain or expand access to iron ore sources in Liberia, Ukraine and Senegal. In addition, Mittal Steel is the world’s largest producer of direct reduced iron, or DRI, which is a scrap substitute used in the mini-mill steel-making process, with total production on a pro forma basis of approximately 9.3 million tonnes in 2006. Mittal Steel’s DRI production satisfies all of its mini-mill input requirements. Mittal Steel is one of the world’s largest producers of coke, a critical raw material derived from coal, and it satisfies approximately 76% of its coke needs. Mittal Steel’s facilities have good access to shipping facilities, including its eleven deep-water port facilities and its railway sidings.

Mittal Steel is a successor to a business founded in 1989 by Mr. Lakshmi N. Mittal, the Chairman of the Board of Directors and Chief Executive Officer. Mittal Steel has experienced rapid and steady growth since then largely through the consistent and disciplined execution of a successful consolidation-based strategy. Mittal Steel made its first acquisition in 1989, leasing the Iron & Steel Company of Trinidad & Tobago. Some of the principal acquisitions since then include Thyssen Duisburg (Germany) in 1997, Inland Steel (USA) in 1998, Unimetal (France) in 1999, Sidex (Romania) and Annaba (Algeria) in 2001, Nova Hut (Czech Republic) in 2003, BH Steel (Bosnia), Balkan Steel (Macedonia), PHS (Poland) and Iscor (South Africa) in 2004, ISG (USA), Hunan Valin (China) and Kryvorizhstal (Ukraine) in 2005 and three Stelco Inc. subsidiaries (Canada) and Arcelor in 2006.

The mailing address and telephone number of Mittal Steel’s principal executive offices are:

Mittal Steel Company N.V.

Hofplein 20

3032 AC Rotterdam

The Netherlands

+31 10 217 8800

Mittal Steel class A common shares are listed and traded on the NYSE (symbol “MT”), are admitted to trading on the Luxembourg Stock Exchange’s regulated market and listed on the Official List of the Luxembourg Stock Exchange (symbol “MTL”), and are admitted to listing and trading on Eurolist by Euronext Amsterdam N.V. (symbol “MT”), Eurolist by Euronext Paris S.A. (symbol “MTP”), Eurolist by Euronext Brussels SA/NV (symbol “MTBL”) and the Spanish exchanges (symbol “MTS”).

The Merger (see page 58)

ArcelorMittal and Mittal Steel have agreed in the merger agreement to merge as contemplated by the merger proposal and the explanatory memorandum, as described in this proxy statement/prospectus. Under the terms of the merger proposal and the explanatory memorandum, Mittal Steel will merge into ArcelorMittal, by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel. The combined company will be named “ArcelorMittal”.

The merger agreement, the merger proposal and the explanatory memorandum are attached to this proxy statement/prospectus as Annexes A and B, respectively. ArcelorMittal and Mittal Steel encourage you to read these documents in their entirety.

The merger will be governed by the terms and conditions following from the applicable provisions of Dutch and Luxembourg law, the merger proposal and the explanatory memorandum. You will be asked to vote on the decision to merge as contemplated by the merger proposal and the explanatory memorandum at the extraordinary general meeting of shareholders of Mittal Steel. Mittal Steel in its capacity as sole shareholder of ArcelorMittal will approve the decision to merge as such approval is required by Luxembourg law.

The merger constitutes the first step of the combination of Mittal Steel and Arcelor into a single legal entity governed by Luxembourg law. In the second and final step, ArcelorMittal (the surviving entity in the Mittal Steel and ArcelorMittal merger) will merge into Arcelor and shareholders of ArcelorMittal will become shareholders of Arcelor, which will subsequently be renamed “ArcelorMittal”. See “The Merger—Two-Step Merger Process and Second-Step Merger” for further information with respect to the two-step merger process and the second-step merger.

Merger Consideration (see page 68)

In the merger, a holder of Mittal Steel class A common shares will receive one newly issued ArcelorMittal share for every Mittal Steel class A common share, which is referred to as the Class A Exchange Ratio.

A holder of Mittal Steel class B common shares will receive one newly issued ArcelorMittal share for every one Mittal Steel class B common share, which is referred to as the Class B Exchange Ratio.

Mittal Steel class A shares and Mittal Steel class B shares held in treasury by or for the account of Mittal Steel or ArcelorMittal will disappear (vervallen) in the merger pursuant to Dutch law. ArcelorMittal will not issue any shares in consideration of such Mittal Steel shares held in treasury by or for the account of Mittal Steel or ArcelorMittal.

The ArcelorMittal shares to be issued in the merger will be created under Luxembourg law and will have the rights as set forth in ArcelorMittal’s articles of association and Luxembourg law. No additional consideration in cash or in kind will be paid by ArcelorMittal to the shareholders of Mittal Steel in connection with the merger.

Former Mittal Steel shareholders will hold 100% of the issued and outstanding shares of ArcelorMittal after the merger.

Treatment of Stock Options (see page 69)

The merger proposal provides that each option to purchase Mittal Steel shares granted under employee and director stock plans of Mittal Steel will be converted into a right to acquire (or at ArcelorMittal’s option, subscribe) the same number of ArcelorMittal shares on the same terms and conditions as were applicable to such options prior to the effective time of the merger (subject to any changes necessary to reflect the effectiveness of the merger).

Recommendation of the Mittal Steel Board of Directors and Its Reasons for the Merger (see page 62)

Following discussions at a meeting held on April 27, 2007, the Mittal Steel Board of Directors unanimously decided, pursuant to written decisions dated May 2, 2007, to approve the merger agreement and the transactions contemplated by the merger agreement. On June 25, 2007, all members of the Mittal Steel Board of Directors signed the merger proposal and the explanatory memorandum. The Mittal Steel Board of Directors unanimously recommends that the Mittal Steel shareholders vote FOR the decision to merge as contemplated by the merger proposal and the explanatory memorandum.

The Mittal Steel Board of Directors weighed the potential benefits, advantages and opportunities of a merger and the risks of not pursuing a transaction with ArcelorMittal against the risks and challenges inherent in the proposed merger. The Mittal Steel Board of Directors realized that there could be no assurance about future results, including results expected or considered in the factors weighed and reviewed by it. However, the Mittal Steel Board of Directors concluded that the potential benefits of effecting the merger with ArcelorMittal were significant and in particular that the merger would be a useful step towards the combination of Arcelor and Mittal Steel in a single legal entity governed by Luxembourg law and would enable Mittal Steel to comply as promptly as possible with part of the MOU undertakings.

Shareholders Entitled to Vote; Vote Required (see page 54)

You can vote at the Mittal Steel extraordinary general meeting if you own Mittal Steel shares at the close of business on August 21, 2007, which is referred to as the registration date. You may cast one vote for each Mittal Steel share that you own on the registration date.

The decision to merge requires:

•

if less than 50% of the outstanding Mittal Steel shares are represented in person or by proxy at the Mittal Steel extraordinary general meeting, the affirmative vote of the holders of at least two-thirds of the Mittal Steel shares represented in person or by proxy at the extraordinary general meeting, or

•

if at least 50% of the outstanding Mittal Steel shares are represented in person or by proxy at the Mittal Steel extraordinary general meeting, the affirmative vote of the holders of at least a majority of the Mittal Steel shares represented in person or by proxy at the extraordinary general meeting.

Timetable for the Merger (see page 63)

The merger proposal and the explanatory memorandum, each dated June 25, 2007, have been made publicly available on June 29, 2007. A copy of the merger proposal and a copy of the explanatory memorandum are attached to this prospectus as Annex B.

In order to complete the merger, Mittal Steel shareholders must adopt the decision to merge Mittal Steel into ArcelorMittal as contemplated by the merger proposal and the explanatory memorandum. The extraordinary general meeting of shareholders of Mittal Steel that will vote on the proposal to merge Mittal Steel into ArcelorMittal will be held on August 28, 2007, at 2 p.m. Amsterdam time, at Hotel Okura Amsterdam located at Ferdinand Bolstraat 333, 1072 LH Amsterdam, The Netherlands.

If the proposal to merge is adopted by the requisite majority at the extraordinary general meeting of shareholders of Mittal Steel and all other conditions precedent are satisfied or waived, the merger is expected to be effected on or about September 3, 2007.

Upon effectiveness of the merger, holders of Mittal Steel shares will automatically receive newly issued ArcelorMittal shares in accordance with the applicable share exchange ratios and on the basis of their respective holdings as entered in the relevant Mittal Steel shareholder registry (register van aandeelhouders) or their respective securities accounts. Holders of Mittal Steel shares whose shares are registered directly in Mittal Steel’s Dutch or Luxembourg shareholder registry, will automatically receive newly issued ArcelorMittal shares through an entry in the relevant shareholder registry (registre des actionnaires) of ArcelorMittal. Holders of Mittal Steel shares whose shares are registered indirectly, that is through a book-entry system, in Mittal Steel’s Dutch or Luxembourg shareholder registry, will automatically receive newly issued ArcelorMittal shares through a credit to their respective securities accounts. Holders of Mittal Steel shares, whose shares are registered either directly or indirectly in Mittal Steel’s New York registry, will automatically be transferred to the ArcelorMittal New York shareholder registry.

Upon the day of effectiveness of the merger, which is expected to be on or about September, 3, 2007, the ArcelorMittal shares will be listed and traded on the Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange, the Spanish exchanges and the NYSE.

Finally, the Mittal Steel class A common shares, which (as the Mittal Steel class B common shares) will automatically disappear in the merger, will no longer be listed and traded on the Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange, the Spanish exchanges, and the NYSE as of the day of effectiveness of the merger. The last day of listing and trading of the Mittal Steel class A common shares at these exchanges is expected to be on or about August 31, 2007.

Subject to shareholder approval and the timing of completion of the necessary regulatory review processes, ArcelorMittal currently expects to complete the second-step merger of the combined entity into Arcelor in October or November of 2007.

Auditors’ Opinions (see page 63)

On June 25, 2007, Mazars S.A. (“Mazars Luxembourg”) issued its written report (un rapport écrit destiné aux actionnaires) to the Board of Directors of ArcelorMittal with respect to, among other things, the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Luxembourg law. Mazars Luxembourg opined, among other things, that, as of the date of its report and based upon and subject to the factors and assumptions set forth therein, no fact has come to its attention that causes it to believe that the Class A Exchange Ratio and the Class B Exchange Ratio are not relevant and reasonable (pertinent et raisonnable). A copy of the report is attached to the merger proposal, a copy of which is attached to this proxy statement/prospectus as Annex B, and both the merger proposal and the report are separately available at the offices of ArcelorMittal and Mittal Steel and both the merger proposal and the report are also separately available at the Chamber of Commerce for Rotterdam, The Netherlands and at the Luxembourg Registry of Trade and Companies.

On June 25, 2007, Mazars Paardekooper Hoffman N.V. (“Mazars Netherlands”) issued its written auditors’ declaration (accountantsverklaring) and its written auditors’ report (accountantsverslag) to the Board of Directors of ArcelorMittal with respect to, among other things, the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Dutch law. Mazars Netherlands opined, among other things, that, as of the date of its auditors’ declaration and based upon and subject to the factors and assumptions set forth therein, the Class A Exchange Ratio and the Class B Exchange Ratio are reasonable (redelijk). A copy of the auditors’ declaration is attached to the merger proposal, a copy of which is attached to this proxy statement/prospectus as Annex B, and each of the merger proposal, the auditors’ declaration and the auditors’ report are separately available at the offices of ArcelorMittal and Mittal Steel and both the merger proposal and the auditors’ declaration are separately available at the Chamber of Commerce for Rotterdam, The Netherlands and at the Luxembourg Registry of Trade and Companies.

On June 25, 2007, AGN Daamen & van Sluis issued its written auditors’ declaration (accountantsverklaring) and its written auditors’ report (accountantsverslag) to the Board of Directors of Mittal Steel with respect to, among other things, the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Dutch law. AGN Daamen & van Sluis opined, among other things, that, as of the date of its auditors’ declaration and based upon and subject to the factors and assumptions set forth therein, the Class A Exchange Ratio and the Class B Exchange Ratio are reasonable (redelijk). A copy of the auditors’ declaration is attached to the merger proposal, a copy of which is attached to this proxy statement/prospectus as Annex B, and each of the merger proposal, the auditors’ declaration and the auditors’ report are separately available at the offices of ArcelorMittal and Mittal Steel and both the merger proposal and the auditors’ declaration are separately available at the Chamber of Commerce for Rotterdam, The Netherlands and at the Luxembourg Registry of Trade and Companies.

Directors and Management of the Combined Company After the Merger (see page 80)

As described in “Management”, the combined company will be governed by a Board of Directors and a Group Management Board. Pursuant to the Memorandum of Understanding, certain special governance mechanisms designed to promote the integration of Arcelor and Mittal Steel have been put into place for a period of three years ending on August 1, 2009 (the “Initial Term”). Arcelor and Mittal Steel agreed to change and unify their respective corporate governance structure and rules and to change the composition and operation of their respective Boards of Directors and Group Management Boards so that until the completion of the merger, the board composition and governance structure of both companies would be identical. In connection with the anticipated ultimate merger of ArcelorMittal into Arcelor, ArcelorMittal shall adopt a governance structure identical to Arcelor and Mittal Steel.

The Board of Directors of ArcelorMittal is in charge of the overall management of ArcelorMittal. The ArcelorMittal Board of Directors is responsible for the performance of all acts of administration necessary or useful in furtherance of the corporate purpose of ArcelorMittal, except those expressly reserved by Luxembourg law or by the articles of association of ArcelorMittal to the general meeting of shareholders. The members of the Board of Directors are appointed and dismissed by the general meeting of shareholders. The Group Management Board of ArcelorMittal is entrusted with the day-to-day management of ArcelorMittal. The members of the Group Management Board are appointed and dismissed by the Board of Directors. For a description of the composition of the Board of Directors and Group Management Board of ArcelorMittal post-merger, see “Management”.

Name and Executive Offices of the Combined Company After the Merger (see page 84)

The combined company shall be named “ArcelorMittal” upon effectiveness of the merger. As of and after the merger, the executive offices of the combined company will be located in Luxembourg.

Ownership of the Combined Company After the Merger (see page 98)

Based on the number of Mittal Steel shares issued on the date hereof, ArcelorMittal expects to issue between 1,277,408,250 and 1,419,342,499 ArcelorMittal shares to Mittal Steel shareholders in the merger.

The exact number of ArcelorMittal shares to be issued will depend on any increase or decrease in the number of Mittal Steel treasury shares between the date hereof and the date of the extraordinary general meeting adopting the decision to merge Mittal Steel into ArcelorMittal. Immediately following the effectiveness of the merger, former Mittal Steel shareholders will hold 100% of the issued and outstanding ArcelorMittal shares. In addition, ArcelorMittal may issue additional ArcelorMittal shares as a result of the future exercise of (former) Mittal Steel stock options, in an aggregate amount representing approximately 7.8 million ArcelorMittal shares.

Share Ownership of Directors and Senior Management (see page 92)

As of May 31, 2007, the aggregate beneficial share ownership of directors and senior management of Mittal Steel was 2,244,699 Mittal Steel class A common shares (excluding shares owned by the Significant shareholder and including options to acquire 272,136 Mittal Steel class A common shares that are exercisable within 60 days of May 31, 2007), being 0.15% of the total issued share capital of Mittal Steel. Excluding options to acquire Mittal Steel class A common shares, these 40 individuals beneficially owned 1,972,563 Mittal Steel class A common shares. As of May 31, 2007, the Significant shareholder beneficially owned 623,598,333 of Mittal Steel’s outstanding shares, representing 44.79% of Mittal Steel’s outstanding shares. Mittal Steel directors and members of senior management have indicated that they expect to vote for the decision to merge Mittal Steel into ArcelorMittal as contemplated by the merger proposal and the explanatory memorandum. Mittal Steel directors and members of senior management will own the same number and percentages of shares in ArcelorMittal after the completion of the merger.

Admission to Trading and Listing of ArcelorMittal Shares; Delisting and Deregistration of Mittal Steel Class A Common Shares (see page 71)

Under the merger agreement, ArcelorMittal is required to have the admission to trading of ArcelorMittal shares issued in the merger approved by the Luxembourg authorities, and to have the application for trading and listing of these shares on the regulated market of the Luxembourg Stock Exchange, Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the Spanish exchanges and the NYSE (subject to official notice of issuance) approved by these respective exchanges. Upon effectiveness of the merger, the Mittal Steel class A common shares will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and Mittal Steel class A common shares will no longer be admitted to trading and will be delisted from Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the Spanish exchanges and will no longer be admitted to trading on the Luxembourg Stock Exchange’s regulated market and no longer be listed on the Official List of the Luxembourg Stock Exchange.

Dissenters’ Rights in the Merger (see page 66)

Mittal Steel shareholders will not have any appraisal or dissenters’ rights under Dutch law or under Mittal Steel’s articles of association in connection with the merger, and neither Mittal Steel nor ArcelorMittal will independently provide Mittal Steel shareholders with any such rights.

Conditions to Effectiveness of the Merger (see page 71)

The obligations of Mittal Steel and ArcelorMittal to complete the merger are subject to the satisfaction or waiver, where legally permissible, of the following conditions:

•	the decision to merge as contemplated by the merger proposal and the explanatory memorandum will have been adopted by the requisite affirmative vote of the shareholders of Mittal Steel;

•	the following will have been approved by the vote of the sole shareholder of ArcelorMittal:

•	the decision to merge as contemplated by the merger proposal and the explanatory memorandum;

•	the decision to issue the ArcelorMittal shares in the merger;

•	the decision to cancel the ArcelorMittal shares that will be transferred by Mittal Steel to ArcelorMittal upon effectiveness of the merger;

•	the decision to issue ArcelorMittal stock options in the merger;

•

the decision to authorize the Board of Directors of ArcelorMittal to issue ArcelorMittal shares within the limits of the authorized share capital for delivery upon exercise or conversion, as applicable, of ArcelorMittal stock options or other equity-based awards granted under any ArcelorMittal employee incentive or benefit plan;

•

the European prospectus will have been approved by the Luxembourg Commission de Surveillance du Secteur Financier, or the CSSF, and a copy of that approval will have been notified by the CSSF to the competent securities regulator in Belgium, France, The Netherlands, Spain and any other relevant competent securities regulator in the European Union;

•

the F-4 Registration Statement, of which this proxy statement/prospectus forms a part, will have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the F-4 Registration Statement will be in effect and no proceedings for such purpose will be pending before, or threatened by, the SEC;

•

the ArcelorMittal shares will have been (provisionally) admitted to trading and listing on the regulated market of the Luxembourg Stock Exchange, Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the Spanish exchanges and the NYSE (subject to official notice of issuance);

•	the receipt of a satisfactory tax ruling from the Dutch tax authorities regarding the Dutch corporate income tax and Dutch dividend withholding tax consequences of the merger for Mittal Steel;

•	the creditors’ waiting period pursuant to Dutch law will have expired, and any opposition formed by any creditors of ArcelorMittal or Mittal Steel will have been resolved;

•

there will be no action, litigation or proceeding by any court or person, instituted or pending, or statute, rule, regulation, injunction, order or decree by any court or person issued or deemed to be applicable to the merger, that seeks to prohibit or restrain the merger or seeks a divestiture of any Mittal Steel shares or ArcelorMittal shares (including any shares issued in the merger) or limitation on the ownership rights of ArcelorMittal over the assets and liabilities of Mittal Steel that are transferred to ArcelorMittal upon effectiveness of the merger that would reasonably be expected to have a material adverse effect, as such concept is defined in the merger agreement; and

•	the articles of association of ArcelorMittal shall be amended to the effect that each of the issued shares in the capital of ArcelorMittal shall have a par value of €0.01 (one euro cent) each.

Regulatory Matters (see page 67)

The merger may be subject to various regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities, including filings with competition authorities in certain jurisdictions and those relating to the offer and sale of securities. Mittal Steel and ArcelorMittal are continuing to evaluate and comply in all material respects with these requirements, as appropriate, and do not anticipate that they will hinder, delay or restrict the effectiveness of the merger.

Termination of the Merger Agreement (see page 72)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by the mutual written consent of ArcelorMittal and Mittal Steel. If any of the conditions precedent to the effectiveness of the merger have not been satisfied or waived, where legally permissible, by December 31, 2007, either party may terminate the merger agreement upon written notice to the other party; provided that the right to terminate the merger agreement will not be available to the party whose failure to fulfill any condition precedent under the merger agreement has been the cause of, or resulted in, the failure of the satisfaction of that condition precedent to occur on or before that date. If no such written notice is sent, the merger agreement will remain in full force and the parties may agree to either consider such condition precedent waived or amend the merger agreement.

Taxation (see page 113)

The following is a summary. Holders are urged to consult their tax advisors regarding tax consequences of the merger and of holding and disposing of ArcelorMittal shares.

U.S. Taxation

For U.S. federal income tax purposes, the merger between Mittal Steel and ArcelorMittal will qualify as a tax-free reorganization. Accordingly, a U.S. Holder (as defined under “Taxation–United States Taxation”), will not recognize any gain or loss in connection with the exchange of Mittal Steel shares for ArcelorMittal shares in the merger. A U.S. Holder will have a tax basis in the ArcelorMittal shares received equal to the tax basis of the Mittal Steel shares surrendered. A U.S. Holder will have a holding period in the ArcelorMittal shares equal to the holding period of the Mittal Steel shares surrendered in the merger.

Luxembourg Taxation

Capital gains on Mittal Steel shares realized by Luxembourg Holders (as defined under “Taxation–Luxembourg Taxation”) will not be deemed realized under Luxembourg law provided such Luxembourg Holders opt for roll-over relief and do not receive a cash balance payment exceeding 10% of the par value of the ArcelorMittal shares they receive in exchange for their Mittal Steel shares as provided by Articles 22 bis and 102 (10) of the Luxembourg Income Tax Law. If a capital gain is realized, an individual Luxembourg Holder shall only be taxable if the merger takes place within six months following the acquisition by the Luxembourg Holder of its Mittal Steel shares, or if the relevant holder holds more than 10% of the shares. If the holder is a Luxembourg company, such capital gain on Mittal Steel shares shall only be taxable if such holder does not benefit from the full exemption set forth in Article 166 of the Luxembourg Income Tax Law and the Grand Ducal Decree of December 21, 2001, as amended.

Dutch Taxation

Capital gains or other benefits derived or deemed to be derived in connection with the merger are, in general, taxable. Roll-over relief should be available for certain shareholders. Capital gains or other benefits derived in connection with the merger are as such not subject to Dutch income tax if the holder is an individual and the Mittal Steel shares are recognized as investment assets for the calculation of his/her income from savings and investments (belastbaar inkomen uit sparen en beleggen).

Accounting Treatment (see page 66)

For accounting purposes, the merger of Mittal Steel into ArcelorMittal shall be considered a combination of entities under common control as of January 1, 2007. All recorded assets and liabilities of Mittal Steel and ArcelorMittal shall be carried forward at their historical book values, and the income of ArcelorMittal shall include the income of Mittal Steel as of January 1, 2007.

For statutory reporting purposes in The Netherlands, the final accounting year of Mittal Steel shall end on December 31, 2006.

Comparison of Rights of Mittal Steel Shareholders and ArcelorMittal Shareholders (see page 106)

As a result of the merger, Mittal Steel shares will be automatically exchanged for ArcelorMittal shares. Because Mittal Steel is a naamloze vennootschap organized under the laws of The Netherlands and ArcelorMittal is a société anonyme organized under the laws of Luxembourg, there are material differences between the rights of Mittal Steel shareholders and ArcelorMittal shareholders.

The following summarizes certain material differences between the rights of shareholders under Luxembourg and Dutch law and ArcelorMittal and Mittal Steel’s articles of association. For a more detailed description of these and other differences, see “Comparison of Rights of Mittal Steel Shareholders and ArcelorMittal Shareholders”.

•

Shareholder Proposals. Under Mittal Steel’s articles of association and Dutch law, shareholders representing at least 1% of the issued share capital or a market value of at least €50,000,000 may request to include items on the agenda of a shareholders’ meeting. The items are included in the agenda unless this would be detrimental to vital interests of Mittal Steel. Under ArcelorMittal’s articles of association and Luxembourg law, shareholders representing at least 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders.

•

Major Transactions. Under Mittal Steel’s articles of association and Dutch law, shareholder approval is required for decisions involving “a significant change in the identity or character of the company”. Under ArcelorMittal’s articles of association and Luxembourg law, no shareholder approval is required for major acquisitions or disposals.

•

Dividends. Under Mittal Steel’s articles of association, the Board of Directors resolves upon reservation of profits and the remaining balance shall be distributed to shareholders subject to certain limitations. In addition, the Board of Directors may resolve to pay an interim dividend. Under ArcelorMittal’s articles of association, the general meeting of shareholders resolves upon reservation of profits and the remaining balance may be distributed to shareholders subject to certain limitations. The Board of Directors may, however, resolve to pay an interim dividend.

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION

Financial Information

This proxy statement/prospectus incorporates by reference the audited consolidated financial statements of Mittal Steel Company N.V. and its consolidated subsidiaries, including the consolidated balance sheets as of December 31, 2005 and 2006, and the consolidated statements of income, changes in equity and cash flows for each of the years ended December 31, 2004, 2005 and 2006, which we refer to as the Mittal Steel Consolidated Financial Statements, and includes selected consolidated financial information of Mittal Steel for the dates and periods presented in the Mittal Steel Consolidated Financial Statements and as of December 31, 2002, 2003 and 2004 and for the years ended December 31, 2002 and 2003.

All of the financial statements included in this proxy statement/prospectus have been prepared based on International Financial Reporting Standards as endorsed by the European Union (“IFRS”) except where indicated. IFRS as endorsed by the European Union differs in certain respects from IFRS as issued by the International Accounting Standards Board (“IASB”). Mittal Steel has, however, determined that the financial information as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 would not be different had it applied IFRS as issued by the IASB. The financial information in this proxy statement/prospectus, or incorporated by reference herein, also includes a reconciliation of certain items from IFRS to the accounting principles generally accepted in the United States of America (“U.S. GAAP”). IFRS differs in certain significant respects from U.S. GAAP.

Mittal Steel’s significant acquisitions in 2004, 2005 and 2006, including in particular those of Arcelor, ISG and Kryvorizhstal, have been accounted for using the purchase method of accounting, with Mittal Steel as the acquiring entity in accordance with IFRS 3 (“Business Combinations”). Inter-company transactions have been eliminated in financial consolidation.

Because ArcelorMittal had no previous operating history, material assets or liabilities, the financial information for ArcelorMittal is not presented in this proxy statement/prospectus and after effectiveness of the merger, the financial information for ArcelorMittal will be the same as that of Mittal Steel prior to the merger.

The financial information and certain other information presented in a number of tables in this proxy statement/prospectus have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this proxy statement/prospectus reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

In this document, references to “$”, “dollars” or “U.S. dollars” are to United States dollars; “euro”, “euros”, “EUR” or “€” are to the currency of the European Union member states participating in the European Monetary Union; and “real”, “reais” or “R$” are to Brazilian reais, the official currency of Brazil.

Market Information

This proxy statement/prospectus includes or incorporates by reference industry data and projections about Mittal Steel’s and ArcelorMittal’s markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on Mittal Steel’s competitive position contained in this proxy statement/prospectus are based primarily on public sources including, but not limited to, publications of the International Iron and Steel Institute (IISI). Industry publications generally state that the information they contain has been obtained from sources believed to be reliable and that the projections they contain are based on a number of significant assumptions. In addition, in many cases Mittal Steel and ArcelorMittal have made statements in this proxy statement/prospectus regarding their industry and their position in the industry based on internal surveys, industry forecasts, market research and their own experience.

Internet Sites

Mittal Steel and ArcelorMittal maintain an Internet site: www.arcelormittal.com. Information contained in or otherwise accessible through this Internet site is not a part of this proxy statement/prospectus unless otherwise incorporated by reference in this prospectus, as described in “Incorporation of Certain Documents by Reference”. All references in this prospectus to Mittal Steel’s and ArcelorMittal’s Internet site are inactive textual references to the URL and are for your information only.

Recent Developments

Various Matters

In January 2007, Mittal Steel sold Travi e Profilati di Pallanzeno (“TPP”) and its 49.9% stake in San Zeno Acciai to Duferco for an enterprise value of €117 million. Such divestment was pursuant to a commitment made to the European Commission in connection with Mittal Steel’s acquisition of Arcelor. In 2006, TPP generated sales of approximately €190 million with an annual production of approximately 500,000 tonnes of long carbon steel products.

On January 19, 2007, Mittal Steel announced that it had agreed to sell Huta Bankowa Spólka z.o.o. (“Huta Bankowa”) to Alchemia SA Capital Group for an enterprise value of approximately €37 million (approximately $48 million). Such divestment was pursuant to a commitment made to the European Commission in connection with Mittal Steel’s acquisition of Arcelor. Huta Bankowa, a wholly-owned subsidiary of Mittal Steel, is located in Dabrowa Gornicza in southern Poland. The transaction is expected to close in 2007, subject to European Commission approval and applicable antitrust clearances.

On February 14, 2007, Mittal Steel signed a joint venture agreement with the Bin Jarallah Group of companies for the design and construction of a seamless tube mill in Saudi Arabia. This facility will be located in Jubail Industrial City, north of Al Jubail on the Persian Gulf. The mill will have a capacity of 500,000 tonnes per year. Construction is planned to commence at the end of the first quarter of 2008 and to be completed by the fourth quarter of 2009. Mittal Steel will hold a 51% interest in the company established for this project, with the Bin Jarallah Group holding the remaining 49%.

On February 23, 2007, Mittal Steel announced that it had signed agreements with the State of Senegal in West Africa to develop iron ore mines in the Faleme region of South East Senegal. The project is expected to require an investment of approximately $2.2 billion. The project is an integrated mining project that will encompass the development of the mine, the building of a new port near Dakar and the development of approximately 750 kilometers of rail infrastructure to link the mine with the port. Mittal Steel expects the mine to produce approximately 750 million tonnes of iron ore. Mittal Steel expects to commence production of the mines in 2011. The agreements will become effective upon the fulfillment of certain conditions by the State of Senegal.

On March 2, 2007, Mittal Steel was included in the AEX index and the FTSE4Good Index Europe indexes. On September 18, 2006, Mittal Steel was included in the CAC 40 index.

On March 2, 2007, Mittal Steel announced that 385,340,210 Mittal Steel class B common shares owned by Mittal Investments S.à.r.l. had been converted into 385,340,210 Mittal Steel class A common shares. This conversion had no impact on the total number of shares (1,392,308,490 shares, consisting of 1,320,158,490 class A common shares and 72,150,000 class B common shares).

On March 5, 2007, Mittal Steel sold Stahlwerk Thüringen GmbH (“SWT”) to Grupo Alfonso Gallardo for an enterprise value of €591 million (approximately $768 million). Such divestment was pursuant to a commitment made to the European Commission in connection with Mittal Steel’s acquisition of Arcelor. SWT, which was a wholly-owned subsidiary of Mittal Steel, is located at Unterwellenborn, Thüringen, Germany. In 2005, SWT’s sales were approximately €400 million. SWT employs approximately 700 people and produces steel sections of up to 550 millimeters in width used in building and construction.

On March 16, 2007, Mittal Steel announced that it was investing in a new steel service center in Krakow, Poland. Incorporating two de-coiling lines and a slitting line, this facility will have a processing capacity of 450,000 tons per year and will strengthen Mittal Steel’s network of steel service centers in Poland. Operation is expected to commence in the fall of 2007.

On March 16, 2007, Mittal Steel announced that it had signed a definitive agreement with Noble International, Ltd. (“Noble”) for the combination of their laser-welded tailored blanks businesses. In exchange for its laser-welded blanks business in western and eastern Europe, China, India and the United States, Mittal Steel will receive $300 million from Noble, including $131,250,000 in a combination of cash, a Noble note and the assumption of certain financial obligations, and 9,375,000 shares of Noble common stock. Mittal Steel and Noble are also seeking to include in the transaction the tailored blanks business of Powerlasers, a unit of Dofasco, for additional consideration of approximately $50 million, subject to the approval of the trustees of Dofasco. Upon completion of the transaction, which is expected to occur in June 2007, Mittal Steel will become the largest shareholder of Noble, with approximately 40% of its issued and outstanding common shares and four of the nine seats on its Board of Directors.

On April 23, 2007, Mittal Steel announced that it had finalized the acquisition of Sicartsa, a Mexican integrated steel producer, from Grupo Villacero for an enterprise value of approximately $1.4 billion. Sicartsa, with production facilities in Mexico and Texas, is a fully-integrated producer of long steel, with an annual production capacity of approximately 2.7 million tonnes. Sicartsa’s wholly-owned mine is linked directly to the plant via a slurry pipeline. In addition to a fully-integrated steel-making facility at Lázaro Cárdenas, next to Mittal Steel’s Lázaro Cárdenas site, the acquisition included Metaver, a mini-mill, Sibasa and Camsa, two rolling mills in Celaya, Guanajuato (Sibasa) and Tultitlán in the state of Mexico, as well as Border Steel, a mini-mill in the state of Texas in the United States.

Dofasco

On January 26, 2006, Mittal Steel and ThyssenKrupp AG entered into a letter agreement which provided that if Mittal Steel was successful in its tender offer for Arcelor and was able to exert management control “with the ability to sell Dofasco”, Mittal Steel would cause Arcelor to sell Dofasco to ThyssenKrupp. During March and April 2006, Arcelor acquired 100% of the shares of Dofasco. On April 3, 2006, Arcelor transferred 89% of the shares of Dofasco to the Strategic Steel Stichting (“S3”), an independent foundation under Dutch law, thereby removing Arcelor’s ability to sell or otherwise dispose of such shares without S3’s consent. On June 25, 2006, Mittal Steel and Arcelor agreed to the terms of a recommended offer, pursuant to which Mittal Steel has acquired approximately 94% of the share capital of Arcelor.

On August 1, 2006, the Department of Justice (“DOJ”) announced that it had concluded that the acquisition by Mittal Steel of Arcelor was likely to lessen substantially competition in the market for tin mill products in the eastern United States and filed in the U.S. District Court in Washington, D.C. a consent decree that Mittal Steel had previously signed with the DOJ on May 11, 2006. The consent decree required the divestiture of Dofasco or, if Mittal Steel were unable to sell Dofasco, the divestiture of either Mittal Steel’s Sparrows Point facility in Maryland or Mittal Steel’s Weirton facility in West Virginia. The consent decree provided that the DOJ in its sole discretion would choose which plant would be sold. The consent decree also included a Hold Separate Stipulation and Order, which provided that Dofasco would be maintained as a separate business, independent of the other businesses of Mittal Steel and Arcelor, until Dofasco was divested or the DOJ made its selection of the alternative plant to be divested.

After the consent decree was filed in court, the boards of both Mittal Steel and Arcelor requested the directors of S3 to dissolve the foundation in order to allow the sale of Dofasco. On November 10, 2006, however, S3’s directors unanimously decided not to dissolve the foundation and to retain the Dofasco shares, thereby continuing to prevent their sale.

On December 22, 2006, ThyssenKrupp initiated summary legal proceedings against Mittal Steel in the District Court in Rotterdam alleging that Mittal Steel had breached the letter agreement by failing to cause Arcelor to initiate litigation against S3 to force S3 to transfer the Dofasco shares to Arcelor so as to permit their sale to ThyssenKrupp. The suit sought, among other things, a court order directing Mittal Steel to cause Arcelor to commence summary proceedings in the Dutch courts to force S3 to return the Dofasco shares to Arcelor. On January 23, 2007, the District Court in Rotterdam denied ThyssenKrupp’s petition for an order. The time for ThyssenKrupp to appeal the Rotterdam District Court’s order has expired.

On February 20, 2007, the DOJ informed Mittal Steel that the DOJ had selected the Sparrows Point steel mill located near Baltimore, Maryland for divestiture under the consent decree filed by the DOJ in August 2006. According to the decree, any such divestiture must take place within 90 days from February 20, 2007, subject to possible extensions by the DOJ. The DOJ has extended the divestiture deadline by a total of 45 days. As a result, the current deadline for the divestiture is July 5, 2007. The selection of Sparrows Point by the DOJ ended the period during which Mittal Steel must hold Dofasco separate from its operations.

Brazilian Subsidiaries

On September 25, 2006, the Comissão de Valores Mobiliáros (the “CVM”), the Brazilian securities regulator, ruled that, as a result of Mittal Steel’s acquisition of Arcelor, Mittal Steel was required to carry out a public offer to acquire all the outstanding shares in Arcelor Brasil not owned by Arcelor or any other affiliate of Mittal Steel. Pursuant to the ruling, the value to be offered to Arcelor Brasil’s shareholders is to be determined on the basis of the value of the part of the overall consideration paid for Arcelor by Mittal Steel that was attributable to Arcelor Brasil. On April 17, 2007, the CVM granted registration of the offer, which opened on April 27, 2007 and closed on June 4, 2007. The consideration to be offered per Arcelor Brasil share was R$11.70 in cash and

0.3568 Mittal Steel class A common shares, subject to certain adjustments. Tendering Arcelor Brasil shareholders could also accept an all-cash option, pursuant to which they would receive cash in an amount equal to the value of the cash and share consideration described above, calculated in the manner set forth in the offering documents.

On June 5, 2007, Mittal Steel publicly announced the results of the tender offer. In the aggregate, Mittal Steel acquired 29.5% of the total share capital and 89.7% of the free float of Arcelor Brasil as of June 5, 2007, thereby increasing its current 67.1% shareholding in Arcelor Brasil to 96.6%. Mittal Steel paid for the shares with $3.7 billion in cash and approximately 27.0 million Mittal Steel class A common shares, representing a total consideration of $5.4 billion. As required by Brazilian regulations, beginning on June 5, 2007 and ending at the latest on September 4, 2007, the remaining shareholders in Arcelor Brasil may sell their shares to Mittal Steel for R$53.89 per share (the same price offered to the Arcelor Brasil shareholders accepting the cash option of the offer) as adjusted pursuant to applicable law. As soon as Mittal Steel receives from the CVM confirmation that Arcelor Brasil’s registration as a listed company has been cancelled, Mittal Steel will cause a general Arcelor Brasil shareholders’ meeting to be held in order to approve the redemption of the remaining shares. The redemption price will be equal to R$53.89 per share. Mittal Steel therefore expects that it will subsequently acquire the 21.9 million Arcelor Brasil shares that remained outstanding after the closing of the tender offer, which are valued at approximately $0.6 billion.

The acquisitions and divestitures referenced above, other than Arcelor Brasil, were not individually or in the aggregate significant to Mittal Steel as defined in Rule 1-02(w) of Regulation S-X.

SELECTED HISTORICAL FINANCIAL INFORMATION FOR MITTAL STEEL

The following tables present selected consolidated financial information of Mittal Steel as of and for the years ended December 31, 2004, 2005 and 2006, which has been prepared in accordance with IFRS. This selected consolidated financial information should be read in conjunction with the Mittal Steel Consolidated Financial Statements, including the notes thereto.

IFRS Basis

Statement of Income Data	Year Ended December 31,
(Amounts in $ millions except per share data and percentages)	2004(6)	2005(6)	2006
Sales(1)	$20,612	$28,132	$58,870
Cost of sales (including depreciation and amortization)(2)	14,422	22,341	48,411
Selling, general and administrative	676	1,062	2,960
Operating income	5,514	4,729	7,499
Operating income as percentage of Sales	26.8%	16.8%	12.7%
Other income – net	1,143	214	49
Income from equity method investments	149	86	301
Financing costs – net	(214)	(353)	(654)
Income before taxes	6,592	4,676	7,195
Net income (including minority interest)	5,625	3,795	6,086
Basic earnings per common share(3)	$8.10	$4.80	$5.29
Diluted earnings per common share(3)	$8.10	$4.79	$5.28
Dividends declared per share(4)	—	$0.30	$0.50

Balance Sheet Data	As of December 31,
(Amounts in $ millions except share data)	2004(6)	2005(6)	2006
Cash and cash equivalents, including short-term investments and restricted cash	$2,634	$2,149	$6,146
Property, plant and equipment	11,058	19,045	54,696
Total assets	21,692	33,867	112,166
Payable to banks and current portion of long-term debt	341	334	4,922
Long-term debt, net of current portion	1,639	7,974	21,645
Net assets	11,079	15,457	50,191
Basic weighted average common shares outstanding (millions)	643	687	988
Diluted weighted average common shares outstanding (millions)	643	689	990

Other Data	Year Ended December 31,
(Amounts in $ millions except volume data)	2004	2005	2006
Net cash provided by operating activities	$4,300	$3,874	$7,122
Net cash (used in) investing activities	(656)	(7,512)	(8,576)
Net cash (used in) provided by financing activities	(2,118)	3,349	5,445
Total production of crude steel (thousands of tonnes)	39,362	48,916	85,620
Total shipments of steel products (thousands of tonnes)(5)	35,067	44,614	78,950

(1)	Including $2,235 million in 2004, $2,339 million in 2005 and $3,847 million in 2006 of sales to related parties (see Note 12 to the Mittal Steel Consolidated Financial Statements).
(2)	Including depreciation and amortization of $734 million in 2004, $1,113 million in 2005 and $2,296 million in 2006.
(3)	Earnings per common share are computed by dividing net income attributable to equity holders of Mittal Steel Company N.V. by the weighted average number of common shares outstanding during the periods presented considering retroactively the shares issued by Mittal Steel in connection with the acquisition of LNM Holdings.
(4)	This does not include the dividends declared by LNM Holdings to its shareholder prior to its acquisition by Ispat International.
(5)	Shipment volumes of steel products for the operations of Arcelor and its subsidiaries includes inter-company sales, while shipment volumes of steel products for the operations of Mittal Steel and its subsidiaries do not include inter-company sales.

(6)	The 2005 comparative information has been adjusted retrospectively for the adoption of International Financial Reporting Interpretations Committee (“IFRIC”) 4, which occurred as of January 1, 2006 (see Note 1 to the Mittal Steel Consolidated Financial Statements), as well as the finalization of purchase price allocations relating to ISG and Mittal Steel Kryviy Rih (see Note 3 to the Mittal Steel Consolidated Financial Statements).

US GAAP Basis

The following tables present selected consolidated financial information of Mittal Steel as of and for the years ended December 31, 2002, 2003, 2004, 2005 and 2006. Such selected financial information has been prepared in accordance with US GAAP.

Statement of Income Data	Year Ended December 31,
(Amounts in $ millions except per share data and percentages)	2002	2003	2004	2005	2006
Sales(4)	$7,080	$9,567	$22,197	$28,132	$58,870
Cost of sales (exclusive of depreciation and amortization)	5,752	7,568	14,694	21,495	46,072
Depreciation and amortization	266	331	553	829	1,993
Selling, general and administrative	360	369	804	1,062	2,984
Operating income	702	1,299	6,146	4,746	7,821
Operating income as percentage of Sales	9.9%	13.6%	27.7%	16.9%	13.3%
Other income – net	32	70	128	77	52
Income from equity method investments	111	162	66	69	301
Financing costs – net	(207)	(131)	(207)	(189)	(564)
Income before taxes and minority interest	638	1,400	6,133	4,703	7,610
Net income	595	1,182	4,701	3,365	5,405
Basic earnings per common share(1)	$0.92	$1.83	$7.31	$4.90	$5.47
Diluted earnings per common share(1)	$0.92	$1.83	$7.31	$4.89	$5.46
Dividends declared per share(2)	—	—	—	$0.30	$0.50

Balance Sheet Data	As of December 31,
(Amounts in $ millions except share data)	2002	2003	2004	2005	2006
Cash and cash equivalents, including short-term investments and restricted cash	$417	$900	$2,634	$2,149	$6,146
Property, plant and equipment	4,094	4,654	7,562	15,539	49,809
Total assets	7,909	10,137	19,153	31,042	105,686
Payable to banks and current portion of long-term debt	546	780	341	334	4,919
Long-term debt (including affiliates)(3)	2,187	2,287	1,639	7,974	21,576
Net assets	1,442	2,561	5,846	10,150	36,879
Basic weighted average common shares outstanding (millions)	648	647	643	687	988

(1)	Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the periods presented considering retroactively the shares issued by Mittal Steel in connection with the acquisition of LNM Holdings.
(2)	This does not include the dividends declared by LNM Holdings to its shareholder prior to its acquisition by Ispat International.
(3)	Includes loans outstanding from the Significant shareholder of $40 million and $94 million as of December 31, 2002 and 2003, respectively.
(4)	Including $507 million in 2002, $561 million in 2003, $2,235 million in 2004, $2,339 million in 2005 and $3,847 million in 2006 of sales to related parties.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF ArcelorMittal AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2006

The following unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined income statement (“Unaudited Pro Forma Condensed Combined Financial Information”) of ArcelorMittal give effect to the following transactions as if they occurred on January 1, 2006 for the pro forma condensed combined statement of income and as if they occurred on December 31, 2006 for the pro forma condensed combined balance sheet:

•

the acquisition by Mittal Steel of 94.2% of the share capital (on a diluted basis) of Arcelor S.A. (“Arcelor”) and all of the outstanding OCEANEs (convertible bonds) of Arcelor (collectively, the “Arcelor Acquisition”) (the acquisition is reflected in the historical balance sheet as of December 31, 2006 of Mittal Steel);

•	the tender offer by Mittal Steel for the acquisition of all outstanding minority interests in Arcelor Brasil S.A. (“Arcelor Brasil”), a subsidiary of Arcelor;

•	the $590 million share buy back program announced on April 2, 2007 and the 27 million share buy back program announced on June 12, 2007;

•	the merger of Mittal Steel Company N.V. (“Mittal Steel”) into ArcelorMittal; and

•	the proposed merger of ArcelorMittal (the surviving entity in the Mittal Steel and ArcelorMittal merger) into Arcelor, which will subsequently be renamed “ArcelorMittal”.

On August 1, 2006, Mittal Steel acquired 91.9% of the share capital of Arcelor (on a diluted basis). Through subsequent transactions Mittal Steel has increased its ownership to 94.2% which includes the issued and outstanding shares of Arcelor and all of Arcelor’s convertible bonds, which were acquired in exchange for approximately 680 million Mittal Steel class A common shares and approximately €8.0 billion ($10.2 billion) in cash. The acquisition was accounted for using the purchase method of accounting, which requires that the assets acquired and liabilities assumed be recorded at their estimated fair values at the date of acquisition. The assets acquired and liabilities assumed of Arcelor are reflected in the historical consolidated balance sheet as of December 31, 2006. Accordingly, no pro forma adjustments are recorded in the Unaudited Pro Forma Condensed Combined Balance Sheet related to this acquisition. The results of operations for Arcelor have been included in the consolidated income statement of Mittal Steel since the date of acquisition, August 1, 2006. For purposes of preparing the Unaudited Pro Forma Condensed Combined Income Statement, the Arcelor historical consolidated income statement for the period from January 1, 2006 through July 31, 2006 has been translated from euros into U.S. dollars using an average exchange rate of €1 to $1.2343.

On September 25, 2006, the Comissão de Valores Mobiliários (the “CVM”), the Brazilian securities regulator, ruled that, as a result of Mittal Steel’s acquisition of Arcelor, Mittal Steel was required to carry out a public offer to acquire all of the outstanding shares in Arcelor Brasil not owned by Arcelor or any other affiliate of Mittal Steel. Pursuant to the ruling, the value to be offered to Arcelor Brasil’s shareholders is to be determined on the basis of the value of the part of the overall consideration paid for Arcelor by Mittal Steel that was attributable to Arcelor Brasil. On April 17, 2007, the CVM granted registration of the offer, which opened on April 27, 2007 and closed on June 4, 2007. The consideration to be offered per Arcelor Brasil share was R$11.70 in cash and 0.3568 Mittal Steel class A common shares, subject to certain adjustments. Tendering Arcelor Brasil shareholders could also accept an all-cash option, pursuant to which they would receive cash in an amount equal to the value of the cash and share consideration described above, calculated in the manner set forth in the offering documents.

As of June 4, 2007, 191.3 million Arcelor Brasil shares had been tendered, representing 29.5% of the total Arcelor Brasil share capital and 89.7% of the free float of Arcelor Brasil. Of the total number of shares tendered 39.6% were tendered pursuant to the Mixed Offer and 60.4% pursuant to the Cash Offer. The total value offered per Arcelor Brasil share is €21.05 ($28.31). The amount of cash to be paid by Mittal Steel will be approximately €3.2 billion ($4.3 billion). The number of Mittal Steel class A common shares issued was approximately 27 million shares, representing 2% of the share capital of Mittal Steel on a diluted basis. The sell-out right for shareholders who decided not to tender commenced on June 5, 2007 and will end no later than on September 4, 2007 (inclusive), as required by regulations of the CVM. ArcelorMittal intends to redeem all of the remaining shares through a tender squeeze-out process as permitted by Brazilian regulations, given that the free float following the Offer will represent less than 5% of the total share capital of Arcelor Brasil. The Unaudited Pro Forma Condensed Combined Financial Information assumes that Mittal Steel will acquire 100% of the outstanding minority interests pursuant to the offer described above.

On April 2, 2007, Mittal Steel announced the commencement of a share buy-back program to repurchase up to a maximum aggregate amount of $590 million of its class A common shares. The share buy-back program will end at the earliest of (i) December 31, 2007, (ii) the moment on which the aggregate value of class A common shares repurchased by Mittal Steel since the start of this share buy-back program reaches $590 million, or (iii) the moment on which Mittal Steel and its subsidiaries hold 10% of the total number of the then-issued class A and class B common shares.

On June 12, 2007, Mittal Steel announced its intention to start a share buy-back program for up to a maximum of 27 million class A common shares, immediately following the completion of the $590 million share buy-back program summarized above. This new share buy-back program is designed to offset the issuance of shares as partial consideration for the acquisition of the outstanding minority interests in Arcelor Brasil. All necessary corporate actions will be taken at the level of ArcelorMittal in order to allow the continuation by ArcelorMittal of the Mittal Steel share buy-back programs (the ongoing $590 million program and the announced subsequent 27 million share program) following effectiveness of the merger.

In the Memorandum of Understanding of June 25, 2006 (the “MOU”), Mittal Steel agreed that it would merge into Arcelor as soon as practicable following completion of its revised offer for Arcelor, and that the combined entity would be incorporated, domiciled and headquartered in Luxembourg. Following discussions at a meeting held on April 27, 2007, the Mittal Steel Board of Directors decided, pursuant to written decisions dated May 2, 2007, to organize a two-step process pursuant to which Mittal Steel would first be merged into ArcelorMittal, which would subsequently be merged into Arcelor as the ultimate surviving entity. The objective of the two-step process is to ensure the earliest possible compliance with the undertakings made by Mittal Steel in the context of its revised offer for Arcelor (as reflected in the MOU).

As a first step in a two-step merger process to combine Mittal Steel and Arcelor in a single legal entity governed by Luxembourg law, on May 2, 2007, Mittal Steel and ArcelorMittal entered into a merger agreement which provides that, subject to the terms and conditions set forth in the merger proposal and the explanatory memorandum, Mittal Steel will merge into ArcelorMittal, by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel. The combined company will be named “ArcelorMittal”.

ArcelorMittal was incorporated on August 13, 2004 under the name Verger Investments S.A. It has been a wholly-owned subsidiary of Mittal Steel since April 24, 2007 and was renamed “ArcelorMittal” on April 26, 2007. ArcelorMittal has not conducted operations to date and will not have conducted any operations prior to the merger. Prior to the merger, ArcelorMittal did not have any assets, liabilities (contingent or otherwise) or commitments, other than assets consisting of an immaterial amount of cash. It is being used to facilitate the two-step merger process described above.

For accounting purposes, the merger of Mittal Steel into ArcelorMittal shall be considered a combination of entities under common control. All recorded assets and liabilities of Mittal Steel and ArcelorMittal shall be carried forward at their historical book values, and the income of ArcelorMittal shall include the income of Mittal Steel for all periods presented. The Unaudited Pro Forma Condensed Combined Financial Information presents ArcelorMittal, the combined company, as if the transaction occurred on January 1, 2006 and it is the legal entity for all periods presented. The assumptions and adjustments to Mittal Steel’s historical shareholders’ equity are described in Note 5 of the Unaudited Pro Forma Condensed Combined Financial Information.

In the second-step merger, ArcelorMittal (the surviving entity in the Mittal Steel and ArcelorMittal merger) will merge into Arcelor and shareholders of ArcelorMittal will become shareholders of Arcelor, which will subsequently be renamed “ArcelorMittal”. The second-step merger is intended to further rationalize the corporate structure of the combined company initiated by the first-step merger of Mittal Steel and ArcelorMittal. It is intended to complete the second-step merger as soon as practicable after the completion of the first-step merger.

The Boards of Directors of Mittal Steel, ArcelorMittal and Arcelor have unanimously decided that the second-step merger of ArcelorMittal into Arcelor will be effected on the basis of an exchange ratio of 7 Arcelor shares for every 8 ArcelorMittal shares.

The acquisition of the minority interest in connection with the merger of ArcelorMittal (the surviving entity in the Mittal Steel and ArcelorMittal merger) into Arcelor will be accounted for using the purchase method of accounting. The excess of the purchase price over the historical book value of the minority interest will be recorded as goodwill.

Other referenced acquisitions and divestitures as disclosed on pages 13 through 15 in “Presentation of Certain Financial and Other Information—Recent Developments”, have not been reflected in the pro forma adjustments. The other referenced acquisitions and divestitures were not individually or in the aggregate significant to Mittal Steel as defined in Rule 1-02(w) of Regulation S-X.

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared for illustrative purposes only. Because of its nature, it addresses a hypothetical situation and, therefore, does not represent ArcelorMittal’s actual financial position or results. It does not purport to indicate the results of operations or the combined financial position that would have resulted had the transactions been completed at the beginning of the period presented, nor is it intended to be indicative of expected results of operations in future periods or the future financial position of ArcelorMittal. The pro forma adjustments are based upon available information and certain assumptions that ArcelorMittal believes to be reasonable. These adjustments could materially change as the allocation of the purchase price for Arcelor has not been finalized. Accordingly, there can be no assurance that the final allocation of purchase price will not differ materially from the preliminary allocation reflected in the Unaudited Pro Forma Condensed Combined Financial Information.

The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the notes thereto as well as the historical consolidated financial statements of Mittal Steel and Arcelor, each incorporated by reference into this Registration Statement on Form F-4.

The audited consolidated financial statements of Mittal Steel as of and for the year ended December 31, 2006, included in Mittal Steel’s Annual Report on Form 20-F (dated April 17, 2007, as amended June 29, 2007), were prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”). The audited consolidated financial statements of Arcelor were prepared in accordance with IFRS. To assist in understanding the Unaudited Pro Forma Condensed Combined Financial Information, a quantitative and qualitative reconciliation from IFRS to accounting principles generally accepted in the United States (“U.S. GAAP”) for the pro forma combined shareholders’ equity as of December 31, 2006 and the pro forma combined net income for the year ended December 31, 2006 is included in Note 12 herein.

ArcelorMittal

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2006

(in millions of U.S. Dollars)			Pro Forma Adjustments
	Mittal Steel Historical		Acquisition of Minority Interest of Arcelor Brasil		Share Buy-Back Program	Pro Forma Combined Mittal Steel	Merger of Mittal Steel into ArcelorMittal		Pro Forma Combined ArcelorMittal	Merger of ArcelorMittal into Arcelor		Pro Forma Combined ArcelorMittal
	(Note 2a	)	(Note 3)		(Note 4)		(Note 5)			(Note 6)
Current assets
Cash and cash equivalents, restricted cash and short-term investments	$6,146		$(4,319	) a	$(590)	$1,237	$—		$1,237	$—		$1,237
Trade accounts receivable	8,769		—		—	8,769	—		8,769	—		8,769
Inventories	19,238		—		—	19,238	—		19,238	—		19,238
Prepaid expenses and other current assets	5,209		—		—	5,209	—		5,209	—		5,209

Total current assets	39,362		(4,319)		(590)	34,453	—		34,453	—		34,453

Goodwill and intangible assets	10,782		3,755		—	14,537	—		14,537	1,120		15,657
Property, plant and equipment	54,696		—		—	54,696	—		54,696	—		54,696
Investments accounted for using the equity method	3,492		—		—	3,492	—	a,b	3,492	—		3,492
Other assets	2,164		—		—	2,164	—		2,164	—		2,164
Deferred tax assets	1,670		—		—	1,670	—		1,670	—		1,670

Total assets	$112,166		$(564)		$(590)	$111,012	$—		$111,012	$1,120		$112,132

Current liabilities
Payable to banks and current portion of long-term debt	$4,922		$—		$1,790	$6,712	$—		$6,712	$—		$6,712
Trade accounts payable	10,717		—		—	10,717	—		10,717	—		10,717
Accrued expenses and other liabilities	8,921		—		—	8,921	—		8,921	—		8,921

Total current liabilities	24,560		—		1,790	26,350	—		26,350	—		26,350

Long-term debt, net of current portion	21,645		—		—	21,645	—		21,645	—		21,645
Deferred employee benefits	5,285		—		—	5,285	—		5,285	—		5,285
Deferred tax liabilities	7,274		—		—	7,274	—		7,274	—		7,274
Other long-term obligations	3,211		—		—	3,211	—		3,211	—		3,211

Total liabilities	61,975		—		1,790	63,765	—		63,765	—		63,765

Equity attributable to the equity holders of the parent	42,127		1,793	a,b	(2,380)	41,540	—	a,b	41,540	2,924	a,b	44,464
Minority interest	8,064		(2,357	) b	—	5,707	—		5,707	(1,804	) b	3,903

Total equity	50,191		(564)		(2,380)	47,247	—		47,247	1,120		48,367

Total liabilities and equity	$112,166		$(564)		$(590)	$111,012	$—		$111,012	$1,120		$112,132

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information

ArcelorMittal

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2006

(in millions of U.S. Dollars, except per share data)		Pro forma adjustments
	Mittal Steel Historical	Arcelor Historical (January 1 to July 31, 2006)	Acquisition of Arcelor		Acquisition of Minority Interest of Arcelor Brasil		Share Buy- Back Program		Pro Forma Combined Mittal Steel	Merger of Mittal Steel into ArcelorMittal	Pro Forma Combined ArcelorMittal	Merger of ArcelorMittal into Arcelor			Pro Forma Combined ArcelorMittal

	(Note 2b)	(Note 2c)	(Note 7)		(Note 8)		(Note 9)			(Note 5)		(Note 10)

Sales	$58,870	$28,659	$—		$—		$—		$87,529	$—	$87,529		$—		$87,529
Cost of sales	48,411	23,381	35	a	—		—		71,827	—	71,827		—		71,827
Selling, general, and administrative	2,960	2,260	—		—		—		5,220	—	5,220		—		5,220

Operating income	7,499	3,018	(35)		—		—		10,482	—	10,482		—		10,482
Other income – net	49	(341)	341	b	—		—		49	—	49		—		49
Income from equity method investments	301	269	—		—		—		570	—	570		—		570
Finance costs – net	(654)	(451)	(222	) c	—		(75	) a	(1,402)	—	(1,402)		—		(1,402)

Income before income taxes	7,195	2,495	84		—		(75)		9,699	—	9,699		—		9,699

Income tax expense	(1,109)	34	(21	) d	—		19		(1,077)	—	(1,077)		—		(1,077)

Net income (including minority interest)	$6,086	$2,529	$63		$—		$(56)		$8,622	$—	$8,622		$—		$8,622

Attributable to:												$
Equity holders of parent	$5,226	$2,103	$(74	) e	$476	a	$(56)		$7,675	$—	$7,675		$217	a	7,892
Minority interest	860	426	137	e	(476	) a	—		947	$—	947		(217	) a	730

Earnings-per-share:
Basic	$5.29								$5.58		$5.58	$			$5.56
Diluted	5.28								5.58		5.58				5.56

Weighted average shares outstanding:
Basic	988		396 f		27	b	(37	) c	1,375		1,375		44	b	1,419
Diluted	989		396 f		27	b	(37	) c	1,376		1,376		44	b	1,420

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Income Statement for the year ended December 31, 2006 reflects adjustments as if each of the acquisition of Arcelor, accounted for using the purchase method of accounting, the pending acquisition of the outstanding minority interest in Arcelor Brasil, the merger of Mittal Steel into ArcelorMittal, and the proposed merger of ArcelorMittal into Arcelor had occurred on January 1, 2006. The Unaudited Pro Forma Condensed Combined Balance Sheet reflects adjustments as if the pending acquisition of the outstanding minority interest in Arcelor Brasil, the merger of Mittal Steel into ArcelorMittal, and the proposed merger of ArcelorMittal into Arcelor had occurred as of December 31, 2006.

The Unaudited Pro Forma Condensed Combined Financial Information is presented for illustrative purposes only and does not purport to indicate the results of operations or the combined financial position that would have resulted had the transactions been completed as of the dates indicated, nor is it intended to be indicative of expected results of operations in future periods or the future financial position of ArcelorMittal. Likewise, the pro forma combined provision for income taxes and the pro forma combined balances of deferred taxes may not represent the amounts that would have resulted had the entities filed consolidated income tax returns during the periods presented. In addition, they do not reflect cost savings or other synergies resulting from the acquisitions that may be realized in future periods.

Intercompany sales between the entities included in the Unaudited Pro Forma Condensed Combined Financial Information have not been excluded or eliminated from the Unaudited Pro Forma Condensed Combined Information as the amounts are not material.

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared on the basis of assumptions described in these notes. Mittal Steel has not completed its purchase price allocation for its acquisition of Arcelor, and the actual allocation may materially differ from the preliminary allocation. For the purposes of the Unaudited Pro Forma Condensed Combined Financial Information, the excess of purchase price over the preliminary fair value of the net assets acquired has been allocated to goodwill. As Mittal Steel completes the purchase price allocation for Arcelor, the excess may be allocated to other identified intangible assets including patents, customer related intangibles, and favorable and unfavorable contracts and to contingent liabilities including environmental obligations and litigation claims. The receipt of the final valuation and the impact of ongoing integration activities could cause material differences between actual and pro forma results in the information presented.

Note 2 – Historical Financial Statements

Represents the historical financial statements of Mittal Steel and Arcelor in accordance with IFRS.

a) Represents the historical condensed consolidated balance sheet of Mittal Steel as of December 31, 2006.

b) Represents the historical condensed consolidated statement of income of Mittal Steel for the year ended December 31, 2006.

c) Represents the historical condensed consolidated statement of income of Arcelor for the period from January 1, 2006 through July 31, 2006 translated from euros into U.S. dollars using an average exchange rate of €1 to $1.2343.

Note 3 – Acquisition of the Minority Interest in Arcelor Brasil (Balance Sheet)

On September 25, 2006, the Comissão de Valores Mobiliários (the “CVM”), the Brazilian securities regulator, ruled that, as a result of Mittal Steel’s acquisition of Arcelor, Mittal Steel was required to carry out a public offer to acquire all of the outstanding shares in Arcelor Brasil not owned by Arcelor or any other affiliate of Mittal Steel. Pursuant to the ruling, the value to be offered to Arcelor Brasil’s shareholders is to be determined on the basis of the value of the part of the overall consideration paid for Arcelor by Mittal Steel that was attributable to Arcelor Brasil. On April 17, 2007, the CVM granted registration of the offer, which opened on April 27, 2007 and closed on June 4, 2007. The consideration offered per Arcelor Brasil share was R$11.70 in cash and 0.3568 Mittal Steel class A common shares, subject to certain adjustments. Tendering Arcelor Brasil shareholders could also accept an all-cash option, pursuant to which they would receive cash in an amount equal to the value of the cash and share consideration described above, calculated in the manner set forth in the offering documents.

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As of June 4, 2007, 191.3 million Arcelor Brasil shares were tendered, representing 29.5% of the total Arcelor Brasil share capital and 89.7% of the free float of Arcelor Brasil. Of the total number of shares tendered 39.6% were tendered pursuant to the Mixed Offer and 60.4% pursuant to the Cash Offer. The total value offered per Arcelor Brasil share is €21.05 ($28.31). The amount of cash to be paid by Mittal Steel will be approximately €3.2 billion ($4.3 billion). The number of Mittal Steel class A common shares issued was approximately 27 million shares, representing 2% of the share capital of Mittal Steel on a diluted basis. The sell-out right for shareholders who decided not to tender commenced on June 5, 2007 and will end no later than on September 4, 2007 (inclusive), as required by regulations of the CVM. ArcelorMittal intends to redeem all of the remaining shares through a tender squeeze-out process as permitted by Brazilian regulations, given that the free float following the Offer will represent less than 5% of the total share capital of Arcelor Brasil. The Unaudited Pro Forma Condensed Combined Financial Information assumes that the value offered per Arcelor Brasil share is as described above and that the reference price of class A common shares of Mittal Steel to be used for determining the number of shares to be delivered pursuant to the offering documents is assumed to be $66.31, the closing share price on the New York Stock Exchange on June 21, 2007.

In addition, the impact of ongoing integration activities, the timing of completion of the acquisition, transaction costs to be allocated or incurred, and other changes, which occur prior to completion of the acquisition, could cause material differences between actual and pro forma results in the information presented.

a)	The estimated total purchase price for the acquisition is as follows:

Amount (in millions)
Estimated value of Mittal Steel shares issued (approximately 27 million shares x $66.31)	$1,793
Estimated total cash paid to security holders	4,319

Total purchase price	$6,112

b)	Represents the elimination of the historical book value of minority interest acquired of $2,357 and the estimated excess of the proposed purchase price over the book value of the Arcelor Brasil minority interest. The excess of $3,755 is recorded as an increase in goodwill.

Amount (in millions)
Total purchase price	$6,112
Less: historical book value of minority interest acquired	2,357

Adjustment to goodwill resulting from the excess of purchase price over book value	$3,755

Although during 2006 there were no acquisitions of minority interest, in the preparation of its consolidated financial statements Mittal Steel determined the policy to be applied for future acquisition of minority interest to be that which is disclosed in Note 2 to the consolidated financial statements. Subsequent to the issuance of Mittal Steel’s Annual Report on Form 20-F for the year ended December 31, 2006, and in connection with its considerations related to the accounting for acquisition of the minority interest in Arcelor Brasil, Mittal Steel determined to voluntarily change its accounting policy to account for the excess of purchase price and the historical book value as goodwill. Mittal Steel believes that accounting for such excess as goodwill provides more relevant information consistent with the economics of the transaction. As no transactions were accounted for applying the policy disclosed in Note 2 to the consolidated financial statements, retrospective application of this change has no effect on prior periods. The pro forma adjustments above reflect the acquisition of Arcelor Brasil in accordance with the revised policy.

Note 4 – Share-buy Back Programs (Balance Sheet)

On April 2, 2007, Mittal Steel announced the commencement of a share buy-back program to repurchase up to a maximum aggregate amount of $590 million of its class A common shares. The share buy-back program will

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

end at the earliest of (i) December 31, 2007, (ii) the moment on which the aggregate value of class A common shares repurchased by Mittal Steel since the start of this share buy-back program reaches $590 million, or (iii) the moment on which Mittal Steel and its subsidiaries hold 10% of the total number of the then-issued class A and class B common shares. As of June 15, 2007, 9.3 million shares have been repurchased under this program for consideration of approximately €431 million ($579 million). The Unaudited Pro Forma Condensed Combined Financial Information assumes that 0.2 million additional shares will be repurchased for consideration of €8 million ($11 million) for a total of 9.5 million shares repurchased.

On June 12, 2007, Mittal Steel announced its intention to start a share buy-back program for up to a maximum of 27 million class A common shares, immediately following the completion of its current $590 million share buy-back program. This new share buy-back program is aimed at offsetting the issuance of shares in the tender offer by Mittal Steel for the acquisition of all outstanding minority interests in Arcelor Brasil. The Unaudited Pro Forma Condensed Combined Financial Information includes estimated consideration paid for this new share buy-back program to be approximately $1,790 million assuming the maximum number of shares repurchased of 27 million and a price per share of $66.31, the closing price on the New York Stock Exchange on June 21, 2007. This share buy-back program is assumed to be financed through new credit facilities. All necessary corporate actions will be taken at the level of ArcelorMittal in order to allow the continuation by ArcelorMittal of the Mittal Steel share buy-back programs (the ongoing $590 million program and the announced subsequent 27 million share program) following effectiveness of the merger.

Note 5 – Merger of Mittal Steel into ArcelorMittal

ArcelorMittal and Mittal Steel have agreed in a merger agreement dated May 2, 2007 to merge as contemplated by the merger proposal, as described in this proxy statement/prospectus. Under the terms of the merger proposal, Mittal Steel will merge into ArcelorMittal, by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel.

ArcelorMittal was incorporated on August 13, 2004 under the name Verger Investments S.A. It has been a wholly-owned subsidiary of Mittal Steel since April 24, 2007 and was renamed “ArcelorMittal” on April 26, 2007. ArcelorMittal has not conducted operations to date and will not have conducted any operations prior to the merger. Prior to the merger, ArcelorMittal did not have any assets, liabilities (contingent or otherwise) or commitments, other than assets consisting of an immaterial amount of cash. It is being used to facilitate the two-step merger process described above.

In the merger, a holder of Mittal Steel class A common shares will receive one newly issued ArcelorMittal share for every Mittal Steel Class A common share, which is referred to as the Class A Exchange Ratio. A holder of Mittal Steel class B common shares will receive one newly issued ArcelorMittal share for every one Mittal Steel class B common share, which is referred to as the Class B Exchange Ratio.

Mittal Steel class A common shares and Mittal Steel class B common shares held in treasury by Mittal Steel will cease to exist as a result of the merger and pursuant to Dutch law. ArcelorMittal will not issue any shares in consideration of such Mittal Steel class A common shares and Mittal Steel class B common shares held in treasury by Mittal Steel.

The ArcelorMittal shares to be issued in the merger will be created under Luxembourg law and will have the rights as set forth in ArcelorMittal’s articles of association and Luxembourg law. No additional consideration in cash or in kind will be paid by ArcelorMittal to the shareholders of Mittal Steel in connection with the merger.

Former Mittal Steel shareholders will hold 100% of the outstanding shares of ArcelorMittal after the merger.

a) Reflects the issuance of ArcelorMittal shares in exchange for the net assets of Mittal Steel as of December 31, 2006.

b) Reflects the elimination of ArcelorMittal’s investment in Mittal Steel against the combined equity of Mittal Steel.

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Amount (in millions)
a) Issuance of ArcelorMittal shares	$42,127
b) Elimination of ArcelorMittal’s investment	(42,127)

Total pro forma adjustment	$—

Note 6 – Merger of ArcelorMittal into Arcelor (Balance Sheet)

In the second-step merger, ArcelorMittal (the surviving entity in the Mittal Steel and ArcelorMittal merger) will merge into Arcelor and shareholders of ArcelorMittal will become shareholders of Arcelor, which will subsequently be renamed “ArcelorMittal”. The second-step merger is intended to further rationalize the corporate structure of the combined company initiated by the first-step merger of Mittal Steel and ArcelorMittal. It is intended to complete the second-step merger as soon as practicable after the completion of the first-step merger.

The Boards of Directors of Mittal Steel, ArcelorMittal and Arcelor have unanimously decided that the second-step merger of ArcelorMittal into Arcelor will be effected on the basis of an exchange ratio of 7 Arcelor shares for every 8 ArcelorMittal shares. The acquisition of the minority interest in connection with the merger of ArcelorMittal (the surviving entity in the Mittal Steel and ArcelorMittal merger) into Arcelor will be accounted for using the purchase method of accounting. The excess of the purchase price over the historical book value of the minority interest will be recorded as goodwill.

The Unaudited Pro Forma Condensed Combined Financial Information assumes the per share price of ArcelorMittal shares to be $66.31, the closing share price on the New York Stock Exchange on June 21, 2007.

a)	The estimated total purchase price for the acquisition of the minority interest in Arcelor is as follows:

Amount (in millions)
Estimated value of ArcelorMittal shares issued (approximately 44 million shares x $66.31)	$2,924
Estimated cash paid to security holders	—

Total purchase price	$2,924

b)	Represents the elimination of the historical book value of minority interest acquired of $1,804 and the estimated excess of the proposed purchase price over the book value of the Arcelor minority interest. The excess of $1,120 is recorded as an increase in goodwill.

Amount (in millions)
Total purchase price	$2,924
Less: historical book value of minority interest acquired	1,804

Adjustment to goodwill resulting from the excess of purchase price over book value	$1,120

Note 7 – Acquisition of Arcelor (Statement of Income)

Mittal Steel, through a series of transactions, acquired 94.2% of the issued and outstanding shares of Arcelor and all of Arcelor’s Convertible bonds. Aggregate consideration consisted of cash paid by Mittal Steel of approximately €8.0 billion (approximately $10.2 billion) and approximately 680 million Mittal Steel class A shares, valued at $34.20 per share for IFRS accounting purposes, the weighted average closing price on August 1, 2006 and September 4, 2006 (the dates of the issuance of Mittal Steel shares as consideration).

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The purchase price for the Arcelor acquisition was determined as follows:

Amount (in millions)
Value of Mittal Steel shares issued	$23,240
Cash paid to security holders	10,247
Bankers’ fees and other transaction costs	188

Total purchase price	$33,675
Less: Cash acquired	4,594

Total purchase price, net	$29,081

The following table presents the preliminary amounts assigned to the net assets acquired based on their estimated fair values at the date of acquisition:

(in millions)	Arcelor Historical	Purchase Accounting Adjustments	Preliminary Purchase Price Allocation
Assets:
Current assets	$21,292	$1,060	$22,352
Property, plant and equipment	22,480	11,770	34,250
Other non-current assets	6,356	1,607	7,963

Liabilities:
Current liabilities	(16,178)	—	(16,178)
Long-term loan	(8,830)	(80)	(8,910)
Other long-term liabilities	(5,532)	(699)	(6,231)
Deferred income taxes	(1,276)	(4,029)	(5,305)
Minority interest	(3,303)	(144)	(3,447)

Net assets	$15,009	$9,485	$24,494
Minority interest	(1,147)	(614)	(1,761)

Net assets acquired	$13,862	$8,871	$22,733

Fair value of shares issued			23,240
Cash paid, net of $4,594 cash acquired			5,841

Purchase price, net			$29,081

Goodwill			$6,348

The Arcelor acquisition was financed with credit extended by financial institutions under agreements entered into on January 30, 2006 (as subsequently amended) and May 23, 2006 totaling €7.8 billion (approximately $10.0 billion). Further, on September 7, 2006 and September 11, 2006, Mittal Steel signed a revolving credit facility of €1.0 billion (approximately $1.3 billion) to finance the further acquisition of shares. $9,067 million was utilized towards the cash settlement of the purchase consideration of the Arcelor acquisition. The cash acquired from the Arcelor acquisition has been reduced for transaction costs of $165 million and a $176 million fee paid by Arcelor to Severstal upon the termination of the agreement relating to a proposed transaction between Arcelor and Severstal. The financing of the cash paid is summarized below:

Amount (in millions)
Short-term debt incurred	$2,750
Long-term debt incurred	6,317
Cash from balance sheet paid	1,709

Total financing	$10,776

a)	Reflects the incremental amortization of unfavorable and favorable contracts recognized in connection with the acquisition of Arcelor, for the period from January 1, 2006 through July 31, 2006. Annual

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

expected amortization is $60 million per annum, based on preliminary estimates. Therefore the $35 million adjustment reflects the incremental amortization for the seven months ended July 31, 2006.

Approximately $6.3 billion has been allocated to goodwill. As Mittal Steel completes the purchase price allocation, this excess may be allocated to other identified tangible or intangible assets, including patents, customer related intangibles, and favorable and unfavorable contracts, which could be depreciable or amortizable. If this amount were allocated to assets with estimated useful lives of 10-25 years, amortization expense would increase by approximately $630 million to $254 million per annum, before income taxes.

Based on preliminary estimates, Mittal Steel has allocated $11.8 billion to property, plant and equipment. Historically, the useful lives of property, plant and equipment applied by Arcelor ranged from 5 to 25 years. In connection with Mittal Steel’s acquisition of Arcelor and its fair valuation of the acquired assets and liabilities, Mittal Steel assessed the remaining useful lives of property, plant and equipment based on its current state and Mittal Steel’s experience in operating such assets. This assessment resulted in the assignment of remaining useful lives ranging from 5 to 38 years.

As a result of these two offsetting effects, Mittal Steel does not expect the acquisition to have a significant impact on depreciation expense.

b)	Represents the elimination of $341 million of costs directly incurred by Arcelor related to the acquisition that were expensed during the seven months ended July 31, 2006. The costs are primarily composed of financial advisory, legal and other non-recurring professional fees. Assuming the acquisition took place on January 1, 2006, these costs would not have been expensed during the period presented.

c)	Represents the incremental interest expense related to the borrowings noted above, for the period from January 1, 2006 through July 31, 2006. Interest is calculated based on EURIBOR plus a margin. The interest rate has been estimated at 4.2% or approximately $381 million per annum. Therefore the $222 million adjustment represents the incremental interest expense for the seven months ended July 31, 2006. A 0.5% or 50 basis point change in the interest rate would increase or decrease net income by approximately $45 million per annum, before income taxes.

d)	Represents the tax impact of the above adjustments assuming a 25% blended statutory rate.

e)	The following represents the reallocation of the net income attributable to minority interests to net income attributable to equity holders of the parent resulting from the adjustments as if the acquisition of Arcelor had occurred on January 1, 2006.

Amount (in millions)
Attributable to:
Equity holders of the parent
Net income (including minority interest)	$63
Allocation of 5.8% minority interest share of Arcelor historical net income attributable to equity holders of the parent (2,103 x 5.8%)	(122)
Allocation of 5.8% minority interest share of 6b) net of income taxes of $85 million	(15)

Total	$(74)

Minority interest
Allocation of 5.8% minority interest share of Arcelor historical net income attributable to equity holders of the parent (2,103 x 5.8%)	$122
Allocation of 5.8% minority interest share of 6b) net of income taxes of $85 million	15

Total	$137

f)	Represents the incremental weighted average of the 680 million Mittal Steel class A common shares issued for the acquisition of Arcelor for seven months.

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 8 – Acquisition of the Minority Interest of Arcelor Brasil (Statement of Income)

Mittal Steel has proposed to acquire the outstanding minority interest of Arcelor Brasil. See Note 3 for a description of the proposed transaction.

a)	Represents the reallocation of the net income attributable to minority interests to net income attributable to equity holders of the parent, as a result of the acquisition of the minority interest.

b)	Represents the number of Mittal Steel class A common shares issued for the proposed acquisition of Arcelor Brasil.

Note 9 – Share-buy Back Programs (Balance Sheet)

Mittal Steel has proposed share-buy back programs as described in Note 4.

a)	Represents the incremental interest expense related to the borrowings to fund the 27 million share buy back program for the period from January 1, 2006 to December 31, 2006. Interest is calculated based on EURIBOR plus a margin. The interest rate has been estimated at 4.2% or approximately $75 million per annum. A 0.5% or 50 basis point change in the interest rate would increase or decrease net income by approximately $9 million per annum, before income taxes.

b)	Represents the tax impact of the above adjustments assuming a 25% blended statutory rate.

c)	Represents the number of Mittal Steel class A common shares repurchased for the $590 million share buy-back program (9.5 million shares) and the 27 million share buy-back program.

Note 10 – Merger of ArcelorMittal into Arcelor (Statement of Income)

ArcelorMittal (the surviving entity in the Mittal Steel and ArcelorMittal merger) will merge into Arcelor. See Note 6 for a description of the proposed transaction.

a)	Represents the reallocation of the net income attributable to minority interests to net income attributable to equity holders of the parent, as a result of the acquisition of the minority interest of $80 million recorded for the five-month period ended December 31, 2006 and $137 million recorded for the pro forma adjustment as described in Note 7e).

b)	Represents the number of additional ArcelorMittal shares to be issued in connection with the proposed merger of ArcelorMittal into Arcelor.

Note 11 – Other Information

Described below are various events which occurred subsequent to the acquisition and which have not been reflected in the pro forma adjustments described above:

a)	Following the Arcelor acquisition, Mittal Steel adopted a dividend policy to distribute 25% of its annual net income. Had this policy been in effect as of January 1, 2006, the pro forma dividend per share of Mittal Steel and Arcelor combined would have been $1.49 for the year ended December 31, 2006, on a basic and diluted basis.

b)	On February 20, 2007 the United States Department of Justice (“DOJ”) informed Mittal Steel that it had selected the Sparrows Point plant for divesture under the consent decree filed by the DOJ in August 2006. See “Recent Developments – Dofasco” for a discussion of the consent decree and the context in which it was entered. The Company is currently in the process of divesting the Sparrows Point plant. Given that this divestiture is not material, it has not been included in the pro forma adjustments.

c)	Other referenced acquisitions and divestitures as disclosed on pages 13 through 15 in “Presentation of Certain Financial and Other Information—Recent Developments”, have not been reflected in the pro forma adjustments. The other referenced acquisitions and divestitures were not individually or in the aggregate significant to Mittal Steel as defined in Rule 1-02(w) of Regulation S-X.

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 12 - Significant Differences between IFRS and U.S. GAAP

The Unaudited Pro Forma Condensed Combined Financial Information was prepared in accordance with IFRS, which, as applied by ArcelorMittal, differs in certain significant respects from U.S. GAAP. Under ArcelorMittal’s accounting policies, there are no differences between IFRS and International Financial Reporting Standards as issued by the International Accounting Standards Board. The effects of the application of U.S. GAAP to pro forma consolidated net income for the year ended December 31, 2006, respectively, as reported under IFRS, are set out in the table below:

(in millions)	For the Year Ended December 31, 2006
Pro forma combined net income (including minority interest) as reported under IFRS	$8,622
Less: pro forma combined minority interest share of net income	730

Pro forma net income attributable to equity holders of parent, as reported under IFRS	7,892

U.S. GAAP adjustments:
(a) Employee benefits	54
(b) Business combination – related adjustments
(1) Negative goodwill	280
(2) Measurement date	—
(3) Revaluation of minority interests	379
(4) Restructuring provisions	80
(5) Finalization of purchase price allocation	—
(c) Other	(153)

(d) Deferred income tax effect on adjustments	(279)
(e) Effect of minority interests on adjustments	(175)

Total U.S. GAAP adjustments	186

Pro forma net income, as determined under U.S. GAAP	$8,078

The effects of the application of U.S. GAAP to pro forma consolidated shareholders' equity as of December 31, 2006, as reported under IFRS, is set out in the table below:

(in millions)	December 31, 2006
Pro forma combined shareholders’ equity, as reported under IFRS	$48,367
Less: pro forma combined minority interest, as reported under IFRS	(3,903)

Pro forma combined shareholders’ equity excluding minority interest, as reported under IFRS	44,464

U.S. GAAP adjustments:
(a) Employee benefits	(1,225)
(b) Business combination – related adjustments
(1) Negative goodwill	(3,240)
(2) Measurement date	(2,133)
(3) Transactions with minority interests	(1,632)
(4) Restructuring provisions	80
(5) Finalization of purchase price allocation	121
(c) Other	(161)
(d) Deferred income tax effect on adjustments	1,125
(e) Effect of minority interests on adjustments	1,817

Total U.S. GAAP adjustments	(5,248)

Pro forma combined shareholders’ equity under U.S. GAAP	$39,216

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(a) Employee benefits

The aggregate adjustments included in the table above as of December 31, 2006 for the balance sheet and for the year then ended for the statement of income consist of the following:

	As of December 31, 2006	For the Year Ended December 31, 2006
Recognition of funded status (SFAS 158)	$(1,012)	$12
Prior service costs	(213)	42

Total U.S. GAAP adjustments (before income Taxes and minority interest)	$(1,225)	$54

Recognition of funded status (SFAS 158)

Under U.S. GAAP, the Company accounts for its pensions and post-retirement benefit plans in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers’ Accounting for Pensions” and SFAS 106, “Employers’ Accounting for Post-retirement Benefits” and, from December 31, 2006, SFAS 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Effective December 31, 2006, SFAS No. 158 requires the Company to recognize the funded status of employee benefit plans on the balance sheet. Prior to the adoption of SFAS No. 158, the Company recognized an additional minimum pension liability as described below. Due to the adoption of SFAS 158, actuarial gains and losses and past service costs, (which remain unrecognized amounts under IFRS) are recognized as of December 31, 2006 directly in equity, net of deferred income taxes.

Prior service costs

Under IFRS, in accordance with IAS 19, “Employee Benefits”, where pension benefits have already vested, past service costs are recognized immediately. Under U.S. GAAP, in accordance with FAS 87, “Employers’ Accounting for Pensions”, prior service costs are amortized over the remaining working lives for both vested and unvested rights.

(b) Business combinations

(1)	Negative goodwill

Under IFRS 3, “Business Combinations,” any excess of the fair value of acquired net assets over the acquisition cost (negative goodwill) is recognized immediately as income. Under U.S. GAAP, in accordance with Statement of Financial Accounting Standards (“FAS”) 141, “Business Combinations,” any excess of the fair value of acquired net assets over the acquisition cost (negative goodwill) is allocated on a pro rata basis to reduce the amount allocated to non-current, non-monetary assets until such assets are reduced to zero. Any remaining excess is recognized immediately as an extraordinary gain.

During the year ended December 31, 2006, U.S. GAAP depreciation and amortization expense was reduced by $280 million and U.S. GAAP equity was decreased by $3,240 million as a result of the above difference.

(2)	Measurement date

Under IFRS, the guidance of IFRS 3 requires that securities issued as consideration in a business combination be recorded at their fair value as of the date of exchange – the date on which an entity obtains control over the acquiree’s net assets and operations. Under U.S. GAAP, in accordance with Emerging Issues Task Force (“EITF”) 99-12: “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination,” the measurement date used to determine the fair value of securities issued as consideration in a business combination is date when the terms of transaction are agreed to and announced.

(3)	Revaluation of minority interest

Under IFRS, when Mittal Steel acquires less than 100% of a subsidiary, the minority interest is stated on Mittal Steel’s balance sheet at the minority’s proportion of the net fair value of acquired assets, liabilities and

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

contingent liabilities assumed. Under U.S. GAAP, the minority interest is valued at its historical book value. Fair values are only assigned to Mittal Steel’s share of the net assets acquired. This decreased U.S. GAAP equity by approximately $1,632 million, before income tax, as of December 31, 2006 and increased U.S. GAAP net income by approximately $379 million, before income tax, for the year ended December 31, 2006, respectively.

(4)	Restructuring provisions

Under IFRS, the Company may recognize restructuring provisions as part of the acquired liabilities only if the Company has an existing liability at the acquisition date for a restructuring plan recognized in accordance with International Accounting Standards (“IAS”) 37, “Provisions, contingent liabilities, and contingent assets”.

Under U.S. GAAP, EITF 95-3, “Recognition of Liabilities in Connection with a Business Combination,” requires the Company to recognize a restructuring liability at the acquisition date if specific criteria are met. Mittal Steel must have a plan to exit an activity as of the acquisition date, and communication of such a plan should have occurred.

Acquisition of ISG

In conjunction with the acquisition of ISG, a restructuring provision was recognized under U.S. GAAP, which could not be recognized for IFRS purposes. Therefore, under IFRS, the net assets acquired were higher than those recognized under U.S. GAAP in the opening balance sheet, resulting in a corresponding adjustment to the amount of negative goodwill recognized immediately in the P&L under IFRS, which is not recognized for U.S. GAAP purposes. The difference has no impact on consolidated shareholders’ equity in total between IFRS and U.S. GAAP, however, in reconciling from IFRS to U.S. GAAP, a reclassification adjustment is necessary within equity (from retained earnings under IFRS to additional paid in capital under U.S. GAAP) for the above difference.

During the year ended December 31, 2006, ISG recorded a restructuring provision of $80 million under IFRS, which was recognized under U.S. GAAP through the purchase accounting during the year ended December 31, 2005. Accordingly, the provision recorded under IFRS has been reversed during the year ended December 31, 2006 under U.S. GAAP.

(5) Finalization of purchase price allocation (“PPA”)

The aggregate adjustments included in the tables above as of and for the year ended December 31, 2006 consist of the following:

	As of December 31, 2006	For the Year Ended December 31, 2006
U.S. GAAP adjustments:
Finalization of ISG PPA	$130	$—
Finalization of Kryviy Rih PPA	(9)	—

Total U.S. GAAP adjustments (before income taxes and minority interest)	121	—

Effect of income taxes on adjustments	—	—
Effect of minority interests on adjustments	10	—

Total U.S. GAAP adjustments (after income taxes and minority interest)	$131	$—

Under IFRS and U.S. GAAP, the period that is allowed for finalizing the identification and measurement of the fair value of assets acquired and liabilities assumed in a business combination ends when the acquiring entity is no longer waiting for information that it has arranged to obtain and that is known to be available or obtainable. That allocation period should usually not exceed one year from the consummation of a business combination. Accordingly, the measurement and recognition of certain items that were recorded on a preliminary basis as of December 31, 2005, have been subsequently adjusted to take into account the new information obtained in 2006 regarding the facts and circumstances that existed as of the acquisition date and that, if known, would have affected the measurement or recognition of the amounts as of that date.

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Under IFRS, the prior period financial statements were modified to reflect these adjustments from the date of acquisition. Under U.S. GAAP, the prior period financial statements were not modified to reflect these adjustments. Accordingly, the negative goodwill adjustment along with the impact of other changes applied retrospectively under IFRS, were reversed as of and for the year ended December 31, 2005 under U.S. GAAP. The final U.S. GAAP purchase price adjustments were recorded during the year ended December 31, 2006, with no impact on the consolidated statement of income.

(c) Other

The aggregate other adjustment included as of December 31, 2006 and for the year then ended consists of the following:

	As of December 31, 2006	For the year ended December 31, 2006
Inventory valuation	$(154)	$(144)
Change in discount rates for asset retirement obligations	15	10
Embedded leases	9	(1)
Other	(31)	(18)

Total U.S. GAAP adjustments (before income taxes and minority interest)	$(161)	$(153)

Inventory valuation

Under IFRS, inventory is measured on the basis of first in – first out (FIFO). Under U.S. GAAP, the Company measures certain inventory on the basis of last in – first out (LIFO).

Change in discount rates for asset retirement obligations

Under IFRS, the discount rate applied is adjusted at each reporting period, with a corresponding adjustment to the cost of the property, plant and equipment asset and to the liability. Under U.S. GAAP, the original discount rate is not adjusted.

Embedded leases

Under IFRS, from January 1, 2004, the Group applied the accounting requirements of IFRIC 4, “Determining Whether an Arrangement Contains a Lease”. In accordance with the transition provisions of IFRIC 4, the Group was required to analyze all existing arrangements and to account for them in accordance with IFRIC 4 irrespective of when the arrangement was entered into or last modified. Under U.S. GAAP, EITF 01-08, “Determining Whether an Arrangement Contains a Lease”, is required to be applied only to contracts containing embedded leases which have been entered into, last modified or acquired in a business combination after January 1, 2004 (the Group's first reporting period beginning after May 28, 2003). Retroactive application of EITF 01-08 is not permitted.

Accordingly, the adjustments included in the reconciliation of consolidated shareholders' equity and consolidated net income as of and for the year ended December 31, 2006 reflect the elimination of the lease accounting impacts of embedded leases entered into, last modified or acquired in a business combination prior to December 31, 2003.

(d) Deferred income tax effect on adjustments

This adjustment reflects the deferred tax effects attributable to the aforementioned adjustments.

(e) Effect of minority interests on adjustments

This adjustment reflects that portion of the aforementioned adjustments attributable to the outside minority interests of subsidiaries for those adjustments that impact subsidiaries with minority interests.

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(f) Other presentation differences

The major reclassifications, adjusting the IFRS presentation to conform to U.S. GAAP, are as follows:

Deferred income taxes

Under IFRS, current deferred tax assets and current deferred tax liabilities are presented as non-current items in the balance sheet. Under U.S. GAAP, current deferred tax assets and current deferred tax liabilities are presented within the current assets and current liabilities, respectfully, in the balance sheet.

Classification of accreted interest

Under IFRS, the interest component of discounted obligations is presented as part of interest. Under U.S. GAAP the interest component of discounted obligations is presented as part of cost of sales.

Deferred financing costs

Under IFRS, borrowings are recognized in the balance sheet net of issuance related costs. Under U.S. GAAP, issuance related costs are recognized in the balance sheet as an asset.

Pension costs

Under IFRS, the Company has classified the interest component and the expected return on plan assets component of net periodic pension cost as a financial expense in the consolidated statement of income. Under U.S. GAAP, the interest component and the expected return on plan assets component of net periodic pension costs is included within the operating expense section of the consolidated statement of income.

(g) Other disclosures required by U.S. GAAP

Variable interest entities

The Company holds a 49% equity interest in Cia Hispano-Brasileira de Pelotizacao SA, a VIE that is accounted for using the equity method of accounting. Cia Hispano-Brasileira de Pelotizacao SA was established in 1974 with Companhia Vale do Rio Doce for the production and sale of iron ore pellets, destined mainly for the shareholders and related parties. As of and for the year ended December 31, 2006, the VIE has total assets of approximately $172 million and reported sales and earnings before interest and taxes of $309 million and $51 million, respectively. The exposure to loss as a result of involvement with the VIE is limited to the Company’s equity and financing interests.

The Company holds a 10% equity interest in Traxys SA, Bertrange (“Traxys”), a VIE that is accounted for using the equity method of accounting. Traxys was established as a joint venture in 2002 between Arcelor International S.A. and Umicore Marketing Services S.A. for the sourcing, trading, marketing and distribution of non-ferrous metals, ferro-alloys, minerals and industrial raw materials. In January 2006, following a management buy-out, the Company’s interest in Traxys was reduced from 50% to 10%. As of and for the year ended November 30, 2006, the VIE has total assets of approximately $760 million and reported sales and earnings before interest and taxes of $2,862 million and $62 million, respectively. The exposure to loss as a result of involvement with the VIE is limited to the Company’s equity and financing interests.

(h) Pro Forma U.S. GAAP earnings per share

Under U.S. GAAP, basic earnings-per-share is calculated by dividing the net income available to common shareholders by the weighted average number of shares outstanding during the period, and diluted earnings-per-share is calculated by adjusting both the numerator and denominator used for the calculation of basic earnings-per-share for instruments that provide holders with potential access to the capital of the Company, whether they are issued by the Company itself or by one of its subsidiaries. The dilution is calculated, instrument-by-instrument, taking into account the conditions existing at the balance sheet date, and excluding anti-dilutive instruments.

ArcelorMittal

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table sets out the calculation of pro forma basic and diluted earnings-per-share (in millions), as determined in accordance with U.S. GAAP, for the year ended December 31, 2006:

December 31, 2006
Pro forma U.S. GAAP net income available to common shareholders	$8,078
Pro forma U.S. GAAP net income available to common shareholders and assumed conversion	8,078
Pro forma weighted average common shares outstanding (in millions):	1,419
Plus: Incremental shares from assumed exercise of stock options	1

Pro forma weighted average common shares assuming conversion	1,420
Pro forma U.S. GAAP earnings per share (Class A and Class B):
Basic	$5.69
Diluted	5.68

MARKET PRICE AND DIVIDEND DATA

ArcelorMittal Trading History

ArcelorMittal shares do not currently trade on any stock exchange. All issued ArcelorMittal shares are currently held by Mittal Steel.

Mittal Steel Trading History

Mittal Steel class A common shares are listed and traded on the NYSE (symbol “MT”), are admitted to trading on the Luxembourg Stock Exchange’s regulated market and listed on the Official List of the Luxembourg Stock Exchange (symbol “MTL”) and are admitted to listing and trading on Eurolist by Euronext Amsterdam N.V. (symbol “MT”), Eurolist by Euronext Paris S.A. (symbol “MTP”), Eurolist by Euronext Brussels SA/NV (symbol “MTBL”) and the Spanish exchanges (symbol “MTS”).

The following table sets forth, for the periods indicated, the high and low sales prices per share of Mittal Steel class A common shares as reported on these exchanges.

	NYSE Mittal Steel Class A Common Shares		Euronext Amsterdam Mittal Steel Class A Common Shares		Euronext Paris Mittal Steel Class A Common Shares
	High	Low	High	Low	High	Low
	(in U.S. dollars)		(in euros)		(in euros)

Year ended December 31, 2002	$3.10	$1.26	€3.25	€1.51	—	—

Year ended December 31, 2003	9.06	2.05	7.50	2.05	—	—

Year ended December 31, 2004	42.80	6.80	32.45	5.20	—	—

Year ended December 31, 2005
First Quarter	43.86	29.70	33.25	22.55	—	—
Second Quarter	34.00	22.11	26.10	17.31	—	—
Third Quarter	30.78	23.55	25.34	19.00	—	—
Fourth Quarter	29.54	22.95	25.60	19.25	—	—

Year ended December 31, 2006
First Quarter	39.75	26.72	32.58	22.05	—	—
Second Quarter	42.81	28.80	32.99	22.50	—	—
Third Quarter	35.09	27.79	28.14	21.82	€28.16	€23.00
Fourth Quarter	43.67	33.90	34.95	26.91	35.00	26.67

Month ended
November 2006	43.39	40.12	34.20	30.83	34.21	30.83
December 2006	43.67	40.03	33.00	30.12	33.00	30.10
January 2007	47.57	39.59	36.32	30.02	36.32	30.02
February 2007	54.05	46.45	41.03	35.80	41.03	35.80
March 2007	54.35	48.89	41.00	36.87	41.00	36.86
April 2007	55.49	52.50	41.49	38.15	41.49	38.15
May 2007	59.99	52.95	44.62	39.70	44.63	39.69

Note: Includes intraday highs and lows.

	Luxembourg Stock Exchange Mittal Steel Class A Common Shares		Euronext Brussels Mittal Steel Class A Common Shares		Spanish Exchanges(1) Mittal Steel Class A Common Shares
	High	Low	High	Low	High	Low
	(in euros)		(in euros)		(in euros)

Year ended December 31, 2002	—	—	—	—	—	—

Year ended December 31, 2003	—	—	—	—	—	—

Year ended December 31, 2004	—	—	—	—	—	—

Year ended December 31, 2005
First Quarter	—	—	—	—	—	—
Second Quarter	—	—	—	—	—	—
Third Quarter	—	—	—	—	—	—
Fourth Quarter	—	—	—	—	—	—

Year ended December 31, 2006
First Quarter	—	—	—	—	—	—
Second Quarter	—	—	—	—	—	—
Third Quarter	€27.35	€24.50	€28.10	€24.60	€28.03	€24.00
Fourth Quarter	35.00	27.00	34.84	26.90	34.85	26.65

Month ended
November 2006	33.50	30.90	33.56	30.95	34.09	30.82
December 2006	32.95	30.44	33.18	30.20	33.00	30.07
January 2007	36.00	30.60	36.00	30.10	36.31	30.12
February 2007	40.10	35.95	40.74	35.67	41.03	35.80
March 2007	40.90	37.20	41.17	36.75	40.40	36.86
April 2007	41.25	39.00	41.59	36.75	41.47	38.80
May 2007	44.50	39.33	44.23	39.61	43.92	39.24

(1)	Spanish stock exchanges in Madrid, Barcelona, Bilbao and Valencia (“MTS”).

Note:

•	Includes intraday highs and lows.

•

Mittal Steel class A common shares were listed on Euronext Paris and the Spanish exchanges on July 27, 2006 and on Euronext Brussels and the Official List of the Luxembourg Stock Exchange on August 1, 2006.

ArcelorMittal Dividends

No dividends have been declared or paid by ArcelorMittal since its incorporation.

Mittal Steel Dividends

On September 27, 2006, Mittal Steel announced that its Board of Directors had agreed upon a new dividend and cash distribution policy, and this policy was approved at Mittal Steel’s annual general meeting of shareholders on June 12, 2007. The new policy aims to return 30% of Mittal Steel’s prior year’s annual net income to shareholders every year through an annual base dividend, supplemented by share buy-backs. Mittal Steel’s Board of Directors proposed an annual base dividend of $1.30 per share. This base dividend has been designed to provide a minimum payout per year and would rise in order to reflect Mittal Steel’s underlying growth. Payment of this dividend will be made on a quarterly basis. Payment of the installments occurring after the effectiveness of the first-step merger or the second-step merger will be made by ArcelorMittal or Arcelor, as applicable. Any such dividends may be subject to Luxembourg withholding tax. Please see “Taxation—Luxembourg Tax Considerations”.

In addition to this cash dividend, Mittal Steel’s Board of Directors approved a share buy-back program tailored to achieve the 30% distribution pay-out commitment. Based on the annual net income announced for the twelve months ended December 31, 2006, Mittal Steel will implement a $590 million share buy-back.

On February 2, 2007, Mittal Steel’s Board of Directors declared an interim dividend of $0.325 per share payable on March 15, 2007. This dividend has since been paid.

Further to the September 27, 2006 announcement described above, Mittal Steel announced on April 2, 2007, the commencement of a share buy-back program to repurchase up to a maximum aggregate amount of $590 million of its class A common shares. The share buy-back program will end at the earliest of (i) December 31, 2007, (ii) the moment on which the aggregate value of class A common shares repurchased by Mittal Steel since the start of this share buy-back program reaches $590 million, or (iii) the moment on which Mittal Steel and its subsidiaries hold 10% of the total number of the then-issued class A and class B common shares.

On June 12, 2007, Mittal Steel announced its intention to start a share buy-back program for up to a maximum of 27 million class A common shares, immediately following the completion of the $590 million share buy-back program summarized above. This new share buy-back program is designed to offset the issuance of shares as partial consideration for the acquisition of the outstanding minority interests in Arcelor Brasil, described under “Presentation of Certain Financial and Other Information—Recent Developments”. All necessary corporate actions will be taken at the level of ArcelorMittal in order to allow the continuation by ArcelorMittal of the Mittal Steel share buy-back programs (the ongoing $590 million program and the announced subsequent 27 million share program) following effectiveness of the merger.

The holders of Mittal Steel class A common shares and Mittal Steel class B common shares are entitled to receive pro rata distributions, if any, as may be declared by Mittal Steel’s Board of Directors out of funds legally available for distribution. Any determination to pay cash dividends is at the discretion of Mittal Steel’s Board of Directors, in accordance with Dutch law and Mittal Steel’s articles of association, and after taking into account various factors, including Mittal Steel’s financial condition, results of operations, outstanding indebtedness, current and anticipated cash needs, plans for expansion, commercial restrictions and other factors affecting Mittal Steel’s operating subsidiaries.

COMPARATIVE PER-SHARE INFORMATION

ArcelorMittal was incorporated on August 13, 2004 under the name Verger Investments S.A. It has been a wholly-owned subsidiary of Mittal Steel since April 24, 2007. ArcelorMittal has not conducted, and will not conduct prior to effectiveness of the merger, any operations or hold any material assets, or incur any material liabilities prior to such time and ArcelorMittal will have a number of issued and outstanding shares after the merger equal to the number of outstanding shares in Mittal Steel immediately prior to the effective time of the merger, such that the merger will have no impact on the per share information of Mittal Steel.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements”, you should carefully consider the following risks before deciding whether to vote to adopt the merger of Mittal Steel into ArcelorMittal as contemplated by the merger proposal and the explanatory memorandum. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus, including the merger proposal and the explanatory memorandum, copies of which are attached to this proxy statement/prospectus as Annex B. See “Where You Can Find More Information”.

Risks Related to the Merger

The Significant shareholder has the ability to exercise significant influence over the outcome of Mittal Steel’s shareholder votes.

As of May 31, 2007, Mr. Lakshmi N. Mittal directly and indirectly owned 623,598,333 of Mittal Steel’s outstanding common shares, representing approximately 45% of Mittal Steel’s outstanding voting equity. After the merger, the Significant shareholder will own the same percentage of the outstanding ArcelorMittal shares. Consequently, the Significant shareholder has the ability to influence significantly the decisions adopted at Mittal Steel’s shareholder meetings, including matters regarding the merger at the Mittal Steel extraordinary general meeting. In addition, after the merger, the Significant shareholder will have the ability to significantly influence the decisions adopted at ArcelorMittal’s shareholders meeting including a change of control of ArcelorMittal. The Significant shareholder has stated that it intends to vote for the decision to merge as contemplated by the merger proposal and the explanatory memorandum.

Because the market price of ArcelorMittal shares will fluctuate, the value of ArcelorMittal shares to be issued in the merger will fluctuate.

Upon effectiveness of the merger, every one Mittal Steel share will be automatically exchanged for one newly issued ArcelorMittal share. Accordingly, the market value of the ArcelorMittal shares that Mittal Steel shareholders will receive upon effectiveness of the merger is expected to depend largely on the market value of the Mittal Steel shares at the effective time of the merger and could vary significantly from the market value of the Mittal Steel shares on the date of this document or the date of the Mittal Steel extraordinary general meeting.

These variations could be the result of changes in the business, operations or prospects of Mittal Steel, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Mittal Steel and ArcelorMittal. Because the effectiveness of the merger will occur after the date of the Mittal Steel extraordinary general meeting, Mittal Steel shareholders will not know at the time of the Mittal Steel extraordinary general meeting the market value of the ArcelorMittal shares they will receive upon effectiveness of the merger.

Risks Related to ArcelorMittal

Mittal Steel has experienced rapid growth through acquisitions in a relatively short period of time. The failure to manage this growth could significantly harm ArcelorMittal’s future results and require significant expenditures to address the additional operational and control requirements of this growth.

Mittal Steel has experienced rapid growth and development through acquisitions in a relatively short period of time and may continue to pursue acquisitions in order to meet its strategic objectives. Such growth entails significant investment and increased operating costs. Overall growth in Mittal Steel’s business also requires greater allocation of management resources away from daily operations. In addition, managing this growth (including managing multiple operating assets) requires, among other things, the continued development of Mittal Steel’s financial and management information control systems, the ability to integrate newly acquired assets with existing operations, the ability to attract and retain sufficient numbers of qualified management and other personnel, the continued training and supervision of such personnel and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to manage such growth, while at the same time maintaining adequate focus on its existing assets, could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal may not achieve the expected synergies from Mittal Steel’s recent significant acquisitions, including the acquisitions of Arcelor, ISG (now Mittal Steel USA) and Sicartsa.

ArcelorMittal expects to achieve synergies from Mittal Steel’s acquisitions by integrating the acquired companies with its operations. Integrating the operations of acquired businesses is a complex and ongoing process. Successful integration and the achievement of synergies require, among other things, the satisfactory coordination of business development and procurement efforts, manufacturing improvements, employee retention, hiring and training policies and the alignment of products, sales and marketing operations and information and software systems. The diversion of the attention of ArcelorMittal’s management to the integration effort and any difficulties encountered in combining operations could result in higher integration costs and lower savings than expected.

Mittal Steel announced at the time of the acquisition of ISG that it expected to achieve cost synergies of approximately $250 million per annum by 2007 relating to purchasing, manufacturing, operating and other improvements, including inventory reduction, reduced capital expenditures and contract-related improvements in productivity. In connection with its acquisition of Sicartsa, Mittal Steel announced that it expects to achieve approximately $80 million of industrial synergies and approximately $50 million of commercial, procurement and selling, general and administrative efficiencies.

If ArcelorMittal does not achieve the announced synergies from any or all of its recent acquisitions, including those from the Arcelor acquisition discussed below, to the fullest extent or within the timeframe expected, this could have a material adverse effect on its results of operations.

Mittal Steel and Arcelor may not successfully integrate their business operations, which could result in ArcelorMittal’s failure to realize anticipated cost savings, revenue enhancements and other benefits expected from the acquisition.

Mittal Steel acquired Arcelor, a company of approximately equivalent size, with the expectation that, among other things, the acquisition would enable Mittal Steel and Arcelor to consolidate support functions, optimize their supply chain and procurement structure, and leverage their research and development services across a larger base in order to achieve cost savings and revenue synergies, as well as other synergistic benefits. In connection with its acquisition of Arcelor, Mittal Steel announced that it expected to achieve synergies of $1.6 billion by the end of 2008, primarily from purchasing, marketing and trading and manufacturing efficiencies. These synergies may not be achieved to the fullest extent or within the timeframe expected, which could have a material adverse effect on ArcelorMittal’s results of operations.

Achieving the benefits of the acquisition will depend in part upon meeting the challenges inherent in the successful integration of global business enterprises of the size and scope of Mittal Steel and Arcelor. Mittal Steel and Arcelor must successfully integrate, among other things, product offerings, research and development, customer service functions, sales and marketing, administrative functions, management information systems and financial control and reporting systems. The integration of these functions could interfere with the activities of one or more of the businesses of Mittal Steel and Arcelor and may divert management’s attention from the daily operations of Mittal Steel’s and Arcelor’s core businesses.

Among the challenges in integrating Mittal Steel’s and Arcelor’s business operations are demonstrating to their respective customers that the acquisition will not result in an adverse change in business focus and persuading each company’s personnel that the companies’ respective business cultures are compatible. In addition, each company currently operates in locations in which the other company does not. Therefore, to integrate successfully both companies’ operations, the combined company will need to retain management, key employees and business partners of both companies. If Mittal Steel and Arcelor are unable to integrate effectively their operations, technologies and personnel in a timely and efficient manner, then they may not realize the benefits expected from the acquisition. In particular, if the integration is not successful, ArcelorMittal’s operating results may be harmed, ArcelorMittal may lose key personnel and key customers, ArcelorMittal may not be able to retain or expand its market position, and the market price of ArcelorMittal’s shares may decline.

The Chairman of the Board of Directors and Chief Executive Officer of Mittal Steel has for over a quarter of a century contributed significantly to shaping and implementing Mittal Steel’s business strategy, and the loss or diminution of his services to ArcelorMittal could have a material adverse effect on ArcelorMittal’s business and prospects.

The Chairman of the Board of Directors and Chief Executive Officer of Mittal Steel has for over a quarter of a century contributed significantly to shaping and implementing Mittal Steel’s business strategy. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of his services to ArcelorMittal could have a material adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not intend to maintain key-man life insurance on its Chairman of the Board of Directors and Chief Executive Officer.

Mittal Steel increased substantially its outstanding debt in connection with its acquisition of Arcelor, which lowered its credit rating. Cyclical downturns in the steel industry could also lead to credit rating downgrades. Credit rating downgrades could significantly harm ArcelorMittal’s refinancing capacity, increase its costs of funding and limit its flexibility in managing its business.

Mittal Steel’s debt levels increased significantly during 2006, primarily as the result of financing incurred in connection with its acquisition of Arcelor (and Arcelor’s prior acquisition of Dofasco). As of December 31, 2006, Mittal Steel had total debt outstanding of $26.6 billion, consisting of $4.9 billion of short-term indebtedness (including payables to banks and the current portion of long-term debt) and $21.6 billion of long-term indebtedness. As of December 31, 2006, Mittal Steel had $6.1 billion of cash and cash equivalents, including short-term investments and restricted cash, and for the year ended December 31, 2006, Mittal Steel recorded operating income of $7.5 billion.

Following the announcement of the final results of Mittal Steel’s offer for Arcelor, on July 26, 2006 Standard & Poor’s Rating Services lowered its long-term corporate credit rating on Mittal Steel from “BBB+” to “BBB” and removed the rating from credit watch with negative implications. On July 31, 2006, Moody’s Investors Service confirmed the Baa3 ratings of Mittal Steel. On September 26, 2006, Fitch Ratings affirmed Mittal Steel’s issuer default and senior unsecured ratings at “BBB” and short-term rating at “F2” and removed the ratings from negative rating watch. Credit rating downgrades could also result from a cyclical downturn in the steel industry, as Mittal Steel has experienced in the past. Any decline in its credit rating would increase ArcelorMittal’s cost of borrowing and could significantly harm its financial condition, results of operations and profitability, including its ability to refinance its existing indebtedness.

Mittal Steel’s level of indebtedness and its guarantees of the debt of its subsidiaries may limit ArcelorMittal’s flexibility in managing its business.

Mittal Steel’s principal financing facilities (that is, the $3.2 billion term and revolving credit facility, which was amended on February 6, 2007 (the “2005 Credit Facility”), the $800 million committed multi-currency letter of credit facility (the “Letter of Credit Facility”) and the €17 billion (approximately $22 billion) term and revolving credit facility entered into on November 30, 2006 (the “€17 Billion Facility”)), contain provisions that limit encumbrances on the assets of Mittal Steel and its subsidiaries and limit the ability of Mittal Steel’s subsidiaries to incur debt. The Letter of Credit Facility requires compliance with a minimum interest coverage ratio. The 2005 Credit Facility and the €17 Billion Facility require compliance with a maximum gearing ratio. Limitations arising from these credit facilities could adversely affect Mittal Steel’s ability to maintain its dividend policy and make additional strategic acquisitions.

A portion of Mittal Steel’s working capital financing consists of uncommitted lines of credit, which may be cancelled by the lenders in certain circumstances. The level of debt outstanding could have important adverse consequences to Mittal Steel, including impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions.

Mittal Steel had, as of December 31, 2006, guaranteed $644 million of debt of its operating subsidiaries. As of March 9, 2007, Mittal Steel had guaranteed an additional $500 million of debt of its operating subsidiaries. In addition, Mittal Steel had, as of December 31, 2006, guaranteed approximately $26 million of certain debts at its joint venture I/N Tek. Mittal Steel’s debt facilities and its guarantees have provisions whereby a default by any borrower within the Mittal Steel group could, under certain circumstances, lead to defaults under other Mittal Steel credit facilities. Any possible invocation of these cross-default clauses could cause some or all of the other guaranteed debt to accelerate, creating severe liquidity pressures.

Furthermore, most of Mittal Steel’s current borrowings are at variable rates of interest and thereby expose Mittal Steel to interest rate risk. Generally, Mittal Steel does not use financial instruments to hedge a significant portion of its interest rate exposure. If interest rates rise, Mittal Steel’s debt service obligations on its variable rate indebtedness would increase even if the amount borrowed remained the same, resulting in higher interest costs.

A substantial portion of Mittal Steel’s debt is denominated in euro. Accordingly, Mittal Steel is exposed to fluctuations in the exchange rates between the U.S. dollar and the euro. Any such fluctuations in the euro and, in particular, a marked appreciation of the euro to the U.S. dollar, could harm ArcelorMittal’s financial position significantly.

ArcelorMittal may not generate or obtain sufficient funds to meet the significant capital expenditure commitments and other commitments Mittal Steel has made in connection with certain acquisitions.

In connection with the acquisition of some of its operating subsidiaries, Mittal Steel has made significant capital expenditure commitments and other commitments with various governmental bodies involving expenditures required to be made over the next few years. In 2006, capital expenditures for Mittal Steel amounted to $2.9 billion. As of December 31, 2006, Mittal Steel and its subsidiaries had capital commitments outstanding of approximately $3.3 billion under privatization and other major contracts. ArcelorMittal expects to fund these capital expenditure commitments and other commitments primarily through internal sources, but ArcelorMittal cannot assure you that it will be able to generate or obtain sufficient funds to meet these requirements or to complete these projects on a timely basis or at all. In addition, completion of these projects may be affected by factors that are beyond the control of ArcelorMittal.

Mittal Steel has also made commitments relating to employees at some of its operating subsidiaries. It has agreed, in connection with the acquisition of interests in these subsidiaries, including the acquisition of Arcelor, that it will not make collective dismissals for certain periods. These periods generally extend several years following the date of acquisition. The inability to make such dismissals may affect ArcelorMittal’s ability to coordinate its workforce and efficiently manage its business in response to changing market conditions in the areas affected.

ArcelorMittal may not be able to remain in compliance with some or all of these requirements in the future. Failure to remain in compliance may result in forfeiture of part of Mittal Steel’s investment and/or the loss of tax and regulatory benefits.

Because ArcelorMittal will be a holding company, it will depend on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future needs.

Because ArcelorMittal will be a holding company, it will be dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, and pay any cash dividends or distributions on its shares. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions or prohibitions on such operating subsidiaries’ ability to pay dividends.

Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions only to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

Some of Mittal Steel’s subsidiaries benefited from state aid granted prior to, or in connection with, their respective privatizations, the granting of which is subject to transitional arrangements under the respective treaties concerning the accession of these countries to the European Union. Non-fulfillment or breach of the transitional arrangements and related rules may result in the recovery of aid granted pursuant to the transitional arrangements.

Mittal Steel has acquired formerly state-owned companies in the Czech Republic, Poland and Romania, some of which benefited from state aid granted prior to, or in connection with, their respective privatization and restructuring. Moreover, the restructuring of the steel industries in each of the Czech Republic, Poland and Romania is subject to transitional arrangements and related rules that determine the legality of restructuring aid. The transitional arrangements form part of the respective treaties concerning the accession of the Czech Republic, Poland and Romania to the European Union.

Non-fulfillment or breach of the transitional arrangements and related rules may nullify the effect of the transitional arrangements and may result in the recovery of aid pursuant to the transitional arrangements that have been breached.

ArcelorMittal’s mining operations will be subject to mining risks.

ArcelorMittal’s mining operations will be subject to hazards and risks normally associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination.

Hazards associated with underground mining operations include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	cave-ins or ground falls;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence;

•	other accidents and conditions resulting from drilling; and

•	blasting and removing, and processing material from, an underground mine.

ArcelorMittal will be at risk of experiencing any or all of these hazards. For example, in September 2006, a methane gas explosion at Mittal Steel’s Lenina mine in Kazakhstan resulted in 41 fatalities and a shutdown of the mine for two days. The occurrence of any of these hazards could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance.

Under-funding of pension and other post-retirement benefit plans at some of Mittal Steel’s operating subsidiaries, and the possible need to make substantial cash contributions to pension plans, which may increase in the future, may reduce the cash available for ArcelorMittal’s business.

Mittal Steel’s principal operating subsidiaries in Canada, France, Germany, Trinidad, the United States, South Africa and Ukraine provide defined benefit pension plans to their employees. Some of these plans are currently under-funded. At December 31, 2006, the value of Mittal Steel USA’s pension plan assets was $2,335 million, while the projected benefit obligation was $3,075 million, resulting in a deficit of $740 million. At December 31, 2006, the value of the pension plan assets of Mittal Steel’s Canadian subsidiaries was $2,193 million, while the projected benefit obligation $2,730 million, resulting in a deficit of $537 million. At December 31, 2006, the value of the pension plan assets of Mittal Steel’s European subsidiaries was $551 million, while the projected benefit obligation was $2,228 million, resulting in a deficit of $1,677 million. Mittal Steel USA also had an under-funded post-employment benefit obligation of $1,137 million relating to life insurance and medical benefits as of December 31, 2006. Mittal Steel’s Canadian subsidiaries also had an under-funded post-employment benefit obligation of $934 million relating to life insurance and medical benefits as of December 31, 2006. Mittal Steel’s European subsidiaries also had an under-funded post-employment benefit obligation of $459 million relating to life insurance and medical benefits as of December 31, 2006.

Mittal Steel’s funding obligations depend upon future asset performance, the level of interest rates used to measure ERISA minimum funding levels, actuarial assumptions and experience, changes negotiated with unions and future government regulation. Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for Mittal Steel’s pension plans and other post-employment benefit plans could be significantly higher than currently estimated amounts. These funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal could experience labor disputes that could disrupt its operations and its relationships with its customers.

A majority of the employees of Mittal Steel are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation. Strikes or work stoppages could occur prior to, or during, the negotiations leading to new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons. Any such breakdown leading to work stoppage and disruption of operations could have an adverse effect on the operations and financial results of ArcelorMittal. For example, steel workers at Mittal Steel’s Lázaro Cárdenas production facilities went on strike on two occasions in the period of February to April of 2006 following the removal of the steel workers’ union leader by the Mexican government and during 2006 Mittal Steel experienced various other strikes of limited duration.

Additionally, many of the contractors working at Mittal Steel’s operating subsidiaries’ plants employ workers who are represented by various trade unions. Disruptions with these contractors could significantly disrupt ArcelorMittal’s operations and harm its financial results and its relationships with its customers.

Prior to Mittal Steel’s acquisition of Arcelor, representatives of various unions representing Arcelor employees made statements critical of the acquisition. Although no union of Arcelor has yet gone on strike, ArcelorMittal may still be subject to strikes and other labor actions by Arcelor employees that would disrupt ArcelorMittal’s operations and prevent it from achieving the anticipated synergies and efficiencies arising from the acquisition.

ArcelorMittal will be subject to economic risks and uncertainties in the countries in which it will operate. Any deterioration or disruption of the economic environment in those countries could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

Over the past few years, many of the countries in which Mittal Steel operates, or proposes to operate, have experienced economic growth and improved economic stability. For example, Eastern European countries, such as Poland, the Czech Republic and Romania, have initiated free-market economic reforms in connection with, or in anticipation of, their accession to the European Union. Others, such as Algeria, Argentina and South Africa, have attempted to reinforce political stability and improve economic performance after recent periods of political instability. Ukraine and Kazakhstan have implemented free-market economic reforms. Mittal Steel’s business strategy was developed partly on the assumption that such economic growth and the modernization, restructuring and upgrading of the physical infrastructure in these countries will continue, thus creating increased demand for Mittal Steel’s steel products and maintaining a stable level of steel prices both in these countries and in other key product markets. While the demand in these countries for steel and steel products has gradually increased, this trend will not necessarily continue. In addition, the legal systems in some of the countries in which ArcelorMittal will operate remain underdeveloped, particularly with respect to bankruptcy proceedings, and the prospect of widespread bankruptcy, mass unemployment and the deterioration of various sectors of these economies still exists. Reform policies may not continue to be implemented and, if implemented, may not be successful. In addition, these countries may not remain receptive to foreign trade and investment. Any slowdown in the development of these economies or any reduction in the investment budgets of governmental agencies and companies responsible for the modernization of such physical infrastructure could also have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal will be subject to political, social and legal uncertainties in some of the developing countries in which it will operate. Any disruption or volatility in the political or social environment in those countries could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

Mittal Steel operates in a number of developing countries. Some of these countries, such as Romania and Ukraine, have been undergoing substantial political transformations from centrally controlled command economies to pluralist market-oriented democracies. Political and economic reforms necessary to complete such transformation may not continue. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, widescale civil disturbances and military conflict, as in Algeria, Bosnia and Herzegovina, Liberia and South Africa. The political systems in these and other developing countries may be vulnerable to the populations’ dissatisfaction with reforms, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries.

In addition, ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it will operate because those countries may not be parties to treaties that recognize the mutual enforcement of court judgments.

ArcelorMittal could experience currency fluctuations and become subject to exchange controls that could adversely affect its business, financial condition, results of operations or prospects.

Mittal Steel operates and sells products in a number of countries, and, as a result, ArcelorMittal’s business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. Major changes in exchange rates, particularly changes in the value of the U.S. dollar against the currencies of countries in which Mittal Steel operates, could have an adverse effect on its business, financial condition, results of operations or prospects.

Some operations involving the South African rand, Kazakh tenge, Brazilian real, Argentine peso, Algerian dinar and Ukrainian hryvnia are subject to limitations imposed by their respective central banks. The imposition of exchange controls or other similar restrictions on currency convertibility in the countries in which Mittal Steel operates could adversely affect ArcelorMittal’s business, financial condition, results of operations or prospects.

Disruptions to ArcelorMittal’s manufacturing processes could adversely affect ArcelorMittal’s operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. Mittal Steel’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. To the extent that lost production as a result of such a disruption could not be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and financial results.

Natural disasters could significantly damage ArcelorMittal’s production facilities.

Natural disasters could significantly damage ArcelorMittal’s production facilities and general infrastructure. In particular, Mittal Steel Lázaro Cárdenas’ production facilities are located in Lázaro Cárdenas, Michoacan, Mexico, and Mittal Steel Temirtau is located in the Karaganda region of the Republic of Kazakhstan, both of which are areas that have historically experienced earthquakes of varying magnitude. Extensive damage to either facility, or any other major production complexes, whether as a result of an earthquake or other natural disaster, could, to the extent that lost production as a result of such a disaster could not be compensated for by unaffected facilities, severely affect ArcelorMittal’s ability to conduct its business operations and, as a result, reduce its future operating results.

ArcelorMittal’s insurance policies will provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal will maintain insurance on property and equipment in amounts believed to be consistent with industry practices but it may not be fully insured against some business risks. ArcelorMittal’s insurance policies will cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under its policies. Arcelor maintains similar coverage, which eventually will be consolidated under appropriate groupwide policies at the time of their renewal. Under these policies, damages and losses caused by some natural disasters, such as earthquakes, floods and windstorms, will also be covered. The coverage for Arcelor’s plants is similar to the coverage for Mittal Steel’s plants, except as to natural hazards, earthquakes and windstorms, for which Arcelor relies on self insurance where external insurance cover is not legally required, as its exposure to those risks is considered to be limited.

Each of the operating subsidiaries of ArcelorMittal also will maintain various other types of insurance, such as workmen’s compensation insurance and marine insurance. Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries will carry, the occurrence of an accident that causes losses in excess of limits specified under the relevant policy, or losses arising from events not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

Product liability claims could adversely affect ArcelorMittal’s operations.

Mittal Steel sells products to major manufacturers who are engaged to sell a wide range of end products. Furthermore, Mittal Steel’s products are also sold to, and used in, certain safety-critical applications. If ArcelorMittal were to sell steel that is inconsistent with the specifications of the order or the requirements of the application, significant disruptions to the customer’s production lines could result. There could also be significant consequential damages resulting from the use of such products. ArcelorMittal will have a limited amount of product liability insurance coverage, and a major claim for damages related to products sold could leave ArcelorMittal uninsured against a portion or all of the award and, as a result, materially harm its financial condition and future operating results.

International trade actions or regulations and trade-related legal proceedings could reduce or eliminate ArcelorMittal’s access to steel markets.

Mittal Steel has international operations and makes sales throughout the world, and, therefore, its businesses have significant exposure to the effects of trade actions and barriers. Various countries, including the United States and Canada, have in the past instituted, or are currently contemplating the institution of, trade actions and barriers.

Mittal Steel cannot predict the timing and nature of similar or other trade actions by the United States, Canada or any other country. Because of the international nature of these operations, ArcelorMittal could be affected by any trade actions or restrictions introduced by any country in which it sells, or has the potential to sell, its products. Any such trade actions could materially and adversely affect ArcelorMittal’s business by reducing or eliminating ArcelorMittal’s access to steel markets.

In addition to the more general trade barriers described above, if Mittal Steel were party to a regulatory or trade-related legal proceeding that was decided adversely to it, its business, financial condition, results of operations or prospects could be adversely affected.

Significant expenditures and senior management time may be required with respect to ArcelorMittal’s internal controls to ensure compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act of 2002 and the regulations of the SEC thereunder will require senior executive and senior financial officers of ArcelorMittal to assess on a regular basis the internal controls over financial reporting, evaluate the effectiveness of such internal controls and disclose any material weaknesses in such internal controls. ArcelorMittal’s independent registered public accounting firm will also be required to provide an attestation of management’s evaluation, including with respect to entities acquired by ArcelorMittal, some of which may have internal control weaknesses or deficiencies. The scope of management’s assessment of Mittal Steel’s internal control over financial reporting did not include an assessment of the disclosure controls and procedures for Arcelor during 2006, and management has excluded Arcelor from its assessment of the effectiveness of Mittal Steel’s internal control over financial reporting as of December 31, 2006. The disclosure controls and procedures for Arcelor will be included in management’s assessment as of December 31, 2007. Consequently, to the extent that Arcelor is discovered to have weak or deficient internal controls, ArcelorMittal may be required to allocate significant monetary and management resources to remedy the deficiencies and weaknesses that could otherwise be devoted to ArcelorMittal’s daily business operations.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in the countries in which it will operate change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal will operate are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and continuing budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden.

In addition, many of the jurisdictions in which ArcelorMittal will operate have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that taxing authorities in the countries in which ArcelorMittal will operate will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and could result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it will operate or treaties between those jurisdictions are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows, liquidity and ability to pay dividends.

If Mittal Steel were unable to utilize fully its deferred tax assets, ArcelorMittal’s profitability could be reduced.

At December 31, 2006, Mittal Steel had $1,670 million recorded as deferred tax assets on its balance sheet. These assets can be utilized only if, and only to the extent that, Mittal Steel’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences before they expire.

At December 31, 2006, the amount of future income required to recover Mittal Steel’s deferred tax assets was approximately $5,278 million at certain operating subsidiaries. For each of the years ended December 31, 2005 and 2006, these operating subsidiaries generated approximately 62% and 43%, respectively, of Mittal Steel’s consolidated income before tax of $4,676 million and $7,195 million respectively.

Mittal Steel’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If Mittal Steel generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal will be organized under the laws of Luxembourg with its principal executive offices and corporate seat in Luxembourg. The majority of ArcelorMittal’s directors and senior management will be residents of jurisdictions outside the United States. The majority of ArcelorMittal’s assets and the assets of these persons will be located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this proxy statement/prospectus.

Risks Related to the Industry

Steel companies are susceptible to the cyclicality of the steel industry, making their results of operations unpredictable.

The steel industry has historically been highly cyclical and is affected significantly by general economic conditions and other factors, such as worldwide production capacity, fluctuations in steel imports/exports and tariffs. Steel prices are also sensitive to trends in cyclical industries, such as automotive, construction, appliance, machinery, equipment and transportation industries, which are the significant markets for Mittal Steel’s products. Steel markets have been experiencing larger and more pronounced cyclical fluctuations, driven recently by the substantial increase in steel production and consumption in China. This trend, combined with the rising costs of key inputs, mainly metallics, energy, transportation and logistics, presents an increasing challenge for steel producers.

The volatility and the length and nature of business cycles affecting the steel industry have historically been unpredictable, and the recurrence of another major downturn in the industry would negatively impact ArcelorMittal’s results of operations and profitability.

Rapidly growing demand and supply of steel products in China and other developing economies may result in additional excess worldwide capacity and falling steel prices.

Over the last several years, steel consumption in China and other developing economies, such as India, has increased rapidly. Steel companies have responded by developing steel production capabilities in these countries. Steel production, especially in China, has been expanding significantly and, in 2006, China became a net exporter of steel. Excess Chinese capacity exported to Europe and the United States put downward pressure on steel prices in those markets in 2006. Because China is the largest worldwide steel producer by a large margin, any excess Chinese capacity could have a major negative impact on world steel trade and prices if excess production is continued to be exported to other markets.

ArcelorMittal could face significant price and other forms of competition from other steel producers, which could have a material adverse effect on its business, financial condition, results of operations or prospects.

The markets in which steel companies conduct business are highly competitive. Competition could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing, any one of which could have a material adverse effect on its business, financial condition, results of operations or prospects. The global steel industry has historically suffered from substantial over-capacity. This has led to substantial price decreases during periods of economic weakness that have not been offset by commensurate price increases during periods of economic strength. Excess capacity in some of the products sold by ArcelorMittal will intensify price competition for those products. This could require ArcelorMittal to reduce the price for its products and, as a result, may have a material adverse effect on its business, financial condition, results of operations or prospects. Mittal Steel competes primarily on the basis of quality and the ability to meet customers’ product specifications, delivery schedules and price expectation. Some of ArcelorMittal’s competitors may have different technologies, lower raw material and energy costs and lower employee post-employment benefit costs.

In addition, the competitive position of ArcelorMittal within the global steel industry may be affected by, among other things, the recent trend toward consolidation among Mittal Steel’s competitors, particularly in Europe and the United States; exchange rate fluctuations that may make the products of ArcelorMittal less competitive in relation to the products of steel companies based in other countries; and the development of new technologies for the production of steel and steel-related products.

ArcelorMittal could encounter supply shortages and increases in the cost of raw materials, energy and transportation.

Steel production requires substantial amounts of raw materials and energy, including iron ore, scrap, electricity, natural gas, coal and coke. Currently, there is a worldwide shortage of coke and coal, mainly as a result of the rapid growth in the demand for steel globally. In 2006, there was a sharp rise in the cost of a number of commodities essential for the process of steel-making. In particular, the prices of zinc and nickel rose substantially due to a worldwide stock shortage. Any prolonged interruption in the supply of raw materials or energy, or substantial increases in their costs, could adversely affect the business, financial condition, results of operations or prospects of steel companies. The availability and prices of raw materials may be negatively affected by, among other factors:

•	new laws or regulations;

•	suppliers’ allocations to other purchasers;

•	interruptions in production by suppliers;

•	accidents or other similar events at suppliers’ premises or along the supply chain;

•	wars, natural disasters and other similar events;

•	changes in exchange rates;

•	consolidation in steel-related industries;

•	the bargaining power of raw material suppliers;

•	worldwide price fluctuations; and

•	the availability and cost of transportation.

In addition, energy costs, including the cost of electricity and natural gas, make up a substantial portion of the cost of goods sold by steel companies. The price of energy has varied significantly in the past several years and may vary significantly in the future largely as a result of market conditions and other factors beyond the control of steel companies, including significant increases in oil prices. Because the production of direct reduced iron and the re-heating of steel involve the use of significant amounts of natural gas, steel companies are sensitive to the price of natural gas.

Further global developments, particularly the dramatic increase in Chinese and Indian demand for materials and inputs used in steel manufacturing, may cause severe shortages and/or substantial price increases in key raw materials and ocean transportation capacity. Inability to recoup such cost increases from increases in the selling prices of steel companies’ products, or inability to cater to their customers’ demands because of non-availability of key raw materials or other inputs, may harm the business, financial condition, results of operations or prospects of steel companies.

ArcelorMittal will not necessarily be able to procure adequate supplies in the future. A portion of Mittal Steel’s raw materials are obtained under contracts that are either short-term or are subject to periodic price negotiations. Any prolonged interruption, discontinuation or other disruption in the supply of raw materials or energy, or substantial increases in their costs, may harm ArcelorMittal’s business, financial condition and results of operations or prospects.

ArcelorMittal will be susceptible to changes in governmental policies and international economic conditions that could limit its operating flexibility and reduce its profitability.

Governmental, political and economic developments relating to inflation, interest rates, taxation, currency fluctuations, trade regulations, social or political instability, diplomatic relations, international conflicts and other factors could limit ArcelorMittal’s operating flexibility and reduce its profitability. Mittal Steel has not obtained and ArcelorMittal does not intend to obtain political risk insurance in any country in which it will conduct business. Countries where ArcelorMittal will conduct operations where such risks are the greatest would include Algeria, Liberia, Kazakhstan and Ukraine. In particular, regulatory authorities in these countries exercise considerable discretion in the enforcement of local laws and regulations. At times, authorities may use this discretion to enforce laws and regulations in an unpredictable manner, and dealing with this may be costly and time consuming for ArcelorMittal. Additionally, there is uncertainty relating to possible changes in government or in the political climate. For example, a new government may seek to reopen or challenge the tax, legal or other arrangements affecting ArcelorMittal’s operations, which could have material adverse consequences.

Competition from other materials could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

In many applications, steel competes with other materials that may be used as steel substitutes, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Additional substitutes for steel products could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

ArcelorMittal will be subject to stringent environmental and health and safety regulations that give rise to significant costs and liabilities, including those arising from environmental remediation programs.

ArcelorMittal will be subject to a broad range of environmental and health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent environmental and health and safety protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, worker health and safety and the remediation of environmental contamination. For example, U.S. laws and regulations and European Union, or EU, Directives, as well as any new or additional environmental compliance requirements that may arise out of the implementation by different countries of the Kyoto Protocol (United Nations Framework on Climate Change, 1992), may impose new and/or additional rules or more stringent environmental norms with which steel companies may have to comply. Compliance with these obligations may require additional capital expenditures or modifications in operating practices, particularly at steel companies operating in countries that have recently joined the European Union. The costs of complying with health and safety laws and regulations and environmental regulatory or remediation obligations, including participation in the assessment and remediation of contaminated sites, could be significant, and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties. In addition to the impact on current facilities and operations, these standards could give rise to substantial environmental liabilities with respect to divested assets and past activities.

Mittal Steel is involved in a range of compliance actions and legal proceedings concerning environmental matters, all of which relate to legacy obligations arising from acquisitions. In some cases, Mittal Steel has entered into consent decrees or settlement agreements requiring remediation of contamination or other capital improvements relating to environmental matters. Failure to comply with these commitments could result in significant monetary penalties. Mittal Steel is also conducting significant remedial activities at various facilities to address environmental liabilities in the absence of any governmental actions.

Mittal Steel has established reserves for environmental remediation activities and liabilities. However, environmental matters cannot be predicted with certainty, and the reserves may not be adequate, especially in light of the potential for change in environmental conditions or the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional activities not initially included in the remediation estimates, and the potential for Mittal Steel to be liable for remediation of other sites for which provisions have not been previously established. Such future developments could result in significantly higher environmental costs and liabilities.

Mittal Steel, like other steel companies with operations in the EU, is subject to carbon dioxide, or CO2 legislation. In Europe, according to the framework of the European Emissions Trading system, every year plants receive a number of CO2 allowances to cover their emissions during that year. In addition, Canada and other countries in which Mittal Steel has facilities also may issue laws and regulations requiring reductions in greenhouse gas emissions or the purchase of emission credits.

The EU’s review of the national allocation plans for the 2008-2012 trading period is ongoing. If the allowances granted to Mittal Steel and its subsidiaries for the 2008-2012 trading period are insufficient to cover their CO2 emissions, Mittal Steel will have to purchase additional allowances on the open market or import allowances from third countries in which emission-saving projects carried out under the Kyoto Protocol’s flexible project-based mechanism can generate additional allowances.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus contain forward-looking statements based on estimates and assumptions within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of Mittal Steel and ArcelorMittal, including its acquired subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of Mittal Steel.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to update publicly or revise any forward-looking statements made in this proxy statement/prospectus or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this proxy statement/prospectus, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	ArcelorMittal’s ability to manage its growth;

•	the timing of realization of cost savings and other synergies expected to result from acquisitions;

•	costs or difficulties related to the integration of acquisitions, including the acquisition of Arcelor by Mittal Steel, may be greater than expected;

•	uncertainty as to the actions of the Significant shareholder;

•	any loss or diminution in the services of Lakshmi N. Mittal, Mittal Steel and ArcelorMittal’s Chairman and Chief Executive Officer;

•	any downgrade of ArcelorMittal’s credit rating;

•	ArcelorMittal’s ability to operate within the limitations imposed by its financing arrangements;

•	ArcelorMittal’s ability to refinance existing debt and obtain new financing on acceptable terms to finance its growth;

•	mining risks;

•	ArcelorMittal’s ability to fund under-funded pension liabilities;

•	the increased cost of wages and the risk of labor disputes;

•	general economic conditions, whether globally, nationally or in the markets in which ArcelorMittal will conduct business;

•	the risk of disruption or volatility in the economic, political or social environment in the countries in which ArcelorMittal will conduct its business;

•	fluctuations in currency exchange rates, commodity prices, energy prices and interest rates;

•	the risk of disruptions to ArcelorMittal’s operations;

•	the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal will operate;

•	the risk that ArcelorMittal may not be able to fully utilize its deferred tax assets;

•	damage to ArcelorMittal’s production facilities due to natural disasters;

•	the risk that ArcelorMittal’s insurance policies may provide limited coverage;

•	the risk of product liability claims adversely affecting ArcelorMittal’s operations;

•	international trade actions or regulations;

•	expenditures and senior management time required in connection with ArcelorMittal’s compliance with the Sarbanes-Oxley Act of 2002;

•	ArcelorMittal’s ability to operate successfully within a cyclical industry;

•	the risk that demand for and supply of steel products in China and other developed / developing economies may result in falling steel prices;

•	the risk of decreasing prices for ArcelorMittal’s products and other forms of competition in the steel industry;

•	the risk of significant supply shortages and increasing costs of raw materials, energy and transportation;

•	the need for large capital expenditures to maintain ArcelorMittal’s portfolio of assets;

•	increased competition from substitute materials, such as aluminum; and

•

legislative or regulatory changes, including those relating to protection of the environment and health and safety, and those resulting from international agreements and treaties related to trade, accession to the European Union (“EU”) or otherwise.

These factors are discussed in more detail in this proxy statement/prospectus, including under the section “Risk Factors”.

THE MITTAL STEEL EXTRAORDINARY GENERAL MEETING

Date, Time, Place, Purpose and Agenda of the Mittal Steel Extraordinary General Meeting

The extraordinary general meeting of shareholders of Mittal Steel will be held on August 28, 2007, at 2 p.m. Amsterdam time, at Hotel Okura Amsterdam located at Ferdinand Bolstraat 333, 1072 LH Amsterdam, The Netherlands.

The purpose of the extraordinary general meeting is to consider and to vote on the proposal to merge Mittal Steel into ArcelorMittal as contemplated by the merger proposal (voorstel tot fusie) and the explanatory memorandum (toelichting op het voorstel tot fusie), dated as of June 25, 2007.

The agenda for the extraordinary general meeting is as follows:

1.	Opening.

2	Proposal to merge Mittal Steel into ArcelorMittal as contemplated by the merger proposal (voorstel tot fusie) and the explanatory memorandum (toelichting op het voorstel tot fusie) dated as of June 25, 2007, including the authority of the Board of Directors to complete the merger.

3.	Questions / any other item with permission of the Chairman.

4.	Closing.

The Mittal Steel Board of Directors unanimously recommends that you vote “FOR” the decision to merge Mittal Steel into ArcelorMittal as contemplated by the merger proposal and the explanatory memorandum. For the reasons for this recommendation, see “The Merger—Recommendation of the Mittal Steel Board of Directors and Its Reasons for the Merger”.

Who Can Vote at the Mittal Steel Extraordinary General Meeting

You can vote at the Mittal Steel extraordinary general meeting if you own Mittal Steel shares at the close of business on August 21, 2007, which is referred to as the registration date. Pursuant to Dutch law and the articles of association of Mittal Steel, the registration date cannot be earlier than 7 days prior to the extraordinary general meeting.

Holders of European Registry Shares. In order to exercise their voting rights at the extraordinary general meeting in person or by proxy, holders of Mittal Steel class A common shares whose ownership is directly or indirectly recorded in Mittal Steel’s Dutch or Luxembourg shareholder registry, which are referred to as European Registry Shares, must follow the instructions described under “—Manner of Voting—Holders of European Registry Shares whose ownership is directly recorded in Mittal Steel’s Dutch or Luxembourg shareholder registry” or “—Manner of Voting—Holders of European Registry Shares whose ownership is indirectly recorded in Mittal Steel’s Dutch or Luxembourg shareholder registry”, as applicable.

Holders of Class B Common Shares. In order to exercise their voting rights at the extraordinary general meeting in person or by proxy, holders of Mittal Steel class B common shares must follow instructions identical to those described under “—Manner of Voting—Holders of European Registry Shares whose ownership is recorded directly in Mittal Steel’s Dutch or Luxembourg shareholder registry”.

Holders of New York Registry Shares. In order to exercise their voting rights at the extraordinary general meeting in person or by proxy, holders of Mittal Steel class A common shares whose ownership is directly or indirectly recorded in Mittal Steel’s New York shareholder registry, which are referred to as New York Registry Shares, must follow the instructions described under “—Manner of Voting” below for holders of New York Registry Shares.

Vote Required for Adoption of Decision to Merge

In order to effect the merger, Mittal Steel shareholders must adopt the decision to merge Mittal Steel into ArcelorMittal as contemplated by the merger proposal and the explanatory memorandum. The decision to merge requires:

•

if less than 50% of the outstanding Mittal Steel shares are represented in person or by proxy at the Mittal Steel extraordinary general meeting, the affirmative vote of the holders of at least two-thirds of the Mittal Steel shares represented in person or by proxy at the extraordinary general meeting, or

•

if at least 50% of the outstanding Mittal Steel shares are represented in person or by proxy at the Mittal Steel extraordinary general meeting, the affirmative vote of the holders of at least a majority of the Mittal Steel shares represented in person or by proxy at the extraordinary general meeting.

Manner of Voting

If you are a Mittal Steel shareholder, you may submit your vote for or against the proposal submitted at the Mittal Steel extraordinary general meeting in person or by proxy. All Mittal Steel shares entitled to vote and represented by duly completed proxies received prior to the Mittal Steel extraordinary general meeting in accordance with the applicable formalities, and not revoked, will be voted at the Mittal Steel extraordinary general meeting as instructed on the proxies. Holders of Mittal Steel class A common shares and Mittal Steel class B common shares and their duly appointed proxies that wish to attend the Mittal Steel extraordinary general meeting in person, must register and bring their attendance card (in the case of holders of European Registry Shares whose ownership is indirectly recorded in Mittal Steel’s Dutch or Luxembourg shareholder registry or in the case of holders of New York Registry Shares) (see “—Attendance in Person”) as well as a form of personal identification to enter the meeting.

Holders of European Registry Shares Whose Ownership is Directly Recorded in Mittal Steel’s Dutch or Luxembourg Shareholder Registry

The following paragraphs apply only to those holders of European Registry Shares whose ownership is directly recorded in Mittal Steel’s Dutch or Luxembourg shareholder registry on August 21, 2007, the registration date. (These European Registry Shares cannot be traded on Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A, the regulated market of the Luxembourg Stock Exchange and the Spanish exchanges, unless the holders of these shares are deregistered from the shareholder registry and these shares are entered into the relevant book-entry system.)

Attendance in Person. Holders of these European Registry Shares who elect to attend the extraordinary general meeting in person must register with Mittal Steel before 5 p.m. (Amsterdam time) on August 23, 2007. These holders of European Registry Shares must complete, sign and date a proxy form that can be obtained from Mittal Steel (c/o Arcelor ‹ Service Titres ›, 19, Avenue de la Liberté, L-2930 Luxembourg, phone +352 4792 1) or downloaded from Mittal Steel’s website (www.arcelormittal.com). The completed, signed and dated proxy form must be returned to Mittal Steel (c/o Arcelor ‹ Service Titres ›, 19, Avenue de la Liberté, L-2930 Luxembourg, or facsimile +352 4792 2189) such that the proxy form will be received by Mittal Steel before 5 p.m. (Amsterdam time) on August 23, 2007.

Attendance by Proxy. Holders of these European Registry Shares who are unable to attend the extraordinary general meeting in person, may give a voting instruction to the Secretary of Mittal Steel, Mr. Henk Scheffer (c/o Arcelor ‹ Service Titres ›, 19, Avenue de la Liberté, L-2930 Luxembourg), or to a third party that the holder designates. Prior to giving voting instructions to the Secretary of Mittal Steel, holders of European Registry Shares must (a) have registered their shares as described above (see “—Attendance in Person”), and (b) complete, sign and date the proxy form that can be obtained from Mittal Steel (c/o Arcelor ‹ Service Titres ›, 19, Avenue de la Liberté, L-2930 Luxembourg, phone + 352 4792 1) or downloaded from Mittal Steel’s website. The completed, signed and dated proxy form must be returned to Mittal Steel (c/o Arcelor ‹ Service Titres ›, 19, Avenue de la Liberté, L-2930 Luxembourg or facsimile + 352 4792 2189) such that the proxy form will be received by Mittal Steel before 5 p.m. (Amsterdam time) on August 23, 2007.

If a holder of these European Registry Shares wishes to be represented by a proxy other than the Secretary of Mittal Steel, then this holder must (a) have registered his or her shares as described above (see “—Attendance in Person”), and (b) have completed, signed, dated and returned a proxy, indicating the name of the proxy to Mittal Steel (c/o Arcelor <Service Titres>, 19 avenue de la Liberté, L-2930 Luxembourg, or facsimile +352 4792 2189) such that the proxy will be received by Mittal Steel in order to have that name recorded on the registration list for the extraordinary general meeting before 5 p.m. (Amsterdam time) on August 23, 2007.

Finally, holders of these European Registry Shares cannot revoke their proxy.

Holders of European Registry Shares Whose Ownership is Indirectly Recorded in Mittal Steel’s Dutch or Luxembourg Shareholder Registry

The following paragraphs apply only to those holders of European Registry Shares whose ownership is indirectly recorded in Mittal Steel’s Dutch or Luxembourg shareholder registry. (These European Registry

Shares are held through a book-entry system and can be directly traded on Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange and the Spanish exchanges.)

Attendance in Person. Holders of these European Registry Shares who elect to attend the extraordinary general meeting in person must request their local bank or broker at which their shares are registered, to send a confirmation notice to the relevant central registration bank before August 21, 2007. (A list of the relevant central registration banks is included below. See “–Central Registration Banks”.) That confirmation notice must state that the relevant European Registry Shares are or will be registered with the local bank or broker’s records in the holder’s name on August 21, 2007. If the confirmation notice is duly completed, signed, dated and returned, the holder of the European Registry Shares will receive by e-mail or mail a proof of registration and/or a receipt of deposit/registration, which will serve as an attendance card for the extraordinary general meeting.

Attendance by Proxy. Holders of these European Registry Shares who are unable to attend the extraordinary general meeting in person, may give a voting instruction to the Secretary of Mittal Steel, Mr. Henk Scheffer (c/o Arcelor ‹ Service Titres ›, 19, Avenue de la Liberté, L-2930 Luxembourg, phone + 352 4792 1), or to a third party that the holder designates. Prior to giving voting instructions to the Secretary of Mittal Steel, holders of European Registry Shares must (a) have registered their shares as described above (see “—Attendance in Person”), and (b) complete, sign and date the proxy form that can be obtained from the relevant central registration bank or downloaded from Mittal Steel’s website. The completed, signed and dated proxy form must be returned to the relevant central registration bank before August 23, 2007.

If a holder of these European Registry Shares wishes to be represented by a proxy other than the Secretary of Mittal Steel, then this holder must (a) have registered his or her shares as described above (see “—Attendance in Person”), and (b) have provided the name of the proxy to Mittal Steel in order to have that name recorded on the registration list for the extraordinary general meeting before 5 p.m. (Amsterdam time) on August 23, 2007.

Finally, holders of these European Registry Shares cannot revoke their proxy.

Central Registration Banks. Mittal Steel has appointed the following central registration banks:

•	For European Registry Shares that are included in the Euroclear Nederland system and that are admitted to trading on Eurolist by Euronext Amsterdam N.V.:

ABN AMRO Bank N.V.

•	For European Registry Shares that are included in the Euroclear Belgium system and that are admitted to trading on Eurolist by Euronext Brussels SA/NV:

Bank Degroof SA/NV.

•	For European Registry Shares that are included in the Euroclear France system and that are admitted to trading on Eurolist by Euronext Paris S.A.:

Société Générale.

•	For European Registry Shares that are included in the Clearstream Banking or Euroclear Bank system and that are admitted to trading on the Luxembourg Stock Exchange’s regulated market:

HSBC Trinkaus & Burkhardt International SA.

•	For European Registry Shares that are included in the Iberclear system and that are admitted to trading on the Spanish exchanges:

Banco Bilbao Vizcaya Argentaria, S.A.

Holders of New York Registry Shares

Holders of New York Registry Shares wishing to exercise their shareholder rights, either in person or by proxy, must complete, sign, date and return the U.S. proxy card (enclosed in this proxy statement/prospectus), such that the proxy card will be received before 5 p.m. (New York time) on August 23, 2007, at the office of The Bank of New York at 101 Barclay Street, New York, New York 10286, U.S.A. to the attention of the Proxy Department, A level.

Attendance in Person. Holders of New York Registry Shares who elect to attend the extraordinary general meeting in person and duly complete, date, sign and return the U.S. proxy card in time, will receive an attendance card.

Attendance by Proxy. For those holders of New York Registry Shares who are unable to attend the extraordinary general meeting in person, the enclosed U.S. proxy card is a means by which such holders can exercise their voting rights. The U.S. proxy card appoints The Bank of New York as proxy holder, with full power of substitution. If the U.S. proxy card is duly completed, dated, signed and returned, all New York Registry Shares represented thereby will be voted, and, if a voting instruction is included by the holder of the New York Registry Shares in the U.S. proxy card, the New York Registry Shares will be voted by The Bank of New York or its substitute(s) in accordance with such voting instruction. If no voting instruction is included in the U.S. proxy card, the proxy will be voted by The Bank of New York or its substitute(s) “FOR” the decision to merge Mittal Steel into ArcelorMittal as contemplated by the merger proposal and the explanatory memorandum.

Holders of New York Registry Shares who are unable to attend the extraordinary general meeting in person and who wish to appoint a proxy holder other than The Bank of New York, must notify Mittal Steel (c/o Arcelor, ‹ Service Titres ›, 19, Avenue de la Liberté, L-2930 Luxembourg, phone + 352 4792 1) on or prior to August 23, 2007 of their intention to be represented at the meeting by proxy. Holders of New York Registry Shares should discuss the exact formalities with their bank or broker where the New York Registry Shares are registered in a securities account.

Finally, holders of New York Registry Shares who have executed a U.S. proxy card but who wish to revoke such proxy may do so by (a) delivering a subsequently dated U.S. proxy card or by giving written notice of revocation, which in each case must be received by The Bank of New York (marked for the attention of the Proxy Department), 101 Barclay Street, A Level, New York, New York 10286 on or before 5 p.m. (New York time) on August 23, 2007, or (b) giving written notice of revocation to be received by The Bank of New York (marked for the attention of the Proxy Department), 101 Barclay Street, A Level, New York, New York 10286 before 5 p.m. (New York time) on August 23, 2007 and attending the extraordinary general meeting in person and voting in person by ballot.

THE MERGER

The following is a description of the material aspects of the merger. While Mittal Steel and ArcelorMittal believe that the following description covers the material terms of the merger, the description may not contain all the information that is important to you. Mittal Steel and ArcelorMittal encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement and the merger proposal and the explanatory memorandum, copies of which are attached to this proxy statement/prospectus as Annex A and Annex B, respectively, for a more complete understanding of the merger.

Overview

Each of Mittal Steel’s and ArcelorMittal’s Board of Directors has unanimously approved and signed the merger agreement, the merger proposal and the explanatory memorandum and has unanimously approved the transactions contemplated by the merger proposal and the explanatory memorandum. At the effective time of the merger, Mittal Steel will merge into ArcelorMittal by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel. The combined company will be named “ArcelorMittal”. Mittal Steel shareholders will receive the merger consideration upon the terms set forth in the merger proposal and the explanatory memorandum and as further described under “The Merger Agreement, the Merger Proposal and the Explanatory Memorandum—Merger Consideration”.

Background of the Merger

On January 27, 2006 Mittal Steel publicly announced the launch of an unsolicited offer for all of the shares and convertible bonds of Arcelor, which is referred to as the Offer.

On January 29, 2006, Arcelor’s Board of Directors rejected the Offer as initially announced.

On June 25, 2006, following numerous communications between members of the management of Mittal Steel and Arcelor, and a revision of the initial Offer on May 19, 2006, Arcelor’s Board of Directors considered a subsequent revision of the Offer and decided unanimously to recommend Mittal Steel’s revised Offer in connection with the simultaneous execution of the Memorandum of Understanding.

In the Memorandum of Understanding, the parties agreed, among other things, to use their best efforts to procure that Mittal Steel would merge into Arcelor as soon as practicable following completion of the revised Offer, including any subsequent offer or compulsory buy-out proceedings required under Luxembourg law, and that the combined entity would be incorporated, domiciled and headquartered in Luxembourg. For a description of the Memorandum of Understanding, see “Material Contracts and Related Party Transactions—Memorandum of Understanding between Mittal Steel, Arcelor and the Significant Shareholder” and “Management—Mittal Steel / Arcelor Memorandum of Understanding”.

On July 26, 2006, Mittal Steel announced the final results of its offer for Arcelor securities, which expired on July 13, 2006 in Belgium, France, Luxembourg, Spain and the United States. As of such date, 594,549,753 Arcelor shares were tendered (including Arcelor shares underlying the Arcelor ADS tendered in the United States) and 19,858,533 Arcelor convertible bonds (OCEANEs 2017) were tendered, which represented, on a fully-diluted basis, 91.88% of Arcelor’s share capital and 91.97% of Arcelor’s voting rights. During the subsequent offering period, which ran from July 27, 2006 through August 17, 2006 in Belgium, France, Luxembourg, Spain and the United States, Arcelor security holders tendered an additional 12,721,565 Arcelor shares (including Arcelor shares underlying Arcelor ADSs tendered in the U.S.), and 57,651 Arcelor convertible bonds (OCEANEs 2017). The offer was then kept open until November 17, 2006 pursuant to Luxembourg law. On December 31, 2006, Mittal Steel held 607.3 million Arcelor shares and 19.9 million Arcelor convertible bonds representing 93.72% of Arcelor’s issued share capital and 93.80% of Arcelor’s voting rights.

On August 4, 2006, Mittal Steel and Arcelor announced new appointments to the management board and, subject to approval of the respective general meetings of shareholders, the Board of Directors for both Mittal Steel and Arcelor, allowing for the immediate start of the integration of Mittal Steel and Arcelor. Following the August 4, 2006 announcement, executives and senior management at both Mittal Steel and Arcelor, assisted by external advisers, commenced the preparation of the merger of Mittal Steel into Arcelor.

On April 27, 2007, the Board of Directors of Mittal Steel met to discuss the possibility of merging Mittal Steel into Arcelor in two steps in order to have Mittal Steel incorporated, domiciled and headquartered in Luxembourg, as required by the Memorandum of Understanding, as promptly as possible.

On May 2, 2007, pursuant to written decisions as of such date, the Board of Directors of Mittal Steel and ArcelorMittal each unanimously approved the merger agreement between Mittal Steel and ArcelorMittal and it was executed by the parties.

On May 15, 2007, the Board of Directors of Mittal Steel appointed AGN Daamen & van Sluis as independent auditor and the Board of Directors of ArcelorMittal appointed Mazars Luxembourg and Mazars Netherlands as independent auditors, each for purposes of the merger process.

On June 25, 2007, Mazars Paardekooper Hoffman N.V. issued its written auditors’ declaration (accountantsverklaring) and its written auditors’ report (accountantsverslag) to the Board of Directors of ArcelorMittal with respect to, among other things, the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Dutch law. On June 25, 2007, Mazars S.A. issued its written report (un rapport écrit destiné aux actionnaires) to the Board of Directors of ArcelorMittal, with respect to, among other things, the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Luxembourg law.

On June 25, 2007, AGN Daamen & van Sluis issued its written auditors’ declaration (accountantsverklaring) and its written auditors’ report (accountantsverslag) to the Board of Directors of Mittal Steel with respect to, among other things, the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Dutch law.

On June 25, 2007, all members of the Mittal Steel Board of Directors and the ArcelorMittal Board of Directors signed the merger proposal and the explanatory memorandum.

The merger proposal and the explanatory memorandum, each dated June 25, 2007, have been made publicly available on June 29, 2007.

Two-Step Merger Process and Second-Step Merger

In the MOU, Mittal Steel agreed that it would merge into Arcelor as soon as practicable following completion of its revised offer for Arcelor, and that the combined entity would be incorporated, domiciled and headquartered in Luxembourg. Following discussions at a meeting held on April 27, 2007, the Mittal Steel Board of Directors decided, pursuant to written decisions dated May 2, 2007, to organize a two-step process pursuant to which Mittal Steel would first be merged into ArcelorMittal, which would subsequently be merged into Arcelor as the ultimate surviving entity. The objective of the two-step process is to ensure the earliest possible compliance with the undertakings made by Mittal Steel in the context of its revised offer for Arcelor (as reflected in the MOU).

The merger that is the subject of this proxy statement/prospectus constitutes the first step of the combination of Mittal Steel and Arcelor into a single legal entity governed by Luxembourg law. In addition to enabling the parties to comply more rapidly and efficiently with part of the MOU undertakings, the first-step merger will permit a simplification of the group’s corporate structure as both ArcelorMittal and Arcelor will be located in the same jurisdiction (Luxembourg) with the same headquarters. The first-step merger, which will be completed before the second-step merger, will thereby contribute to a more efficient and rapid integration of the management and administrative teams of Mittal Steel and Arcelor, which are currently located in Rotterdam, Luxembourg and London.

The second-step merger will constitute the second and final step of the combination of Mittal Steel and Arcelor into a single legal entity governed by Luxembourg law. In the second-step merger, ArcelorMittal (the surviving entity in the Mittal Steel and ArcelorMittal merger) will merge into Arcelor and shareholders of ArcelorMittal will become shareholders of Arcelor, which will subsequently be renamed “ArcelorMittal”. The second-step merger is governed solely by Luxembourg law, since it is a domestic merger between two Luxembourg law governed entities. The second-step merger is intended to further rationalize the corporate structure of the combined company initiated by the first-step merger of Mittal Steel and ArcelorMittal. It is intended to complete the second-step merger as soon as practicable after the completion of the first-step merger.

The second-step merger will be subject to shareholder approval at the level of Arcelor and ArcelorMittal, which corporate approvals will be sought following effectiveness of the first-step merger. Accordingly, shareholders of Mittal Steel who will remain shareholders of ArcelorMittal following the first-step merger will be entitled to vote on the second-step merger.

As in the first-step merger, a merger proposal, an explanatory memorandum and other documentation required by Luxembourg corporate law and the U.S. federal and Luxembourg securities laws will be prepared and made publicly available for purposes of such corporate approvals. In particular, Arcelor intends to file a registration statement on Form F-4 with the SEC in connection with the second-step merger in advance or shortly following completion of the first-step merger. In addition, under applicable law, since Arcelor will be issuing shares to the shareholders of ArcelorMittal, which shares will be admitted to trading on stock exchanges in Belgium, France, Luxembourg, The Netherlands and Spain, a prospectus will be prepared in accordance with the Luxembourg law implementation of Directive 2003/71/EC, which prospectus will be subject to the approval of the CSSF and which will be “passported” into Belgium, France, The Netherlands and Spain.

A condition to the completion of the second-step merger is that the ultimate surviving entity, Arcelor (to be renamed “ArcelorMittal”) will be listed—as Mittal Steel is today and ArcelorMittal will be following effectiveness of the first-step merger—on the regulated market of the Luxembourg Stock Exchange, Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the Spanish exchanges, and the NYSE.

Applicable Legal Framework

As of March 30, 2007, Luxembourg law expressly authorizes a merger between a Luxembourg société anonyme and a non-Luxembourg law governed company, provided that the law applicable to such non-Luxembourg law governed company does not prohibit such a merger.

Dutch law does not currently contain statutory provisions specifically permitting or enabling a cross-border legal merger between a Dutch naamloze vennootschap such as Mittal Steel and a Luxembourg société anonyme such as ArcelorMittal. This is expected to change following the implementation into Dutch law of Directive 2005/56/EC of the European Parliament and the Council of October 26, 2005 on cross-border mergers of limited liability companies. This directive must be implemented into Dutch law no later than December 15, 2007.

On December 13, 2005, the European Court of Justice held in Case C-411/03 (Sevic Systems AG) that Articles 43 and 48 (freedom of establishment) of the treaty establishing the European Community apply to member states’ laws concerning cross-border legal mergers. The European Court of Justice confirmed that if the laws of a member state of the EU allow for the merger between two companies incorporated in its jurisdiction (a national legal merger), it should also allow for a merger of a company incorporated in its jurisdiction with a company incorporated in another member state of the EU (a cross-border legal merger), unless a difference in the treatment of national and cross-border legal mergers (a) furthers a legitimate objective compatible with the treaty establishing the European Community, (b) is justified by imperative reasons of overriding public interest, and (c) is reasonable in light of the objective sought and does not go beyond what is necessary to attain it.

In Sevic Systems AG, the European Court of Justice also confirmed that a general prohibition of cross-border legal mergers between companies incorporated in different EU member states is in violation of the treaty establishing the European Community. Accordingly, cross-border legal mergers between companies incorporated in different EU member states can only be prohibited by such member states in individual cases where compelling reasons for such prohibition exist. The Boards of Directors of Mittal Steel and ArcelorMittal are unaware of a compelling reason that would prohibit a merger between Mittal Steel and ArcelorMittal.

On the basis of Sevic Systems AG, the Boards of Directors of Mittal Steel and ArcelorMittal have agreed to merge Mittal Steel into ArcelorMittal. The merger will be implemented in compliance with the applicable provisions of Dutch and Luxembourg law, and subject to the terms and conditions described in the merger proposal and the explanatory memorandum.

Merger Proposal and Explanatory Memorandum

As required by Dutch and Luxembourg law, the Boards of Directors of Mittal Steel and ArcelorMittal have prepared, executed and filed with, respectively, the Trade Registry of the Chamber of Commerce for Rotterdam, The Netherlands and the Luxembourg Registry of Trade and Companies a merger proposal (voorstel tot fusie / projet de fusion) for the merger of Mittal Steel into ArcelorMittal, together with the appropriate documents as required under Dutch and Luxembourg law.

In addition, as required by Dutch and Luxembourg law, the Boards of Directors of Mittal Steel and ArcelorMittal have prepared and signed, and made available at the offices of both companies, an explanatory memorandum (toelichting op het voorstel tot fusie / un rapport écrit détaillé) to the merger proposal, together with the appropriate documents as required under Dutch and Luxembourg law.

As a matter of Dutch and Luxembourg law, the decision to merge ArcelorMittal and Mittal Steel is effected solely through the adoption by the sole shareholder of ArcelorMittal and the shareholders of Mittal Steel of the decision to merge as contemplated by the merger proposal and the explanatory memorandum. Therefore, you are encouraged to read carefully the merger proposal and the explanatory memorandum, in their entirety.

A copy of the merger proposal, including its exhibits, can be obtained at the Trade Registry of the Chamber of Commerce for Rotterdam, The Netherlands, the Luxembourg Registry of Trade and Companies, the offices of Mittal Steel and ArcelorMittal, and http://investors.arcelormittal.com. The merger proposal was filed with the Trade Registry of the Chamber of Commerce for Rotterdam, The Netherlands, and the Luxembourg Registry of Trade on or about June 29, 2007.

A copy of the explanatory memorandum can be obtained free of charge at the offices of Mittal Steel and ArcelorMittal, and at http://investors.arcelormittal.com.

Effectiveness of the Merger

The effectiveness of the merger is subject to the satisfaction or waiver, where legally permissible, of the conditions precedent described under “—Conditions to Effectiveness of the Merger”.

The merger will become effective between Mittal Steel and ArcelorMittal and vis-à-vis third parties upon the publication of the Luxembourg law-governed notarial deed recording the resolution of Mittal Steel, as the sole shareholder of ArcelorMittal approving the decision to merge in the Mémorial, Recueil des Sociétés et Associations, the official gazette of the Grand Duchy of Luxembourg in accordance with Luxembourg law, which publication will take place on the first calendar day following the day of the execution of the Dutch law-governed notarial deed of merger (notariële akte van juridische fusie) between Mittal Steel and ArcelorMittal.

For accounting purposes, the merger of Mittal Steel into ArcelorMittal shall be considered a combination of entities under common control as of January 1, 2007. All recorded assets and liabilities of Mittal Steel and ArcelorMittal shall be carried forward at their historical book values, and the income of ArcelorMittal shall include the income of Mittal Steel as of January 1, 2007. For statutory reporting purposes in The Netherlands, the final accounting year of Mittal Steel shall end on December 31, 2006.

Analysis of the Exchange Ratio

The Class A Exchange Ratio and the Class B Exchange Ratio have been determined by reference to the audited statutory and consolidated accounts (including the balance sheet, the profit and loss statements and the notes thereto, together with the report from the company’s auditors) of Mittal Steel for the accounting year ended December 31, 2006, and the audited statutory accounts (including the balance sheet, the profit and loss statements and the notes thereto, together with the report of the company’s statutory auditors) of ArcelorMittal for the accounting year ended December 31, 2006, provided, however, that the assets and liabilities of Mittal Steel shall be transferred to ArcelorMittal in their condition existing on the Effective Date.

The transferred assets and the assumed liabilities of Mittal Steel shall be assessed at their historical book values.

A one-to-one exchange ratio shall be applied to the Mittal Steel class A shares and the Mittal Steel class B shares. The two exchange ratios are identical since the Mittal Steel class A shares and the Mittal Steel class B shares carry identical economic and voting rights. The two exchange ratios are suitable (passend), since ArcelorMittal is a wholly-owned subsidiary of Mittal Steel that has no activities or assets other than funds corresponding to its initial capital (reduced by expenses incurred since its incorporation).

The one-to-one exchange ratios are designed to facilitate the implementation of the Merger for the shareholders of Mittal Steel and to avoid the creation of fractional shares.

Since the one-to-one exchange ratios have been adopted as a matter of convention, which seems adequate in the context of a merger of a company into its wholly-owned subsidiary, and no Mittal Steel shareholder will be diluted in the merger, no other specific valuation methods have been used or applied, and, therefore, no specific difficulties have arisen in relation to the determination of such exchange ratios.

Recommendation of Mittal Steel’s Board of Directors and Its Reasons for the Merger

Following discussions at a meeting held on April 27, 2007, the Mittal Steel Board of Directors unanimously decided pursuant to written decisions dated May 2, 2007 to approve the merger agreement and the transactions contemplated by the merger agreement. On June 25, 2007, all members of the Mittal Steel Board of Directors signed the merger proposal and the explanatory memorandum. The Mittal Steel Board of Directors unanimously recommends that the Mittal Steel shareholders vote FOR the decision to merge as contemplated by the merger proposal and the explanatory memorandum.

In reaching its decision to effect the merger of Mittal Steel into ArcelorMittal and to proceed with a two-step merger process, the Mittal Steel Board of Directors considered a variety of factors including, among others, the following:

•

the MOU stated that Mittal Steel would merge into Arcelor as soon as practicable following completion of its revised offer for Arcelor, and that the combined entity would be incorporated, domiciled and headquartered in Luxembourg;

•	the first-step merger would be more expeditious than a direct merger of Mittal Steel into Arcelor;

•	the first-step merger would permit a simplification of the corporate structure as both ArcelorMittal and Arcelor would be located in the same jurisdiction (Luxembourg) with the same headquarters;

•

the first-step merger, which would be completed before the second-step merger, would thereby contribute to a more efficient and rapid integration of the management and administrative teams of Mittal Steel and Arcelor, which are currently located in Rotterdam, Luxembourg and London;

•

the combination of Mittal Steel and Arcelor structured as a two-step process rather than as a direct merger is not expected to entail any additional material accounting, tax or legal adverse consequences;

•	neither the first-step merger nor the second-step merger would significantly affect the corporate governance or operational organization of the combined entity;

•	the first-step merger will have no effect on total assets, liabilities, shareholders’ equity and net income of the combined entity;

•

subject to the receipt of appropriate tax rulings that constitute a condition precedent to the effectiveness of the merger, the first-step merger would neither cause any material adverse corporate tax consequences in The Netherlands or in Luxembourg for Mittal Steel or ArcelorMittal and Arcelor, nor trigger any Dutch withholding tax or Luxembourg capital duty; and

•	it was not anticipated that any of the regulatory requirements to which the first-step merger is subject would hinder, delay or restrict the effectiveness of such merger.

In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Mittal Steel Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Mittal Steel Board of Directors viewed its position as being based on all available information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors. This explanation of Mittal Steel’s reasons for the merger and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements”.

The Mittal Steel Board of Directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Mittal Steel Board of Directors concluded that the potential benefits of effecting the merger with ArcelorMittal were significant and in particular that the merger would be a useful step towards the combination of Arcelor and Mittal Steel in a single legal entity governed by Luxembourg law and would enable Mittal Steel to comply as promptly as possible with part of the MOU undertakings.

In addition, the ArcelorMittal Board of Directors unanimously determined that the merger agreement, the merger proposal, the explanatory memorandum and the transactions contemplated by the merger agreement, the merger proposal and the explanatory memorandum are advisable and in the best interest of ArcelorMittal and the sole ArcelorMittal shareholder, approved the merger agreement, the merger proposal, the explanatory memorandum and the transactions contemplated by the merger agreement, the merger proposal and the explanatory memorandum. The merger agreement, merger proposal and explanatory memorandum were subsequently signed by the ArcelorMittal Board of Directors.

Timetable for the Merger

The merger proposal and the explanatory memorandum, each dated June 25, 2007, have been made publicly available on June 29, 2007. A copy of the merger proposal and a copy of the explanatory memorandum are attached to this prospectus as Annex B.

In order to complete the merger, Mittal Steel shareholders must adopt the decision to merge Mittal Steel into ArcelorMittal as contemplated by the merger proposal and the explanatory memorandum. The extraordinary general meeting of shareholders of Mittal Steel that will vote on the proposal to merge Mittal Steel into ArcelorMittal will be held on August 28, 2007, at 2 p.m., Amsterdam time, at Hotel Okura Amsterdam located at Ferdinand Bolstraat 333, 1072 LH Amsterdam, The Netherlands.

If the proposal to merge is adopted by the requisite majority at the extraordinary general meeting of shareholders of Mittal Steel and all other conditions precedent are satisfied or waived, the merger is expected to be effected on or about September 3, 2007.

Upon effectiveness of the merger, holders of Mittal Steel shares will automatically receive newly issued ArcelorMittal shares in accordance with the applicable share exchange ratios and on the basis of their respective holdings as entered in the relevant Mittal Steel shareholder registry (register van aandeelhouders) or their respective securities accounts. Holders of Mittal Steel shares whose shares are registered directly in Mittal Steel’s Dutch or Luxembourg shareholder registry, will automatically receive newly issued ArcelorMittal shares through an entry in the relevant shareholder registry (registre des actionnaires) of ArcelorMittal. Holders of Mittal Steel shares whose shares are registered indirectly, that is through a book-entry system, in Mittal Steel’s Dutch or Luxembourg shareholder registry, will automatically receive newly issued ArcelorMittal shares through a credit to their respective securities accounts. Holders of Mittal Steel shares, whose shares are registered either directly or indirectly in Mittal Steel’s New York registry, will automatically be transferred to the ArcelorMittal New York shareholder registry.

Upon the day of effectiveness of the merger, which is expected to be on or about September 3, 2007, the ArcelorMittal shares will be listed and traded on the Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange, the Spanish exchanges and the NYSE.

Finally, the Mittal Steel class A common shares, which (as the Mittal Steel class B common shares) will automatically disappear in the merger, will no longer be listed and traded on the Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange, the Spanish exchanges, and the NYSE as of the day of effectiveness of the merger. The last day of listing and trading of the Mittal Steel class A common shares at these exchanges is expected to be on or about August 31, 2007.

Subject to shareholder approval and the timing of completion of the necessary regulatory review processes, ArcelorMittal currently expects to complete the second-step merger of the combined entity into Arcelor in October or November of 2007.

Opinion of Independent Dutch Auditors

On June 25, 2007, Mazars Paardekooper Hoffman N.V. (“Mazars Netherlands”) issued its written auditors’ declaration (accountantsverklaring) and its written auditors’ report (accountantsverslag) to the Board of Directors of ArcelorMittal with respect to, among other things, the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Dutch law. Mazars Netherlands opined, among other things, that, as of the date of its auditors’ declaration and based upon and subject to the factors and assumptions set forth therein, the Class A Exchange Ratio and the Class B Exchange Ratio are reasonable (redelijk). A copy of the auditors’ declaration is attached to the merger proposal, a copy of which is attached to this proxy statement/prospectus as Annex B, and each of the merger proposal, the auditors’ declaration and the auditors’ report are separately available at the offices of ArcelorMittal and Mittal Steel and both the merger proposal and the auditors’ declaration are separately available at the Chamber of Commerce for Rotterdam, The Netherlands and at the Luxembourg Registry of Trade and Companies.

Mazars Netherlands is certified as a Dutch auditor (registeraccountant) by the Koninklijke Nederlands Instituut van Registeraccountants (Royal NIVRA), which regulates the profession of registered accountants, pursuant to the Dutch Act on the Supervision of Auditing Firms (Wet Toezicht Accountantsorganisaties). Mazars Netherlands was selected among a number of auditor firms considered by the Board of Directors of ArcelorMittal, taking into account the auditor firms’ reputation, expertise and independence from both ArcelorMittal and Mittal Steel. Neither Mazars Netherlands nor any of its affiliates has had any material relationship with ArcelorMittal and Mittal Steel and their respective affiliates during the past two years, except that Mazars & Guérard in France, currently an affiliate of Mazars Netherlands, at the request of Arcelor, an affiliate of ArcelorMittal and Mittal Steel, conducted a due diligence investigation with respect to the Severstal group in April 2006. Arcelor has been a subsidiary of Mittal Steel since August 1, 2006. Finally, Mazars Netherlands is affiliated with Mazars Luxembourg. Mazars Netherlands expects to receive an estimated aggregate compensation of €12,500 for its services in connection with the merger, none of which is contingent upon the consummation of the merger. For purposes of its auditors’ declaration, Mazars Netherlands was requested by the Board of Directors of ArcelorMittal to express its opinion on the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio as set by the Boards of Directors of ArcelorMittal and Mittal Steel and the amount of the shareholders’ equity (eigen vermogen) of Mittal Steel.

For purposes of its auditors’ declaration and its auditors’ report, Mazars Netherlands reviewed, at the request of the Board of Directors of ArcelorMittal, among other things, the merger proposal, the explanatory memorandum and the financial statements of ArcelorMittal and Mittal Steel for accounting year 2006. In its review, Mazars Netherlands followed the applicable audit standards and procedures of the Royal NIVRA, which requires, among other things, to plan and perform the review to obtain reasonable assurance as to whether the Class A Exchange Ratio and the Class B Exchange Ratio are reasonable and whether the shareholders’ equity (eigen vermogen) of Mittal Steel at December 31, 2006, on the basis of valuation methods generally accepted in The Netherlands at least corresponds to the accounting par value of the aggregate number of shares to be received by the shareholders of Mittal Steel. No limitation was imposed by ArcelorMittal or Mittal Steel on the scope of Mazars Netherlands’ investigation. Based on the reviewed documents, the applicable procedures, the Class A Exchange Ratio and the Class B Exchange Ratio, Mazars Netherlands, in its report, reached the conclusion that the Class A Exchange Ratio and the Class B Exchange Ratio are reasonable (redelijk) and confirmed that the amount of the shareholders’ equity of Mittal Steel as of December 31, 2006, on the basis of valuation methods generally accepted in The Netherlands at least corresponds to the accounting par value of the aggregate number of shares in ArcelorMittal to be received by the shareholders of Mittal Steel in the merger. In addition, in the auditors’ report, Mazars Netherlands confirmed that the disclosure contained in the explanatory memorandum with respect to the methods used and applied to determine the Class A Exchange Ratio and the Class B Exchange Ratio meets the relevant statutory requirements.

On June 25, 2007, AGN Daamen & van Sluis issued its written auditors’ declaration (accountantsverklaring) and its written auditors’ report (accountantsverslag) to the Board of Directors of Mittal Steel with respect to, among other things, the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Dutch law. AGN Daamen & van Sluis opined, among other things, that, as of the date of its auditors’ declaration and based upon and subject to the factors and assumptions set forth therein, the Class A Exchange Ratio and the Class B Exchange Ratio are reasonable (redelijk). A copy of the auditors’ declaration is attached to the merger proposal, a copy of which is attached to this proxy statement/prospectus as Annex B, and each of the merger proposal, the auditors’ declaration and the auditors’ report are separately available at the offices of ArcelorMittal and Mittal Steel and both the merger proposal and the auditors’ declaration are separately available at the Chamber of Commerce for Rotterdam, The Netherlands and at the Luxembourg Registry of Trade and Companies.

AGN Daamen & van Sluis is certified as a Dutch auditor (registeraccountant) by the Koninklijke Nederlands Instituut van Registeraccountants (Royal NIVRA), which regulates the profession of registered accountants, pursuant to the Dutch Act on the Supervision of Auditing Firms (Wet Toezicht Accountantsorganisaties). AGN Daamen & van Sluis was selected among a number of auditor firms considered by the Board of Directors of Mittal Steel, taking into account the auditor firms’ reputation, expertise and independence from both ArcelorMittal and Mittal Steel. Neither AGN Daamen & van Sluis nor any of its affiliates has had any material relationship with ArcelorMittal and Mittal Steel and their respective affiliates during the past two years. AGN Daamen & van Sluis expects to receive an estimated aggregate compensation of €7,500 for its services in connection with the merger, none of which is contingent upon the consummation of the merger. For purposes of its auditors’ declaration, AGN Daamen & van Sluis was requested by the Board of Directors of Mittal Steel to express its opinion on the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio as set by the Boards of Directors of ArcelorMittal and Mittal Steel and the amount of the shareholders’ equity (eigen vermogen) of Mittal Steel.

For purposes of its auditors’ declaration and its auditors’ report, AGN Daamen & van Sluis reviewed, at the request of the Board of Directors of Mittal Steel, among other things, the merger proposal, the explanatory memorandum and the financial statements of ArcelorMittal and Mittal Steel for accounting year 2006. In its review, AGN Daamen & van Sluis followed the applicable audit standards and procedures of the Royal NIVRA, which requires, among other things, to plan and perform the review to obtain reasonable assurance as to whether the Class A Exchange Ratio and the Class B Exchange Ratio are reasonable and whether the shareholders’ equity (eigen vermogen) of Mittal Steel at December 31, 2006, on the basis of valuation methods generally accepted in The Netherlands at least corresponds to the accounting par value of the aggregate number of shares to be received by the shareholders of Mittal Steel. No limitation was imposed by ArcelorMittal or Mittal Steel on the scope of AGN Daamen & van Sluis’ investigation. Based on the reviewed documents, the applicable procedures, the Class A Exchange Ratio and the Class B Exchange Ratio, AGN Daamen & van Sluis, in its report, reached the conclusion that the Class A Exchange Ratio and the Class B Exchange Ratio are reasonable (redelijk) and confirmed that the amount of the shareholders’ equity of Mittal Steel as of December 31, 2006, on the basis of valuation methods generally accepted in The Netherlands at least corresponds to the accounting par value of the aggregate number of shares in ArcelorMittal to be received by the shareholders of Mittal Steel in the merger. In addition, in the auditors’ report, AGN Daamen & van Sluis confirmed that the disclosure contained in the explanatory memorandum with respect to the methods used and applied to determine the Class A Exchange Ratio and the Class B Exchange Ratio meets the relevant statutory requirements.

Opinion of Independent Luxembourg Auditor

On June 25, 2007, Mazars S.A. (“Mazars Luxembourg”) issued its written report (un rapport écrit destiné aux actionnaires) to the Board of Directors of ArcelorMittal, with respect to, among other things, the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Luxembourg law. Mazars Luxembourg opined, among other things, that, as of the date of its report and based upon and subject to the factors and assumptions set forth therein, no fact has come to its attention that causes it to believe that the Class A Exchange Ratio and the Class B Exchange Ratio are not relevant and reasonable (pertinent et raisonnable). A copy of the report is attached to the merger proposal, a copy of which is attached to this proxy statement/prospectus as Annex B, and both the merger proposal and the report are separately available at the offices of ArcelorMittal and Mittal Steel and both the merger proposal and the report are separately available at the Chamber of Commerce for Rotterdam, The Netherlands and at the Luxembourg Registry of Trade and Companies.

Mazars Luxembourg is certified as a Luxembourg auditor (Réviseur d’Entreprises) by the Luxembourg Department of Justice (agréé par le Ministre de la Justice), according to Article 3 of the law dated June 28, 1984, which regulates the profession of Réviseur d’Entreprises. Mazars Luxembourg was selected among a number of auditor firms considered by the Board of Directors of ArcelorMittal, taking into account the auditor firms’ reputation, expertise and independence from both ArcelorMittal and Mittal Steel. Neither Mazars Luxembourg nor any of its affiliates has had any material relationship with ArcelorMittal and Mittal Steel and their respective affiliates during the past two years, except that Mazars & Guérard in France, an affiliate of Mazars Luxembourg, at the request of Arcelor, currently an affiliate of ArcelorMittal and Mittal Steel, conducted a due diligence investigation with respect to the Severstal group in April 2006. Arcelor is a subsidiary of Mittal Steel since August 1, 2006. In addition, Mazars Luxembourg has been requested by ArcelorMittal to issue a report (un rapport écrit destiné aux actionnaires) in the second-step of the two-step merger process with respect to the exchange ratio to be applied in the second-step merger. Mazars Luxembourg expects to receive an estimated aggregate compensation of €700,000 for its services in connection with the merger and its services in connection with the second-step merger, none of which is contingent upon the consummation of either merger. For purposes of its report, Mazars Luxembourg was requested by the Board of Directors of ArcelorMittal to express its opinion on the fairness of the Class A Exchange Ratio and the Class B Exchange Ratio as set by the Boards of Directors of ArcelorMittal and Mittal Steel.

For purposes of its report, Mazars Luxembourg reviewed, at the request of the Board of Directors of ArcelorMittal, among other things, the merger proposal, the explanatory memorandum and the financial statements of ArcelorMittal and Mittal Steel for accounting year 2006. In its review, Mazars Luxembourg followed the applicable procedures of the Luxembourg Institut des Réviseurs d’Entreprises, which requires, among other things, to plan and perform the review to obtain moderate assurance (une assurance modéréé) as to whether the Class A Exchange Ratio and the Class B Exchange Ratio are reasonable. No limitation was imposed by ArcelorMittal or Mittal Steel on the scope of Mazars Luxembourg’s investigation. Based on the reviewed documents, the applicable procedures, the Class A Exchange Ratio and the Class B Exchange Ratio, Mazars Luxembourg, in its report, reached the conclusion that no fact has come to its attention that causes it to believe that the Class A Exchange Ratio and the Class B Exchange Ratio are not relevant and reasonable (pertinent et raisonnable).

Structure of the Merger

Upon the terms and subject to the conditions set forth in the merger proposal and the explanatory memorandum, at the effective time of the merger, Mittal Steel will merge into ArcelorMittal, by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel. The combined company will be named “ArcelorMittal”.

Taxation

For a description of certain material tax consequences of the merger for Mittal Steel shareholders, see “Taxation”.

Accounting Treatment

For accounting purposes, the merger of Mittal Steel into ArcelorMittal shall be considered a combination of entities under common control as of January 1, 2007. All recorded assets and liabilities of Mittal Steel and ArcelorMittal shall be carried forward at their historical book values, and the income of ArcelorMittal shall include the income of Mittal Steel as of January 1, 2007.

For statutory reporting purposes in The Netherlands, the final accounting year of Mittal Steel shall end on December 31, 2006.

Listing and Admission to Trading of ArcelorMittal Shares

Under the merger agreement, ArcelorMittal is required to have the admission to trading of ArcelorMittal shares approved by the Luxembourg authorities, and to have the application for listing of these shares on Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange, the Spanish exchanges and the NYSE (subject to official notice of issuance) approved by these respective exchanges.

Delisting and Deregistration of Mittal Steel Class A Common Shares

Upon effectiveness of the merger, the Mittal Steel class A common shares will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and Mittal Steel class A common shares will no longer be admitted to trading and will be delisted from Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the Spanish exchanges and will no longer be admitted to trading on the Luxembourg Stock Exchange’s regulated market and no longer be listed on the Official List of the Luxembourg Stock Exchange.

Dissenters’ Rights of Appraisal

Mittal Steel shareholders will not have any appraisal or dissenters’ rights under Dutch law or under Mittal Steel’s articles of association in connection with the merger, and neither Mittal Steel nor ArcelorMittal will independently provide Mittal Steel shareholders with any such rights.

Restrictions on Sales of ArcelorMittal Shares Received in the Merger

Certain of the ArcelorMittal shares to be issued in the merger will be registered under the Securities Act and will be freely transferable, except for ArcelorMittal shares issued to any person who is deemed to be an “affiliate” of Mittal Steel under the Securities Act at the time of the Mittal Steel extraordinary general meeting. Persons who may be deemed to be “affiliates” of Mittal Steel prior to the merger include individuals or entities that control, are controlled by, or are under common control with, Mittal Steel prior to the merger, and may include officers and directors, as well as significant shareowners of Mittal Steel prior to the merger. Affiliates of Mittal Steel prior to the merger may not sell any of the ArcelorMittal shares received by them in connection with the merger, except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

ArcelorMittal’s F-4 Registration Statement, of which this proxy statement/prospectus forms a part, does not cover the resale of ArcelorMittal shares, to be received in connection with the merger by persons who may be deemed to be affiliates of Mittal Steel prior to the merger.

Material Agreements Between Mittal Steel and ArcelorMittal Related to the Merger

ArcelorMittal was incorporated on August 13, 2004 under the name Verger Investments S.A. It has been a wholly-owned subsidiary of Mittal Steel since April 24, 2007 and was renamed ArcelorMittal on April 26, 2007. Except in connection with the merger and related transactions, ArcelorMittal and Mittal Steel have not entered into any material agreements.

Regulatory Matters

Securities Law Approvals and Requirements

In connection with the merger and as a condition precedent to the effectiveness of the merger, ArcelorMittal has filed with the CSSF, the Luxembourg securities regulator, a draft shareholder circular/prospectus prepared in accordance with the provisions of Directive 2003/71/EC (the “European Prospectus”) for purposes of the offering of the ArcelorMittal shares to be issued as a result of the effectiveness of the merger to the public in the relevant member states of the European Union and the admission to trading of such shares on the relevant regulated markets in the European Union. The European Prospectus was approved by the CSSF on June 29, 2007 and a copy of such approval will be notified by the CSSF to the competent securities regulator in Belgium, France, The Netherlands and Spain.

ArcelorMittal will also file a request, subject to issuance of the shares to be issued in the merger, for admission of the ArcelorMittal shares to trading on the Luxembourg Stock Exchange’s regulated market and for the listing of these shares on the Official List of the Luxembourg Stock Exchange, and for the admission to trading and listing of the ArcelorMittal shares on the on Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the Spanish exchanges and the NYSE. The admission to trading of ArcelorMittal shares issued in the merger and approval of the application for listing of the ArcelorMittal shares on these exchanges is a condition to the effectiveness of the merger.

Pursuant to the Luxembourg law of May 19, 2006 implementing Directive 2004/25/EC of the European Parliament and of the Council of April 21, 2004 on takeover bids, referred to as the Luxembourg takeover law, if a natural or legal person, acting alone or in concert, acquires securities in ArcelorMittal which, when added to any existing holdings of those securities give him or her voting rights representing 33 1/3% of all of the voting rights attached to the issued shares in ArcelorMittal, such person is obliged to make an offer for the remaining shares in ArcelorMittal. The CSSF has confirmed that neither following the merger of Mittal Steel into ArcelorMittal nor following the subsequent merger of ArcelorMittal into Arcelor will the Significant shareholder be obliged to launch a mandatory offer for the remaining shares of the combined entity.

Tax Rulings

Mittal Steel has applied for several tax rulings in connection with the merger, most significantly for a ruling from the Dutch tax authorities to confirm that the merger (i) shall not attract any major adverse Dutch corporate income tax consequences under the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) and (ii) shall not constitute a taxable event under the Dutch Dividend Withholding Tax Act (Wet op de dividendbelasting 1965).

Other Requirements

The merger may be subject certain other regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities, including filings with competition authorities in certain jurisdictions. Mittal Steel and ArcelorMittal are continuing to evaluate and comply in all material respects with these requirements, as appropriate. Although Mittal Steel and ArcelorMittal cannot rule out the possibility that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all or that any of the governmental entities with which filings are or have been made may seek new or additional regulatory concessions as conditions for granting approval of the merger, Mittal Steel and ArcelorMittal currently do not anticipate that any of such regulatory requirements will hinder, delay or restrict the effectiveness of the merger.

Under the merger agreement, Mittal Steel and ArcelorMittal have each agreed to use their best efforts to consummate the merger, including to obtain all consents, approvals, authorizations, qualifications and orders of all third parties that are necessary for the consummation of the merger. See “The Merger Agreement, the Merger Proposal and the Explanatory Memorandum—Covenants and Agreements”.

THE MERGER AGREEMENT, THE MERGER PROPOSAL AND THE EXPLANATORY MEMORANDUM

The following summary describes selected material provisions of the merger agreement, the merger proposal and the explanatory memorandum, copies of which are attached to this proxy statement/prospectus as Annex A and Annex B, respectively, and are incorporated by reference into this proxy statement/prospectus. This summary is qualified in its entirety by reference to the complete texts of the merger agreement, merger proposal and explanatory memorandum and may not contain all the information about the merger agreement, the merger proposal and the explanatory memorandum that is important to you.

As a matter of Dutch and Luxembourg law, the decision to merge ArcelorMittal and Mittal Steel is effected solely through the adoption by the sole shareholder of ArcelorMittal and the shareholders of Mittal Steel of the decision to merge as contemplated by the merger proposal and the explanatory memorandum. Therefore, you are encouraged to read carefully the merger agreement, the merger proposal and the explanatory memorandum, in their entirety.

The representations and warranties described below and included in the merger agreement were made by each of Mittal Steel and ArcelorMittal to the other. These representations and warranties were made as of specific dates. In addition, these representations and warranties may have been included in the merger agreement in order to allocate risk between Mittal Steel and ArcelorMittal rather than to establish matters as facts. If material facts exist that contradict the representations or warranties in the merger agreement, these will be disclosed elsewhere in this proxy statement/prospectus and as such, you should read the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus for information regarding Mittal Steel and ArcelorMittal and their respective businesses. See “Where You Can Find More Information”.

Structure of the Merger

Upon the terms and subject to the conditions set forth in the merger proposal and the explanatory memorandum, at the effective time of the merger, Mittal Steel will merge into ArcelorMittal, by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel.

The merger constitutes the first step of the combination of Mittal Steel and Arcelor into a single legal entity governed by Luxembourg law. In a second and final step, ArcelorMittal (the surviving entity in the Mittal Steel and ArcelorMittal merger) will merge into Arcelor and shareholders of ArcelorMittal will become shareholders of Arcelor, which will subsequently be renamed “ArcelorMittal”. See “The Merger—Two-Step Merger Process and Second-Step Merger” for further information with respect to the two-step merger process and the second-step merger.

Merger Consideration

Issuance of ArcelorMittal Shares. In the merger, a holder of Mittal Steel class A common shares will receive one newly issued ArcelorMittal share for every one Mittal Steel class A common share, which is referred to as the Class A Exchange Ratio.

A holder of Mittal Steel class B common shares will receive one newly issued ArcelorMittal share for every one Mittal Steel class B common share, which is referred to as the Class B Exchange Ratio.

Cancellation of Mittal Steel Shares Held by Mittal Steel. Mittal Steel class A common shares and Mittal Steel class B common shares held in treasury by or for the account of Mittal Steel or ArcelorMittal will disappear (vervallen) in the merger pursuant to Dutch law. ArcelorMittal will not issue any shares in consideration of such Mittal Steel shares held in treasury by or for the account of Mittal Steel or ArcelorMittal.

Cancellation of ArcelorMittal Shares Held by Mittal Steel. Each ArcelorMittal share held by Mittal Steel and transferred to ArcelorMittal pursuant to the merger will be cancelled upon the effective time of the merger pursuant to a resolution of the sole ArcelorMittal shareholder taken at the same time that the sole shareholder shall adopt, among other items, the decision to merge.

Delivery of the ArcelorMittal Shares. Upon effectiveness of the merger, holders of Mittal Steel shares will automatically receive newly issued ArcelorMittal shares in accordance with the applicable share exchange ratios and on the basis of their respective holdings as entered in the relevant Mittal Steel shareholder registry (register van aandeelhouders) or their respective securities accounts. Holders of Mittal Steel shares whose shares are registered directly in Mittal Steel’s Dutch or Luxembourg shareholder registry, will automatically receive newly issued ArcelorMittal shares through an entry in the relevant shareholder registry (registre des actionnaires) of ArcelorMittal. Holders of Mittal Steel shares whose shares are registered indirectly, that is through a book-entry system, in Mittal Steel’s Dutch or Luxembourg shareholder registry, will automatically receive newly issued ArcelorMittal shares through a credit to their respective securities accounts. Holders of Mittal Steel shares, whose shares are registered either directly or indirectly in Mittal Steel's New York registry, will automatically be transferred to the ArcelorMittal New York shareholder registry.

Stock Options. The merger proposal provides that each option to purchase Mittal Steel shares granted under employee and director stock plans of Mittal Steel will be converted into a right to acquire (or at ArcelorMittal’s option, subscribe) the same number of ArcelorMittal shares, on the same terms and conditions as were applicable to such options prior to the effective time of the merger (subject to any changes necessary to reflect the effectiveness of the merger).

Corporate Governance Matters

See “Management” for a description of the corporate governance and certain related matters of ArcelorMittal.

Representations and Warranties

The merger agreement contains representations and warranties by Mittal Steel relating to the following matters, subject to the exceptions described in the merger agreement:

•	the organization, valid existence, good standing and qualification to do business of Mittal Steel;

•	Mittal Steel’s capital structure;

•	Mittal Steel’s corporate authorization and the validity of the merger agreement; and

•	the absence of any governmental registration, filing, notification or approval necessary for the execution of the merger agreement.

The merger agreement contains representations and warranties by ArcelorMittal relating to the following matters, subject to the exceptions described in the merger agreement:

•	the organization, valid existence, good standing and qualification to do business of ArcelorMittal;

•	ArcelorMittal’s capital structure;

•	ArcelorMittal’s corporate authorization and the validity of the merger agreement; and

•	the absence of any governmental registration, filing, notification or approval necessary for the execution of the merger agreement.

Some of Mittal Steel’s and ArcelorMittal’s representations and warranties are qualified as to materiality or “material adverse effect”. When used with respect to a party, “material adverse effect” means any exceptional event or circumstance relating to that party, or any action taken by that party (in either case other than as a result of the terms of the merger agreement or the actions of the other party) that, in either case, materially alters the substance of the relevant party or substantially affects the economics of the merger.

The representations and warranties made by Mittal Steel and ArcelorMittal are qualified in respect of information publicly disclosed.

Covenants and Agreements

Conduct of Mittal Steel. Mittal Steel has agreed that until the earlier of the effective date of the merger or the termination of the merger agreement, except as expressly described in the merger agreement, (a) Mittal Steel will conduct its business, and will cause its subsidiaries to conduct their businesses, only in, and Mittal Steel will not take, and will cause its subsidiaries not to take, any action except in, the ordinary course of business and in a manner consistent with past practice, and (b) Mittal Steel will use its best efforts to preserve substantially intact its current business organization and the business organization of its subsidiaries.

Conduct of ArcelorMittal. ArcelorMittal has agreed that until the earlier of the effective time of the merger or the termination of the merger agreement, except as expressly described in the merger agreement, (a) ArcelorMittal will conduct its business only in, and ArcelorMittal will not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (b) ArcelorMittal will use its best efforts to preserve substantially intact its current business organization.

Proxy Statement and Registration Statements. Mittal Steel and ArcelorMittal have agreed to cooperate in connection with the preparation of the Mittal Steel proxy statement contained in this proxy statement/prospectus, the merger proposal, the explanatory memorandum and the European prospectus to be delivered to or put at the disposal of Mittal Steel shareholders in connection with the Mittal Steel shareholders’ meeting and other necessary corporate documents related to that meeting and the registration statement (of which this proxy statement/prospectus forms a part) to register the ArcelorMittal shares. Each party has further agreed to notify promptly the other party of the receipt of any comments from any governmental body, court or authority with respect to any of these documents and to allow the other party with a reasonable opportunity to review and comment on any amendment to these documents prior to the filing of the amendment with any governmental body or authority. Mittal Steel and ArcelorMittal have further agreed that no amendment or supplement to any of these documents will be filed without the approval of both Mittal Steel and ArcelorMittal, which approval will not be unreasonably withheld or delayed.

Auditors’ Merger Reports. ArcelorMittal has agreed to ensure that independent auditors are appointed to review, certify and report on the merger proposal and the explanatory memorandum, and, in particular, the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Dutch law and Luxembourg law.

Mittal Steel has agreed to ensure that independent auditors are appointed to review, certify and report on the merger proposal and the explanatory memorandum, and, in particular, the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Dutch law and Luxembourg law.

Merger Proposal and Explanatory Memorandum. Mittal Steel and ArcelorMittal have agreed that, as soon as possible following the availability of the auditors’ merger reports, the merger proposal and the explanatory memorandum, together with the appropriate documents pursuant to Dutch law and Luxembourg law, will be published in accordance with the applicable provisions of Dutch law and Luxembourg law.

Access to Information. Until the effective time of the merger, Mittal Steel will, and will cause its subsidiaries to, provide to ArcelorMittal and ArcelorMittal’s representatives reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of Mittal Steel and its subsidiaries and to the books and records thereof in order to conduct whatever investigations ArcelorMittal deems necessary. Until the effective time of the merger, ArcelorMittal will provide to Mittal Steel and Mittal Steel’s representatives reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of ArcelorMittal and to the books and records thereof in order to conduct whatever investigations Mittal Steel deems necessary. All information obtained by either of the parties and their respective representatives pursuant to any such investigations will be kept confidential in accordance with the terms of the merger agreement. No investigation will affect any representation or warranty in the merger agreement or any condition to the obligations of the parties under the merger agreement.

Tax Treatment. Mittal Steel shall apply for a ruling from the Dutch tax authorities to confirm that the merger of Mittal Steel into ArcelorMittal shall not attract any major adverse Dutch corporate income tax consequences under the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969). In addition, Mittal Steel shall apply for a ruling from the Dutch tax authorities to confirm that the merger of Mittal Steel into ArcelorMittal shall not constitute a taxable event under the Dutch Dividend Withholding Tax Act (Wet op de dividendbelasting 1965).

Public Announcements. Mittal Steel and ArcelorMittal have agreed to use their best efforts to develop a joint communications plan, and each will use its best efforts to ensure that all press releases and other public statements with respect to the merger agreement and the transactions contemplated by the merger agreement will be consistent with that plan. Mittal Steel and ArcelorMittal have agreed to consult with each other before issuing any press release or other public statement with respect to the merger agreement and the transactions contemplated by the merger agreement and will not issue any such press release or public statement prior to that consultation, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with, or rules of, any securities exchange. In addition, except to the extent disclosed in or consistent with the

European prospectus and the F-4 Registration Statement, neither Mittal Steel nor ArcelorMittal will issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent will not be unreasonably withheld or delayed.

Notice. Each of Mittal Steel and ArcelorMittal has agreed to give prompt notice to the other party of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any of its representations or warranties contained in the merger agreement to be untrue or inaccurate in any material respect and (b) any failure by it to comply with or satisfy any covenant or agreement to be complied with or satisfied by it in the merger agreement; provided, however, that the delivery of any such notice will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Best Efforts. Mittal Steel and ArcelorMittal have agreed to use their best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the merger, including using their best efforts to obtain all consents, approvals, authorizations, qualifications and orders of all third parties necessary for the consummation of the merger and to fulfill the conditions precedent to the effectiveness of the merger. If at any time after the effective time of the merger any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers and directors of each of Mittal Steel and ArcelorMittal will use their best efforts to take all such action. In addition, Mittal Steel and ArcelorMittal have agreed to use all reasonable efforts to cause the merger to be consummated not later than December 31, 2007.

Admission to Trading and Listing of ArcelorMittal Shares. ArcelorMittal has agreed to use its best efforts (a) to have the admission to trading of ArcelorMittal shares approved by the Luxembourg authorities, and (b) to have the application for listing of these shares on the regulated market of the Luxembourg Stock Exchange, Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the Spanish exchanges and the NYSE approved by these respective exchanges.

Delisting and Deregistration of Mittal Steel Class A Common Shares. Upon effectiveness of the merger, the Mittal Steel class A common shares will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and Mittal Steel class A common shares will no longer be admitted to trading and will be delisted from Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the Spanish exchanges and will no longer be admitted to trading on the Luxembourg Stock Exchange’s regulated market and no longer be listed on the Official List of the Luxembourg Stock Exchange.

Expenses. Each of ArcelorMittal and Mittal Steel will bear its own expenses in connection with the merger.

Conditions to Effectiveness of the Merger

The obligations of Mittal Steel and ArcelorMittal to complete the merger are subject to the satisfaction or waiver, where legally permissible, of the following conditions:

•	the decision to merge as contemplated by the merger proposal and the explanatory memorandum will have been adopted by the requisite affirmative vote of the shareholders of Mittal Steel;

•	the following will have been approved by the vote of the sole shareholder of ArcelorMittal:

•	the decision to merge as contemplated by the merger proposal and the explanatory memorandum;

•	the decision to issue the ArcelorMittal shares in the merger;

•	the decision to cancel the ArcelorMittal shares that will be transferred by Mittal Steel to ArcelorMittal upon effectiveness of the merger;

•	the decision to issue ArcelorMittal stock options in the merger;

•

the decision to authorize the Board of Directors of ArcelorMittal to issue ArcelorMittal shares within the limits of the authorized share capital for delivery upon exercise or conversion, as applicable, of ArcelorMittal stock options and other equity-based awards granted under any ArcelorMittal employee incentive or benefit plan;

•

the European prospectus will have been approved by the Luxembourg Commission de Surveillance du Secteur Financier, or the CSSF, and a copy of that approval will have been notified by the CSSF to the competent securities regulator in Belgium, France, The Netherlands and Spain and any other relevant competent securities regulator in the European Union;

•

the F-4 Registration Statement will have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the F-4 Registration Statement will be in effect and no proceedings for such purpose will be pending before, or threatened by, the SEC;

•

the ArcelorMittal shares will have been (provisionally) admitted to trading and listing on the regulated market of the Luxembourg Stock Exchange, Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the Spanish exchanges and the NYSE (subject to official notice of issuance);

•	the creditors’ waiting period pursuant to Dutch law will have expired, and any opposition formed by any creditors of ArcelorMittal or Mittal Steel will have been resolved;

•	the receipt of a satisfactory tax ruling from the Dutch tax authorities regarding the Dutch corporate income tax and Dutch dividend withholding tax consequences of the merger for Mittal Steel;

•

there will be no action, litigation or proceeding by any court or person, instituted or pending, or statute, rule, regulation, injunction, order or decree by any court or person issued or deemed to be applicable to the merger, that seeks to prohibit or restrain the merger or seeks a divestiture of any Mittal Steel shares or ArcelorMittal shares (including any shares issued in the merger) or limitation on the ownership rights of ArcelorMittal over the assets and liabilities of Mittal Steel that are transferred to ArcelorMittal upon effectiveness of the merger that would reasonably be expected to have a material adverse effect, as such concept is defined in the merger agreement; and

•	the articles of association of ArcelorMittal shall be amended to the effect that each of the issued shares in the capital of ArcelorMittal shall have a par value of €0.01 (one euro cent) each.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by the mutual written consent of Mittal Steel and ArcelorMittal. If any of the conditions precedent to the effectiveness of the merger have not been satisfied or waived, where legally permissible, by December 31, 2007, either party may terminate the merger agreement upon written notice to the other party; provided that the right to terminate the merger agreement will not be available to the party whose failure to fulfill any condition precedent under the merger agreement has been the cause of, or resulted in, the failure of the satisfaction of that condition precedent to occur on or before December 31, 2007. If no such written notice is sent, the merger agreement will remain in full force and the parties may agree to either consider such condition precedent waived or amend the merger agreement.

Effect of Termination

If the merger agreement is terminated and the merger is abandoned as described in “—Termination” above, there shall be no liability on the part of any party to the merger agreement, other than (a) as set forth in Section 13.2(a) of the merger agreement and (b) any liability resulting from any breach of a party’s representations, warranties, covenants or agreements contained in the merger agreement prior to its termination. In addition, certain of Mittal Steel’s and ArcelorMittal’s obligations under the merger agreement will survive the termination of the merger agreement.

No Rescission

Mittal Steel and ArcelorMittal have waived to the greatest extent legally possible their respective rights to rescind (résoudre) or demand in legal proceedings the rescission (résolution) of the merger agreement pursuant to Luxembourg law.

Amendment and Waiver

The merger agreement may not be amended except by a written instrument duly executed by each of Mittal Steel and ArcelorMittal. At any time prior to the effective time of the merger, either Mittal Steel or ArcelorMittal may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

MATERIAL CONTRACTS AND RELATED PARTY TRANSACTIONS

Mittal Steel engages in certain commercial and financial transactions with related parties, all of which are affiliates and joint ventures of Mittal Steel.

Except as disclosed in this section, Mittal Steel is not aware of any conflict of interest between the private interests or other duties of the members of Mittal Steel’s Board of Directors and their duties and responsibilities to Mittal Steel.

Shareholder’s Agreement

The Significant shareholder and Mittal Steel have entered into a shareholder and registration rights agreement (the “Shareholder’s Agreement”). Pursuant to the Shareholder’s Agreement, no person holding record or beneficial ownership of class B common shares may transfer (as defined in the Shareholder's Agreement) such class B common shares, except to a permitted transferee (“Permitted Transferee”). A Permitted Transferee means: (i) Mr. Lakshmi N. Mittal; (ii) his parents, spouse, children (natural or adopted), grandchildren or other issues; (iii) trusts the primary beneficiaries of which are any of the foregoing persons or any charitable organization designated by any of them, which trusts are controlled, directly or indirectly, by any of the persons under clause (i), (ii) or (v); (iv) corporations, partnerships, limited liability companies and other persons if at least 80% of the economic interest in any such person is owned by any of the persons under clause (i) and (ii) or any charitable organization designated by any of them; and (v) in the case of any person in clause (i) and (ii), the heirs, executors, administrators or personal representatives upon the death of such person or upon the incompetence or disability of such person for the purposes of the protection and management of such individual’s assets. The Shareholder’s Agreement further provides that if at any time a record or beneficial holder of class B common shares ceases to be a Permitted Transferee, such holder (i) will not be entitled to exercise the voting rights attached to such class B common shares and (ii) will notify Mittal Steel’s Board of Directors that it is no longer a Permitted Transferee, which notification shall be deemed to be a request to convert such class B common shares into class A common shares. By its terms, the Shareholder's Agreement may not be amended, other than for manifest error, except by approval of a majority of the class A common shareholders (other than the Significant shareholder and Permitted Transferees) at a general shareholders’ meeting.

Memorandum of Understanding between Mittal Steel, Arcelor and the Significant Shareholder

The following summarizes certain provisions of the Memorandum of Understanding that remain in effect other than those relating to the Offer and corporate governance aspects, the latter of which are summarized under “Management—Mittal Steel / Arcelor Memorandum of Understanding” below. In the summary below, references to the “Company” refer to each of Mittal Steel and Arcelor pre-merger, and to the parent company in Mittal Steel following the merger of Arcelor and Mittal Steel.

Post-Offer Merger

The parties to the MOU agreed to use their best efforts to cause the merger of Mittal Steel into Arcelor, with Arcelor continuing to be incorporated, domiciled and headquartered in Luxembourg.

Confirmation of Social Commitments

Mittal Steel agreed to respect fully all of Arcelor’s commitments regarding employment and other social and human relations policies. Under the Memorandum of Understanding, Mittal Steel and Arcelor agreed that there will be no restructuring plan, collective lay-offs or other employee reduction plan within Arcelor in the European Union as a result of the integration of Mittal Steel and Arcelor, other than in connection with (i) Arcelor’s previously-announced restructuring plans and (ii) the remedy package agreed by Mittal Steel with the European Commission.

Independence of the Company

The parties to the MOU agreed that, during the Initial Term (that is, from August 1, 2006 until August 1, 2009), the Significant shareholder will not increase its representation on the Company’s Board of Directors to attempt to remove a director (other than a director appointed by it) or attempt to make any change to the composition or size of the Company’s Board of Directors.

After the end of the Initial Term, and subject to the provisions of the articles of association, the Significant shareholder will be entitled to representation on the Company’s Board of Directors in proportion to its shareholding.

Related Party Transactions

The parties to the MOU have agreed that any transaction between the Company (including any of its subsidiaries) and its directors or any of its affiliates will be conducted on an arms’ length basis and, if material, require approval of the independent directors. The Company’s Board of Directors will be entitled to request the assistance of expert advisers as it deems necessary and appropriate from time to time in connection with any key strategic decision.

Standstill

The Significant shareholder agreed not to acquire, directly or indirectly, ownership or control of an amount of shares in the capital stock of the Company exceeding the percentage of shares in the Company that it will own or control following completion of the Offer and any subsequent offer or compulsory buy-out, except with the prior written consent of a majority of the independent directors on the Company’s Board of Directors. Any shares acquired in violation of this restriction will be deprived of voting rights and shall be promptly sold by the Significant shareholder.

Notwithstanding the above, if (and whenever) the Significant shareholder holds, directly and indirectly, less than 45% of the then-issued Company shares, the Significant shareholder may purchase (in the open market or otherwise) Company shares up to such 45% limit. In addition, the Significant shareholder is also permitted to own and vote shares in excess of the threshold mentioned in the immediately preceding paragraph or the 45% limit mentioned above, if such ownership results from (a) subscription for shares or rights in proportion to its existing shareholding in the Company where other shareholders have not exercised the entirety of their rights or (b) a reduction of the number of Company shares (for example, through self-tender offers or share buy-backs) if the decisions to implement such measures were taken at a shareholders’ meeting in which the Significant shareholder did not vote or by the Company’s Board of Directors with a majority of independent directors voting in favor. Finally, the Significant shareholder is also permitted to own and vote shares in excess of the threshold mentioned in the immediately preceding paragraph or the 45% limit mentioned above if it acquires the excess shares in the context of a takeover bid by a third party and (i) a majority of the independent directors of the Company’s Board of Directors consents in writing to such acquisition by the Significant shareholder or (ii) the Significant shareholder acquires such shares in an offer for all of the shares of the Company.

Lock-up

During the five-year period following the settlement date of the Offer, the Significant shareholder has agreed not to transfer (and to cause its affiliates not to transfer) directly or indirectly any of the shares in the Company that it holds without the approval of a majority of the independent directors of the Company, other than in connection with (i) an acquisition proposal by a third party recommended by the majority of the independent directors of the Company or (ii) the tender of shares by the Significant shareholder in a self-tender offer by the Company. As an exception to the foregoing, during the period from the second anniversary of the settlement date of the Offer until the end of the above-referenced five-year lock-up period, the Significant shareholder may sell an amount of shares not exceeding 5% of the Company’s then-outstanding share capital without the consent of a majority of the Company’s independent directors.

The above standstill and lock-up undertakings will cease to have effect if the Significant shareholder no longer owns or controls at least 15% of the Company’s outstanding share capital.

Non-compete

For so long as the Significant shareholder holds at least 15% of the outstanding shares of the Company or has representatives on the Company’s Board of Directors or Group Management Board, the Significant shareholder and its affiliates will not be permitted to invest in, or carry on, any business competing with the Company, except for PT. Ispat Indo.

LEGAL PROCEEDINGS

This section discusses the principal environmental liabilities of Mittal Steel and the principal legal actions to which Mittal Steel is a party. In addition, Mittal Steel is a party to various legal actions arising in the ordinary course of business. ArcelorMittal is not currently a party to any material legal proceedings.

Environmental Liabilities

Mittal Steel's operations are subject to a broad range of laws and regulations relating to the protection of human health and the environment at its multiple locations and operating subsidiaries. As of December 31, 2006, Mittal Steel had established reserves of approximately $830 million for environmental liabilities. Previous owners of Mittal Steel's facilities expended in the past, and Mittal Steel expects to expend in the future, substantial amounts to achieve or maintain ongoing compliance with applicable environmental laws and regulations.

USA

In 1990, Mittal Steel USA’s Indiana Harbor (East) facility was party to a lawsuit filed by the United States Environmental Protection Agency (the “EPA”) under the RCRA. In 1993, Mittal Steel USA entered into a consent decree, which, among other things, requires facility-wide RCRA corrective action and Indiana Harbor Ship Canal sediment assessment and remediation.

Mittal Steel USA’s properties in Lackawanna, New York are subject to an Administrative Order on Consent with the EPA requiring facility-wide RCRA corrective action. The Administrative Order, entered into in 1990 by the former owner, Bethlehem Steel, requires Mittal Steel to perform a Remedial Facilities Investigation (“RFI”) and corrective measures study, to complete corrective measures, and to perform any required post-remedial activities. In 2004, the RFI was completed, and the New York State Department of Environmental Conservation and Mittal Steel USA executed an Order on Consent to perform interim corrective measures at a former benzol storage tank area.

In 1997, Bethlehem Steel, the EPA and the Maryland Department of the Environment agreed to a phased RFI as part of a comprehensive multimedia pollution Consent Decree for investigation and remediation at Mittal Steel USA’s Sparrows Point, Maryland facility. Mittal Steel USA has assumed Bethlehem Steel’s ongoing obligations under the Consent Decree. The Consent Decree requires Mittal Steel USA to address compliance, closure and post-closure care matters and implement corrective measures associated with two on-site landfills, perform a site-wide investigation, continue the operation and maintenance of a remediation system at an idle rod and wire mill and address several pollution prevention items. The potential costs, as well as the time frame of possible remediation activities, which Mittal Steel currently considers probable, relating to the site-wide investigation at Sparrows Point, cannot be reasonably estimated until more of the investigations required by the Consent Decree have been completed and the data therefrom analyzed.

Mittal Steel USA is required to prevent acid mine drainage from discharging to surface waters at closed mining operations in southwestern Pennsylvania. In 2003, Mittal Steel USA entered into a Consent Order and Agreement with the Pennsylvania Department of Environmental Protection (the “PaDEP”) addressing the transfer of required permits from Bethlehem Steel to Mittal Steel USA and providing financial assurance for long-term operation and maintenance of the wastewater treatment facilities associated with these mines. As required by this Consent Order and Agreement, Mittal Steel USA submitted an operational improvement plan to improve treatment facility operations and lower long-term wastewater treatment costs. The Consent Order and Agreement also required Mittal Steel USA to propose a long-term financial assurance mechanism. In 2004, Mittal Steel USA entered into a revised Consent Order and Agreement outlining a schedule for implementation of capital improvements and requiring the establishment of a treatment trust that the PaDEP has estimated to be the net present value of all future treatment cost. Mittal Steel USA expects to fund the treatment trust over a period of up to ten years at a current target value of approximately $20 million until the improvements are made and the treatment trust is fully funded. After the treatment trust is fully funded, the treatment trust will then be used to fund the cost of treatment of acid mine drainage. Although remote, Mittal Steel USA could be required to make up any deficiency in the treatment trust in the future.

On August 8, 2006, the EPA issued Mittal Steel USA’s Burns Harbor, Indiana facility a Notice of Violation (“NOV”) alleging that in early 1994 the facility (then owned by Bethlehem Steel, from whom the assets were acquired out of bankruptcy) commenced a major modification of its #2 Coke Battery without obtaining a

Prevention of Significant Deterioration (“PSD”) permit and has continued to operate without the appropriate PSD permit. In October and November 2006, Mittal Steel USA met with the EPA to obtain a preliminary understanding of the allegations and the EPA’s technical bases for the NOV. Further communication and discussion with the EPA is planned.

Legal Claims

Mittal Steel is a party to various legal actions. As of December 31, 2006, Mittal Steel has established reserves of approximately $440 million for such actions. The principal legal actions are disclosed below.

United States

In July, 2004, the Illinois Environmental Protection Agency (the “IEPA”) notified Indiana Harbor (East) that it had identified that facility as a potentially responsible party in connection with alleged contamination relating to Hillside Mining Co. (“Hillside”), a company that Indiana Harbor (East) acquired in 1943, operated until the late 1940’s and then sold the assets of in the early 1950’s, in conjunction with the corporate dissolution of that company. The IEPA is requesting that Indiana Harbor (East) and other potentially responsible parties conduct an investigation of certain areas of potential contamination. Indiana Harbor (East) intends to defend itself fully in this matter. As of December 31, 2006, it is not possible to reasonably estimate the amount of environmental liabilities relating to this matter.

Canada

In March 2004, a group of residents in Nova Scotia brought a potential class action in the Supreme Court of Nova Scotia against various parties, including Mittal Canada, alleging various torts for damage allegedly caused by the steel plant and coke ovens formerly owned and occupied by Dominion Steel and Coal Corporation from 1927 to 1967. Mittal Steel acquired Mittal Canada in 1994, and the plaintiffs are attempting to establish that Mittal Canada thereby assumed the liabilities of the former occupiers. The plaintiffs seek to have the claim approved as a class action, though the court has not yet issued a decision on this matter. As of December 31, 2006, Mittal Steel is unable to assess the outcome of these proceedings or to reasonably estimate the amount of Mittal Canada's liabilities relating to this matter, if any.

All of the matters discussed above are legacy environmental matters arising from acquisitions.

Mittal Steel North America Inc. and Mittal Steel Roman are involved in a dispute with Canadian Natural Resources Limited (“CNRL”). Mittal Steel has learned that on March 30 and April 3, 2007, CNRL filed complaints in Calgary, Alberta for negligence seeking damages of $56.4 million and $25.4 million respectively. As of this time, the complaints have not been served on either Mittal Steel entity. The plaintiff alleges that it purchased defective pipe manufactured by Mittal Steel Roman and sold by Mittal Steel Roman and Mittal Steel North America Inc. Mittal Steel is unable to reasonably estimate the amount of Mittal Steel North America Inc.’s and Mittal Steel Roman’s liabilities relating to this matter, if any.

Mexico

Siderurgia Lázaro Cárdenas las trunchas S.A. de C.V. (“Sicartsa”) is involved in a dispute with Ejido Santa Maria of the Municipality of La Union Guerrero over the payment of materials and related damages under a Joint Venture Agreement between the parties. In October 2006, the Agrarian Unity Tribunal entered a judgment ordering Sicartsa to pay the plaintiff damages of $54 million. In April 2007, upon appeal by Sicartsa, a higher court set aside the judgment and ordered further expert evidence relating to the matters in dispute. Mittal Steel and other subsidiaries, as purchasers under the Sicartsa Share Purchase Agreement (“SPA”), have served notice on Pacifico, S.A. de C.V., and Conjunto Siderúrgico del Balsas, S.A. de C.V., as sellers under the SPA seeking indemnity for any damages that may be incurred with respect to this claim, since it was not disclosed in connection with the acquisition.

South America

The Brazilian Federal Revenue Service has claimed that Belgo Siderurgia S.A. (“Belgo”) owes certain amounts for IPI (Manufactured Goods Tax) concerning its use of tax credits on the purchase of raw materials that were non-taxable, exempt from tax or subject to a 0% tax rate and the disallowance of IPI credits recorded five to ten years after the relevant acquisition.

In September 2000, two construction companies filed a complaint with the Brazilian Economic Law Department against three long steel producers, including Belgo. The complaint alleged that these producers colluded to raise prices in the Brazilian rebar market, thereby violating applicable antitrust laws. In September 2005, the Brazilian Antitrust Council (CADE) issued a decision against Belgo that resulted in Belgo’s having to pay a penalty of $36 million. Belgo has appealed the decision to the Brazilian Federal Court. In September 2006, Belgo offered a letter guarantee and obtained an injunction to suspend enforcement of this decision pending the court’s judgment.

As a result of the foregoing decision by CADE, customers of Belgo commenced civil proceedings for damages. There is also a related class action commenced by the Federal Public Prosecutor of the state of Minas Gerais against Belgo for damages based on the alleged violations investigated by CADE.

In 2003, the Brazilian Federal Revenue Service granted CST a tax benefit for certain investments. CST had received certificates from SUDENE, the former Agency for the Development of the Northeast Region of Brazil, confirming CST’s entitlement to this benefit. In September 2004, CST was notified of the annulment of these certificates. CST has pursued its right to this tax benefit though the courts against both ADENE, the successor to SUDENE, and against the Brazilian Federal Revenue Service.

In May 2007, the Brazilian Federal Revenue Service issued a $726 million tax assessment to Belgo to recover taxes primarily related to credit settlements in the context of the 2003 financial reorganization and acquisition of Mendes Júnior Siderurgia S.A. In June 2007, Belgo filed a defense against this assessment through an administrative proceeding. Mittal Steel is unable to assess the outcome of this proceeding or the amount of Belgo’s potential liability.

Europe

In late 2002, three subsidiaries of Mittal Steel (Tréfileurope, Tréfileurope Italia S.r.l. and Fontainunion S.A.), and two former subsidiaries of Arcelor España (Emesa and Galycas), along with other European manufacturers of pre-stressed wire and strands steel products, received notice from the European Commission that it was conducting an investigation into possible anti-competitive practices by these companies. In 2004, Emesa and Galycas were sold. Mittal Steel and its subsidiaries are cooperating fully with the European Commission in this investigation. The European Commission has not yet notified a Statement of Objections to Mittal Steel or any of its subsidiaries. The European Commission can impose fines of up to a maximum of 10% of annual revenues for breaches of EU competition law. Mittal Steel is currently unable to assess the ultimate outcome of the proceedings before the European Commission or the amount of any fines that may result. Arcelor is contractually required to indemnify the present owner of Emesa and Galycas if a fine is imposed on it for any matters under the ownership of Arcelor.

The Competition Council of Romania has commenced investigations against Mittal Steel Galati and Mittal Steel Hunedoara with respect to certain commercial practices. Mittal Steel is cooperating fully with the authorities but cannot at present determine the outcome of the investigations or estimate the amount or range of a potential fine that may be imposed.

In June 2005, the Competition Council of Romania began an investigation concerning alleged state aid received by Mittal Steel Roman in connection with its privatization.

Since 2001, Mittal Steel Ostrava has been involved in a dispute with Kaiser Netherlands B.V. (“Kaiser”), the contractor for phase one of a mini-mill works project (rolling mill P1500), and its parent company, Kaiser Group International. Kaiser Group International and certain of its affiliates (collectively, “KGI”) filed an action in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (where these companies commenced Chapter 11 bankruptcy proceedings) seeking monetary awards against Mittal Steel Ostrava, which has been stayed. On January 6, 2004, Kaiser filed arbitration claims against Mittal Steel Ostrava with the International Court of Arbitration of the ICC in Paris. On May 16, 2006, the arbitration panel awarded Kaiser $7.3 million in favor of its claims and Mittal Steel Ostrava $10.5 million in favor of its claims, resulting in a net award, including costs, of approximately $4.1 million to Mittal Steel Ostrava. As a result of the award, Mittal Steel Ostrava is seeking to enforce its award against Kaiser. Mittal Steel Ostrava has also filed a motion for summary judgment in its favor in the action commenced in the Bankruptcy Court. KGI have opposed that motion. KGI have also filed a motion for summary judgment in the Bankruptcy Court to enforce a portion of the arbitration award against Mittal Steel Ostrava without set-off.

On April 23, 2007, Mittal Steel received a decision of the Financial Directorate in Ostrava, Czech Republic, in which it ordered Mittal Steel Ostrava to pay approximately $106 million for allegedly abusing its economic position and, as a result, acquiring unjustified profits in respect of prices of blast furnace coke produced by Mittal Steel Ostrava and delivered in 2004. The Financial Directorate subsequently ordered Mittal Steel Ostrava to pay an additional fine of $24.7 million for the period from January to March 2005. After its previous decision in October 2006 was cancelled by the Czech Republic Ministry of Finance, the matter was returned to the Financial Directorate in Ostrava for new investigation and decision. Mittal Steel Ostrava received notice on June 14, 2007 that the Ministry of Finance had upheld the Financial Directorate of Ostrava’s decision. Mittal Steel Ostrava has thirty days from such date to file a petition with the relevant Administrative Court against the decision. Filing the petition, which Mittal Steel Ostrava intends to do, has the effect of suspending payment of the fines.

In 2004, La Direction Générale de la Consommation et de la Repression des Fraudes (the French competition authority) commenced an investigation into alleged anti-competitive practices in the steel distribution sector in France, including Arcelor Négoce Distribution, a subsidiary of Arcelor. The case has been referred to the Conseil de la Concurrence (the French competition council), which is now in charge of the investigation procedure. Any potential fine that might be imposed will depend on the entity that will be considered liable for the alleged practices. No Statement of Objections has yet been issued against Mittal Steel or any of its subsidiaries.

Various retired or present employees of certain Arcelor subsidiaries commenced lawsuits to obtain compensation for asbestos exposure in excess of the amounts paid by French social security. 421 such suits are still pending.

Spanish tax authorities have claimed that amortization recorded by Arcelor Planos Seguntos SL in 1995, 1996 and 1997 is non-deductible for corporation tax purposes. Spanish tax authorities seek payment of $49 million, including the amount of tax, interest and penalties. The case is pending before the court (the Audiencia Nacional), administrative procedures having been exhausted.

South Africa

Mittal Steel South Africa is involved in a dispute with Harmony Gold Mining Company Limited and Durban Roodeport Deep Limited alleging that Mittal Steel South Africa is in violation of the Competition Act. On March 27, 2007, the Competition Tribunal decided that Mittal Steel South Africa had contravened Section 8(a) of the Competition Act by charging an excessive price. The Tribunal has not yet decided upon the relief to be granted, which will be determined at a hearing to commence on July 27, 2007. Decisions of the Competition Tribunal are appealable to the Competition Appeals Court and the Supreme Court of Appeal. The decision of the Competition Tribunal may impact the pricing formulas used by Mittal Steel South Africa and may result in a fine not exceeding 10% of Mittal Steel South Africa’s annual sales for 2003. Mittal Steel appealed the decision on April 19, 2007.

In February 2007, the complaint previously filed with the South African Competition Commission by Barnes Fencing, a South African producer of galvanized wire, alleging that Mittal Steel South Africa, as a “dominant firm”, discriminated in its pricing of low carbon wire rod, was referred to the Competition Tribunal. The complainant seeks, among other sanctions, a penalty of 10% on Mittal Steel South Africa’s sales for 2006 in respect of low carbon wire rod and an order that Mittal Steel South Africa cease its pricing discrimination. The complaint is under review by the Competition Tribunal. Mittal Steel is unable to assess the outcome of this proceeding or the amount of Mittal Steel South Africa’s potential liability, if any.

Mittal Steel South Africa is involved in a dispute with the South African Revenue Service in respect of the tax treatment of payments made under a Business Assistance Agreement of $88 million in 2003 and $105 million in 2004.

MANAGEMENT

Board of Directors

The following table sets forth the current members of the Mittal Steel Board of Directors. The ArcelorMittal Board of Directors will have the same composition following the approval by the sole shareholder of ArcelorMittal of the merger of Mittal Steel into ArcelorMittal.

Name	Age(4)	Term Expiration(5)	Position with Mittal Steel
Lakshmi N. Mittal	56	2010	Chairman of the Board of Directors and Chief Executive Officer
Joseph J. Kinsch(2)(3)	73	2010	President of the Board of Directors
Vanisha Mittal Bhatia	26	2010	Member of the Board of Directors
Narayanan Vaghul(1)(3)	70	2010	Member of the Board of Directors
Wilbur L. Ross(1)(3)	69	2010	Member of the Board of Directors
Lewis B. Kaden(2)(3)	64	2010	Member of the Board of Directors
François H. Pinault(3)	70	2010	Member of the Board of Directors
José Rámon Álvarez Rendueles(1)(3)	66	2010	Member of the Board of Directors
Sergio Silva de Freitas(2)(3)	63	2010	Member of the Board of Directors
Georges Schmit	53	2010	Member of the Board of Directors
Edmond Pachura(1)(3)	72	2010	Member of the Board of Directors
Michel Angel Marti(3)	59	2010	Member of the Board of Directors
Manuel Fernández López(3)	60	2010	Member of the Board of Directors
Jean-Pierre Hansen(2)(3)	58	2010	Member of the Board of Directors
John Castegnaro(3)	61	2010	Member of the Board of Directors
Antoine Spillmann	43	2010	Member of the Board of Directors
HRH Prince Guillaume de Luxembourg(3)	43	2010	Member of the Board of Directors
Romain Zaleski	73	2010	Member of the Board of Directors

(1)	Audit Committee.
(2)	Appointments, Remuneration and Corporate Governance Committee.
(3)	Independent director.
(4)	Age as of December 31, 2006.
(5)	Each person will be appointed as a director of ArcelorMittal upon the approval of the merger of Mittal Steel and ArcelorMittal by the sole shareholder of ArcelorMittal.

The business address of each of the members of the Board of Directors shall be ArcelorMittal’s registered office at 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg.

Lakshmi N. Mittal, 56, is the Chairman of the Board of Directors and Chief Executive Officer of Mittal Steel and will be the Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal. He is the founder of Mittal Steel and has been responsible for its strategic direction and development. He is also a non-executive director of Mittal Steel South Africa, an executive committee member of the International Iron and Steel Institute, a member of the Foreign Investment Council in Kazakhstan, the International Investment Council in South Africa, the World Economic Forum’s International Business Council, a director of ICICI Bank Ltd. and is on the Advisory Board of the Kellogg School of Management in the United States. At the end of 2006, Mr. Mittal was named Man of the Year by the Financial Times, Business Person of 2006 by The Sunday Times, Gewinner 2006 for Die Welt, and Newsmaker of the Year by Time magazine. Mr. Mittal was awarded Fortune magazine’s “European Businessman of the Year 2004” and was named “Entrepreneur of the Year” by The Wall Street Journal in 2004. He was previously named Steel Maker of the Year in 1996 by New Steel, a leading industry publication, and was awarded the 8th honorary Willy Korf Steel Vision Award, the highest recognition for worldwide achievement in the steel industry. The award was presented by American Metal Market and World Steel Dynamics. Mr. Mittal has been chosen for the 2007 Dwight D. Eisenhower Global Leadership Award.

Joseph Kinsch, 73, has been the Chairman of the Board of Directors of Arcelor since 2002. He is currently the President of the Board of Directors of Mittal Steel and will be the President of the Board of Directors of ArcelorMittal. He has been Chairman of the Appointments and Remunerations Committee of Arcelor since 2002. At the helm of Luxembourg-based steelmaker Arbed, he has been one of the key consolidators in the global steel industry in recent decades, first by reshaping Arbed’s strategy and steering its growth, notably in Europe and Brazil, then by assuming a significant role in the three-way merger of European steel companies which resulted in Arcelor, and recently by negotiating the merger between Arcelor and Mittal Steel. Mr. Kinsch joined Arbed in

1961 at its Burbach (Saar, Germany) plant. A year later, he moved to the company’s headquarters in Luxembourg. There, he held various financial (accounting and finance) and industrial (steel-processing) positions. In 1975, he was named Director of Accounting and Finance, then head of steel processing firms in 1978. He joined the Arbed management board in 1985 and was named Chief Executive Officer in 1992 and Chairman of the Board of Directors in 1993. In 1998, he withdrew from daily management, but retained his position as Chairman. In 2002, at the creation of Arcelor, he was chosen to chair the Board of Directors of the new company. Mr. Kinsch is also Président honoraire of the Union of Luxembourg Enterprises, Président honoraire of the Chamber of Commerce of the Grand-Duchy of Luxembourg and Honorary Consul of Brazil in Luxembourg. He holds a Master’s degree in Economics and is a Doctor of Humane Letters, honoris causa, from the Sacred Heart University of Luxembourg.

Vanisha Mittal Bhatia, 26, was appointed as a member of the LNM Holdings Board of Directors in June 2004. Mrs. Vanisha Mittal Bhatia was appointed to Mittal Steel’s Board of Directors in December 2004. She has a Bachelor of Arts degree in Business Administration from the European Business School and has completed corporate internships at Mittal Shipping Limited, Mittal Steel Hamburg GmbH and an Internet-based venture capital fund. She is the daughter of Mr. Lakshmi N. Mittal.

Narayanan Vaghul, 70, has 49 years of experience in the financial sector and has been the Chairman of Industrial Credit and Investment Corporation of India Limited for 16 years and of ICICI Bank Ltd. for the last two years. Prior to that, he was Chairman of the Bank of India and Executive Director of the Central Bank of India. He was chosen as the Businessman of the Year in 1992 by Business India, a leading Indian publication, and has served as a consultant to the World Bank, the International Finance Corporation and the Asian Development Bank. Mr. Vaghul was also a visiting Professor at the Stern Business School at New York University. Mr. Vaghul is Chairman of the Indian Institute of Finance Management & Research and is also a board member of various other companies, including Wipro Limited, Mahindra & Mahindra Limited, Nicholas Piramal India Limited, Apollo Hospitals Limited and Himatsingka Seide Limited.

Wilbur L. Ross, Jr., 69, has served as the Chairman of the ISG Board of Directors since ISG’s inception. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, Asia Recovery Fund Co-Investment, Nippon Investment Partners and Absolute Recovery Hedge Fund. Mr. Ross is also the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, and Absolute Recovery Hedge Fund. Mr. Ross is also Chairman of Ohizumi Manufacturing Company in Japan, Chairman of International Textile Group, International Coal Group and Marquis Who’s Who, Inc. in the United States, and Chairman of Insuratex, Ltd. in Bermuda. Mr. Ross is a board member of the Turnaround Management Association and Nikko Electric Co. in Japan, Tong Yang Life Insurance Co. in Korea, and Syms Corp., Clarent Hospital Corp. and News Communications Inc. in the United States. He is also Director of IAC Acquisition Corporation, Ltd. in the United Kingdom, Compagnie Européenne de Wagons SARL in Luxembourg, Oxford Automotive in Denmark and Safety Components International in the United States. He is Director of the Japan Society and of the Yale School of Management. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also Chairman of the Smithsonian Institution National Board.

Lewis B. Kaden, 64, has approximately 38 years of experience in corporate governance, dispute mediation, labor and employment law and economic policy. He is currently Vice Chairman and Chief Administrative Officer of Citigroup Inc. Prior to that, he was a partner at the law firm of Davis Polk & Wardwell, and served as counsel to the Governor of New Jersey, as a Professor of Law at Columbia University and as director of Columbia’s Center for Law and Economic Studies. He served as a director of Bethlehem Steel Corporation for ten years and is currently Chairman of the Board of Directors of the Markle Foundation. He is a member of the Council on Foreign Relations and the moderator of the Business-Labor Dialogue. Mr. Kaden is a graduate of Harvard College and of Harvard Law School. He was the John Harvard Scholar at Emmanuel College, Cambridge University.

François H. Pinault, 70, is the founder and former president of the Artemis Group and PPR. The Artemis Group is a €25 billion global investment holding company with wide-ranging interests, including 42% of the listed company PPR. PPR includes retail brands, such as FNAC, La Redoute, Le Printemps and Conforama, and luxury brands, such as Gucci Group, which includes Gucci, Bottega Veneta, Yves Saint Laurent, Boucheron and Balenciaga. Artemis also owns Chateau Latour vineyard in France and Christie’s auction house. Mr. Pinault also owns insurance and media businesses and holds minority shares in the French group Bouygues. Mr. Pinault serves on the Board of Directors of Financière Pinault and Artemis.

José Ramón Álvarez Rendueles, 66, is Vice-Chairman of the Board of Directors and President of the Audit Committee of Arcelor. He has extensive experience in the financial, economic and industrial sectors. He was former Governor of the Bank of Spain and President of the Bank Zaragozano. He is President of the Board of Directors of Arcelor España, Peugeot España and Pirelli España. He is also a professor of public finance at the Universidad Autónoma de Madrid, the President of the Prince of Asturias Foundation and a Director of Gestavisíon Telecinco S.A.

Sergio Silva de Freitas, 63, has 40 years of experience in the financial sector. He is President of the Board of Directors and of the Audit, Appointments and Remunerations Committees of Arcelor Brasil. After several years spent in high-ranking positions in important financial institutions in London and in Washington, he became Senior Vice-President of Banco Itaù and is now a member of the International Advisory Board of Banco Itaù, Sao Paulo, Brazil. He has a bachelor’s degree in Electrical Engineering from Escola Nacional de Engenharia da Universidade Brasil.

Georges Schmit, 53, is a member of the Board of Directors of Mittal Steel and Arcelor as a representative of the Luxembourg State. He is Director General at the Ministry of the Economy and Foreign Trade and a Member of the Board of Economic Development of the Grand-Duchy of Luxembourg. He is also Vice-Chairman of the Société Nationale de Crédit et d’Investissement (SNCI) and of the Entreprise des Postes et Télécommunications, Luxembourg and a Director of SES Global S.A., Banque et Caisse d’Epargne de l’Etat, Luxembourg and Paul Wurth S.A. Since 2000, he has been the representative of Luxembourg on the Enterprise Policy Group, an advisory body to the European Commission. Mr. Schmit holds a Master of Arts degree in Economics from the University of Michigan.

Edmond Pachura, 72, has 40 years of experience in the industrial sector. He is Chairman of the Union des Négociants en Aciers Spéciaux (UNAS), Paris. Previously, he was a Director of Renault and the CEO of Sollac. Mr. Pachura has also been a member of the Board of Directors of Charbonnages de France since 1997 and of the SNCF (Société Nationale des Chemins de Fer) since 1998.

Michel Angel Marti, 59, is a member of the Board of Directors of Mittal Steel and Arcelor as a representative of the employees. He is a former Secretary of the Conféderation Française Démocratique du Travail (CFDT) union, Broye, France.

Manuel Fernández López, 60, is a member of the Board of Directors of Mittal Steel and Arcelor as a representative of the employees. He is also Secretary General of the Metal, Construcción y Afines de UGT union, Federación Estatal (M.C.A.-U.G.T.), Madrid, Spain.

Jean-Pierre Hansen, 58, is a member of the Board of Directors of Mittal Steel and Arcelor as a representative of the Wallonia region. He is also Vice-Chairman of the Executive Committee and Senior Executive Vice-President of SUEZ, with responsibility for Operations. He entered the electricity and gas sector in 1975. Since January 1, 2005, Mr. Hansen has been Vice-Chairman and CEO of Electrabel, a role he previously held from 1992 to March 1999. Since March 1999, he has also held the position of Chairman of the Executive Committee of Electrabel. He is also CEO of SUEZ-Tractebel, Chairman of Fabricom and Director of Distrigas, Fluxys, AGBAR and ACEA, Vice-Chairman of the Federation of Enterprises in Belgium, and associate professor of economics at the UCL and at the Ecole Polytechnique (Paris). Mr. Hansen holds a master’s degree in electrical engineering, a degree in economics and a doctorate in engineering.

John O. Castegnaro, 61, is a member of the Mittal Steel and Arcelor Board of Directors and has been a member of the Board of Directors of Arcelor as a representative of the employees since 2002. He is a member of the Luxembourg Parliament and Honorary Chairman of trade-union Onhofhängege Gewerkschaftsbond Lëtzebuerg (OGB-L).

Antoine Spillmann, 43, is a member of the Board of Directors of Mittal Steel and Arcelor as a representative of Corporación JMAC B.V. After several years spent in different banks, mainly in the United Kingdom, he is now Asset Manager and executive partner at the firm Bruellan, an asset management company based in Geneva.

H.R.H. Prince Guillaume de Luxembourg, 43, is a member of the Board of Directors of Mittal Steel and Arcelor. He worked for six months at the International Monetary Fund in Washington and spent two years at the Commission of European Communities in Brussels. He studied at Oxford University in the United Kingdom and graduated from Georgetown University in the United States.

Romain Zaleski, 73, graduated from the Ecole Polytechnique and from the Ecole des Mines de Paris (Mining School). He then served as a technical consultant in the public service, in particular at the Ministry of Industry. After leaving the public service, he was appointed as a managing director in several groups related to industry and to banking. In 1984, he settled in Italy and dedicated himself to the reorganization and the development of the Carlo Tassara SpA group, a leading group operating in the sectors of heavy industry, steel industry, ironworks, metallurgy and production of electric power. He led the Carlo Tassara group to its current position, with the holding of interests in the banking sector in Mittel, Banca Intesa, Banca Lombarda and Generali, as well as in the industrial sector, in Eramet and Mittal Steel. A managing director of the Carlo Tassara group and of Banca Lombarda, one of the top ten Italian banks, from 2003 to 2005, Mr. Zaleski was also chairman of Italenergia Bis, a holding company of the Edison Group, the second largest producer of electric power in Italy.

Senior Management

The current members of Mittal Steel’s senior management, who will remain in their roles after effectiveness of the merger with ArcelorMittal, are as set forth below, along with each member’s age and position at Mittal Steel:

Name	Age(1)	Position
Bhikam Agarwal	54	Executive Vice President, Responsible for Financial Controlling and Reporting

Roeland Baan	49	Executive Vice President, Responsible for South and Central Africa and Pipes and Tubes

Alain Bouchard	60	Executive Vice President, Responsible for Purchasing function on a Worldwide basis

Jose Armando Campos	58	Executive Vice President, Responsible for Flat South America

Narendra Chaudhary	62	Executive Vice President, Responsible for Carbon Steel Asia, Mediterranean, Black Sea Basin

Davinder Chugh	50	Senior Executive Vice President, Responsible for Shared Services

Christophe Cornier	54	Executive Vice President, Responsible for Flat Europe
Philippe Darmayan	54	Executive Vice President, Responsible for Arcelor Mittal Steel Solutions & Services (AM3S)

Bernard Fontana	45	Executive Vice President, Responsible for Human Resources

Jean-Yves Gilet	50	Executive Vice President, Responsible for Stainless Steel Worldwide

Roland Junck	51	Member of the Group Management Board, Advisor to the CEO

Sudhir Maheshwari	43	Executive Vice President, Responsible for Finance and M&A

Aditya Mittal	30	Chief Financial Officer, Member of the Group Management Board, Flat Products Americas

Lakshmi N. Mittal	56	Chief Executive Officer, Member of the Group Management Board

Malay Mukherjee	58	Member of the Group Management Board, Stainless, Mining, Asia & Africa

Carlo Panunzi	57	Executive Vice President, Responsible for Long Americas

Michael Pfitzner	57	Executive Vice President, Responsible for Commercial Co-ordination

Name	Age(1)	Position

Gerhard Renz	59	Executive Vice President, Responsible for Long Europe

Michael Rippey	49	Executive Vice President, Responsible for USA

Lou Schorsch	57	Executive Vice President, Responsible for Flat Americas

Bill Scotting	48	Executive Vice President, Responsible for Performance Enhancement

Gonzalo Urquijo	45	Member of the Group Management Board, Responsible for Long Products, Distribution and Wire Drawing

André van den Bossche	63	Executive Vice President, Responsible for Marketing

Michel Wurth	52	Member of the Group Management Board, Responsible for Flat Products Europe, Global Auto, Plates and R&D

(1)	Age as of December 31, 2006.

The business address of each of the members of ArcelorMittal’s senior management shall be ArcelorMittal’s registered office at 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg.

Bhikam Agarwal, Executive Vice President, Responsible for Financial Controlling and Reporting: Bhikam Agarwal has been the Managing Director, Controlling of Mittal Steel and has over 30 years of experience in steel and related industries. He has held various senior executive positions within Mittal Steel and was previously Chief Financial Officer after its formation as Ispat International. He has been responsible for the financial strategy of Mittal Steel and has been a co-ordinator of its prior activities in the capital markets. Mr. Agarwal has also led the finance and accounting functions of Ispat International across all its operating subsidiaries.

Roeland Baan, Executive Vice President, Responsible for South and Central Africa and Pipes and Tubes: Roeland Baan has been Chief Executive Officer of Mittal Steel Europe. He joined Mittal Steel from the global conglomerate SHV Holdings, which lists metals recycling among its non-core activities. There he spent eight years as a member of the Energy Divisions Executive Committee and was responsible for developing and executing its strategy across a number of key regions including Europe, South America and the Mediterranean rim. Prior to that, Mr. Baan spent 16 years with Shell, where he held a number of positions worldwide. He has a Master’s degree in Economics from Vrije Universiteit in Amsterdam.

Alain Bouchard, Executive Vice President, Responsible for Purchasing function on a Worldwide basis: Alain Bouchard has been Arcelor’s Executive Vice President Purchasing since 2004. Prior to that he was in charge, at Arcelor and Usinor, of the Cockerill-Sambre works in Liège, Belgium and at Sollac Lorraine. From 1993 to 1999, he held various positions in production planning, customer services, information systems-information technology, and reengineering of support functions within Usinor’s Flat Carbon Steel business in Paris. From 1989 to 1993, he worked at Usinor’s Fos-sur-Mer plant, after joining the IRSID Steel Research and Development Institute in 1973. Mr. Bouchard is an IT engineer, a graduate of the Ecole Nationale Supérieure d’Informatique et Mathématiques Appliquées de Grenoble, and a Physics engineer, with a degree from Ecole Nationale Supérieure de Physique de Grenoble.

Jose Armando Campos, Executive Vice President, Responsible for Flat South America: Jose Armando Campos has been the President and officer in charge of the Flat Steel Business Area at Arcelor Brasil and President and CEO of CST since 1997. Prior to that, he worked in mining development and metallurgical areas at the Companhia Vale do Rio Doce from 1974 to 1992. Mr. Campos has been a member of the Brazilian Metallurgy and Materials Society since 1972 and the Board of Directors of the Brazilian Business Council for Sustainable Development. Mr. Campos is also a member of the Board of Directors of Acesita. He is a mining engineer, with a degree from the Federal University of Ouro Preto.

Narendra Chaudhary, Executive Vice President, Responsible for Carbon Steel Asia, Mediterranean, Black Sea Basin: Narendra Chaudhary was appointed CEO of Mittal Steel’s Ukrainian operation in January 2006. Prior to that, Mr. Chaudhary was Director, Operations and Maintenance for Mittal Steel. Mr. Chaudhary

joined Mittal Steel in 1993 at its Mexican operations and has held a number of positions at Mittal Steel since then, including as CEO of Mittal Steel Galati in Romania and CEO of Mittal Steel’s operations in Kazakhstan. Mr. Chaudhary possesses over 39 years of experience in a variety of technical and managerial functions in the steel industry. He worked at Steel Authority of India Limited plants in various capacities for 28 years. Mr. Chaudhary has a Bachelor’s degree in engineering from Bihar Institute of Technology, India.

Davinder Chugh, Senior Executive Vice President, Responsible for Shared Services: Davinder Chugh, previously CEO of Mittal Steel South Africa, has over 25 years experience in the steel industry, particularly in materials purchasing, logistics, warehousing and shipping. Mr. Chugh also was Commercial Director at Mittal Steel from 2002 to 2006. Before joining Mittal Steel South Africa, he was Vice President of purchasing at Mittal Steel Europe. Mr. Chugh joined Mittal Steel in 1995 and since then has successfully integrated the materials management functions at newly acquired plants in Hamburg, Duisburg, France, Romania and Algeria. Prior to that, he held several senior positions at the Steel Authority of India Limited in New Delhi, India. He holds degrees in science and law and has a Masters of Business Administration.

Christophe Cornier, Executive Vice President, Responsible for Flat Europe: Christophe Cornier has been responsible for Arcelor’s flat products activities in Europe and for its worldwide automotive sector since December 2005, when he was appointed a member of the Arcelor’s Management Committee. In June 2005, he was appointed head of Arcelor’s Client Value Team. At the creation of Arcelor in 2002, he was named Executive Vice-President of FCS Commercial Auto. Before that, he was CEO of Sollac Méditerranée. In 1998, he was appointed CEO of La Magona, after joining Sollac Packaging as Managing Director in 1993. In 1985 he joined Usinor, where he was Business Development Director and Chief Controller of Sollac. He began his career with the French Ministry of Industry, which he left as a Deputy Director. Mr. Cornier is a graduate of the Ecole Polytechnique and the Ecole des Mines in Paris.

Philippe Darmayan, Executive Vice President, Responsible for Arcelor Mittal Steel Solutions & Services (AM3S): Philippe Darmayan has been Executive Vice President in charge of Arcelor Steel Solutions and Services since January 2005. Before that, he was CEO of Ugine & Alz. A graduate of the French business school HEC, Mr. Darmayan joined Arcelor to lead the transformation of Ugine & Alz in 2002. Prior to that, he held various management positions in the aluminum businesses of Pechiney Group, which he joined in 1996, and was a plant director and managing director of Franco-Belge de Fabrication de Combustibles, a subsidiary of Framatome.

Bernard Fontana, Executive Vice President, Responsible for Human Resources: Bernard Fontana joined Arcelor in September 2004 as Flat Carbon Steel Program Office Executive manager and was appointed as Arcelor Flat Carbon Europe Executive Vice President/People and Development in July 2005. Prior to that, he worked at the Chemical Group SNPE for 18 years, including as SNPE’s North American Director and as Executive Vice President of SNPE. Mr. Fontana graduated from the Ecole Polytechnique and the Ecole Nationale Supérieure des Techniques Avancées in Paris.

Jean-Yves Gilet, Executive Vice President, Responsible for Stainless Steel Worldwide: Jean-Yves Gilet has been advisor to the CEO with responsibility for Arcelor’s stainless steel business worldwide since December 2005, in charge of preparing and implementing the strategic reorganization of this business. Prior to that, he was Senior Executive Vice President of Arcelor in charge of the stainless steel sector, a position he held since the creation of Arcelor in 2002. In 1999, he became a member of the Usinor executive committee. In 1998, he was named Chairman and CEO of Acesita in Brazil. He joined Usinor in 1990 and, between 1991 and 1998, held management positions at the Imphy, Ugine-Savoie and Sprint Métal stainless businesses. Prior to that, he was cabinet head for the Regional Development and Minister in France. Mr. Gilet, an engineering graduate of the Ecole Polytechnique (Corps des Mines), began his career in 1981 at the Industry Ministry, before joining DATAR, the regional development agency.

Roland Junck, Member of the Group Management Board, Advisor to the CEO: Roland Junck was previously a member of the Group Management Board of Arcelor with responsibility for the global Long Carbon Steel and Wire Drawing business and for China. He started his career with Arbed in 1980 in the rolling mills at Dudelange, before moving to Esch-Schifflange in 1985. In 1993, Mr. Junck was named General Manager of TrefilArbed Bissen, being appointed Managing Director in 1996. He was named Senior Vice President of Aceralia in 1998 and was a member of the Arbed Group Management Board from 1999 until 2002, when he was appointed Senior Executive Vice President of the newly created Arcelor, in charge of the Long Carbon Steel Sector. Mr. Junck graduated from the Federal Polytechnic in Zurich and earned a Masters of Business Administration from Sacred Heart University of Luxembourg.

Sudhir Maheshwari, Executive Vice President, Responsible for Finance and M&A: Sudhir Maheshwari was previously the Managing Director, Business Development and Treasury of Mittal Steel and has 20 years of experience in steel and related industries. He was the Chief Financial Officer of LNM Holdings from January 2002 until its merger with Ispat International in December 2004. He has played an integral role in all the recent acquisitions by Mittal Steel, including turnaround and integration activities, and in various corporate finance and capital market projects, including Mittal Steel’s initial public offering in 1997. He also held the positions of Chief Financial Officer at Mittal Steel Europe, Mittal Steel Germany and Mittal Steel Point Lisas, and was Director of Finance and Mergers & Acquisitions at Mittal Steel. Mr. Maheshwari has worked for Mittal Steel for 18 years. Mr. Maheshwari is an Honours Graduate in Accounting and Commerce from St. Xavier’s College, Calcutta, and a Fellow Member of The Institute of Chartered Accountants and The Institute of Company Secretaries in India.

Aditya Mittal, CFO, Member of the Group Management Board, Responsible for Flat Products Americas: Aditya Mittal held the position of President and CFO of Mittal Steel from October 2004 to 2006. He joined Mittal Steel in January 1997 and has held various finance and management roles within Mittal Steel. In addition to these responsibilities Aditya Mittal was appointed Head of Mergers and Acquisitions for Mittal Steel in 1999. In this role, he led Mittal Steel’s acquisition strategy, resulting in Mittal Steel’s expansion into Central Europe, Africa and, most recently, the United States. This led to Mittal Steel’s emergence as the world’s largest and most global steel producer, growing its steel-making capacities fourfold. These acquisitions included Kryvorizhstal in Ukraine, Polskie Huty Stali in Poland, Nova Hut in Czech Republic, Sidex in Romania, Annaba in Algeria, Iscor in South Africa, and International Steel Group in the United States. Aditya Mittal holds a Bachelor’s Degree of Science in Economics with concentrations in Strategic Management and Corporate Finance from the Wharton School of the University of Pennsylvania, from which he graduated magna cum laude. Aditya Mittal is the son of Lakshmi N. Mittal.

Malay Mukherjee, Member of the Group Management Board, Responsible for Stainless, Mining, Asia & Africa: Mr. Mukherjee has over 30 years of experience in a variety of technical and commercial functions in the steel industry, including iron ore mining, project implementation, materials management and steel plant operations. He joined the LNM Group in 1993 from the Steel Authority of India Limited, where his last position was as Executive Director (Works) at the Bhilai Steel Plant, the largest integrated steel plant in India, with a production capacity of approximately four million tonnes. Mr. Mukherjee has a Master’s degree in mining from the USSR State Commission in Moscow and a Bachelor of Science degree from the Indian Institute of Technology in Kharagpur, India. Mr. Mukherjee has completed an advanced management program conducted by the Commonwealth Secretariat in joint association with University of Ottawa, Canada and the Indian Institute of Management, Ahmedabad. Mr. Mukherjee joined Ispat Karmet in 1996 from Ispat Mexicana, where he was Managing Director. He joined Ispat Europe as President and CEO in June 1999. Formerly the President and Chief Operating Officer of Ispat International N.V., Mr. Mukherjee became Chief Operating Officer of Mittal Steel in October 2004. Mr. Mukherjee is a recipient of the MECON Award from the Indian Institute of Metals.

Carlo Panunzi, Executive Vice President, Responsible for Long Americas: Carlo Panunzi was previously Senior Executive Vice President of Arcelor Brasil, in charge of Long Products and Distribution. In 2002, Carlo Panunzi became the President of Belgo Mineira, a company he had joined in 1999 and where he was, among other positions, Managing Director of the Piracicaba plant in the state of São Paulo. Before that, he held several positions at Arbed, which he joined in 1973 as an engineer at the Differdange plant’s rolling line.

Michael Pfitzner, Executive Vice President, Responsible for Commercial Co-ordination: Michael Pfitzner joined Mittal Steel as Director of Marketing in February 2006. He has over 25 years of extensive industry experience in commercial functions with several steel companies, including Mannesmann, Saarstahl, Krupp Thyssen Stainless and Salzgitter. At Salzgitter, where he worked for nearly five years, Mr. Pfitzner was a member of the Executive Board responsible for Sales and Distribution. Mr. Pfitzner has a degree in economics from the University of Bonn, Germany.

Gerhard Renz, Executive Vice President, Responsible for Long Europe: Gerhard Renz has been the Chief Operating Officer of Mittal Steel Europe and has over 32 years of experience in the steel industry. Mr. Renz formerly worked as the Managing Director of Mittal Steel Hamburg. He is a Board Member of Verein Deutscher Eisenhüttenleute, Wirtschaftsvereinigung Stahl and the European Iron and Steel Institute. He holds a Bachelor’s degree in Engineering.

Michael G. Rippey, Executive Vice President, Responsible for USA: Michael Rippey was elected in August 2006 as President and Chief Executive Officer of Mittal Steel USA. Previously, he had been Mittal Steel

USA’s Executive Vice-President, Sales & Marketing since April 2005, with direct responsibility for all sales and marketing of light flat-rolled and plate products. Mr. Rippey had been Executive Vice-President, Commercial and Chief Financial Officer at Ispat Inland since January 2004 and an officer of Mittal Steel USA since June 1998. He has a Bachelor’s degree in marketing from Indiana University, Bloomington, a Master’s degree in banking and finance from Loyola University, Chicago and a Master of Business Administration from the University of Chicago.

Lou Schorsch, Executive Vice President, Responsible for Flat Americas: Lou Schorsch was elected in August 2006 as President and Chief Executive Officer of Flat Americas. Previously, he had been Chief Executive Officer of Mittal Steel USA since the merger between Mittal Steel and ISG in October 2004. Prior to that, Dr. Schorsch was the President and Chief Executive Officer of Ispat Inland, where he was responsible for significant improvements in its operational performance. Dr. Schorsch has over 25 years of experience in consulting and managerial roles primarily relating to the steel industry. Prior to joining Ispat Inland in October 2003, he held various senior positions in the consulting and e-commerce sectors. Most recently he was President and Chief Executive Officer of GSX.Com and a Principal at McKinsey & Company where he worked from 1985 until 2000. While at McKinsey, he was a co-leader of its metals practice. Dr. Schorsch has published numerous articles in such publications as Business Week and Challenge and has co-authored a book on steel entitled Upheaval in a Basic Industry.

Bill Scotting, Executive Vice President, Responsible for Performance Enhancement: Bill Scotting joined Mittal Steel in September 2002 to lead its performance enhancement activities. Formerly an Associate Principal at McKinsey & Company, Mr. Scotting has 20 years of experience in the steel industry in technical, operations management and consulting roles. He has also held positions at BHP Steel, Pioneer Concrete United Kingdom, Mascott Partnership and CRU International. Mr. Scotting holds a Bachelor of Science degree in metallurgy from the University of Newcastle in Australia, where he was awarded the Australasian Institute of Metallurgy Prize for Metallurgy, and a Masters of Business Administration (with distinction) from Warwick Business School in the United Kingdom.

Gonzalo Urquijo, Member of the Group Management Board, Responsible for Long Products, Distribution and Wire Drawing: Gonzalo Urquijo, previously Senior Executive Vice President and Chief Financial Officer of Arcelor, was responsible for the following functions: Finance, Purchasing, IT, Legal Affairs, Investor Relations, Arcelor Steel Solutions & Services and other activities. Mr. Urquijo also held several other positions within Arcelor and in this sector, including Deputy Senior Executive Vice President and head of the functional directorates of distribution. Until the creation of Arcelor in 2002, when he became Executive Vice President of the Operational Unit South of the Flat Carbon Steel sector, Mr. Urquijo was CFO of Aceralia. Between 1984 and 1992, he held a variety of positions at Citibank and Crédit Agricole before joining Aristrain in 1992 as Chief Financial Officer, later becoming Co-Chief Executive Officer. Mr. Urquijo has degrees in economics and political science from Yale University and holds a Masters of Business Administration from the Instituto de Empresa in Madrid.

André van den Bossche, Executive Vice President, Responsible for Marketing: André van den Bossche has been Arcelor’s Executive Vice President Commercial Worldwide Optimisation since 2005. Prior to that, he was Managing Director of Arcelor’s Flat Carbon Steel commercial organization from 2002 to 2005, Managing Director at the Aceralia Sidstahl Ibérica and Sidstahl sales organizations from 1995 to 2001, and sales director at TradeArbed Luxembourg from 1986 to 1995. At Sidmar (Ghent), which he joined in 1970, he was Vice President of the Commercial and Customer Relations Department, General Manager of the cold rolling mill and production and management engineer at the cold rolling mill. Mr. van den Bossche is a civil engineer and graduated from the Universities of Louvain and Ghent.

Michel Wurth, Member of the Group Management Board, Responsible for Flat Products Europe, Global Auto, Plates and R&D: Michel Wurth was previously Vice President of the Group Management Board and Deputy Chief Executive Officer of Arcelor, and was responsible for Flat Carbon Steel Europe & Auto, Flat Carbon Steel Brazil, Coordination Brazil, Coordination Heavy Plate, R&D and NSC Alliance. The merger of Aceralia, Arbed and Usinor which led to the creation of Arcelor in 2002 saw Mr. Wurth appointed as Senior Executive Vice President and Chief Financial Officer of Arcelor, with responsibility over Finance and Management by Objectives. Mr. Wurth joined Arbed in 1979 and held a variety of positions, including Secretary of the Board of Directors, head of the Arbed subsidiary Novar and Corporate Secretary, before joining the Arbed Group Management Board and becoming Chief Financial Officer in 1996. He was named Executive Vice President of Arbed in 1998. Mr. Wurth holds a law degree from the University of Grenoble, a political science degree from the Institut d'Etudes Politiques de Grenoble and a Master of Economics degree from the London School of Economics.

Board Compensation

The members of the ArcelorMittal Board of Directors have not received any compensation for their services to date. The total annual compensation of the members of Mittal Steel’s Board of Directors for 2005 and 2006 was as follows:

	Year ended December 31,
(Amounts in $ thousands except option information)	2005	2006
Base salary and/or directors fees	$4,369	$3,760
Short-term performance-related bonus	—	3,288
Long-term incentives (number of options)	235,000	175,000

The annual compensation of the members of Mittal Steel’s Board of Directors was as follows:

(Amounts in $ thousands except option information)	2005	2006	2005 Short-term Performance Related	2006 Short-term Performance Related	2005 Long-term Number of Options	2006 Long-term Number of Options
Lakshmi N. Mittal	$2,194	$2,005	—	1,677	100,000	100,000
Aditya Mittal(1)	1,245	942	—	1,611	75,000	75,000
Vanisha Mittal Bhatia	18	23	—	—	—	—
Malay Mukherjee(2)	311	—	—	—	60,000	—
Narayanan Vaghul	109	139	—	—	—	—
Ambassador Andrés Rozental(3)	134	142	—	—	—	—
Fernando Ruiz Sahagun(4)	22	—	—	—	—	—
Muni Krishna T. Reddy(5)	110	119	—	—	—	—
René Lopez(6)	74	82	—	—	—	—
Wilbur L. Ross, Jr.(7)	73	105	—	—	—	—
Lewis B. Kaden(8)	79	123	—	—	—	—
François H. Pinault(9)	—	80	—	—	—	—
Joseph Kinsch(10)	—	—	—	—	—	—
José Ramón Álvarez-Rendueles Medina(11)	—	—	—	—	—	—
Sergio Silva de Freitas(12)	—	—	—	—	—	—
Georges Schmit(13)	—	—	—	—	—	—
Edmond Pachura(14)	—	—	—	—	—	—
Michel Angel Marti(15)	—	—	—	—	—	—
Manuel Fernández López(16)	—	—	—	—	—	—
Jean-Pierre Hansen(17)	—	—	—	—	—	—
John Castegnaro(18)	—	—	—	—	—	—
Antoine Spillmann(19)	—	—	—	—	—	—
HRH Prince Guillaume de Luxembourg(20)	—	—	—	—	—	—
Romain Zaleski(21)	—	—	—	—	—	—

Total	4,369	3,760	—	3,288	235,000	175,000

(1)	Mr. A. Mittal resigned from Mittal Steel’s Board of Directors on October 30, 2006, but continued in his role as Chief Financial Officer of Mittal Steel. His compensation is included only for the period from January 2006 to October 2006.
(2)	Mr. Mukherjee resigned from Mittal Steel’s Board of Directors on April 12, 2005, but continued in his role as Chief Operating Officer of Mittal Steel. His compensation is included only for the period from January 2005 to March 2005.
(3)	Mr. Rozental resigned from Mittal Steel’s Board of Directors on October 30, 2006.
(4)	Mr. Ruiz resigned from Mittal Steel’s Board of Directors on April 12, 2005.
(5)	Mr. Reddy resigned from Mittal Steel’s Board of Directors on October 30, 2006.
(6)	Mr. Lopez resigned from Mittal Steel’s Board of Directors on October 30, 2006.
(7)	Mr. Ross was elected to Mittal Steel’s Board of Directors on April 12, 2005.
(8)	Mr. Kaden was elected to Mittal Steel’s Board of Directors on April 12, 2005.
(9)	Mr. Pinault was elected to Mittal Steel’s Board of Directors on June 30, 2006.
(10)	Mr. Kinsch was elected to Mittal Steel’s Board of Directors on October 30, 2006.
(11)	Mr. Álvarez-Rendueles Medina was elected to Mittal Steel's Board of Directors on October 30, 2006.
(12)	Mr. Silva de Freitas was elected to Mittal Steel’s Board of Directors on October 30, 2006.
(13)	Mr. Schmit was elected to Mittal Steel’s Board of Directors on October 30, 2006.

(14)	Mr. Pachura was elected to Mittal Steel’s Board of Directors on October 30, 2006.
(15)	Mr. Marti was elected to Mittal Steel’s Board of Directors on October 30, 2006.
(16)	Mr. Fernández López was elected to Mittal Steel’s Board of Directors on October 30, 2006.
(17)	Mr. Hansen was elected to Mittal Steel’s Board of Directors on October 30, 2006.
(18)	Mr. Castegnaro was elected to Mittal Steel’s Board of Directors on October 30, 2006.
(19)	Mr. Spillmann was elected to Mittal Steel’s Board of Directors on October 30, 2006.
(20)	HRH Prince Guillaume de Luxembourg was elected to Mittal Steel’s Board of Directors on October 30, 2006.
(21)	Mr. Zaleski was elected to Mittal Steel’s Board of Directors on October 30, 2006.

The members of Arcelor’s Board of Directors who were appointed to Mittal Steel’s Board of Directors on October 30, 2006 did not receive compensation in 2006 in their capacity as members of the latter. They did receive compensation, however, in 2006 in their capacity as members of Arcelor’s Board of Directors. This compensation, consisting of a flat fee and attendance fees, was as follows: Joseph Kinsch (€246,609), José Ramón Álvarez-Rendueles Medina (€216,603), Sergio Silva de Freitas (€131,927), Georges Schmit (€143,697), Edmond Pachura (€155,097), Michel Angel Marti (€131,327), Manuel Fernández López (€118,952), Jean-Pierre Hansen (€145,675), John Castegnaro (€131,652), Antoine Spillmann (€119,074), HRH Prince Guillaume de Luxembourg (€134,097) and Romain Zaleski (€26,835).

As of December 31, 2005 and 2006, Mittal Steel did not have outstanding any loans or advances to members of its Board of Directors, and, as of December 31, 2006, Mittal Steel had not given any guarantees for the benefit of any member of its Board of Directors.

The following table provides a summary of the options outstanding and the exercise of the options granted to Mittal Steel’s Board of Directors (in 2001, 2003 and 2004, no options were granted to members of Mittal Steel’s Board of Directors):

	Granted in 1999	Granted in 2000	Granted in 2002	Granted in 2005	Granted in 2006	Total	Weighted Average Exercise Price
Lakshmi N. Mittal	80,000	80,000	80,000	100,000	100,000	440,000	$18.35
Aditya Mittal(1)	7,500	7,500	25,000	75,000	75,000	190,000	$25.78
Vanisha Mittal Bhatia	—	—	—	—	—	—	—
Malay Mukherjee(2)	40,000	40,000	50,000	60,000	—	190,000	$13.99
Narayanan Vaghul(3)	—	—	—	—	—	—	—
Ambassador Andrés Rozental(4)(5)	—	—	—	—	—	—	—
Fernando Ruiz Sahagun(6)(7)	—	—	3,333	—	—	3,333	$2.26
Muni Krishna T. Reddy(8)	—	—	—	—	—	—	—
René Lopez(9)	—	—	—	—	—	—	—
Wilbur L. Ross(10)	—	—	—	—	—	—	—
Lewis B. Kaden(11)	—	—	—	—	—	—	—
François H. Pinault(12)	—	—	—	—	—	—	—
Joseph Kinsch(13)	—	—	—	—	—	—	—
José Ramón Álvarez-Rendueles Medina(14)	—	—	—	—	—	—	—
Sergio Silva de Freitas(15)	—	—	—	—	—	—	—
Georges Schmit(16)	—	—	—	—	—	—	—
Edmond Pachura(17)	—	—	—	—	—	—	—
Michel Angel Marti(18)	—	—	—	—	—	—	—
Manuel Fernández López(19)	—	—	—	—	—	—	—
Jean-Pierre Hansen(20)	—	—	—	—	—	—	—
John Castegnaro(21)	—	—	—	—	—	—	—
Antoine Spillmann(22)	—	—	—	—	—	—	—
HRH Prince Guillaume de Luxembourg(23)	—	—	—	—	—	—	—
Romain Zaleski (24)	—	—	—	—	—	—	—
Total	127,500	127,500	158,333	235,000	175,000	823,333	$18.99
Exercise price	$11.94	$8.57	$2.26	$28.75	$33.755	—	—
Term (in years)	10	10	10	10	10	—	—
Expiration date	September 14, 2009	June 1, 2010	April 5, 2012	August 23, 2015	September 1, 2016	—	—

(1)	Mr. A. Mittal resigned from Mittal Steel's Board of Directors on October 30, 2006, but continued in his role as Chief Financial Officer of Mittal Steel.
(2)	Mr. Mukherjee resigned from Mittal Steel's Board of Directors on April 12, 2005, but continued in his role as Chief Operating Officer of Mittal Steel.
(3)	Mr. Vaghul exercised all his vested options in 2005.
(4)	Mr. Rozental resigned from Mittal Steel's Board of Directors on October 30, 2006.
(5)	Mr. Rozental exercised the majority of his vested options in 2005, except for 3,333 options granted in 2002 which were exercised in 2006.
(6)	Mr. Ruiz resigned from Mittal Steel's Board of Directors on April 12, 2005.
(7)	Mr. Ruiz exercised the majority of his vested options in 2005, except for 3,333 options granted in 2002.
(8)	Mr. Reddy resigned from Mittal Steel's Board of Directors on October 30, 2006.
(9)	Mr. Lopez resigned from Mittal Steel's Board of Directors on October 30, 2006.
(10)	Mr. Ross was elected to Mittal Steel's Board of Directors on April 12, 2005.
(11)	Mr. Kaden was elected to Mittal Steel's Board of Directors on April 12, 2005.
(12)	Mr. Pinault was elected to Mittal Steel's Board of Directors on June 30, 2006.
(13)	Mr. Kinsch was elected to Mittal Steel's Board of Directors on October 30, 2006.
(14)	Mr. Álvarez-Rendueles Medina was elected to Mittal Steel's Board of Directors on October 30, 2006.
(15)	Mr. Silva de Freitas was elected to Mittal Steel's Board of Directors on October 30, 2006.
(16)	Mr. Schmit was elected to Mittal Steel's Board of Directors on October 30, 2006.
(17)	Mr. Pachura was elected to Mittal Steel's Board of Directors on October 30, 2006.
(18)	Mr. Marti was elected to Mittal Steel's Board of Directors on October 30, 2006.
(19)	Mr. Fernández López was elected to Mittal Steel's Board of Directors on October 30, 2006.
(20)	Mr. Hansen was elected to Mittal Steel's Board of Directors on October 30, 2006.
(21)	Mr. Castegnaro was elected to Mittal Steel's Board of Directors on October 30, 2006.
(22)	Mr. Spillmann was elected to Mittal Steel's Board of Directors on October 30, 2006.
(23)	HRH Prince Guillaume de Luxembourg was elected to Mittal Steel's Board of Directors on October 30, 2006.
(24)	Mr. Zaleski was elected to Mittal Steel's Board of Directors on October 30, 2006.

The total annual compensation of Mittal Steel’s senior management for 2006 was $16 million in base salary and $21 million in short-term performance related bonuses. As of December 31, 2006, approximately $2.0 million was accrued by Mittal Steel to provide pension benefits to its senior management. During 2006, no loans or advances to Mittal Steel’s senior management were outstanding. As of December 31, 2005, $0.2 million of such loans was outstanding, which was also the maximum amount outstanding during 2005.

Options were granted to senior management for 2005 and 2006 in accordance with the Mittal Steel Global Stock Option Plan described below.

Finally, none of the members of Mittal Steel’s Board of Directors is a party to a contract with Mittal Steel or any of its subsidiaries that provides benefits upon termination of employment.

Option Plans

The merger proposal provides that each option to purchase Mittal Steel shares granted under employee and director stock plans of Mittal Steel will be converted into a right to acquire (or at ArcelorMittal’s option, subscribe) the same number of ArcelorMittal shares on the same terms and conditions as were applicable to such options prior to the effective time of the merger (subject to any changes necessary to reflect the effectiveness of the merger).

In 1999, Mittal Steel established the Mittal Steel Global Stock Option Plan (“MittalShares”), which is described more fully in Note 16 of the Mittal Steel Consolidated Financial Statements. Under the terms of MittalShares, Mittal Steel may grant options to purchase common stock to senior management of Mittal Steel and its affiliates for up to 20,000,000 class A common shares (increased from 6,000,000 class A common shares to 10,000,000 class A common shares after shareholder approval in 2003 and increased from 10,000,000 shares to 20,000,000 class A common shares after shareholder approval in 2006). The exercise price of each option equals not less than the fair market value of Mittal Steel stock on the date of grant, with a maximum term of 10 years. Options are granted at the discretion of the Mittal Steel’s Appointments, Remuneration and Corporate Governance Committee or its delegate. The options vest either ratably upon each of the first three anniversaries of the grant date, or, in total, upon the death, disability or retirement of the participant.

On August 23, 2005, Mittal Steel granted 3,908,773 options to a group of key employees at an exercise price of $28.75. Of this option grant, 520,566 options (including 100,000 options granted to the Significant shareholder) were allocated to senior management. The options expire on August 23, 2015.

On September 1, 2006, Mittal Steel granted 3,999,223 options to a group of key employees at an exercise price of $33.755. Of this option grant, 550,300 options (including 100,000 options granted to the Significant shareholder) were allocated to senior management. The options expire on September 1, 2016.

Pursuant to the transitional provisions of IFRS 2, “Share-Based Payments”, only options granted after November 7, 2002 were recognized as an expense at their fair value. Mittal Steel determines the fair value of the options at the date of grant using the Black-Scholes model. The fair values for options and other share-based compensation is recorded as an expense in the consolidated income statement over the relevant vesting or service periods, adjusted to reflect actual and expected levels of vesting.

The fair value of each option grant of Mittal Steel class A common shares is estimated on the date of grant using the Black-Scholes Model with the following weighted-average assumptions used:

	Year of grant
	2005	2006
Exercise price	28.75	33.76
Dividend yield	1.44%	1.45%
Expected annualized volatility	52%	60%
Discount rate – Bond equivalent yield	4.50%	4.63%
Weighted average share price	28.75	33.76
Expected life in years	6	6
Fair value of options (per share)	13	30

The status of MittalShares as of December 31, 2006 is summarized below:

	Number of Options	Range of Exercise Prices ($)	Weighted Average Exercise Price ($ per option)
Outstanding, December 31, 2003	3,339,334	2.26 – 11.94	7.32
Exercised	(1,384,118)	2.26 – 11.94	7.76
Forfeitures	(244,000)	2.26 – 11.94	9.07

Outstanding, December 31, 2004	1,711,216	2.26 – 11.94	6.72
Granted	3,908,773	28.75	28.75
Exercised	(351,850)	2.26 – 11.94	5.87
Forfeitures	(210,833)	2.26 – 28.75	27.87

Outstanding, December 31, 2005	5,057,306	2.26 – 28.75	22.92
Granted	3,999,223	33.76	33.76
Exercised	(523,304)	2.26 – 28.75	17.83
Cancelled	(4,000)	33.76	33.76
(Forfeitures)	(78,257)	33.76	33.76

Outstanding, December 31, 2006	8,450,968	2.26 – 33.76	28.27
Exercisable, December 31, 2006	2,062,787	2.26 – 28.75	17.27
Exercisable, December 31, 2005	1,352,366	2.26 – 28.75	6.96
Exercisable, December 31, 2004	1,321,721	2.26 – 11.94	8.03

The following table summarizes information about outstanding stock options as of December 31, 2006:

Options Outstanding
Exercise Prices $	Number of options	Weighted average contractual life (in years)	Options exercisable (number of options)
11.94	315,599	2.71	315,599
8.57	330,100	3.42	330,100
2.26	442,118	5.27	442,118
28.75	3,442,185	8.65	974,970
33.76	3,920,966	9.67	—

2.26 – 33.76	8,450,968	8.66	2,062,787

In addition, Arcelor has stock option plans with 1,485,393 options outstanding as of December 31, 2006 with an exercise price ranging from €9.67 to €34.43 per option. Mittal Steel recorded compensation expense of $4 million with respect to these stock option plans during 2006.

As of December 31, 2006, the stock options granted under MittalShares are exercisable as follows:

Year	Options	Average Exercise Price ($)(1)
2007	2,062,787	17.27
2008	4,692,660	26.01
2009	7,180,807	27.86
2010	8,235,098	29.32
2011	7,971,773	30.00

(1)	Based on exercise prices of $11.94, $8.57, $2.26, $28.75 and $33.76 for 1999, 2000, 2002, 2005 and 2006, respectively.

Management Share Ownership

As described above, the number of outstanding shares of ArcelorMittal upon effectiveness of the merger will be identical to the number of outstanding shares of Mittal Steel immediately prior to the effective time of the merger, and the exchange ratio will be one-to-one. Below is a description of the aggregate beneficial share ownership of Mittal Steel directors and senior management.

As of May 31, 2007, the aggregate beneficial share ownership of Mittal Steel directors and senior management (40 individuals) was 2,244,699 Mittal Steel class A common shares (excluding shares owned by Mittal Steel’s Significant shareholder and including options to acquire 272,136 Mittal Steel class A common shares that are exercisable within 60 days of May 31, 2007), being 0.15% of the total issued share capital of Mittal Steel. Excluding options to acquire Mittal Steel class A common shares, these 40 individuals beneficially own 1,972,563 Mittal Steel class A common shares. Other than the Significant shareholder, each director and member of senior management beneficially owns less than 1% of the Mittal Steel class A common shares. As of May 31, 2007, the Significant shareholder beneficially owned 623,598,333 of Mittal Steel’s outstanding shares, representing 44.79% of Mittal Steel’s outstanding shares. The percentage of total common shares in the possession of the Significant shareholder (including the treasury stock) has decreased from 87.47% prior to August 1, 2006 to 44.79% after that date as a result of the acquisition of Arcelor. The number of Mittal Steel options granted to directors and senior management (including the Significant shareholder) in 2005 was 520,566 at an exercise price of $28.75 and the number of Mittal Steel options granted to directors and senior management (including the Significant shareholder) in 2006 was 550,300 at an exercise price of $33.755. No Mittal Steel options were granted during 2003 and 2004. These options vest either ratably upon each of the first three anniversaries of the grant date, or, in total, upon the death, disability or retirement of the participant. The option term expires 10 years after the grant date. In 2006, Arcelor granted 375,000 options to its senior management at an exercise price of €34.43.

See “—Board Compensation” for a description of options held by members of Mittal Steel’s Board of Directors.

The following table provides summarized information on the options outstanding and the movements on the options granted to Mittal Steel’s senior management (in 2001, 2003 and 2004, no options were granted to members of Mittal Steel’s senior management):

	Options* granted 1999	Options* granted 2000	Options* granted 2002	Options* granted 2005	Options* granted 2006	Total	Average weighted exercise price
Senior Managers (including the Significant shareholder)	156,000	167,500	245,000	520,566	550,300	1,639,366	$22.81
Exercise price	$11.94	$8.57	$2.26	$28.75	$33.76
Term (in years)	10	10	10	10	10	—	—
Expiration date	September 14, 2009	June 1, 2010	April 5, 2012	August 23, 2015	September 1, 2016	—	—

*	Options awarded under MittalShares.

Mittal Steel / Arcelor Memorandum of Understanding

Mittal Steel, the Significant shareholder and Arcelor entered into a Memorandum of Understanding on June 25, 2006 (the “Memorandum of Understanding” or “MOU”), on the basis of which Arcelor’s Board of Directors recommended Mittal Steel’s offer for Arcelor and pursuant to which, among other things, the parties agreed on certain corporate governance matters relating to the combined group. In particular, the Memorandum of Understanding includes certain special governance mechanisms designed to promote the integration of Mittal Steel and Arcelor during an initial three-year transitional period beginning as from August 1, 2006, which period is referred to as the Initial Term. Mittal Steel and Arcelor agreed to change and unify their respective corporate governance structures and rules until Mittal Steel is merged into Arcelor in accordance with the MOU. ArcelorMittal’s corporate governance structure has been established on the same basis as that of Arcelor and Mittal, in accordance with the MOU. Since the implementation of the Memorandum of Understanding, Arcelor and Mittal Steel have been governed by a Board of Directors and a Group Management Board. ArcelorMittal is governed similarly. From the time at which the merger of Mittal Steel into ArcelorMittal is approved by the sole shareholder of ArcelorMittal until ArcelorMittal is merged into Arcelor, the composition and operation of each of Arcelor’s and ArcelorMittal’s Board of Directors, Group Management Board and Management Committee will be identical (except with respect to the roles of Chairman and President of the Board of Directors, as noted below).

Board of Directors, Group Management Board and Management Committee of Mittal Steel

The Memorandum of Understanding provides that each of Mittal Steel, Arcelor and the combined entity will be governed by a “Board of Directors” and a “Management Board”, subsequently renamed “Group Management Board”.

The Memorandum of Understanding further provides that during the Initial Term, the Board of Directors of each of Arcelor, Mittal Steel and the combined entity will have the following characteristics:

•	Each initial Board of Directors would be composed of 18 non-executive members, the majority of whom would be independent.

•	Six members would be nominated by Mittal Steel, three of whom would be independent.

•	Six members would be from the (then-existing) Arcelor Board of Directors.

•	Three members would be from the (then-existing) Arcelor Board of Directors representing then-existing Arcelor major shareholders.

•	An additional three members would be employee representatives.

In addition, during the Initial Term, the Board of Directors will appoint one director as Chairman and one director as President of the Board of Directors.

Mr. Joseph J. Kinsch is currently the Chairman of the Board of Directors of Arcelor, while Mr. Lakshmi N. Mittal is currently the President of the Board of Directors of Arcelor. Mr. Lakshmi N. Mittal is currently the Chairman of the Board of Directors and CEO of Mittal Steel. Following the approval of the merger of Mittal Steel into ArcelorMittal, Mr. Mittal shall be the Chairman of the Board of Directors and CEO of ArcelorMittal and Mr. Kinsch shall be the President of the Board of Directors of ArcelorMittal.

In addition, the Memorandum of Understanding provides that upon the retirement of Mr. Joseph Kinsch, Mr. Lakshmi N. Mittal would become the Chairman of the combined entity and Mr. Joseph Kinsch would propose the successor President, who shall be an independent director or a former employee of Arcelor. The proposed successor President will serve as President for so long as he or she is a director and the Significant shareholder has agreed to vote for his or her renewal as a director, except in case of gross negligence or willful misconduct in the exercise of his or her functions as director or in the event that the Appointments, Remuneration and Corporate Governance Committee vetoes his or her nomination. Moreover, upon retirement, death or incapacity of Mr. Lakshmi N. Mittal, he shall be replaced by any other representative designated by the Significant shareholder from time to time.

With respect to the Group Management Board, the MOU provides that it would include the four then-current members of Arcelor’s management board, with the then-current CEO of Arcelor, Mr. Guy Dollé, becoming the Chief Executive Officer of Arcelor, Mittal and the combined entity, and three members to be nominated by the then-current Mittal Steel Board of Directors, that is, seven total members. The parties agreed that if the then-current CEO of Arcelor withdrew or resigned, the new CEO would be appointed by the relevant Board of Directors further to a proposal made by Mr. Joseph Kinsch and approved by Mr. Lakshmi N. Mittal.

During 2006, Mittal Steel established a Board of Directors and a Group Management Board in accordance with the Memorandum of Understanding, with the following two modifications. First, following the execution of the Memorandum of Understanding, Mr. Guy Dollé decided not to serve as Chief Executive Officer of both Mittal Steel and Arcelor. Instead, Mr. Roland Junck, a member of the Mittal Steel Group Management Board, assumed that position. As a consequence, the Group Management Board has six rather than the initially intended seven members. Second, on November 5, 2006, Mr. Roland Junck resigned as Chief Executive Officer of Mittal Steel in the interest of Mittal Steel and its stakeholders. Mr. Junck has since remained a member of the Group Management Board. On the same date, Mr. Lakshmi N. Mittal was appointed a member of the Group Management Board and Chief Executive Officer of Mittal Steel and Mr. Mittal resigned as a member of the Appointments, Remuneration and Corporate Governance Committee. As a consequence, the Board of Directors has one “executive” director, instead of being composed exclusively of “non-executive” directors. Mr. Mittal has remained as Chairman of the Board of Directors of Mittal Steel. Effective the same date, Mr. Sergio Silva de Freitas was appointed by the Board of Directors as Mr. Mittal’s successor on the Mittal Steel Appointments, Remuneration and Corporate Governance Committee. The proposal to appoint Mr. Mittal as Chief Executive Officer of Mittal Steel and Arcelor was unanimously approved by the Boards of Directors of Mittal Steel and Arcelor. The general meeting of shareholders of Mittal Steel ratified this appointment at the annual general meeting of shareholders held on June 12, 2007.

The Board of Directors is in charge of the overall management of Mittal Steel and ArcelorMittal. The Mittal Steel Board of Directors is currently comprised of 17 “non-executive” directors and one “executive” director. The Chairman and Chief Executive Officer of Mittal Steel, Mr. Lakshmi N. Mittal, is the sole “executive” director on both Boards. The ArcelorMittal Board of Directors will be identically composed upon the approval of the merger of Mittal Steel into ArcelorMittal. The ArcelorMittal Board of Directors is responsible for the performance of all acts of administration necessary or useful in furtherance of the corporate purpose of ArcelorMittal, except those expressly reserved by Luxembourg law or by the articles of association of ArcelorMittal to the general meeting of shareholders. The members of the Board of Directors of both Mittal Steel and ArcelorMittal are appointed and dismissed by the general meeting of shareholders.

The Memorandum of Understanding provides that the directors will be elected and removed by the general meeting of shareholders, by a simple majority of votes cast. Except as specifically described below, no shareholder will have special rights to nominate, elect or remove directors. All directors will be elected by the general meeting of shareholders for three-year terms. Following the Initial Term, and subject to the provisions of the combined entity’s articles of association, the Significant shareholder will be entitled to representation on the combined entity’s Board of Directors in proportion to its shareholding. If, for whatever reason, ArcelorMittal has not merged with and into Arcelor with Arcelor as the surviving entity by the end of the Initial Term, the Significant shareholder will be entitled to representation on ArcelorMittal’s Board of Directors in proportion to its shareholding.

The Group Management Board is entrusted with the day-to-day management of Mittal Steel and ArcelorMittal. Mr. Lakshmi N. Mittal, the Chief Executive Officer, is the Chairman of the Group Management Board of both entities. The members of the Group Management Board are appointed and dismissed by the Board of Directors. As the Group Management Board is not a corporate body created by Dutch or Luxembourg law or Mittal Steel’s or ArcelorMittal’s respective articles of association, the Group Management Board exercises only the authority granted to it by the Board of Directors.

In establishing Mittal Steel’s and ArcelorMittal’s strategic direction and corporate policies, Mr. Lakshmi N. Mittal is supported by members of Mittal Steel and ArcelorMittal’s senior management, who have substantial professional and worldwide steel industry experience. Some of the members of Mittal Steel and ArcelorMittal’s senior management team are also members of the Group Management Board.

The Group Management Board is assisted by a Management Committee comprised of the members of the Group Management Board and 20 other senior executives. The Management Committee discusses and prepares group decisions on matters of group-wide importance, integrates the geographical dimension of the group, ensures in-depth discussions with Mittal Steel’s operational and resources leaders and shares information about the situation of the group and its markets.

Operation of the Board of Directors

The required quorum for meetings of the Board of Directors is a majority of the directors, including at least the Chairman, the President and a majority of the independent directors being present or represented.

Each director has one vote and no director has a casting vote. Decisions of the Board of Directors are made by a majority of the directors present and represented at a quorate meeting, except as otherwise required by applicable law.

During the Initial Term, the agenda of each meeting of the Board of Directors will be jointly agreed by the Chairman and the President of the Board of Directors and will include any matters proposed to be included on the agenda jointly by the Chairman and the President. In the event of a disagreement, the Chairman and the President will work together to try to resolve any such disagreement. After the expiration of the Initial Term, the Chairman and the President will use their reasonable best efforts to agree on the agenda.

Director Independence

Currently, thirteen of the 18 members of the Mittal Steel and Arcelor Board of Directors are independent. A director is considered to be “independent” if (a) he or she is independent within the meaning of the Listed Company Manual of the New York Stock Exchange, Inc., which is referred to as the Listed Company Manual, as it may be amended from time to time, or any successor provision, subject to the exemptions available for foreign private issuers with respect to the director independence requirements under the Listed Company Manual, and (b) he or she is unaffiliated with any shareholder owning or controlling more than two percent of the total issued share capital of Mittal Steel. For these purposes, a person is deemed affiliated to a shareholder if he or she is an executive officer, a director who also is an employee, a general partner, a managing member or a controlling shareholder of such shareholder. The same independence rules shall apply to ArcelorMittal upon approval of the merger of Mittal Steel into ArcelorMittal by its respective shareholders.

Separate Meeting of Non-Executive Directors

The non-executive members of the Board of Directors may schedule meetings without the presence of management. There is no minimum number of meetings that the non-executive directors must hold per year.

Significant Shareholder Right of Opposition and Right of Board Representation

The Memorandum of Understanding provides that during the Initial Term, with respect to Board of Directors’ decisions that require shareholders approval, the Significant shareholder will vote in accordance with the position expressed by the Board of Directors, unless the Significant shareholder opposes any such position, in which case the Significant shareholder can vote as it wishes, subject to the following requirements. During the Initial Term, if Mr. Lakshmi N. Mittal opposes any decision of the Board of Directors on a matter that does not require shareholders approval and that was not proposed by him, Mr. Lakshmi N. Mittal will have the right to request that such action first be approved by a shareholders’ meeting, and the Significant shareholder will have the right to vote at such meeting as it sees fit. The Board of Directors will not approve any action that has been rejected by such shareholders’ meeting.

The Memorandum of Understanding further provides that during the Initial Term, and subject to the Significant shareholder owning or controlling at least 15% of the outstanding share capital of Mittal Steel ArcelorMittal or the combined entity, the Significant shareholder is entitled to elect to Mittal Steel’s, ArcelorMittal’s or the combined entity’s Board of Directors, as the case may be, up to (and not more than) six directors, including three directors who are affiliated (directly or indirectly) with the Significant shareholder and three independent directors. Following the Initial Term, and subject to the provisions of Mittal Steel’s, ArcelorMittal’s or the combined entity’s articles of association, as the case may be, the Significant shareholder will be entitled to representation on Mittal Steel’s, ArcelorMittal’s or the combined entity’s Board of Directors, as the case may be, in proportion to its shareholding.

Board of Directors Committees

Following the implementation of the Memorandum of Understanding, the Mittal Steel and Arcelor Board of Directors has two committees: an Audit Committee and an Appointments, Remuneration and Corporate

Governance Committee. The same committee structure and composition shall apply to ArcelorMittal upon approval of the merger of Mittal Steel into ArcelorMittal by its shareholders.

Audit Committee. The Audit Committee is composed of four independent directors, with independence defined as set out above and also in Rule 10A-3 under the Exchange Act. The members are appointed by the Board of Directors. The Audit Committee makes decisions by a simple majority with no member having a casting vote.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing:

•	the financial reports and other financial information provided by the company to any governmental body or the public;

•	the company’s system of internal control regarding finance, accounting, legal compliance and ethics that the Board of Directors and members of management have established; and

•	the company’s auditing, accounting and financial reporting processes generally.

The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor the company’s financial reporting process and internal controls system;

•	review and appraise the audit efforts of the company’s independent accountants and internal auditing department;

•	provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors;

•	approve the appointment and fees of the independent auditors; and

•	monitor the independence of the external auditors.

The current members of the Mittal Steel and Arcelor Audit Committee are: Messrs. Narayanan Vaghul, José Rámon Álvarez-Rendueles, Wilbur L. Ross and Edmond Pachura, all of whom are independent under the company’s Corporate Governance guidelines, the NYSE standards and the Dutch Corporate Governance Code. The Chairman of the Audit Committee is Mr. Vaghul, who has significant experience and financial expertise. Mr. Vaghul is the Chairman of ICICI Bank Ltd., a company that is listed on the NYSE and the Mumbai Stock Exchange. Mr. Álvarez-Rendueles, a former Governor of the Bank of España and former President of the Bank Zaragozano, also has significant experience and financial expertise. Both Mr. Ross and Mr. Pachura have considerable experience in managing companies’ affairs.

The Audit Committee is required to meet at least four times a year.

Appointments, Remuneration and Corporate Governance Committee.

The Appointments, Remuneration and Corporate Governance Committee is comprised of four directors, all of whom are independent, as were all directors in the two predecessor committees. The members are appointed by the Board of Directors. The Appointments, Remuneration and Corporate Governance Committee makes decisions by a simple majority with no member having a casting vote.

The Board of Directors has established the Appointments, Remuneration and Corporate Governance Committee to:

•

determine, on its behalf and on behalf of the shareholders within agreed terms of reference, the company’s framework of remuneration and compensation, including stock options for the Chief Executive Officer and the Chief Financial Officer of the company, the members of the Group Management Board and the members of the Management Committee;

•	consider any appointment or reappointment to the Board of Directors at the request of the Board of Directors;

•	provide advice and recommendations to the Board of Directors on such appointment; and

•	develop, monitor and review corporate governance principles applicable to the company.

The Appointments, Remuneration and Corporate Governance Committee’s principal responsibility in compensating executives is to encourage and reward performance that will lead to long-term enhancement of shareholder value.

The Appointments, Remuneration and Corporate Governance Committee will, at the request of the Board of Directors, consider any appointment or reappointment to the Board of Directors. It will provide advice and recommendations to the Board of Directors on such appointment. The Appointments, Remuneration and Corporate Governance Committee is also responsible for developing, monitoring and reviewing Corporate Governance principles applicable to Mittal Steel.

The current members of Mittal Steel and Arcelor’s Appointments, Remuneration and Corporate Governance Committee are: Messrs. Joseph Kinsch, Sergio Silva de Freitas, Lewis Kaden and Jean-Pierre Hansen, all of whom are independent under Mittal Steel’s Corporate Governance guidelines, the NYSE standards and the Dutch Corporate Governance Code. The Chairman of the Appointments, Remuneration and Corporate Governance Committee is Mr. Kaden.

The Appointments, Remuneration and Corporate Governance Committee is required to meet at least twice a year.

Governance Following the Initial Term

The Memorandum of Understanding provides that upon expiration of the Initial Term, the parties to the MOU will review the corporate governance rules described above in order to reflect the best standards of corporate governance for comparable companies and, in particular, have them conform with the corporate governance aspects of the NYSE listing standards applied to non-U.S. companies and the applicable Luxembourg corporate governance code or similar document. The Chairman and the President shall consult in the year prior to the end of the Initial Term with a view to determining the identity of the directors that could be recommended to the Appointments, Remuneration and Corporate Governance Committee.

Corporate Governance

ArcelorMittal will be committed to adopting best practice in terms of corporate governance in its dealings with shareholders. In particular, ArcelorMittal will aim to ensure good corporate governance by applying rules concerning transparency, quality or reporting and the balance of powers. In addition, ArcelorMittal will have a section of its website dedicated entirely to corporate governance. ArcelorMittal will continue to diligently monitor new, proposed and final U.S. and Luxembourg legal requirements and will make adjustments to its corporate governance controls and procedures to stay in compliance with these requirements on a timely basis. On January 1, 2007, the Ten Principles of Corporate Governance of the Luxembourg Stock Exchange entered into force. ArcelorMittal will comply with all of the principles and recommendations set out therein, and will be committed to meeting all of the corporate governance requirements proposed under such principles. There will be no significant differences between ArcelorMittal’s corporate governance practices upon effectiveness of the merger and those currently required to be followed by U.S. domestic companies under the NYSE listing standards.

Board of Directors and Senior Management Compliance Matters. In relation to each of the members of the Board of Directors and each of the members of senior management, neither Mittal Steel nor ArcelorMittal is aware of (a) any convictions in relation to fraudulent offenses in the last five years, (b) any bankruptcies, receiverships or liquidations of any entities in which such members held any office, directorships, or partner or senior management positions in the last five years, or (c) any official public incrimination and/or sanctions of such person by statutory or regulatory authorities (including designated professional bodies), or disqualification by a court from acting as a member of the administrative, management or supervisory bodies of an issuer or from acting in the management or conduct of the affairs of any issuer for at least the previous five years.

DESCRIPTION OF ArcelorMittal’s SHARE CAPITAL

Set out below is a summary description of the ArcelorMittal shares, based on the articles of association of ArcelorMittal.

Upon effectiveness of the merger, the rights of Mittal Steel shareholders who become holders of ArcelorMittal shares will be governed by Luxembourg law and ArcelorMittal’s articles of association.

More information concerning shareholders’ rights can be found in the Luxembourg law on commercial companies dated August 10, 1915, as amended from time to time, and the articles of association of ArcelorMittal.

ArcelorMittal’s existing articles of association may be obtained free of charge. See “Where You Can Find More Information”. You are encouraged to obtain and read this document.

General

ArcelorMittal is a Luxembourg public limited liability company (société anonyme). The company’s legal name is “ArcelorMittal”. ArcelorMittal was incorporated on August 13, 2004 for an unlimited duration of time. ArcelorMittal is registered with the Luxembourg Registry of Trade and Companies under number B 102468. ArcelorMittal has its registered office at 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg.

The corporate purpose of ArcelorMittal is the following:

“The corporate purpose of the Company shall be the manufacture, processing and marketing of steel, steel products and all other metallurgical products, as well as all products and materials used in their manufacture, their processing and their marketing, and all industrial and commercial activities connected directly or indirectly with those objects, including mining and research activities and the creation, acquisition, holding, exploitation and sale of patents, licences, know-how and, more generally, intellectual and industrial property rights.

The Company may realize that corporate purpose either directly or through the creation of companies, the acquisition, holding or acquisition of interests in any companies or partnerships, membership in any associations, consortia and joint ventures.

In general, the Company’s corporate purpose comprises the participation, in any form whatsoever, in companies and partnerships, and the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or in any other manner of shares, bonds, debt securities, warrants and other securities and instruments of any kind.

It may grant assistance to any affiliated company and take any measure for the control and supervision of such companies.

It may carry out any commercial, financial or industrial operation or transaction which it considers to be directly or indirectly necessary or useful in order to achieve or further its corporate purpose.”

Share Capital

As of June 21, 2007, the issued share capital of ArcelorMittal was €31,000 represented by 3,100,000 shares with a par value of €0.01 each, all of which were outstanding. All issued shares have been fully paid up.

Major Shareholders

Mittal Steel is the sole shareholder of ArcelorMittal.

As of May 31, 2007, the Significant shareholder beneficially owned, directly or indirectly, through holding companies 623,598,333 shares of Mittal Steel representing 44.79% of the issued share capital of Mittal Steel.

Although no shareholder, or group of shareholders acting in concert, currently controls or holds more than 50% of the outstanding voting rights in Mittal Steel or, on the basis of the current shareholdings in Mittal Steel, will control or hold such an interest in (post-merger) ArcelorMittal, there are a number of arrangements and rights that protect minority shareholders against a possible abuse of control by a shareholder, or group of shareholders acting in concert, that controls or holds more than 50% of the outstanding voting rights.

As described in “Material Contracts and Related Party Transactions—Independence of the Company” and “Management—Mittal Steel / Arcelor Memorandum of Understanding”, the Memorandum of Understanding provides for a number of provisions that (effectively) limit the rights of the Significant shareholder and protect the independence of ArcelorMittal. These provisions will remain in place until at least August 1, 2009.

Luxembourg statutory law and case law prohibits the abuse by shareholders (including significant and controlling shareholders) of their voting rights or other powers. In the event of such an abuse of right, shareholders could successfully require the competent court to annul resolutions of the general meeting of shareholders or the board of directors. In addition, shareholders have preemptive rights (see “—Preemptive Rights”), have the right to convene, and to add items to the agenda of, a general meeting of shareholders (see “—General Meeting of Shareholders”), and have certain information rights (see “—Information Rights”).

Issuance of ArcelorMittal Shares in the Merger

In the merger, ArcelorMittal will issue a number of shares with a par value of €0.01 (one euro cent) each in accordance with the terms and conditions set out in the merger proposal and the explanatory memorandum.

The issuance of the ArcelorMittal shares will be approved by the sole ArcelorMittal shareholder at the same time that such sole shareholder will adopt the decision to merge.

The ArcelorMittal shares to be issued in the merger will be created under Luxembourg law, and will have the rights as set forth in the ArcelorMittal articles of association and Luxembourg law. ArcelorMittal shares are issued in registered form only and are freely transferable.

Based on the number of Mittal Steel shares issued on the date hereof, ArcelorMittal expects to issue between 1,277,408,250 and 1,419,342,499 ArcelorMittal shares to Mittal Steel shareholders in the merger. The exact number of ArcelorMittal shares to be issued will depend on any increase or decrease in the number of Mittal Steel treasury shares between the date hereof and the date of the extraordinary general meeting adopting the decision to merge Mittal Steel into ArcelorMittal. Immediately following the effectiveness of the merger, former Mittal Steel shareholders will hold 100% of the issued and outstanding ArcelorMittal shares. In addition, ArcelorMittal may issue additional ArcelorMittal shares as a result of the future exercise of (former) Mittal Steel stock options, in an aggregate amount representing approximately 7.8 million ArcelorMittal shares.

Form and Transfer of Shares

ArcelorMittal shares are issued in registered form only and are freely transferable. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote ArcelorMittal shares.

Under Luxembourg law, the ownership of registered shares is evidenced by the inscription of the name of the shareholder, the number of shares held by him or her and the amount paid up on each share in the shareholder registry of ArcelorMittal. Each transfer of shares shall be effected by written declaration of transfer to be recorded in the shareholder registry of ArcelorMittal, such declaration to be dated and signed by the transferor and the transferee, or their duly appointed agents. ArcelorMittal may accept and enter into its shareholder registry any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to ArcelorMittal.

In addition, the articles of association of ArcelorMittal provide that its shares may be held through a securities settlement system or a professional depository of securities. Shares held in such manner have the same rights and obligations as shares recorded in ArcelorMittal’s shareholder registry. Shares held through a securities settlement system or a professional depository of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form. The shares may consist of (i) shares traded on the NYSE, or ArcelorMittal New York Registry Shares, which are registered in a local registry kept by or on behalf of ArcelorMittal by The Bank of New York, (ii) shares traded on Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange and the Spanish exchanges, or the ArcelorMittal European Registry Shares, which are registered in a local registry kept by or on behalf of ArcelorMittal by ABN AMRO Bank N.V., or directly on the Luxembourg shareholder registry without being held on the Dutch local registry.

Issuance of Shares

Pursuant to the articles of association of ArcelorMittal, the issuance of shares in ArcelorMittal requires the approval of at least two-thirds of the votes cast at a general meeting of shareholders where at least 50% of the issued share capital is present or represented.

The articles of association, however, authorize the Board of Directors for a period ending on June 21, 2008 to increase the issued share capital on one or more occasions up to the maximum amount of the authorized share capital. Such authorization can only be valid for a specific period of time, being no more than five years, and which may from time to time be extended by the general meeting of shareholders for a period of no more than five years.

The Board of Directors is authorized to determine the conditions for all share issues, within the limits of the authorized share capital, including the payment in cash or in kind on such shares.

Preemptive Rights

Unless limited or excluded by the Board of Directors as described below, holders of ArcelorMittal shares have a pro rata preemptive right to subscribe for any newly issued shares, except for shares issued for consideration other than cash (in kind).

The articles of association of ArcelorMittal provide that preemptive rights can be limited or excluded by the Board of Directors for a period ending on June 21, 2008, in the event of an increase of the issued share capital by the Board of Directors within the limits of the authorized share capital.

Repurchase of Shares

ArcelorMittal cannot subscribe for its own shares.

ArcelorMittal may, however, repurchase issued ArcelorMittal shares or have another person repurchase issued ArcelorMittal shares for its account, subject to the following conditions:

•

the prior authorization of the general meeting of shareholders, which authorization sets forth the terms and conditions of the proposed repurchase and in particular the maximum number of shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed 18 months) and, in the case of repurchase for consideration, the minimum and maximum consideration per share, must have been obtained;

•

the nominal value or, in the absence thereof, the accounting par value of the shares acquired, as well as that of shares held by ArcelorMittal and shares held by a person acting for ArcelorMittal’s account, may not exceed 10% of the value of the entirety of the issued share capital;

•

the repurchase may not reduce the net assets of ArcelorMittal on a non-consolidated basis to a level below the aggregate of the issued share capital and the reserves that ArcelorMittal must maintain pursuant to Luxembourg law or its articles of association; and

•	only fully paid up shares may be repurchased.

In addition, pursuant to Luxembourg law the Board of Directors may repurchase up to 10% of the issued share capital without the prior approval of the general meeting of shareholders if necessary to prevent serious and imminent harm to ArcelorMittal.

Upon approval of the merger, the sole shareholder of ArcelorMittal will authorize the Board of directors to repurchase up to one-tenth of the Company’s issued share capital, in accordance with terms and conditions substantially similar to the authorization granted by the annual general meeting of Mittal Steel to the Board of Directors of Mittal Steel on June 12, 2007 (subject to appropriate amendments required to reflect the fact that such buy-backs would be governed by Luxembourg corporate law). Pursuant to such authorization, the Board of Directors of ArcelorMittal will be authorized to acquire and sell shares in the company under the conditions set forth in Article 49-2 of the Luxembourg law on commercial companies, dated August 10, 1915, as amended from time to time. Such purchases and sales may be carried out for any authorized purpose or which would come to be authorized by the laws and regulations in force. The purchase price per share to be paid in cash shall not represent more than 125% of the price on the New York

Stock Exchange, Euronext Amsterdam, Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange or the Spanish exchanges, as the case may be, and no less than the par value of the share at the time of repurchase. The price on the New York Exchange or Euronext Amsterdam, Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange or the stock exchanges of Barcelona, Bilbao, Madrid and Valencia will be deemed to be the higher of the average of the final listing price per share on the relevant stock exchange during 30 consecutive days on which the relevant stock exchange is open for trading preceding the 3 trading days prior to the date of repurchase. Such authorization will expire on December 12, 2008 (the current term of the buy-back authorization granted by the annual general meeting of shareholders of Mittal Steel on June 12, 2007).

The Board of directors of ArcelorMittal will use this authorization in order to allow the continuation by ArcelorMittal of the Mittal Steel share buy-back policy (the ongoing $590 million program and the announced subsequent 27 million share program).

Capital Reduction

The articles of association provide that the issued share capital of ArcelorMittal may be reduced, subject to the approval of at least two-thirds of the votes cast at a general meeting of shareholders where at least 50% of the issued share capital is present or represented.

General Meeting of Shareholders

Each share of ArcelorMittal entitles the holder to attend a general meeting of shareholders, either in person or by proxy, to address a general meeting of shareholders, and to exercise voting rights, subject to the provisions of the articles of association. Each share of ArcelorMittal entitles the holder to one vote at a general meeting of shareholders. There is no minimum shareholding required to be able to attend or vote at a general meeting of shareholders.

The articles of association provide that shareholders are entitled to vote by correspondence, by means of a form providing the option for a positive or negative vote or for an abstention and that the Board of Directors may decide to authorize them to participate in the general meetings by videoconference or by other telecommunications means allowing their identification.

A shareholder may act at any general meeting of shareholders by appointing another person (who need not be a shareholder) as his or her proxy, which proxy shall be in writing. The writing may take the form of a fax or any other means of communication guaranteeing the authenticity of the document and enabling the shareholder giving the proxy to be identified.

When convening a general meeting of shareholders, ArcelorMittal will publish two notices (which must be published at least eight days apart and in the case of the second notice, eight days before the meeting) in the Mémorial, Recueil des Sociétés et Associations, and in a Luxembourg newspaper. These convening notices must contain the agenda of the meeting and set out the conditions for attendance and representation at the meeting.

Shareholders whose share ownership is directly registered in any shareholder registry will receive the notice by ordinary mail, which mail must be sent to such shareholders eight days prior to the general meeting of shareholders. In addition, all materials relating to a general meeting of shareholders (including the notice) are available at the website of ArcelorMittal at www.arcelormittal.com.

The articles of association provide that in the case of shares held through the operator of a securities settlement system or depository, a holder of such shares wishing to attend a general meeting of shareholders should receive from such operator or depository a certificate certifying the number of shares recorded in the relevant account on the blocking date and certifying that the shares in the account shall be blocked until the close of the general meeting. Such certificates should be submitted to ArcelorMittal no later than the day preceding the fifth working day before the date of the general meeting unless the Board of Directors has set a shorter notice period.

The annual ordinary general meeting of shareholders of ArcelorMittal is held at 11:00 a.m. on the second Tuesday of the month of May of each year in the city of Luxembourg. If that day is a legal or banking holiday, the meeting will be held on the immediately preceding banking day.

Finally, Luxembourg law provides that the Board of Directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so require in writing with an indication of the agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital, may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to the registered office at least five days before the holding of the general meeting of shareholders.

Voting Rights

Each share of ArcelorMittal entitles the holder to one vote at a general meeting of shareholders.

Luxembourg law distinguishes between “ordinary” general meetings of shareholders and “extraordinary” general meetings of shareholders. Extraordinary general meetings of shareholders are convened to resolve upon an amendment to the articles of association and certain other limited matters described below and are subject to the quorum and majority requirements described below. All other general meetings of shareholders are ordinary general meetings of shareholders.

Ordinary General Meetings of Shareholders. At an ordinary general meeting of shareholders there is no quorum requirement, and resolutions are adopted by a simple majority, irrespective of the number of shares present or represented.

Extraordinary General Meetings of Shareholders. An extraordinary general meeting of shareholders convened for the purpose of (a) an increase or decrease of the authorized or subscribed capital, (b) a limitation or exclusion of preemptive rights, (c) an approval of the acquisition by any person of one quarter or more of the shares of ArcelorMittal, or (d) except as described immediately below, an amendment of the articles of association must have a quorum of at least 50% of the issued share capital of ArcelorMittal. If a quorum is not reached, the extraordinary general meeting of shareholders may be reconvened, pursuant to appropriate notification procedures, at a later date with no quorum. Irrespective of whether the proposed amendment will be subject to a vote at the first or a subsequent extraordinary general meeting of shareholders, the amendment is subject to the approval of at least two-thirds of the votes cast at such extraordinary general meeting of shareholders.

Appointment and Removal of Directors. Members of the Board of Directors may be elected by simple majority of present and represented shareholders at any general meeting of shareholders. Under the articles of association, all directors are elected for a period terminating at a date determined at the time of their appointment and, with regard to appointments after June 21, 2007 (except in the event of the replacement of a member of the Board of Directors during his or her mandate) at the third annual ordinary general meeting of shareholders following the date of their appointment, and may be removed with or without cause by a simple majority vote at any general meeting of shareholders.

Pursuant to ArcelorMittal’s articles of association, as of August 1, 2009, the Significant shareholder will be entitled to nominate a number of candidates for election by the shareholders to the Board of Directors, in proportion to its shareholding.

Amendment to the Articles of Association

Shareholder Approval Requirements. Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment to the articles of association. Such meeting is convened by the Board of Directors. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the articles of association.

An extraordinary general meeting of shareholders convened for the purpose of amending the articles of association must have a quorum of at least 50% of the issued share capital of ArcelorMittal. If such quorum is not reached, the extraordinary general meeting of shareholders may be reconvened at a later date with no quorum according to the appropriate notification procedures. Irrespective of whether the proposed amendment will be subject to a vote at the first or a subsequent extraordinary general meeting of shareholders, the amendment is subject to the approval of at least two-thirds of the votes cast at such extraordinary general meeting of shareholders, except as described immediately below.

Amendments to the articles of association of ArcelorMittal relating to (a) the size and the requisite minimum number of independent and non-executive directors of the Board of Directors, (b) the composition of the audit committee, and (c) the board nomination rights of the Significant shareholder, require a majority of votes representing two-thirds of the voting rights attached to the shares in ArcelorMittal.

Formalities. Any resolutions to amend the articles of association must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Annual Accounts

Each year the Board of Directors must prepare annual accounts, that is, an inventory of the assets and liabilities of ArcelorMittal together with a balance sheet and a profit and loss account. The Board of Directors must also prepare, each year, consolidated accounts and management reports on the annual accounts and consolidated accounts.

The annual accounts, the consolidated accounts, the management report and the auditor’s reports must be available for inspection by shareholders at the registered office of ArcelorMittal at least 15 calendar days prior to the date of the annual ordinary general meeting of shareholders.

The annual accounts and the consolidated accounts, after approval by the annual ordinary general meeting of shareholders, will be filed with the Luxembourg registry of trade and companies.

Dividends

Subject to Luxembourg law, each ArcelorMittal share is entitled to participate equally in dividends when and if declared by the annual ordinary general meeting of shareholders out of funds legally available for such purposes.

Pursuant to the articles of association, the annual ordinary general meeting of shareholders may declare a dividend and the Board of Directors may declare interim dividends, to the extent permitted by Luxembourg law.

Declared and unpaid dividends held by ArcelorMittal for the account of its shareholders shall not bear interest.

Under Luxembourg law, claims for dividends will lapse in favor of ArcelorMittal five years after the date such dividends are declared.

Merger and Division

A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation transfers to another Luxembourg company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved by an extraordinary general meeting of shareholders of each company to be held before a notary. Such merger requires the approval of at least two-thirds of the votes cast at a general meeting of shareholders where at least 50% of the issued share capital is present or represented. Separate and additional requirements may apply in case of cross-border legal mergers, such as the merger between ArcelorMittal and Mittal Steel. See “Merger”.

Liquidation

In the event of the liquidation, dissolution or winding-up of ArcelorMittal, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata to their respective shareholdings. The decisions to liquidate, dissolve or wind-up require the approval of at least two-thirds of the votes cast at a general meeting of shareholders where at least 50% of the issued share capital is present or represented.

Information Rights

Luxembourg law gives shareholders limited rights to inspect certain corporate records 15 calendar days prior to the date of the annual ordinary general meeting of shareholders, including the annual accounts with the list of directors and auditors, the consolidated accounts, the notes to the annual accounts and the consolidated accounts, a list of shareholders whose shares are not fully paid-up, the management reports and the auditor’s report.

The annual accounts, the consolidated accounts, the auditor’s reports and the management reports are sent to registered shareholders at the same time as the convening notice for the annual ordinary general meeting of shareholders. In addition, any shareholder is entitled to receive a copy of these documents free of charge 15 calendar days prior to the date of the annual ordinary general meeting of shareholders.

Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses to questions concerning items on the agenda for a general meeting of shareholders, if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to the interests of the company.

Mandatory Bid – Squeeze-Out Right – Sell-Out Right

Mandatory Bid. Pursuant to the Luxembourg law of May 19, 2006 implementing Directive 2004/25/EC of the European Parliament and of the Council of April 21, 2004 on takeover bids, referred to as the Luxembourg takeover law, which is referred to as the Takeover Law, if a natural or legal person, acting alone or in concert, acquires securities in ArcelorMittal which, when added to any existing holdings of those securities give him or her voting rights representing 33 1/3% of all of the voting rights attached to the issued shares in ArcelorMittal, such person is obliged to make an offer for the remaining shares in ArcelorMittal. In a mandatory bid situation the “fair price” is considered to be the highest price paid for the securities during the 12 months preceding the mandatory bid.

The CSSF has confirmed that neither following the merger of Mittal Steel into ArcelorMittal nor following the subsequent merger of ArcelorMittal into Arcelor will the Significant shareholder be obliged to launch a mandatory offer for the remaining shares of the combined entity.

Pursuant to ArcelorMittal’s articles of association, any person or entity that acquires shares in ArcelorMittal giving such person 25% or more of the total voting rights of ArcelorMittal shall be obliged to make, or cause to be made, in each country where ArcelorMittal’s transferable securities are admitted to trading on a regulated or other market and in each of the countries in which ArcelorMittal has made a public offering of its shares, an unconditional public offer of acquisition to all shareholders for all of their shares and also to all holders of securities giving access to capital or linked to capital or whose rights are dependent on the profits of ArcelorMittal. The price offered in such public offerings must be fair and equitable and must be justified by a report drawn up by a leading international financial institution.

Squeeze-Out Right. Pursuant to Luxembourg takeover law, when an offer (mandatory or voluntary) is made to all of the holders of voting securities of ArcelorMittal and after such offer the offeror holds 95% of the securities carrying voting rights and 95% of the voting rights, it can require the holders of the remaining securities to sell those securities (of the same class) to the offeror. The price offered for such securities must be a “fair price”. The price offered in a voluntary offer would be considered a “fair price” in the squeeze-out proceedings if 90% of the ArcelorMittal shares carrying voting rights were acquired in such voluntary offer. The price paid in a mandatory offer is deemed a “fair price”. The consideration paid in the squeeze-out proceedings must take the same form as the consideration offered in the offer or consist solely of cash. Moreover, under Luxembourg takeover law, an all-cash option must be offered to these remaining ArcelorMittal shareholders. Finally, pursuant to Luxembourg takeover law, the right to initiate such squeeze-out proceedings must be exercised within three months following the expiration of the offer.

Sell-Out Right. Pursuant to Luxembourg takeover law, when an offer (mandatory or voluntary) is made to all of the holders of voting securities of ArcelorMittal and after such offer the offeror holds 90% of the securities carrying voting rights and 90% of the voting rights, the remaining security holders can require that the offeror purchase the remaining securities (of the same class). The price offered in a voluntary offer would be considered a “fair price” in the sell-out proceedings if 90% of the ArcelorMittal shares carrying voting rights were acquired in such voluntary offer. The price paid in a mandatory offer is deemed a “fair price”. The consideration paid in the sell-out proceedings must take the same form as the consideration offered in the offer or consist solely of cash. Moreover, under Luxembourg takeover law, an all-cash option must be offered to these remaining ArcelorMittal shareholders. Finally, pursuant to Luxembourg takeover law, the right to initiate such sell-out proceedings must be exercised within three months following the expiration of the offer.

Disclosure of Significant Ownership in ArcelorMittal Shares

Holders of ArcelorMittal shares may be subject to notification obligations pursuant to the Luxembourg law of December 4, 1992 on major holdings, as amended from time to time. The following description summarizes those obligations. Holders of ArcelorMittal shares are advised to consult with their own legal advisers to determine whether the notification obligations apply to them.

Pursuant to Luxembourg law, where a natural or legal entity acquires or disposes of a holding in ArcelorMittal, and where following that acquisition or disposal, the proportion of voting rights held by that person or legal entity reaches or exceeds one of the thresholds of 10%, 20%, 33 1/3%, 50% and 66 2/3% of the total voting rights existing when the situation giving rise to a declaration occurs, or, subsequently, falls below any such threshold, it must notify simultaneously ArcelorMittal and the CSSF of such event.

Disclosure to the public is made by ArcelorMittal publishing the information provided in the declaration on the official price list of the Luxembourg Stock Exchange.

Pursuant to ArcelorMittal’s articles of association, the above provisions shall also apply (a) to any acquisition or disposal of shares resulting in the threshold of 2.5% of voting rights in ArcelorMittal being exceeded or reduced below, (b) to any acquisition or disposal of shares resulting in the threshold of 3% of voting rights in ArcelorMittal being exceeded or reduced below, and (c) over and above 3% of voting rights in ArcelorMittal, to any acquisition or disposal of shares resulting in successive thresholds of 1% of voting rights in ArcelorMittal being exceeded or reduced below. Any person who acquires shares giving him or her 5% or more or a multiple of 5% or more of the voting rights in ArcelorMittal must inform ArcelorMittal within ten Luxembourg Stock Exchange trading days following the date he or she crossed such threshold by registered letter return receipt requested, of his or her intention (i) to acquire or dispose of shares in ArcelorMittal within the next 12 months, (ii) to seek to obtain control over ArcelorMittal or (iii) to seek to appoint a member to ArcelorMittal’s Board of Directors.

For the purposes of calculating the percentage of voting rights held by a person or entity the following will be taken into account:

•	voting rights held by other persons or entities in their own names but on behalf of that person or entity;

•	voting rights held by an undertaking controlled by that person or entity;

•

voting rights held by a third party with whom that person or entity has concluded a written agreement that obliges them to adopt, by exercise in concert of the voting rights they hold, a lasting common policy towards the company;

•

voting rights held by a third party under a written agreement concluded with that person or entity or with an undertaking controlled by that person or entity providing for the temporary transfer for consideration of the related voting rights;

•

voting rights attaching to shares owned by that person or entity which are given as security, except where the person or entity holding the security controls the voting rights and declares his or her intention of exercising them in which case they will be regarded as the latter’s voting rights;

•	voting rights attaching to shares of which that person or entity has the life interest;

•

voting rights that such person or entity or one of the other persons or entities mentioned above is entitled to acquire, on his or her own initiative alone, under a formal agreement (in such cases, the notification must be effected on the date of the agreement); and

•	voting rights attaching to shares deposited with that person or entity which that person or entity can exercise at its discretion in the absence of specific instructions from the holders.

Disclosure of Insider Transactions

Members of the Board of Directors and other persons exercising management responsibilities within ArcelorMittal and persons closely associated with them must disclose to the CSSF and to ArcelorMittal all transactions relating to the shares of ArcelorMittal or derivatives or other financial instruments linked to the shares, conducted for their own account. The disclosure must be made within five working days of the relevant transaction using the form attached as Annex B to CSSF Circular 07/280 of February 5, 2007. Such information must be published in a manner easily accessible to the public in English, French or German.

COMPARISON OF RIGHTS OF MITTAL STEEL SHAREHOLDERS AND ArcelorMittal SHAREHOLDERS

Set out below is a summary of the material differences between the rights of holders of ArcelorMittal shares and holders of Mittal Steel class A common shares and Mittal Steel class B common shares. These differences arise from differences between the Dutch law and Luxembourg law, as well as from differences between the governing documents of Mittal Steel and ArcelorMittal.

Upon effectiveness of the merger, the rights of Mittal Steel shareholders who become holders of ArcelorMittal shares will be governed by Luxembourg law and ArcelorMittal’s articles of association.

More information concerning shareholders’ rights can be found in the Dutch Civil Code, the Luxembourg law on commercial companies dated August 10, 1915, as amended from time to time, and the articles of association of Mittal Steel and ArcelorMittal.

Mittal Steel’s existing articles of association and ArcelorMittal’s existing articles of association may be obtained free of charge. See “Where You Can Find More Information”. You are encouraged to obtain and read these documents.

Voting Rights

Mittal Steel’s articles of association provide for one vote per share. Generally, all resolutions may be adopted by a simple majority of the votes cast, and there are no quorum requirements. A resolution by the general meeting of shareholders to limit or exclude preemptive rights or to designate the Board of Directors as the authorized organ (corporate body) for this purpose requires, in order to be validly adopted, a majority of at least two-thirds of the votes cast in a general meeting of shareholders if less than one-half of the issued share capital is present or represented at such meeting. The same applies to a resolution to reduce the issued share capital.

ArcelorMittal’s articles of association provide for one vote per share. ArcelorMittal’s articles of association further provide that, unless there is a provision of Luxembourg law or of the articles of association to the contrary, resolutions shall be adopted at a general meeting of shareholders by a simple majority of the votes cast by shareholders present or represented. The following requires the approval of at least two-thirds of the votes cast at a general meeting of shareholders where at least 50% of the issued share capital is present or represented: (a) an increase or decrease of the authorized or subscribed capital, (b) a limitation or exclusion of preemptive rights, (c) an approval of the acquisition by any person of one quarter or more of the shares of ArcelorMittal, or (d) except as described immediately below an amendment of the articles of association. Amendments to the articles of association relating to (a) the size and the requisite minimum number of independent and non-executive directors of the Board of Directors, (b) the composition of the audit committee, and (c) the board nomination rights of the Significant shareholder, will require a majority of votes representing two-thirds of the voting rights attached to the shares in ArcelorMittal.

Amendment to the Articles of Association

Under Mittal Steel’s articles of association, the general meeting of shareholders may pass a resolution for an amendment to Mittal Steel’s articles of association that will be valid only if the resolution was proposed to the general meeting of shareholders by the Board of Directors and the complete proposal has been made freely available to the shareholders and other persons entitled to attend meetings of shareholders, at the office of the company and, in the event that shares have been admitted to trading on Euronext Amsterdam, at a bank in Amsterdam, The Netherlands, specified in the notice convening the meeting from the day of notice convening such meeting until the close of that meeting.

The resolutions of the shareholders to amend Mittal Steel’s articles of association will require the prior or simultaneous approval of each class whose rights are prejudiced by the amendment to the articles of association.

Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment to the articles of association. Such meeting is convened by the Board of Directors. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the articles of association.

Appraisal Rights

Neither Dutch law nor Luxembourg law recognizes the concept of appraisal or dissenters’ rights, and, accordingly, neither holders of shares in Mittal Steel nor ArcelorMittal have appraisal rights.

Issuance of Shares

Under Dutch law and pursuant to the articles of association of Mittal Steel, the general meeting of shareholders can designate Mittal Steel’s Board of Directors as the authorized corporate body for the purpose of deciding upon the issuance of shares by Mittal Steel and to determine the price and further conditions of such share issuance. Such a designation can only be valid for a specific period of no more than five years, and may from time to time be extended for a period of no more than five years.

Under Luxembourg law and pursuant to the articles of association of ArcelorMittal, the issuance of shares in ArcelorMittal requires the approval of at least two-thirds of the votes cast at a general meeting of shareholders where at least 50% of the issued share capital is present or represented. The articles of association, however, authorize the Board of Directors to increase the issued share capital on one or more occasions up to a specified amount. Such authorization can be valid only for a specific period of time, being no more than five years and may from time to time be extended by the general meeting of shareholders for a period of no more than five years.

Preemptive Rights

Under Dutch law and pursuant to the articles of association of Mittal Steel, in the event of an issuance of shares, each shareholder will have a preemptive right pro rata to the number of shares held by such shareholder (with the exception of shares to be issued to employees or shares issued against a contribution other than in cash). Preemptive rights in respect of newly issued common shares may be limited or excluded by the general meeting of shareholders or by the Board of Directors if authorized by the general meeting of shareholders for this purpose.

Under Luxembourg law and pursuant to the articles of association of ArcelorMittal, in the event of an issuance of shares, each shareholder will have a preemptive right pro rata to the number of shares held by such shareholder (with the exception of shares to be issued to employees or shares issued against a contribution other than in cash). Preemptive rights in respect of newly issued shares may be limited or excluded by the general meeting of shareholders or by the Board of Directors if authorized by the general meeting of shareholders for this purpose.

Action by Written Consent of Shareholders

Shareholders of Mittal Steel may not adopt resolutions outside a general meeting of shareholders (although Dutch law does provide for this possibility).

Luxembourg law does not provide for the possibility for resolutions of shareholders of a public limited company (société anonyme) to be adopted in writing without holding a general meeting of shareholders.

General Meeting of Shareholders

Under Mittal Steel’s articles of association, the notice convening a general meeting of the shareholders must be sent no later than the 15th day prior to the day of the general meeting. Mittal Steel will give notice of each meeting of shareholders by notice published by advertisement, which shall be published in at least one national daily newspaper distributed throughout The Netherlands and in the Official Price List (Officiële Prijscourant) of Euronext Amsterdam N.V., in at least one newspaper in each of the countries where shares of Mittal Steel are admitted to trading and, if required, elsewhere. In addition, holders of registered shares who have their ownership recorded directly in Mittal Steel’s Dutch or Luxembourg shareholder registry shall be notified by letter that the meeting is being convened. Such notice must be accompanied by the agenda for the meeting or state where the agenda can be obtained.

The Mittal Steel Board of Directors may resolve to set a registration date prior to a general meeting of shareholders and register persons who are shareholders at such date in a register.

Under Dutch law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the fiscal year. Pursuant to Mittal Steel’s articles of association, general meetings will be held in Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam or The Hague, The Netherlands. An extraordinary general meeting of the shareholders may be held as often as deemed necessary by the Board of Directors.

Under Luxembourg law, an annual ordinary general meeting of shareholders of a public limited company (société anonyme) must be held for the approval of the annual accounts and the discharge (décharge) of the directors and auditors for the period up to the date of the annual accounts. Any other proper business may be transacted at the annual ordinary general meeting of shareholders.

Special Meetings

Under Dutch law, extraordinary general meetings of shareholders may be held whenever the Board of Directors of Mittal Steel deems necessary. In addition, extraordinary meetings of shareholders will be held when one or more shareholders and other persons entitled to attend such meetings who jointly represent 10% of the issued share capital make a written request for a special meeting to the Board of Directors.

Under Luxembourg law, extraordinary general meetings of shareholders may be held whenever the Board of Directors of ArcelorMittal deems necessary. The articles of association of ArcelorMittal provide that such meetings will be held on the day and time and at the place indicated in the convening notice. Luxembourg law further provides that the Board of Directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so require in writing with an indication of the agenda. In such case, the general meeting of shareholders must be held within one month of the request.

Corporate Governance and Board Structure

Under Dutch law, the Board of Directors of a company is in charge of the management of the company. Under Dutch law, the Board of Directors must consist of at least one member.

Mittal Steel’s Board of Directors is made up of five or more class A, class B and class C directors and must be composed at all times of one class A director and at least two class C directors.

Pursuant to Mittal Steel’s articles of association, resolutions of the Board of Directors are validly adopted if adopted by a simple majority of the votes cast. An absent director may issue a proxy but only to another director. In addition, the Board of Directors is permitted to adopt resolutions in writing without holding a meeting if the proposals for the resolutions have been communicated in writing to all directors, and no director has objected to this method of adoption of a resolution.

Under Luxembourg law, the Board of Directors of a company is in charge of the management of the company. Under Luxembourg law, the Board of Directors of a public limited company (société anonyme) must consist of at least three directors if there is more than one shareholder.

ArcelorMittal’s articles of association provide that the Board of Directors shall consist of a maximum of eighteen members, who do not need to be shareholders of ArcelorMittal’s. All directors shall be non-executive, except for the chief executive officer.

The articles of association of ArcelorMittal provide that the Board of Directors may validly deliberate only if a majority of the directors are present or represented. Decisions are taken by the simple majority of the votes cast except in the case of decisions regarding the issue of shares or other securities giving rights to shares, within the limits of the authorized share capital, which decisions may be taken only with the favorable vote of two-thirds of the directors present or represented.

Appointment and Removal of Directors

Mittal Steel’s articles of association provide that the general meeting of shareholders is entitled to appoint, suspend or dismiss a member of the Board of Directors at any time. Mittal Steel’s shareholders may appoint, suspend or remove directors by a simple majority of the votes cast.

ArcelorMittal’s articles of association provide that the general meeting of shareholders is entitled to appoint, suspend or dismiss a member of the Board of Directors at any time. ArcelorMittal’s shareholders may appoint, suspend or dismiss directors by a simple majority of the votes cast.

Filling of Vacancies

Under Dutch law, a decision to appoint a new member of the Board of Directors must be taken by the general meeting of shareholders. Mittal Steel’s articles of association provide that a director who is appointed to fill an interim vacancy will be in office for the remainder of the term of his or her predecessor. In case a director is prevented from acting or is permanently absent, the remaining directors will be temporarily responsible for the entire management of Mittal Steel. If all directors are prevented from acting or are permanently absent, the person designated by the general meeting of shareholders will be temporarily responsible for the management of Mittal Steel.

Luxembourg law provides that in case of a vacancy in the office of a director appointed by the general meeting of shareholders, the remaining directors in office may, unless otherwise provided in the articles of association, fill the vacancy on a provisional basis. In these circumstances, the next general meeting of shareholders shall make the permanent appointment. ArcelorMittal’s articles of association provide that if the office of a director becomes vacant following his or her death, his or her resignation or for any other reason, the remaining directors then in office may, by a simple majority of the votes cast, elect a director on a provisional basis until the next general meeting of shareholders.

Shareholder Nominations and Proposals

Under Dutch law, the Board of Directors sets the agenda for a general meeting of shareholders. However, the agenda for a general meeting of shareholders must contain such items as the person convening the meeting decides and other items, as one or more shareholders or other persons entitled to attend the meeting, jointly representing at least one percent of the issued share capital of Mittal Steel or representing a value of at least €50,000,000 have so requested the Board of Directors in writing, at least sixty days before the date on which the meeting is convened, unless this would be detrimental to vital interests of Mittal Steel.

Under Luxembourg law, the Board of Directors sets the agenda for a general meeting of shareholders. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to the registered office at least five days before the holding of the general meeting of shareholders.

The ArcelorMittal articles of association also provide that, as of August 1, 2009, the Significant shareholder is entitled to nominate a certain number of members to the Board of Directors proportionate to its shareholding.

Dividends

Pursuant to Mittal Steel’s articles of association, the Board of Directors may reserve a portion of the annual profits. The portion of the annual profits that remains unreserved will be distributed to shareholders of Mittal Steel pro rata based on the number of common shares held by each shareholder, without regard to the class or par value of the common shares. Mittal Steel’s Board of Directors may resolve that Mittal Steel make distributions out of its general share premium account or out of any other reserves available for distribution under Dutch law, not being a legal reserve or the special share premium reserves that Mittal Steel is required to maintain pursuant to its articles of association. Mittal Steel may declare dividends in the form of common shares, as well as in cash. Mittal Steel’s Board of Directors may also decide that Mittal Steel will pay interim dividends.

Under Luxembourg law, a company may not pay dividends to shareholders when, on the closing date of the last financial year, the net assets as set out in the annual accounts are, or following the payment of such dividend would become, lower than the amount of the subscribed capital plus the reserves that may not be distributed under law or by virtue of the articles of association. Pursuant to Luxembourg law, a company must allocate at least five percent of the net profits to the creation of a reserve, which allocation ceases to be compulsory when the reserve has reached 10% of the issued share capital. The amount of any dividends paid to shareholders may not exceed the amount of the profits at the end of the last financial year plus any profits carried forward and any amounts drawn from reserves that are available for that purpose, less any losses carried forward and sums to be placed in reserve in accordance with the law or the articles of association.

ArcelorMittal’s articles of association provide that of the annual net profit, five percent shall be appropriated for the legal reserve. Such appropriation shall cease to be compulsory when the reserve amounts to 10% of the issued share capital of the company, but must be resumed if the reserve thereafter falls below 10% of the issued share capital. The remainder of the net profit shall be allocated as follows by the general meeting of shareholders upon the proposal of the Board of Directors:

•

A global amount shall be allocated to the Board of Directors by way of directors’ fees (tantièmes). This amount may not be less than €1,000,000. In the event that the profits are insufficient, the amount of €1,000,000 shall be deducted in whole or in part as an expense. The distribution of this amount as amongst the members of the Board of Directors shall be effected in accordance with the Board of Directors’ rules of procedure.

•	The balance shall be distributed as dividends to the shareholders, or placed in the reserves or carried forward.

Rights of Purchase and Reduction of Share Capital

Under Dutch law, a company may not subscribe for its own shares. A company may, subject to statutory provisions, purchase its own shares, provided the nominal value of the shares acquired by the company (or its subsidiaries) does not exceed 10% of its issued share capital.

The shareholders of Mittal Steel may reduce the issued share capital of Mittal Steel by canceling common shares held by Mittal Steel, by canceling all common shares of a specific class or by reducing the nominal value of shares, subject to certain statutory provisions. A resolution to reduce the issued share capital requires the approval of at least a majority of the votes cast and, if less than one-half of the issued share capital is represented at the meeting at which the vote is taken, the approval of at least two-thirds of the votes cast. In addition, the prior or simultaneous approval of each class of shares to which the capital reduction relates is required.

Under Luxembourg law, as a general rule, a company may not subscribe for its own shares. ArcelorMittal may, however, repurchase issued ArcelorMittal shares or have another person repurchase issued ArcelorMittal shares for its account, subject to the following conditions:

•

the prior authorization of the general meeting of shareholders, which authorization sets forth the terms and conditions of the proposed repurchase and, in particular, the maximum number of shares to be repurchased, the duration of the period for which the authorization is given, (which may not exceed 18 months), and, in the case of repurchase for consideration, the minimum and maximum consideration per share, must have been obtained;

•

the nominal value or, in the absence thereof, the accounting par value of the shares acquired, as well as that of shares held by ArcelorMittal and shares held by a person acting for ArcelorMittal’s account, may not exceed 10% of the value of the entirety of the issued share capital;

•

the repurchase may not reduce the net assets of ArcelorMittal on a non-consolidated basis to a level below the aggregate of the issued share capital and the reserves that ArcelorMittal must maintain pursuant to Luxembourg law or its articles of association; and

•	only fully paid up shares may be repurchased.

In addition, pursuant to Luxembourg law the Board of Directors may repurchase up to 10% of the issued share capital without the prior approval of the general meeting of shareholders if necessary to prevent serious and imminent harm to ArcelorMittal.

The capital of a Luxembourg company may be reduced subject to approval of at least two-thirds of the votes cast at a general meeting of shareholders where at least 50% of the issued share capital is present or represented.

Limitation of Directors’ Liability/ Indemnification of Officers and Directors

Under Dutch law, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the Board of Directors is, in principle, accepted. It is sometimes specifically provided for in a company’s articles of association. Although Dutch law does not contain any provisions in this respect, Mittal Steel’s articles of association provide that directors are indemnified by Mittal Steel to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director becomes a party by virtue of his or her position. Mittal Steel’s articles of association also provide that expenses incurred in connection with the defense of any such claim, action, suit or proceeding may be advanced to the director prior to the final disposition thereof. No right to indemnification exists in the case of, among other things, willful malfeasance, bad faith or gross negligence.

The articles of association of ArcelorMittal provide that ArcelorMittal will, to the extent permitted by law, indemnify every director or member of the Group Management Board, as well as every former director or member of the Group Management Board, the fees, costs and expenses reasonably incurred by him or her in the defense or resolution (including a settlement) of all legal actions or proceedings, whether civil, criminal or administrative, he or she has been involved in his or her role as former or current director or member of the Group Management Board of ArcelorMittal.

The right to indemnification does not exist in the case of gross negligence, fraud, fraudulent inducement, dishonesty or for a criminal offense or if it is ultimately determined that the director or member of the Group Management Board has not acted honestly, in good faith and with the reasonable belief that he or she was acting in the best interests of ArcelorMittal.

Shareholder Votes on Certain Reorganizations

Under Dutch law and pursuant to Mittal Steel’s articles of association, the general meeting of shareholders must decide on any legal merger (juridische fusie) in which Mittal Steel would not be the surviving entity.

In addition, as required under Dutch law and pursuant to the Mittal Steel articles of association, decisions of the Board of Directors involving a significant change in the identity or character of Mittal Steel are subject to the approval of the shareholders. These decisions include:

•	the transfer of all or substantially all of Mittal Steel’s business to a third party;

•

the entry into or termination of a significant joint venture of Mittal Steel or of any of Mittal Steel’s subsidiaries with another legal entity or company, or of Mittal Steel’s position as a fully-liable partner in a limited partnership or a general partnership; and

•

the acquisition or disposal, by Mittal Steel or any of Mittal Steel’s subsidiaries, of a participating interest in the capital of a company valued at one-third or more of Mittal Steel’s assets according to Mittal Steel’s most recently adopted consolidated annual balance sheet.

Mittal Steel’s articles of association provide, partly in addition to the above, that the general meeting of shareholders must approve a sale, lease or exchange of all or substantially all of Mittal Steel’s property or assets.

Under Luxembourg law, in principle, any merger has to be approved by an extraordinary general meeting of shareholders of each merging company.

Certain Provisions Relating to Business Combinations

Neither Dutch law nor Mittal Steel’s articles of association specifically prevents business combinations with interested shareholders.

Neither Luxembourg law nor ArcelorMittal’s articles of association specifically prevents business combinations with interested shareholders.

Rights of Inspection

Under Dutch law, the annual accounts of a company are submitted to the general meeting of shareholders for their adoption. Shareholders have the right to obtain a copy of any proposal to amend Mittal Steel’s articles of association, to merge or demerge Mittal Steel, or to dissolve Mittal Steel at the same time as meeting notices referring to such proposals are published or sent to all those who are entitled to vote on the subject. Under Dutch law, the shareholder registry is available for inspection by shareholders.

Mittal Steel’s articles of association grant the Board of Directors power to permit inspection of the share register by authorities who supervise and/or implement the trading of securities on a foreign stock exchange if Mittal Steel shares are registered on that foreign exchange or are in the process of being registered.

Under Luxembourg law, any shareholder may inspect for any proper purpose at the registered office of the company the company’s share register and, 15 calendar days prior to the date of the annual ordinary general meeting of shareholders, the annual accounts with the list of directors and auditors, the consolidated accounts, the notes to the annual accounts and the consolidated accounts, a list of shareholders whose shares are not fully paid-up, the management reports and the auditor’s report. The annual accounts, the consolidated accounts, the auditor’s reports and the management reports are sent to registered shareholders at the same time as the convening notice for the annual ordinary general meeting of shareholders. In addition, any shareholder is entitled to receive a copy of these documents free of charge 15 calendar days prior to the date of the annual ordinary general meeting of shareholders.

Class Action Suits and Shareholder Derivative Suits

Dutch law does not provide for derivative actions. However, Dutch law does provide for representative actions, which are similar to U.S.-style class actions. Only a foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a representative action. Although such an action cannot result in an award of monetary damages, all other types of awards are possible (for example, to cease and desist, to repay money that was not owed) depending on the cause of action. In most cases, however, the plaintiff’s organization demands a declaratory judgment (verklaring voor recht) establishing that the defendant acted wrongfully and is liable. On the basis of such a judgment, each individual person may institute civil proceedings claiming monetary damages. The judgment in the representative action itself is only between the organization and the defendant, not between individual class members and the defendant. However, the organization and the defendant may enter into a settlement to be certified by the court. Court certification will have binding effect on the individual class members who do not exercise their right to opt out from the settlement.

Luxembourg law does not provide for derivative actions, or other actions that are similar to U.S.-style class actions. Entities whose objective is to protect the rights of a group of persons having similar interests or defend collective interests are not considered to have standing to sue, unless explicitly authorized by law. There is no such explicit authorization in Luxembourg law for entities representing shareholders. Any shareholder action to be taken against the directors for management fault may only be taken by decision of the shareholders acting in a general meeting. If a shareholder has suffered harm as a result of a director’s violation of the law or the articles of association or as a result of the negligence of the directors, such shareholder may individually take an action against the directors.

Conflict-of-Interest Transactions

Based on Dutch law, the Dutch corporate governance code and Mittal Steel’s management rules, Mittal Steel’s Board of Directors’ rules provide that each director shall immediately report any potential conflict of interests concerning a director to the chairman of the Board of Directors and to all other directors. A director shall not participate in the discussions and/or decision-making process on a subject or transaction in relation to which he or she has a conflict of interest with Mittal Steel.

According to Dutch case law, legal acts performed by directors in violation of the conflicts of interest rules, do not bind a company such as Mittal Steel vis-à-vis third parties if such party knew or should have known of the conflict of interest.

Luxembourg law sets forth that any director having an interest in a transaction submitted for approval to the Board of Directors conflicting with that of the company shall be obliged to advise the Board of Directors thereof and to cause a record of his or her statement to be included in the minutes of the meeting. He or she may not take part in the deliberations on such transaction. At the next following general meeting of shareholders, before any other resolution is put to vote, a special report shall be made on any transactions in which any of the directors may have had an interest conflicting with that of the company. These requirements will not apply to decisions of the Board of Directors concerning current transactions that are concluded under normal business conditions.

Financial Information Available to Shareholders

Mittal Steel is required to file annual reports with the SEC containing certain financial information and following the merger, ArcelorMittal will be required to file annual reports with the SEC, which will contain audited annual financial statements prepared in accordance with IFRS with a reconciliation to U.S. GAAP.

In addition, ArcelorMittal like Mittal Steel currently will be required to publish financial information pursuant to applicable laws and regulations in, among others, Belgium, France, Luxembourg, The Netherlands, and Spain.

TAXATION

United States Taxation

The following discussion is a summary of the material U.S. federal income tax consequences that are likely to be relevant to U.S. Holders (as defined below) in respect of the exchange of Mittal Steel shares for ArcelorMittal shares pursuant to the proposed merger between Mittal Steel and ArcelorMittal (hereinafter the surviving entity following the merger is referred to as ArcelorMittal). As described more fully in this proxy statement/prospectus, holders of Mittal Steel will receive ArcelorMittal shares subject to the terms and conditions of the merger proposal and the explanatory memorandum. This summary also addresses the material U.S. federal income tax consequences that are likely to be relevant to U.S. Holders in respect of the ownership and disposition of ArcelorMittal shares received in the merger.

This summary does not purport to address all material tax consequences that may be relevant to a particular U.S. Holder. This summary also does not take into account the specific circumstances of particular investors, some of which (such as tax-exempt entities, banks, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities, investors liable for the U.S. alternative minimum tax, investors that own or are treated as owning 10% or more of Mittal Steel’s or ArcelorMittal’s shares, investors that hold Mittal Steel shares or ArcelorMittal shares, as applicable, as part of a straddle, hedge, conversion, constructive sale or other integrated transaction, and investors whose functional currency is not the U.S. dollar) may be subject to special tax rules. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, referred to as the Code, the Treasury regulations issued thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, referred to as the IRS, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) or to differing interpretations.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Mittal Steel shares or ArcelorMittal shares, as applicable, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof, or the District of Columbia; or

•	any other person that is subject to U.S. federal income tax on a net income basis in respect of the Mittal Steel shares or ArcelorMittal shares.

The U.S. federal income tax consequences of a partner in a partnership holding Mittal Steel shares or ArcelorMittal shares, as applicable, generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisors.

This discussion assumes that neither Mittal Steel nor ArcelorMittal following the merger, constitutes a passive foreign investment company, referred to as a PFIC, or a controlled foreign corporation, referred to as a CFC, for U.S. federal income tax purposes. This summary does not address any aspects of U.S. federal tax law other than income taxation, or any state, local, or non-U.S. tax considerations that may be applicable to investors. Additionally, this summary does not apply to an investor that is not a U.S. Holder, or to a U.S. Holder that holds Mittal Steel shares or ArcelorMittal shares, as applicable, other than as a capital asset. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local and other tax consequences of exchanging Mittal Steel shares for ArcelorMittal shares and of holding and disposing of ArcelorMittal shares.

The Merger

General

In the opinion of Cleary Gottlieb Steen & Hamilton LLP, counsel to ArcelorMittal, the merger between Mittal Steel and ArcelorMittal will qualify as a tax-free reorganization for U.S. federal income tax purposes pursuant to section 368 of the Code. Accordingly, no gain or loss will be recognized by a U.S. Holder in connection with the exchange of Mittal Steel shares for ArcelorMittal shares in the merger. A U.S. holder will have a tax basis in the ArcelorMittal shares received equal to the tax basis of the Mittal Steel shares surrendered. A U.S. Holder’s initial tax basis in each Mittal Steel share will generally be equal to its U.S. dollar cost. A U.S.

Holder will have a holding period in the ArcelorMittal shares equal to the holding period of the Mittal Steel shares surrendered in the merger.

If a U.S. Holder acquired Mittal Steel shares on different dates or at different prices, special rules apply for determining the tax basis and holding period of the ArcelorMittal shares received in the merger. Generally, for these purposes, the tax basis and holding period of the ArcelorMittal shares will be determined by identifying the particular Mittal Steel shares for which such ArcelorMittal shares have been received. If such identification is not possible, a U.S. Holder can designate which particular ArcelorMittal share is received in exchange for a particular Mittal Steel share surrendered. Such designation must be made on or before the first date on which the basis of the ArcelorMittal shares is relevant for U.S. federal income tax purposes. If a U.S. Holder fails to make a designation, the basis of the ArcelorMittal shares will be determined with reference to the Mittal Steel shares purchased or acquired at the earliest date. U.S. Holders are urged to consult with their tax advisor as to the detailed application of these rules.

Information Reporting Relating to the Merger

U.S. Holders whose tax basis in the Mittal Steel shares surrendered pursuant to the merger equals or exceeds $1 million are subject to certain reporting requirements with respect to the merger. U.S. Holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the exchange of Mittal Steel shares for ArcelorMittal shares pursuant to the merger.

Ownership and Disposition of ArcelorMittal Shares

Cash distributions made by ArcelorMittal in respect of its shares (including the amount of any applicable withholding tax in Luxembourg; see “Luxembourg Taxation—Ownership and Disposition of ArcelorMittal Shares”) will constitute a taxable dividend when such distribution is actually or constructively paid, to the extent such distribution is paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of any distribution received by a U.S. Holder in respect of ArcelorMittal shares exceeds the current and accumulated earnings and profits of ArcelorMittal the distribution (i) will be treated as a non-taxable return of the U.S. Holder’s adjusted tax basis in those ArcelorMittal shares and (ii) thereafter will be treated as U.S.-source capital gain.

The U.S. dollar amount of a taxable dividend generally will be included in the gross income of a U.S. Holder as ordinary income derived from sources outside the United States for U.S. foreign tax credit purposes, and generally will be passive category income for purposes of the foreign tax credit limitation. Dividends paid in euro will be included in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the dividend is received; a recipient of such dividends generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. Dividends paid by ArcelorMittal will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Subject to certain exceptions for short-term or hedged positions, taxable dividends received by certain non-corporate U.S. Holders (including individuals) with respect to ArcelorMittal shares prior to January 1, 2011 will be subject to U.S. federal income taxation at a maximum rate of 15% if the dividends represent “qualified dividend income”. Dividends paid on the ArcelorMittal shares will be treated as qualified dividend income if ArcelorMittal is not a PFIC in the year in which the dividend was paid or in the year prior thereto.

Mittal Steel believes that it was not treated as a PFIC for U.S. federal income tax purposes with respect to its 2005 or 2006 taxable years, and we do not anticipate ArcelorMittal being a PFIC following the merger for its 2007 taxable year. ArcelorMittal will be classified as a PFIC in a particular taxable year if either 75 percent or more of its gross income for the taxable year is passive income; or the average percentage of the value of its assets that produce or are held for the production of passive income is at least 50 percent. U.S. Holders should consult with their tax advisors as to the adverse tax consequences applicable to them as a result of owning shares in a PFIC. See “—Passive Foreign Investment Company Status”.

Investors should be aware that the U.S. Treasury Department has announced its intention to issue proposed rules pursuant to which shareholders (and intermediaries) will be permitted to rely on certifications from issuers to establish that dividends qualify for this reduced rate of U.S. federal income taxation. Because these proposed certification procedures have not yet been issued, we are uncertain that ArcelorMittal will be able to comply therewith. U.S. Holders of ArcelorMittal shares should consult their own tax advisors regarding the availability of the reduced rate of U.S. federal income tax on dividends in light of their own particular circumstances.

Subject to the limitations and conditions provided in the Code, a U.S. Holder of ArcelorMittal shares may claim a foreign tax credit against its U.S. federal income tax liability in respect of any Luxembourg taxes withheld at the appropriate rate applicable to the U.S. Holder from a dividend paid by ArcelorMittal to such U.S. Holder. Alternatively, the U.S. Holder may deduct such Luxembourg income taxes from its U.S. federal taxable income, provided that the U.S. Holder elects to deduct rather than credit all foreign income taxes for the relevant taxable year. The rules with respect to foreign tax credits are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sales, Exchanges, or Other Dispositions of ArcelorMittal Shares

Sales or other taxable dispositions by U.S. Holders of ArcelorMittal shares generally will give rise to gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in such shares. A U.S. Holder will determine the initial tax basis in the ArcelorMittal shares under the rules described under “—The Merger—General” above.

In general, gain or loss recognized on the sale or exchange of ArcelorMittal shares will be capital gain or loss and, if the U.S. Holder’s holding period for such ArcelorMittal shares exceeds one year, will be long-term capital gain or loss. Certain U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains realized prior to January 1, 2011. The deduction of capital losses against ordinary income is subject to limitations under the Code.

Passive Foreign Investment Company Status

Special U.S. federal income tax rules apply to U.S. persons owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value (or, if elected, the adjusted tax basis) of its assets are considered “passive assets” (generally assets that generate passive income). We do not believe that following the merger ArcelorMittal will be a PFIC for U.S. federal income tax purposes, and we do not expect it to become a PFIC in the future. This conclusion is based upon an analysis of its financial position and an interpretation of the PFIC provisions that Mittal Steel believes is correct. No assurances can be made that the applicable tax law or relevant factual circumstances will not change in a manner that affects the PFIC determination, however.

If, contrary to the foregoing discussion, ArcelorMittal were classified as a PFIC, a U.S. Holder of ArcelorMittal shares would be subject to increased tax liability (possibly including an interest charge) upon the sale or other disposition of ArcelorMittal shares or upon the receipt of certain distributions treated as “excess distributions,” unless such U.S. Holder makes certain elections that may be available to mitigate the potential effects of the PFIC rules. U.S. Holders should consult their tax advisors as to the potential applicability of the PFIC rules and the availability and consequences of any such election.

Backup Withholding and Information Reporting Relating to ArcelorMittal Shares

Proceeds received upon the sale, exchange or redemption of ArcelorMittal shares by U.S. Holders within the United States (or through certain U.S.-related financial intermediaries), and dividends on ArcelorMittal shares paid to U.S. Holders in the United States (or through certain U.S.-related financial intermediaries), will be subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an IRS Form W-9 (or an acceptable substitute form) that contains the U.S. Holder’s taxpayer identification number and that certifies that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax. The amount of backup withholding imposed on a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability, so long as the required information is properly furnished to the IRS. Holders that are not U.S. Holders may need to comply with certification procedures to establish their non-U.S. status in order to avoid information reporting and backup withholding tax requirements.

Luxembourg Taxation

The following is a summary of certain material Luxembourg tax considerations that are likely to be relevant to holders of Mittal Steel shares in respect of the exchange of Mittal Steel shares for ArcelorMittal shares in the proposed legal merger between Mittal Steel and ArcelorMittal. This summary also addresses certain material Luxembourg tax consequences that are likely to be relevant to holders of shares in respect of the ownership and disposition of the shares in ArcelorMittal received in the merger.

This summary does not purport to address all material tax considerations that may be relevant to an exchange of Mittal Steel shares for ArcelorMittal shares as a result of the merger and the right to receive dividends, liquidation proceeds and/or other distributions with respect to ArcelorMittal shares. This summary also does not take into account the specific circumstances of particular investors some of which may be subject to special tax rules, including dealers in securities, financial institutions, insurance companies, and of current or prior holders (directly or indirectly) of five per cent or more of the shares of ArcelorMittal or Mittal Steel.

This summary is based on the laws, regulations and applicable tax treaties as in effect on the date hereof in Luxembourg, all of which are subject to change, possibly with retroactive effect. Holders of Mittal Steel shares should consult their own tax advisers as to the particular tax consequences, under the tax laws of the country of which they are residents for tax purposes, of a disposition of Mittal Steel shares pursuant to the merger and/or of the ownership or disposition of ArcelorMittal shares.

This summary does not address the terms of employee stock options or other incentive plans implemented by Mittal Steel, ArcelorMittal and its subsidiaries and does not purport to provide the holders of stock subscription options or other comparable instruments (including shares acquired under employee share ownership programmes) with a description of the possible tax and social security implications of the merger for them, nor to determine under which conditions these options or other instruments are or may become exercisable prior to the merger. These holders are therefore urged to consult their own tax advisers as to the potential tax and social security implications of an exercise of their options or other instruments and/or an exchange of the Mittal Steel shares resulting therefrom for ArcelorMittal shares (which, in certain circumstances and/or certain jurisdictions, may result in adverse tax and social security consequences).

As used herein, a “Luxembourg individual” means an individual resident in Luxembourg who is subject to personal income tax (impôt sur le revenu) on his or her worldwide income from Luxembourg or foreign sources, and a “Luxembourg company” means a company resident in Luxembourg subject to corporate income tax (impôt sur le revenu des collectivités) on its worldwide income from Luxembourg or foreign sources. For purposes of this summary, Luxembourg individuals and Luxembourg companies are collectively referred to as “Luxembourg Holders”. A “non- Luxembourg Holder” means any investor in Mittal Steel shares and/or ArcelorMittal shares, as applicable, other than a Luxembourg Holder.

The Merger

Income Tax Treatment for Luxembourg Holders

Luxembourg Holders will be eligible for optional roll-over relief as set forth in Articles 22bis and 102(10) of the Luxembourg Income Tax Law (Loi sur l’Impôt sur le Revenu).

In the event of optional roll-over relief, the acquisition price and date of acquisition of the ArcelorMittal shares received in exchange for Mittal Steel shares will be deemed the same as those of the Mittal Steel shares exchanged.

If the Luxembourg Holder waives the benefit of roll-over relief, then a capital gain realized on Mittal Steel shares will be taxable as follows:

•

if the holder is a Luxembourg individual, a capital gain realized on Mittal Steel shares shall only be taxable if it is realized on a disposition of Mittal Steel shares which takes place within six months following their acquisition or if the relevant holder holds more than 10% of the Mittal Steel shares. In such a case, such capital gain shall be subject to individual income tax at the applicable progressive rate (the top marginal tax rate is 38%) plus an unemployment fund contribution levied thereon at the rate of 2.5%; and

•

if the holder is a Luxembourg company, such capital gain on Mittal Steel shares shall be subject to corporate income tax and municipal business tax. The combined rate for these two taxes (including an unemployment fund contribution of four per cent) is 29.63% in the city of Luxembourg. However, such capital gains realized on the sale of Mittal Steel shares may benefit from the full exemption set forth in Article 166 of the Luxembourg Income Tax Law and the Grand Ducal Decree of December 21, 2001, as amended, subject in each case to fulfillment of the conditions set out therein.

Ownership and Disposition of ArcelorMittal Shares

Luxembourg Withholding Tax

Dividends distributed by ArcelorMittal will in principle be subject to Luxembourg withholding tax at the rate of 15%. ArcelorMittal will assume responsibility for the withholding of such taxes.

Luxembourg resident corporate holders

No dividend withholding tax applies on dividends paid by ArcelorMittal to a Luxembourg resident corporate holder (that is, a fully taxable collectivité within the meaning of Article 159 of the Luxembourg Income Tax Law) which meets the qualifying participation test (that is, a shareholding in post-merger ArcelorMittal exceeding 10% or having an acquisition cost in excess of €1.2 million held for a minimum one year holding period). If such exemption from dividend withholding tax does not apply, a Luxembourg resident corporate holder will be entitled to a tax credit.

Luxembourg resident individual holders

Luxembourg withholding tax on dividends paid by ArcelorMittal to a Luxembourg resident individual holder will entitle such Luxembourg holder to a tax credit.

Non-Luxembourg resident holders

Non-Luxembourg Holders, provided they are resident in a country with which Luxembourg has concluded a treaty for the avoidance of double taxation, may be entitled to claim treaty relief under the conditions and subject to the limitations set forth in the relevant treaty.

A non-resident corporate holder resident in a EU Member State will be able to claim an exemption from Luxembourg dividend withholding tax under the conditions set forth in the EU Parent-Subsidiary Directive as implemented in Luxembourg.

Dividends Paid on ArcelorMittal Shares and Capital Gains

Luxembourg resident individual holders

For Luxembourg individuals, income in the form of dividends or capital gains derived from ArcelorMittal shares will normally be subject to individual income tax at the applicable progressive rate (the top marginal tax rate is 38%), plus an unemployment fund contribution levied thereon at the rate of 2.5%. Such dividends may benefit from the 50% exemption set forth in Article 115(15a) of the Luxembourg Income Tax Law, subject to fulfillment of the conditions set out therein. Capital gains will only be taxable if they are realized on a sale of ArcelorMittal shares, which takes place within the first six months following their acquisition, or if the relevant holder holds more than 10% of the ArcelorMittal shares.

Luxembourg resident corporate holders

For Luxembourg companies, income in the form of dividends or capital gains derived from ArcelorMittal shares will be subject to corporate income tax and municipal business tax. The combined rate for these two taxes (including an unemployment fund contribution of four per cent) is 29.63% in the city of Luxembourg. Such dividends may benefit either from the 50% exemption set forth in Article 115(15a) of the Luxembourg Income Tax Law or from the full exemption set forth in Article 166 of the Luxembourg Income Tax Law, subject in each case to fulfillment of the respective conditions set out therein. Capital gains realized on the sale of ArcelorMittal shares may benefit from the full exemption provided for by Article 166 of the Luxembourg Income Tax Law and by the Grand Ducal Decree of December 21, 2001, as amended, subject in each case to fulfillment of the conditions set out therein.

Non-Luxembourg resident holders

An individual non-Luxembourg Holder of ArcelorMittal shares who realizes a gain on disposal thereof (and who does not have a permanent establishment in Luxembourg) will only be subject to Luxembourg taxation on capital gains arising upon disposal of such shares if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of Arcelor, at anytime during the past five years, and either (i) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the last five years preceding the realization of the gain, subject to any applicable tax treaty, or (ii) the disposal of ArcelorMittal shares occurs within six months from their acquisition, subject to any applicable tax treaty.

A corporate non-Luxembourg Holder (that is, a collectivité within the meaning of Article 159 of the Luxembourg Income Tax Law), which has a permanent establishment in Luxembourg to which ArcelorMittal shares would be attributable, will bear corporate income tax and municipal business tax on a gain realized on a disposal of such shares. The combined rate for these two taxes (including an unemployment fund contribution of 4%) is 29.63% in the city of Luxembourg. However, gains realized on the sale of ArcelorMittal shares may benefit from the full exemption provided for by Article 166 of the Luxembourg Income Tax Law and by the Grand Ducal Decree of December 21, 2001, as amended, subject in each case to fulfillment of the conditions set out therein.

A corporate non-Luxembourg Holder, which has no permanent establishment in Luxembourg, to which ArcelorMittal shares would be attributable will bear corporate income tax on a gain realized on a disposal of such shares under the same conditions applicable to an individual non-Luxembourg Holder, as set out above.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a Luxembourg Holder unless:

•

the Luxembourg Holder is, or is deemed to be, a legal entity subject to net wealth tax in Luxembourg (net wealth tax has been abolished in respect of natural persons by a law of December 27, 2005 with effect as of January 1, 2006); or

•	ArcelorMittal shares are attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in Luxembourg.

Net wealth tax is levied annually at the rate of 0.5% on the net wealth of enterprises resident in Luxembourg, as determined for net wealth tax purposes.

ArcelorMittal shares may be exempt from net wealth tax subject to the conditions set forth by Article 60 of the Law of October 16, 1934 on the valuation of assets (Bewertungsgesetz), as amended.

Estate and Gift Tax

Luxembourg inheritance tax may be levied on the transfer of ArcelorMittal shares upon the death of a Luxembourg Holder.

Luxembourg gift tax will be levied in the event that a gift of ArcelorMittal shares is made pursuant to a notarial deed signed before a Luxembourg notary.

Other Luxembourg Tax Considerations

There is no requirement that the ArcelorMittal shares be filed, recorded or enrolled with any court or other authority in Luxembourg, or that registration tax, transfer tax, capital tax, stamp duty or any other similar tax or duty be paid in respect of or in connection with the tender, execution, issue, delivery and/or enforcement by legal proceedings (including any foreign judgment in the courts of Luxembourg) of the ArcelorMittal shares.

Dutch Taxation

The following is a summary of certain material Dutch tax consequences that are likely to be relevant to holders of shares in Mittal Steel as a consequence of the exchange of Mittal Steel shares for ArcelorMittal shares as a result of the proposed legal merger between Mittal Steel and ArcelorMittal. This summary also addresses certain material Dutch tax consequences that are likely to be relevant to holders of shares in respect of the ownership and disposition of the shares in ArcelorMittal received in the merger.

This summary does not purport to address all material tax considerations that may be relevant to an exchange of Mittal Steel shares for ArcelorMittal shares as a result of the merger and the right to receive dividends, liquidation proceeds and/or other distributions with respect to the ArcelorMittal shares and (deemed) capital gains derived from the ArcelorMittal shares. This summary also does not take into account the specific circumstances of particular investors some of which may be subject to special tax rules.

This summary is based on the laws, regulations and applicable tax treaties as in effect on the date hereof in The Netherlands, all of which are subject to change, possibly with retroactive effect. Holders of Mittal Steel shares and/or ArcelorMittal shares should consult their own tax advisers as to the particular tax consequences, under the tax laws of the country of which they are residents for tax purposes, of a disposition of Mittal Steel shares pursuant to the merger and/or of the ownership or disposition of ArcelorMittal shares.

This summary does not describe the tax considerations for holders of shares in Mittal Steel and/or ArcelorMittal if such holders, and in the case of individuals, his or her partner or certain of their relatives by blood or marriage in the direct line (including foster children), have a substantial interest or deemed substantial interest (aanmerkelijk belang) in Mittal Steel and/or ArcelorMittal within the meaning of the 2001 Dutch Income Tax Act (Wet inkomstenbelasting 2001). Generally, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with his or her partner, directly or indirectly, holds an interest of 5% or more of the total issued and outstanding capital of that company, or of 5% or more of the issued and outstanding capital of a class of shares of that company. Furthermore, this summary does not describe the tax considerations for holders of shares in Mittal Steel and/or ArcelorMittal who have an interest that qualifies as a participation (deelneming) within the meaning of the 1969 Dutch Corporate Income Tax Act (Wet vennootschapsbelasting 1969). Generally, a taxpayer’s shareholding of 5% or more in a company’s nominal paid-up share capital qualifies as a participation.

This summary does not address the possible tax and social security implications of the merger for the holders of stock options or other comparable instruments (including shares acquired under employee share ownership programmes), nor does it address under which conditions these options or other instruments are or may become exercisable prior to the merger. These holders are therefore urged to consult their own tax advisers as to the potential tax and social security implications of an exercise of their options or other instruments and/or an exchange of the Mittal Steel shares resulting therefrom for ArcelorMittal shares (which, in certain circumstances and/or certain jurisdictions, may result in adverse tax and social security consequences).

For the purposes of this discussion, a holder of shares is considered a Dutch resident individual if such holder is an individual that is resident or deemed to be resident in The Netherlands for Dutch tax purposes (including an individual who has made an election for the application of the rules of the 2001 Dutch Income Tax Act, as they apply to residents of The Netherlands). A holder of shares is considered a Dutch resident entity if such holder is an entity (including an association that is taxable as an entity) that is a resident or deemed to be resident in The Netherlands for Dutch tax purposes.

The Merger

Dutch Resident Individuals

If a holder of shares in Mittal Steel is a Dutch resident individual, capital gains or other benefits derived or deemed to be derived in connection with the merger are taxable at the progressive income tax rates with a maximum of 52%, if:

•

the Mittal Steel shares are attributable to an enterprise from which the Dutch resident individual derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth of such enterprise, without being an entrepreneur or a shareholder, within the meaning of the 2001 Dutch Income Act; or

•

the holder of the Mittal Steel shares is considered to perform activities with respect to the shares that go beyond ordinary active asset management (normaal vermogensbeheer) or derives benefits from the shares in Mittal Steel that are otherwise taxable as benefits from other activities (resultaat uit overige werkzaamheden).

Roll-over relief should be available for capital gains derived from the exchange of the Mittal Steel shares for ArcelorMittal shares.

If the two above situations do not apply, the Dutch resident individual will be taxed annually over income that is deemed to be 4% of the aggregate amount of his or her net investment assets for that year at a flat income tax rate of 30%. The shares in Mittal Steel are recognized as investment assets and included as such in the net investment asset base. The aggregate amount of the net investment assets for the year is the average of (i) the fair market value of the investment assets less liabilities at the beginning of that year, and (ii) the fair market value of the investment assets less liabilities at the end of that year. A tax free allowance may be available. Capital gains or other actual benefits derived in connection with the merger are as such not subject to Dutch income tax.

Dutch Resident Entities

If a holder of shares in Mittal Steel is a Dutch resident entity, capital gains or other benefits derived or deemed to be derived in connection with the merger will be subject to Dutch corporate income tax at a rate of 25.5%, except that a rate of 20% applies with respect to taxable profits up to €25,000, and a rate of 23.5% rate applies with respect to taxable profits between €25,000 and €60,000.

A qualifying pension fund (pensioenfonds) is in principle not subject to Dutch corporate income tax. A qualifying investment fund (fiscale beleggingsinstelling) is subject to Dutch corporate income tax at a special rate of 0%.

Roll-over relief should be available for capital gains derived from the exchange of the Mittal Steel shares for ArcelorMittal shares.

Non-Resident Holders

A holder of Mittal Steel shares will not be subject to Dutch taxes on income or capital gains in connection with the merger, provided that:

•

such holder is neither a resident nor deemed to be resident in The Netherlands for Dutch tax purposes and, if such holder is an individual, he or she has not made an election for the application of the rules of the 2001 Dutch Income Tax Act, as they apply to residents of The Netherlands;

•

such holder does not have an interest in an enterprise or a deemed enterprise which, in whole or in part, is either effectively managed in The Netherlands or is carried out through a permanent establishment, a deemed permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands and to which enterprise or part of an enterprise the Mittal Steel shares are attributable; and

•

in the event such holder is an individual, such holder does not carry out any activities in The Netherlands with respect to the Mittal Steel shares that go beyond ordinary active asset management and does not derive benefits from the shares in Mittal Steel that are otherwise taxable as benefits from other activities in The Netherlands.

Other Taxes and Duties

No Dutch registration tax, customs duty, stamp duty or any other similar documentary tax or duty will be payable by a holder of shares in Mittal Steel in connection with the merger.

Ownership and Disposition of the Shares in ArcelorMittal

Dutch Resident Individuals

If a holder of shares in ArcelorMittal is a Dutch resident individual, capital gains, dividends or other benefits derived or deemed to be derived from the shares are taxable at the progressive income tax rates with a maximum of 52%, if:

•

the ArcelorMittal shares are attributable to an enterprise from which the Dutch resident individual derives a share of the profit, whether as an entrepreneur or as a person who has a co-entitlement to the net worth of such enterprise, without being an entrepreneur or a shareholder, within the meaning of the 2001 Dutch Income Act; or

•

the holder of the ArcelorMittal shares is considered to perform activities with respect to the shares that go beyond ordinary active asset management or derives benefits from the shares in ArcelorMittal that are otherwise taxable as benefits from other activities.

If the two above situations do not apply, the Dutch resident individual will be taxed annually over income that is deemed to be 4% of the aggregate amount of his or her net investment assets for that year at a flat income tax rate of 30%. The shares in ArcelorMittal are recognized as investment assets and included as such in the net investment asset base. The aggregate amount of the net investment assets for the year is the average of (i) the fair market value of the investment assets less liabilities at the beginning of that year, and (ii) the fair market value of the investment assets less liabilities at the end of that year. A tax free allowance may be available. Capital gains or other actual benefits derived in connection with the ArcelorMittal shares are as such not subject to Dutch income tax.

A credit for Luxembourg withholding taxes may be available with respect to dividends received on the shares in ArcelorMittal.

Dutch Resident Entities

If a holder of shares in ArcelorMittal is a Dutch resident entity, capital gains, dividends or other benefits derived or deemed to be derived from the shares, including any capital gains realized on the disposal thereof, will generally be subject to Dutch corporate income tax at a rate of 25.5%, except that a rate of 20% applies with respect to taxable profits up to €25,000, and a rate of 23.5% rate applies with respect to taxable profits between €25,000 and €60,000.

A qualifying pension fund is in principle not subject to Dutch corporate income tax. A qualifying investment fund is subject to Dutch corporate income tax at a special rate of 0%.

A credit for Luxembourg withholding taxes may be available with respect to dividends received on the shares in ArcelorMittal.

Non-Resident Holders

A holder of shares in ArcelorMittal will not be subject to Dutch taxes on income or on capital gains in respect of any distributions on the shares or any gain realized on the disposal or deemed disposal of the shares, provided that:

•

such holder is neither a resident nor deemed to be resident in The Netherlands for Dutch tax purposes and, if such holder is an individual, he or she has not made an election for the application of the rules of the 2001 Dutch Income Tax Act, as they apply to residents of The Netherlands;

•

such holder does not have an interest in an enterprise or a deemed enterprise which, in whole or in part, is either effectively managed in The Netherlands or is carried out through a permanent establishment, a deemed permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the ArcelorMittal shares are attributable; and

•

in the event such holder is an individual, such holder does not carry out any activities in The Netherlands with respect to the ArcelorMittal shares that go beyond ordinary active asset management and does not derive benefits from the shares in ArcelorMittal that are otherwise taxable as benefits from other activities in The Netherlands.

Gift, Estate and Inheritance Taxes

Gift, estate and inheritance taxes will arise in The Netherlands with respect to a transfer of the shares in ArcelorMittal by way of a gift by, or, on the death of, a holder of shares who is resident or deemed to be resident in The Netherlands at the time of the gift or his or her death.

No Dutch gift, estate or inheritance taxes will arise on the transfer of the shares in ArcelorMittal by way of a gift by, or on the death of, a holder of shares who is neither resident nor deemed to be resident in The Netherlands, unless:

•

such holder at the time of the gift has or at the time of his or her death had an enterprise or an interest in an enterprise that, in whole or in part, is or was either effectively managed in The Netherlands or carried out through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the shares in ArcelorMittal are or were attributable; or

•

in the case of a gift of the shares in ArcelorMittal by an individual who at the date of the gift was neither resident nor deemed to be resident in The Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands.

For purposes of Dutch gift, estate and inheritance taxes, amongst others, a person that holds the Dutch nationality will be deemed to be resident in The Netherlands if such person has been resident in The Netherlands at any time during the ten years preceding the date of the gift or the death of such person. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident in The Netherlands if such person has been resident in The Netherlands at any time during the 12 months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Other Taxes and Duties

No Dutch registration tax, customs duty, stamp duty or any other similar documentary tax or duty will be payable by a holder of shares in ArcelorMittal in respect of the ownership or disposal of the shares.

SHARE TRADING, CLEARING AND SETTLEMENT

General

ArcelorMittal shares are in registered form only and are freely transferable. Ownership of ArcelorMittal shares is recorded in a shareholder registry kept by ArcelorMittal, at its corporate headquarters at 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg (the “Shareholder Registry”).

ArcelorMittal shares may also be registered on one of two local registries kept by either ABN AMRO Bank N.V. (“ABN AMRO”), Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, on ArcelorMittal’s behalf (the “ArcelorMittal European Registry Shares” and the “ArcelorMittal European Registry”), or The Bank of New York (“BNY”), 101 Barclay Street, 22nd Floor West, New York, NY 10286, United States of America, on ArcelorMittal’s behalf (the “ArcelorMittal New York Registry Shares” and “ArcelorMittal New York Registry”). The registration of ArcelorMittal common shares in registered form in the Shareholder Registry, in the ArcelorMittal European Registry and in the ArcelorMittal New York Registry may be evidenced by share certificates at the option of the shareholder concerned.

Any registered shareholder listed on either the ArcelorMittal European Registry or the ArcelorMittal New York Registry, will also be reflected as a registered owner on the Shareholder Registry. The ArcelorMittal European Registry and the ArcelorMittal New York Registry reconcile with the Shareholder Registry on a daily basis.

ArcelorMittal will apply for admission to trading of the ArcelorMittal shares on the Luxembourg Stock Exchange’s regulated market and for the listing of these shares on the Official List of the Luxembourg Stock Exchange, and for admission to trading and listing of the ArcelorMittal shares on Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the Spanish exchanges and the NYSE.

The ArcelorMittal European Registry Shares will be traded solely on Euronext Amsterdam, Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and the Spanish exchanges (collectively, the “European Exchanges”). The ArcelorMittal European Registry Shares must be converted into ArcelorMittal New York Registry Shares before they can be traded on the NYSE.

Any trades of the ArcelorMittal shares on Euronext Amsterdam will be settled through the book-entry system maintained by Euroclear Nederland and its participants. ABN AMRO acts as paying agent for these shares.

Any trades of the ArcelorMittal shares on Euronext Brussels will be settled through the book-entry system maintained by Euroclear Belgium and its participants. Fortis Bank SA/NV acts as paying agent for these shares.

Any trades of the ArcelorMittal shares on Euronext Paris will be settled through the book-entry system maintained by Euroclear France and its participants. Société Générale acts as paying agent for these shares.

Any trades of the ArcelorMittal shares on the Luxembourg Stock Exchange will be settled through the book-entry system maintained by Clearstream Banking, societé anonyme, Luxembourg, which is referred to as Clearstream Banking, and its participants. Fortis Banque Luxembourg S.A. acts as paying agent for these shares.

Any trades of the ArcelorMittal shares on the Spanish exchanges will be settled through the book-entry system maintained by Iberclear and its participants. Banco Bilbao Vizcaya Argentaria, S.A. acts as paying agent for these shares.

The ArcelorMittal New York Registry Shares will be listed solely on the NYSE. The ArcelorMittal New York Registry Shares must be converted into ArcelorMittal European Registry Shares before they can be traded on any of the European Exchanges.

Any trades of the ArcelorMittal New York Registry Shares will be settled through the Depository Trust Company. BNY will act as paying agent for these shares.

Exchange of ArcelorMittal European Registry Shares for ArcelorMittal New York Registry Shares

ArcelorMittal European Registry Shares may be exchanged for ArcelorMittal New York Registry Shares and vice versa at the request of the holder.

A holder may exchange its ArcelorMittal European Registry Shares for ArcelorMittal New York Registry Shares by instructing the relevant participant to provide a written request for this exchange at the office of ABN AMRO. ABN AMRO will instruct BNY to issue ArcelorMittal New York Registry Shares, deliver corresponding share certificates, if any, and adjust the ArcelorMittal New York Registry accordingly. ArcelorMittal and ABN AMRO will also arrange for corresponding adjustments to be made by Euroclear Nederland in the book-entry system.

Similarly, a holder may exchange ArcelorMittal New York Registry Shares for ArcelorMittal European Registry Shares by presenting a written request for this exchange and surrendering the certificates, if any, representing their ArcelorMittal New York Registry Shares to BNY. BNY will instruct ABN AMRO to arrange for an adjustment to be made by Euroclear Nederland in the book-entry system. BNY will also make a corresponding adjustment in the ArcelorMittal New York Registry. Share certificates for ArcelorMittal New York Registry Shares may be exchanged at the office of BNY for certificates of other authorized denominations.

A fee of up to $0.05 per ArcelorMittal share will be charged to shareholders for the exchange of ArcelorMittal European Registry Shares for ArcelorMittal New York Registry Shares and vice versa.

Transfer of ArcelorMittal European Registry Shares from One European Exchange to Another European Exchange

Holders of ArcelorMittal European Registry Shares can instruct the financial intermediary through which they hold their shares to trade them on any European Exchange where ArcelorMittal shares are admitted to trading. If necessary, such financial intermediary will transfer the relevant shares to its account with the clearing and settlement agent competent for that other European Exchange.

A fee may be charged to shareholders for the transfer of ArcelorMittal European Registry Shares from one European Exchange to another European Exchange.

Market Descriptions

The following is a brief description of Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange, the NYSE, and the Spanish exchanges.

Euronext Amsterdam. ArcelorMittal will apply for admission to trading and listing of the ArcelorMittal shares on Eurolist by Euronext Amsterdam N.V.

Shares admitted to trading on Euronext Amsterdam are traded on each trading day, from 9:00 a.m. to 5:30 p.m. (CET), with a pre-opening session from 7:15 a.m. to 9:00 a.m. and a post-closing session from 5:30 p.m. to 5:35 p.m. (during which pre-opening and post-closing sessions trades are recorded but not executed until the opening auction at 9:00 a.m. and the closing auction at 5:35 p.m., respectively). In addition, from 5:35 p.m. to 5:40 p.m., trading can take place at the closing auction price.

Euronext Amsterdam may suspend trading in ArcelorMittal shares if the quoted price of the shares increases or decreases beyond the specific price limits defined by its regulations. Euronext Amsterdam may also suspend trading of ArcelorMittal shares in other limited circumstances, in particular, to prevent or stop disorderly market conditions. In addition, the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), the Dutch securities regulator, may also require Euronext Amsterdam to suspend trading.

Euronext Brussels. ArcelorMittal will apply for admission to trading and listing of the ArcelorMittal shares on Eurolist by Euronext Brussels SA/NV.

Shares admitted to trading on Euronext Brussels are, in principle, traded from 9:00 a.m. to 5:30 p.m. (CET) on each trading day in Brussels, Belgium, with a pre-opening session from 7:15 a.m. to 9:00 a.m. and a post-closing session from 5:30 p.m. to 5:35 p.m. (during which pre-opening and post-closing sessions trades are recorded but not executed until the opening auction at 9:00 a.m. and the closing auction at 5:35 p.m., respectively). In addition, from 5:35 p.m. to 5:40 p.m., trading can take place at the closing auction price.

Euronext Brussels may suspend trading in ArcelorMittal shares when the orderly operation of the market relating to those shares may not be ensured or in order to allow publication of information relating to those securities in appropriate conditions. In addition, the Belgian Banking, Finance and Insurance Commission (Commission bancaire, financière et des assurances/Commissie voor het bank-, financie- en assurantiewezen), or CBFA, the Belgian securities regulator, may also require Euronext Brussels to suspend trading.

Euronext Paris. ArcelorMittal will apply for admission to trading and listing of the ArcelorMittal shares on Eurolist by Euronext Paris S.A.

ArcelorMittal shares are traded in the category known as Continu, which includes the most actively traded securities. Shares belonging to the Continu category are traded, through financial institutions that are members of Euronext Paris, on each trading day from 9:00 a.m. to 5:30 p.m. (CET), with a pre-opening session from 7:15 a.m. to 9:00 a.m. and a post-closing session from 5:30 p.m. to 5:35 p.m. (during which pre-opening and post-closing sessions trades are recorded but not executed until the opening auction at 9:00 a.m. and the closing auction at 5:35 p.m., respectively). In addition, from 5:35 p.m. to 5:40 p.m., trading can take place at the closing auction price.

Euronext Paris may suspend trading in ArcelorMittal shares if purchases and sales recorded in the system would inevitably result in a price beyond a certain threshold, determined on the basis of a percentage fluctuation from a reference price. With respect to those shares belonging to the Continu category, once trading has commenced, suspensions for a reservation period of four minutes (subject to extension by Euronext Paris) are possible if the price varies either by more than 10% from a reference price (for example, the opening auction price), by more than 5% (with respect to non-French issuers not included in the CAC 40 Index) or by more than 2% (with respect to non-French issuers belonging to the CAC 40 Index) from the last trade on such securities. Euronext Paris may also suspend trading of a security admitted to trading on Eurolist by Euronext in certain circumstances including the occurrence of unusual trading activity in a security. In addition, the French Autorité des marchés financiers, or AMF, the French securities regulator, may also require Euronext Paris to suspend trading.

Luxembourg Stock Exchange. ArcelorMittal will apply for admission to trading on the Luxembourg Stock Exchange’s regulated market and for the listing of the ArcelorMittal shares on the Official List of the Luxembourg Stock Exchange.

Shares on the Luxembourg Stock Exchange’s regulated market are traded, through financial institutions that are members of the Luxembourg Stock Exchange, on each trading day from 9:00 a.m. to 5:30 p.m. (CET), with a pre-opening session from 7:15 a.m. to 9:00 a.m. and a post-closing session from 5:30 p.m. to 5:35 p.m. (during which pre-opening and post-closing sessions trades are recorded but not executed until the opening auction at 9:00 a.m. and the closing auction at 5:35 p.m., respectively). In addition, from 5:35 p.m. to 5:40 p.m., trading can take place at the closing auction price.

The Luxembourg Stock Exchange may suspend trading in ArcelorMittal shares if purchases and sales recorded in the system would inevitably result in a price beyond a certain threshold, determined on the basis of a percentage fluctuation from a reference price. Once trading has commenced, suspensions for a reservation period of three minutes (subject to extension by the Luxembourg Stock Exchange) are possible if the price varies either by more than 5% from a reference price (for example, the opening auction price) or by more than 2.50% from the last trade on such securities. The Luxembourg Stock Exchange may also suspend trading of a security admitted to trading on the regulated market of the Luxembourg Stock Exchange market in certain circumstances including the occurrence of unusual trading activity in a security. In addition, the CSSF may also require the Luxembourg Stock Exchange to suspend trading.

The New York Stock Exchange. ArcelorMittal will apply for admission to trading of the ArcelorMittal shares on the NYSE.

Shares admitted to trading on the NYSE are, in principle, traded from 9:30 a.m. to 4:00 p.m. New York City time, on each trading day in New York, New York.

The NYSE may suspend trading in ArcelorMittal shares at any time that a company falls below certain quantitative and qualitative continued listing criteria such as the number of shareholders, number of publicly traded shares, market capitalization and compliance with applicable NYSE and SEC rules and regulations.

Spanish Exchanges. ArcelorMittal will apply for admission to trading and listing of the ArcelorMittal shares on the Spanish exchanges.

The ArcelorMittal shares will be entered into the Automated Quotation System (Mercado Continuo). The Automated Quotation System links the Spanish exchanges. The Automated Quotation System is operated and regulated by Sociedad de Bolsas, S.A., a corporation owned by the companies that manage the four stock exchanges.

Shares at the Automated Quotation System are, in principle, traded from 9:00 a.m. to 5:30 p.m. (CET) on trading days. However, there is a pre-opening session held from 8:30 a.m. to 9:00 a.m. each trading day, in which an opening price is established for each security traded on the Automated Quotation System based on a real-time auction in which orders can be entered, modified or cancelled but are not executed. During this pre-opening session, the system continuously displays the price at which orders would be executed if trading were to begin.

Each of the Spanish exchanges can suspend trading in the ArcelorMittal shares. In addition, the Spanish Comisión Nacional del Mercado de Valores, the Spanish securities regulator, may suspend trading in the ArcelorMittal shares.

Description of Clearance and Settlement Systems

The following is a brief description of Clearstream Luxembourg, The Depository Trust Company, Euroclear Belgium, Euroclear France, Euroclear Nederland, and Iberclear. ArcelorMittal will not have any responsibility for the performance by Clearstream Luxembourg, The Depository Trust Company, Euroclear Belgium, Euroclear France, Euroclear Nederland and Iberclear or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Clearstream Luxembourg. Clearstream Luxembourg is the central securities depository for the Luxembourg market, responsible for holding and transferring physical or dematerialized securities. Clearstream Luxembourg is an international central securities depository, providing, as its core services, the clearance and settlement of transactions in global and international securities and domestic securities traded across borders. These services are carried out by means of a computer based book-entry system operated from Luxembourg. Clearstream Luxembourg is registered as a bank in Luxembourg and as such is subject to regulation by the CSSF. Participants in Clearstream Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream Luxembourg. Clearstream Luxembourg has established an electronic bridge with Euroclear Bank SA/NV as the Operator of the Euroclear System, which is referred to as the Euroclear Operator, in Brussels, Belgium, to facilitate settlement of trades between Clearstream Luxembourg and the Euroclear Operator.

The Depository Trust Company. The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in the accounts of its participants, thereby eliminating the need for physical movement of certificates. The Depository Trust Company participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to The Depository Trust Company system is also available to indirect participants of The Depository Trust Company such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant of The Depository Trust Company, either directly or indirectly.

Because The Depository Trust Company can only act on behalf of its participants, who in turn act on behalf of indirect participants of The Depository Trust Company and certain banks, the ability of an owner of a beneficial interest in ArcelorMittal New York Registry Shares to pledge its interest to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of its interest, may be limited by the lack of a definitive certificate for its interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the ArcelorMittal New York Registry Shares to persons may be limited. In addition, beneficial owners of ArcelorMittal New York Registry Shares holding their interests through The Depository Trust Company system will only receive dividend payments through The Depository Trust Company’s participants.

Euroclear Belgium. Euroclear Belgium is the central securities deposit institution whose objects are the custody of securities and the provision of services to its participants. Euroclear Belgium settles, on behalf of

LCH.Clearnet SA/NV, who acts as the central counterparty, the transactions executed on Euronext Brussels, operates the last resort securities lending and borrowing, set up by LCH.Clearnet SA/NV, and offers real-time gross settlement for OTC-trades. Euroclear Belgium maintains links with several other central securities depositories, including Euroclear. Euroclear Belgium was registered as a settlement organization by the CBFA on November 8, 2005 pursuant to the Belgian Royal Decree of September 26, 2005, and is under the supervision of the CBFA. Participants in Euroclear Belgium are credit institutions and investment firms.

Euroclear France. Euroclear France is the central securities depository for France and offers services to its participants. Euroclear France settles the transactions executed on Euronext Paris and offers real-time gross settlement for OTC-trades. As the national securities depository, Euroclear France is the custodian of all types of securities in any currency or form. Euroclear France is under the supervision of the AMF. Euroclear France’s operating rules have been approved by the AMF. Participants in Euroclear France are credit institutions, investment firms and legal entities listed in article L.442-2 of the French Monetary and Financial Code.

Euroclear Nederland. Euroclear Nederland is the central securities depository of The Netherlands whose objects are the safekeeping and administration of securities and the operation of a security giro on behalf of its participants. Euroclear Nederland was designated as the central securities depository of The Netherlands by the Dutch Ministry of Finance pursuant to the 1977 Securities Giro Administration and Transfer Act (Wet giraal effectenverkeer 1977), and is under the supervision of the Dutch Minister of Finance, the Dutch Central Bank (De Nederlandsche Bank) and The Netherlands Authority for the Financial Markets, the Dutch securities regulator. Participants in Euroclear Nederland are banks and brokers that are registered as credit institutions. Under the operation of the 1977 Securities Giro Administration and Transfer Act, book-entry transfers are made between the collective securities deposits held by Euroclear Nederland.

Iberclear. Iberclear is the Spanish clearance and settlement system that performs the clearance and settlement of securities in the Spanish exchanges. Participants in Iberclear are banks and brokers duly authorized as investment services companies. Iberclear maintains the securities registry by means of book-entry form of all eligible securities admitted to trading on the Spanish exchanges and provides technical and operational services directly related to registering, clearing and settlement of securities. Iberclear can collaborate in, or co-ordinate with, other foreign entities related to registering, clearing and settlement of securities, as well as allowing it to participate in them.

Security Codes

The CUSIP number for the ArcelorMittal shares is 03937E 101 and the ISIN Code for the ArcelorMittal shares is LU0307198241.

LEGAL MATTERS

The validity of the ArcelorMittal shares offered by this proxy statement/prospectus will be passed upon by Bonn Schmitt Steichen, Luxembourg counsel to ArcelorMittal. ArcelorMittal has received an opinion from Cleary Gottlieb Steen & Hamilton LLP confirming the tax-free status of the merger for U.S. federal income tax purposes.

EXPERTS

The consolidated financial statements of Mittal Steel Company N.V. and subsidiaries (the “Company”), for 2004, 2005 and 2006, except for the consolidated financial statements of Arcelor S.A. and subsidiaries (“Arcelor S.A.”) (except for Dofasco, Inc., Belgo Siderurgia S.A., Companhia Siderúrgica Tubarão S.A., Sol Coqueria Tubarão S.A., Acindar Industria Argentina de Aceros S.A., Arcelor España S.A., Arcelor Largos Perfiles, and Laminados Velasco S.L., consolidated subsidiaries of Arcelor S.A., whose consolidated financial statements for the period from August 1, 2006 to December 31, 2006, were audited by Deloitte Accountants B.V.), and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference herein, have been audited by Deloitte Accountants B.V. as stated in their reports which are incorporated by reference herein (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to the differences between International Financial Reporting Standards as adopted by the European Union (“IFRS”) and accounting principles generally accepted in the United States of America (“US GAAP”), (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting).

The financial statements of Arcelor S.A., prepared on the basis of IFRS (consolidated with those of the Company) (not separately incorporated by reference herein), as of December 31, 2006, and for the period from August 1, 2006 to December 31, 2006, have been audited by KPMG Audit S.à.r.l., as stated in their report which is incorporated by reference herein (which report expresses a qualified opinion because the omission of comparative financial information is not in conformity with IFRS and contains an explanatory paragraph stating that the consolidated financial statements are based on historical values of Arcelor S.A.’s assets and liabilities prior to its acquisition by Mittal Steel and, accordingly, do not include the purchase price adjustments to such amounts reflected in the consolidated financial statements of Mittal Steel as a result of such acquisition).

With respect to the consolidated net income information stated on the basis of US GAAP as presented in Note 28 to the Company’s consolidated financial statements, the consolidated financial statements of Mittal Steel Holdings A.G. and subsidiaries (formerly Mittal Steel Holdings N.V.) (consolidated with those of the Company) (not separately incorporated by reference herein) for the year ended December 31, 2004, have been audited by Ernst & Young Accountants, except for (1) the consolidated financial statements of Mittal Steel South Africa (formerly Ispat Iscor Limited, formerly Iscor Limited), a consolidated subsidiary of Mittal Steel Holdings A.G. for the year ended December 31, 2004 (not separately incorporated by reference herein), which have been audited by KPMG Inc., as stated in their reports incorporated by reference herein and (2) Mittal Steel Poland S.A., a consolidated subsidiary of Mittal Steel Holdings A.G., whose consolidated financial statements for the year ended December 31, 2004 were audited by Deloitte Accountants B.V.

Such financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent registered public accounting firms.

The consolidated financial statements of Arcelor S.A. and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, incorporated by reference herein have been audited by KPMG Audit S.à.r.l., independent auditors, as stated in their report incorporated by reference herein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

In December 2004, Ernst & Young Accountants, then Mittal Steel Holdings’ independent registered public accounting firm, advised the then-existing Audit Committee of Mittal Steel that it had identified an independence issue related to providing prohibited payroll services in The Netherlands. These services involved processing payroll for approximately 17 employees of Mittal Steel Holdings’ Rotterdam office in 2002, 2003 and early 2004. In connection with the performance of these payroll processing services, Ernst & Young Accountants received Mittal Steel Holdings’ funds into a bank account jointly controlled by Ernst & Young Accountants and Mittal Steel Holdings totaling approximately fifty thousand dollars per month, which were used to make monthly payroll payments. This service ceased in February 2004. Ernst & Young Accountants received fees for these payroll services of approximately seven thousand dollars per year in 2002 and 2003, respectively.

The independence rules of the American Institute of Certified Public Accountants, as well as the SEC auditor independence rules, prohibit a bank account jointly controlled by Mittal Steel Holdings and Ernst & Young Accountants. Mittal Steel’s then-existing Audit Committee and Ernst & Young Accountants have discussed Ernst & Young Accountants’ independence with respect to Mittal Steel Holdings in light of the foregoing facts. Both Mittal Steel’s then-existing Audit Committee and Ernst & Young Accountants have considered the impact that the holding and paying of these funds may have had on Ernst & Young Accountants’ independence with respect to Mittal Steel Holdings and have each independently concluded that there has been no impairment of Ernst & Young Accountants’ independence. In making this determination, Ernst & Young Accountants and Mittal Steel’s then-existing Audit Committee considered, among other matters, the de minimis amount of funds involved and that the payroll expenses involved were not material to the consolidated financial statements of Mittal Steel Holdings. Furthermore, the payroll calculations for 2002 through February 2004 have been recalculated by an unrelated third party.

WHERE YOU CAN FIND MORE INFORMATION

Mittal Steel files annual reports on Form 20-F with, and furnishes other information under cover of a Report on Form 6-K to, the SEC under the Exchange Act. Prior to December 17, 2004, Mittal Steel filed with, or furnished to, the SEC documents under its former name Ispat International N.V. You may read and copy this information, or obtain copies of this information by mail, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports and other information about issuers, like Mittal Steel, who file electronically with the SEC. The address of that site is http://www.sec.gov.

As a foreign private issuer, Mittal Steel is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and will not be required to file proxy statements with the SEC. Mittal Steel’s officers, directors and principal shareholders are also exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.

ArcelorMittal has filed a registration statement on Form F-4 to register with the SEC the ArcelorMittal shares to be issued to Mittal Steel shareholders in the merger. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of ArcelorMittal, in addition to being a proxy statement of Mittal Steel for its extraordinary general meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Mittal Steel and ArcelorMittal. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, you should refer to the registration statement.

Mittal Steel class A common shares are listed on the NYSE, are admitted to trading on the Luxembourg Stock Exchange’s regulated market and listed on the Official List of the Luxembourg Stock Exchange, and are admitted to trading and listing on Eurolist by Euronext Amsterdam N.V., Eurolist by Euronext Brussels SA/NV, Eurolist by Euronext Paris S.A., and the Spanish exchanges. Each exchange has its own requirements for the provision of periodic reports, proxy statements and other information. You are free to inspect any such information by contacting the relevant stock exchange, including, for Mittal Steel, at the offices of the NYSE, 20 Broad Street, New York, New York, 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows ArcelorMittal to “incorporate by reference” information into this proxy statement/prospectus. This means that ArcelorMittal can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information contained directly in this proxy statement/prospectus, any supplement to this proxy statement/prospectus or subsequent filings deemed incorporated by reference into this proxy statement/prospectus. ArcelorMittal does not incorporate the contents of the website of Mittal Steel or ArcelorMittal into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that Mittal Steel has previously filed with or furnished to the SEC. These documents contain important information about Mittal Steel and its results of operations and financial condition:

•	Mittal Steel’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed on April 17, 2007, as amended on June 29, 2007; and

•

Mittal Steel’s current reports on Form 6-K, dated June 5, 2007, May 25, 2007, May 17, 2007, May 16, 2007 (containing an extract of Mittal Steel’s press release announcing first quarter 2007 earnings), April 23, 2007, April 20, 2007, April 10, 2007, March 16, 2007, February 23, 2007, February 22, 2007 (containing the audited consolidated financial statements of Arcelor and its consolidated subsidiaries), February 16, 2007, February 14, 2007, January 23, 2007, January 19, 2007 and January 10, 2007.

All documents filed by Mittal Steel pursuant to Section 13(a) or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the Mittal Steel extraordinary general meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus. ArcelorMittal also incorporates by reference, to the extent expressly stated therein, certain Current Reports on Form 6-K furnished by Mittal Steel during the same period as of the date of the furnishing of such documents. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to be a part of this proxy statement/prospectus from the date of filing of such modification or superseding.

Mittal Steel has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Mittal Steel, and ArcelorMittal has supplied all information contained in this proxy statement/prospectus relating to ArcelorMittal.

You can obtain any of the documents that Mittal Steel has filed with the SEC through Mittal Steel or from the SEC through the SEC’s website at http://www.sec.gov. These documents are available from Mittal Steel and ArcelorMittal without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus.

You may request a copy of such documents by contacting the applicable department at:

Mittal Steel Company N.V.	ArcelorMittal
Hofplein 20 3032 AC Rotterdam The Netherlands +31 10 217 8800 Attention: Investor Relations	19, Avenue de la Liberté L-2930 Luxembourg Grand Duchy of Luxembourg +352 4792-1 Attention: Investor Relations

In order for you to receive timely delivery of the documents in advance of the Mittal Steel extraordinary general meeting, Mittal Steel or ArcelorMittal, as applicable, should receive your request no later than August 21, 2007.

Mittal Steel and ArcelorMittal have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies pursuant to this proxy statement/prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

ArcelorMittal is a corporation organized under the laws of Luxembourg. The majority of ArcelorMittal’s assets are located outside the United States, and a majority of ArcelorMittal’s directors and officers named herein reside outside the United States.

As a result, U.S. investors may find it difficult:

•	to effect service of process within the United States upon ArcelorMittal or the directors or officers of ArcelorMittal; or

•	to enforce against ArcelorMittal or the directors or officers of ArcelorMittal in U.S. courts, judgments predicated upon the civil liability provisions of U.S. federal securities law; or

•	to enforce in U.S. courts judgments obtained against directors or officers of ArcelorMittal in courts in jurisdictions outside the United States.

ArcelorMittal’s Luxembourg counsel, Bonn Schmitt Steichen, has advised ArcelorMittal that there is doubt as to the enforceability in Luxembourg in original actions or actions for enforcement of judgments of U.S. courts of civil liabilities predicated solely upon U.S. federal securities laws.

ArcelorMittal has been further advised by Bonn Schmitt Steichen that the United States and Luxembourg do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be immediately enforceable in Luxembourg. However, if the party in whose favor such judgment is rendered brings a new suit in a competent court in Luxembourg, that party may submit to a Luxembourg court the final judgment that has been rendered in the United States. If the Luxembourg court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that the final judgment concerned results from proceedings compatible with Luxembourg concepts of due process to the extent that the Luxembourg court is of the opinion that reasonableness and fairness so require, the Luxembourg court would, in principle, under current practice, recognize the final judgment that has been rendered in the United States and generally grant the same claim without re-litigation on the merits, unless the consequences of the recognition of such judgment contravene public policy in Luxembourg. It is not certain, however, that these court practices also apply to default judgments.

ArcelorMittal has been further advised by Bonn Schmitt Steichen that it would be difficult for an investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this registration statement.

MERGER AGREEMENT

BETWEEN

ArcelorMittal

AND

Mittal Steel Company N.V.

May 2, 2007

MERGER AGREEMENT

BETWEEN:

ArcelorMittal, a Luxembourg société anonyme, having its registered office at 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Registry of Trade and Companies under number B 102468 (“ArcelorMittal”), represented by Mr. B.C. Agarwal and Mr. H.J. Scheffer, duly authorized for the purpose hereof;

AND:

Mittal Steel Company N.V., a Dutch naamloze vennootschap, having its corporate seat in Rotterdam, The Netherlands, and its address at Hofplein 20, 3032 AC, Rotterdam, The Netherlands, registered with the Trade Registry of the Chamber of Commerce for Rotterdam, The Netherlands under number 24275428 (“Mittal Steel”), represented by Mr. J. Kinsch and Mr. G. Urquijo, duly authorized for the purpose hereof;

ArcelorMittal, together with Mittal Steel, the “Parties” and, each of ArcelorMittal and Mittal Steel individually, a “Party”.

WHEREAS, as a result of the successful completion of the Revised Offer, Mittal Steel is at the date hereof the legal and beneficial owner of 631,226,643 shares of Arcelor, representing approximately 94.24% of the issued share capital and the voting rights of Arcelor, and of 31 shares of ArcelorMittal, representing 100% of the issued share capital and the voting rights of ArcelorMittal;

WHEREAS, pursuant to a memorandum of understanding (the “Memorandum of Understanding”) dated June 25, 2006, Arcelor, Mittal Steel and the Mittal Controlling Shareholder (as defined in the Memorandum of Understanding), have agreed to use their best efforts to procure that, as soon as practicable following completion of the Revised Offer, Mittal Steel shall be merged into Arcelor;

WHEREAS, it has been decided, subject to certain conditions precedent, to combine Mittal Steel and Arcelor, through a two-step merger process;

WHEREAS, it has been decided, subject to the prior satisfaction of certain conditions precedent (including shareholders’ approval):

(i)    as a first step, Mittal Steel shall merge into ArcelorMittal by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel, pursuant to Dutch and Luxembourg law and in accordance with the terms and conditions of a merger proposal (voorstel tot fusie / projet de fusion) and an explanatory memorandum (toelichting op het voorstel tot fusie / un rapport écrit détaillé) subject to Dutch and Luxembourg law (the “First-Step Merger”); and

(ii)    as a second step, ArcelorMittal shall merge into Arcelor by way of absorption by Arcelor of ArcelorMittal and without liquidation of ArcelorMittal (following which Arcelor shall be renamed “ArcelorMittal”), pursuant to Luxembourg law and in accordance with the terms and conditions of a merger proposal (projet de fusion) and an explanatory memorandum (un rapport écrit détaillé) subject to Luxembourg law (the “Second-Step Merger”);

WHEREAS, the intention is to complete both the First-Step Merger and the Second-Step Merger as soon as possible, taking into account that due to the time required for the satisfaction of the conditions precedent to the Second-Step Merger that merger cannot be effected simultaneously with, or immediately following, the First-Step Merger;

WHEREAS, the select committee of the combined European works council of Arcelor and Mittal Steel has been duly informed with respect to the contemplated two-step merger process and the First-Step Merger;

WHEREAS, the merger exchange ratios of the First-Step Merger shall have to be reviewed and validated by independent auditors considering their fairness to Mittal Steel as the sole shareholder of ArcelorMittal, the Mittal Steel shareholders and other interested persons, and to be approved by the shareholders upon adoption of the decision to merge, as required by Dutch and Luxembourg law;

WHEREAS, Luxembourg law expressly authorizes a merger between a Luxembourg société anonyme and a non-Luxembourg law governed company, provided that the law applicable to such non-Luxembourg law governed company does not prohibit such a merger;

WHEREAS, following the decision of the European Court of Justice in Case C-411/03 (Sevic Systems AG) dated December 13, 2005, the Board of Directors of ArcelorMittal and the Board of Directors of Mittal Steel are unaware of a compelling reason or a potential compelling reason that would prohibit a merger between ArcelorMittal and Mittal Steel in the absence of statutory Dutch law provisions specifically permitting or enabling a cross-border legal merger between a Dutch naamloze vennootschap and a Luxembourg société anonyme;

WHEREAS, the issued share capital of Mittal Steel, as of the date hereof, amounts to EUR 13,923,084.90 and is divided into 1,320,158,490 class A common shares with a nominal value of one eurocent (EUR 0.01) each (the “Mittal Steel Class A Shares”) and 72,150,000 class B common shares with a nominal value of one eurocent (EUR 0.01) each (the “Mittal Steel Class B Shares”, together with the Mittal Steel Class A Shares, the “Mittal Steel Shares”). Except for a specific conversion right for the holders of Mittal Steel Class B Shares as contained in the articles of association of Mittal Steel, the Mittal Steel Class A Shares and the Mittal Steel Class B Shares carry identical economic and voting rights; and

WHEREAS, the issued share capital of ArcelorMittal, as of the date hereof, amounts to EUR 31,000 and is divided into 31 shares with a par value of one thousand euro (EUR 1,000) each (the “ArcelorMittal Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Certain defined terms. For purposes of this Merger Agreement, the following terms and expressions shall have the meaning ascribed to them below:

“Accounts” means the audited statutory and consolidated accounts (including balance sheet, profit and loss statements and notes thereto together with a report thereon from the auditor of the company) of Mittal Steel for the accounting year ended December 31, 2006, and the audited statutory accounts (including balance sheet, profit and loss statements and notes thereto together with a report thereon from the auditor of the company) of ArcelorMittal for the accounting year ended December 31, 2006.

“AFM” means the Stichting Autoriteit Financiële Markten, the Dutch securities regulator.

“Arcelor” means Arcelor S.A., a Luxembourg société anonyme, having its registered office at 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Registry of Trade and Companies under number B 82.454.

“ArcelorMittal” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“ArcelorMittal Shares” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“Arcelor Shares” means shares in the capital of Arcelor.

“Auditors’ Merger Reports” means the reports that shall be prepared by independent auditors in connection with the Merger, as referred to in Section 11.9.

“Class A Exchange Ratio” has the meaning ascribed to it in Section 3.4(a).

“Class B Exchange Ratio” has the meaning ascribed to it in Section 3.4(a).

“Consent” has the meaning ascribed to it in Section 8.3.

“CSSF” means the Commission de Surveillance du Secteur Financier, the Luxembourg securities regulator.

“Dutch Civil Code” means the Dutch Burgerlijk Wetboek, as amended from time to time.

“Dutch Notarial Deed” means the Dutch law governed notarial deed of merger (notariële akte van juridische fusie) between ArcelorMittal and Mittal Steel, which deed shall be executed before a Dutch civil law notary (notaris) as soon as possible following the satisfaction of the conditions precedent set forth in Sections 12.1 and 12.2.

“Effective Date” has the meaning ascribed to it in Section 2.3.

“European Prospectus” means the shareholder circular/prospectus prepared in accordance with the provisions of Directive 2003/71/EC for purposes of the offering of the Merger Shares to the public in the relevant member states of the European Union and the admission to trading of the Merger Shares on the relevant regulated markets in the European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Explanatory Memorandum” means the explanatory memorandum (toelichting op het voorstel tot fusie / un rapport écrit détaillé) to the Merger Proposal, as required pursuant to the Dutch Civil Code and the Luxembourg Company Law.

“F-4 Registration Statement” means the registration statement on Form F-4 to be filed by ArcelorMittal with the SEC under the Securities Act, which includes a proxy statement/prospectus to be distributed to holders of Mittal Steel Shares who are resident of the United States (within the meaning of Rule 14d-1 under the Exchange Act), in connection with the Mittal Steel Shareholders’ Meeting.

“First-Step Merger” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“Independent Merger Auditors” means the auditors referred to in Section 11.9.

“Luxembourg Company Law” means the Luxembourg law on commercial companies dated August 10, 1915, as amended from time to time.

“Luxembourg Notarial Deed” means the Luxembourg-law governed notarial deed recording the Resolution of the Sole Shareholder of ArcelorMittal.

“Material Adverse Effect” has the meaning ascribed to it in Section 8.1(b).

“Memorandum of Understanding” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“Merger” has the meaning ascribed to it in Section 2.1(a).

“Merger Agreement” means this merger agreement.

“Merger Proposal” means the merger proposal (voorstel tot fusie / projet de fusion) for the merger of ArcelorMittal and Mittal Steel as required pursuant to the Dutch Civil Code and the Luxembourg Company Law, including any required exhibits.

“Merger Shares” has the meaning ascribed to it in Section 4.1(a).

“Merger Terms & Conditions” has the meaning ascribed to it in Section 2.1(a).

“Mittal Steel” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“Mittal Steel Class A Shares” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“Mittal Steel Class B Shares” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“Mittal Steel Proxy Statement” means the proxy statement of Mittal Steel for purposes of the Mittal Steel Shareholders’ Meeting, included in the F-4 Registration Statement.

“Mittal Steel Shareholders’ Meeting” has the meaning ascribed to it in Section 11.3.

“Mittal Steel Shares” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“Mittal Steel Stock Options” means the stock options granted by Mittal Steel pursuant to the Mittal Steel Global Stock Option Plan.

“Mittal Steel Global Stock Option Plan” means the stock option plan of Mittal Steel, dated September 15, 1999, as amended from time to time.

“NYSE” means the New York Stock Exchange, Inc.

“Parties” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“Party” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“Permits” means any authorization, license, consent, approval and order of or with any governmental authority.

“Person” means a natural person, company, partnership, economic interest group, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Proceeding” means any claim, action, suit, dispute or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (whether administrative, civil or criminal).

“Representative” means with respect to any Person, any director, officer, employee, auditor, accountant, consultant, legal counsel, agent or other representative of such Person.

“Resolution of the Sole Shareholder of ArcelorMittal” has the meaning ascribed to it in Section 11.4.

“Revised Offer” means the merger of equals of Arcelor and Mittal Steel achieved by way of a mix and match offer by Mittal Steel for all of the shares and convertible bonds of Arcelor, comprising:

(a)	a mixed offer at a price equal to 13 Mittal Steel Class A Shares and €150.6 in cash per 12 Arcelor Shares;

(b)	a cash offer at a price equal to €40.4 per Arcelor Share;

(c)	an exchange offer at an exchange ratio of 11 Mittal Steel Class A Shares per 7 Arcelor Shares; and

(d)	a mixed offer at a price equal to 13 Mittal Steel Class A Shares and €188.42 in cash per 12 Arcelor convertible bonds.

“SEC” means the U.S. Securities and Exchange Commission, the U.S. federal securities regulator.

“Second-Step Merger” has the meaning ascribed to it in the Preamble of this Merger Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means, in respect of any Person, any entity which, directly or indirectly through one or more intermediaries, is controlled by such Person, except that, for purposes of this definition ArcelorMittal is not considered a Subsidiary of Mittal Steel. “Control” in this context means the ownership, directly or indirectly through one or more intermediaries, of voting shares bearing in the aggregate at least fifty (50) percent of the aggregate voting rights of all classes of all voting shares of a Person or the right or power to instruct or manage, directly or indirectly, the management of such Person.

“Tax” means all taxes, direct or indirect, including all levies, fees, duties, contributions, social security payments, withholdings imposed by or on behalf of any governmental entity or any other body or person whatsoever, including corporate income tax and related surtaxes, withholding tax, local taxes, value added tax, stamp duty, registration fees, customs duties, taxes on sales, and any social security charges and contributions payable by the company in accordance with the tax and social security regulations, including interest, penalties and other related charges.

1.2    Interpretation. For purposes of this Merger Agreement:

(a)    The section headings in this Merger Agreement are for reference only and do not affect in any way the meaning or interpretation of this Merger Agreement. References in the Merger Agreement to Articles, Sections and Exhibits are to articles in, sections in and exhibits to the Merger Agreement, unless otherwise indicated.

(b)    The meanings ascribed to the defined terms are applicable to both the singular and plural forms thereof.

(c)    Any agreement defined or referred to in the above-defined terms or in any provision of this Merger Agreement shall include any amendment, modification and supplement thereto and waiver thereof that may become effective from time to time, unless otherwise indicated.

(d)    Any term defined by reference to any document shall have the meaning ascribed to it therein.

(e)    The words “hereof”, “hereunder” and similar words shall be construed as references to this Merger Agreement as a whole and not limited to the particular article or provision in which the relevant reference appears and the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” in each instance it is used herein.

(f)    All words, terms and expressions used in this Merger Agreement shall be construed and interpreted in accordance with the laws of Luxembourg or the laws of The Netherlands, as the context requires.

ARTICLE 2

TERMS AND CONDITIONS OF THE MERGER

2.1    Merger of Mittal Steel into ArcelorMittal.

(a)    Mittal Steel shall be merged into ArcelorMittal by way of a merger by absorption by ArcelorMittal without liquidation of Mittal Steel (hereinafter the “Merger”) pursuant to (i) the provisions of Title 7 of Book 2 of the Dutch Civil Code, (ii) the provisions of section XIV of the Luxembourg Company Law, and (iii) the terms and conditions included in the Merger Proposal and the Explanatory Memorandum ((i), (ii) and (iii), collectively, the “Merger Terms & Conditions”).

(b)    Upon effectiveness of the Merger, all the assets and liabilities of Mittal Steel (as such assets and liabilities shall exist on the Effective Date) shall be transferred to ArcelorMittal by operation of law, Mittal Steel shall cease to exist and ArcelorMittal shall issue new shares to the (then-former) holders of Mittal Steel Shares, in accordance with the Merger Terms & Conditions.

2.2    Objective and Rationale of the Merger. The Merger constitutes the first step of the combination of Mittal Steel and Arcelor into a single legal entity governed by Luxembourg law. The First-Step Merger shall permit a simplification of the holding structures as both ArcelorMittal and Arcelor shall be located in the same jurisdiction (Luxembourg) with the same headquarters and shall be subject to similar rules from a corporate and tax standpoint. This First-Step Merger, which shall be completed before the Second-Step Merger, shall contribute to a more efficient and rapid integration of the management and administrative teams of Mittal Steel and Arcelor.

2.3    Legal Effect of the Merger. The Merger shall become effective between ArcelorMittal and Mittal Steel and vis-à-vis third parties on the date of the publication of the Luxembourg Notarial Deed in accordance with the provisions of Article 9 of the Luxembourg Company Law, which publication shall take place on the first calendar day following the day of the execution of the Dutch Notarial Deed (the “Effective Date”).

2.4    Accounting for the Merger.

(a)    For accounting purposes, the Merger shall be considered a combination of entities under common control as of January 1, 2007. All recorded assets and liabilities of Mittal Steel and ArcelorMittal shall be carried forward at their historical book values, and the income of ArcelorMittal shall include the income of Mittal Steel as of January 1, 2007.

(b)    For statutory reporting purposes in The Netherlands, the final accounting year of Mittal Steel shall end on December 31, 2006.

2.5    Third Parties’ Consent.

(a)    In the event the consent (including any waiver or approval, whether expressed or implied) of a third party is necessary to transfer to ArcelorMittal any asset or right of Mittal Steel as a result of the Merger or to ensure the continued enjoyment or benefit by ArcelorMittal of any such asset or right after the Effective Date, Mittal Steel (or, if applicable, ArcelorMittal) shall seek such consent as soon as possible after the execution of this Merger Agreement and use its best efforts to obtain it prior to the Effective Date. The Parties shall diligently cooperate with each other towards the obtaining of any such third party consent and shall keep each other regularly informed of the progress of any action undertaken in connection therewith.

(b)    In the event any third party consent fails to be obtained before the Effective Date, this failure shall not prevent the Merger from being carried out.

ARTICLE 3

VALUATION – EXCHANGE RATIOS

3.1    Reference Accounts.     The Merger Terms & Conditions have been determined by reference to the Accounts, provided, however, that the assets and liabilities of Mittal Steel shall be transferred to ArcelorMittal in their condition existing on the Effective Date.

3.2    Valuation Method.    The transferred assets and the assumed liabilities of Mittal Steel shall be assessed at their historical book values.

3.3    Treatment of Treasury Stock.    Mittal Steel Class A Shares and Mittal Steel Class B Shares held in treasury by Mittal Steel shall disappear (vervallen) pursuant to Article 325(4) of Book 2 of the Dutch Civil Code. ArcelorMittal shall not issue any shares in consideration of the Mittal Steel Shares held in treasury by Mittal Steel.

3.4    Exchange Ratios.

(a)    As a consequence of the transfer of all the assets and liabilities of Mittal Steel by way of merger, ArcelorMittal shall, on the Effective Date: (i) issue to the holders of the Mittal Steel Class A Shares existing at such time one (1) share for each one (1) Mittal Steel Class A Share (the “Class A Exchange Ratio”), and (ii) issue to the holders of the Mittal Steel Class B Shares existing at such time one (1) share for each one (1) Mittal Steel Class B Share (the “Class B Exchange Ratio”).

(b)    The Merger Shares shall be entitled to any distribution made as of the Effective Date.

3.5    No Other Consideration.    No additional or cash consideration shall be paid by ArcelorMittal to the shareholders of Mittal Steel in connection with the Merger.

ARTICLE 4

SHARE CAPITAL INCREASE – CANCELLATION OF SHARES

4.1    Issuance of the Merger Shares.

(a)    In the Merger, ArcelorMittal shall issue a number of shares (the “Merger Shares”) to Mittal Steel shareholders equal to the number of Mittal Steel Shares outstanding on the Effective Date.

(b)    The difference between the net asset value contributed to ArcelorMittal and the amount of the share capital increase shall be booked in a “merger premium” account.

4.2    Cancellation of the ArcelorMittal Shares held by Mittal Steel. Upon effectiveness of the Merger, all ArcelorMittal Shares owned by Mittal Steel and transferred to ArcelorMittal pursuant to the Merger shall be cancelled in accordance with Article 49(3) of the Luxembourg Company Law. Such cancellation shall be offset against the share capital to the extent of the par value of the shares and for the difference between their book value in Mittal Steel’s Accounts against the merger premium booked in accordance with Section 4.1.

ARTICLE 5

HOLDERS OF SPECIAL RIGHTS

5.1    Mittal Steel Stock Options. Upon effectiveness of the Merger, the Mittal Steel Stock Options shall be converted into ArcelorMittal stock options as follows:

(i)	for every one (1) Mittal Steel Stock Option, holders of Mittal Steel Stock Options shall receive one (1) ArcelorMittal stock option;

(ii)	each ArcelorMittal stock option granted in accordance with the provisions of this Section 5.1(a) shall give right to the subscription or acquisition, as the case may be, of one (1) ArcelorMittal share;

(iii)	the exercise price of the ArcelorMittal stock options granted in accordance with the provisions of this Section 5.1(a) shall be equal to the exercise price of the corresponding Mittal Steel Stock Options; and

(iv)	the ArcelorMittal stock options shall be governed by terms and conditions similar to those of the Mittal Steel Global Stock Option Plan.

5.2    Registration. On or prior to the Effective Date, ArcelorMittal shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the ArcelorMittal shares subject to ArcelorMittal stock options, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as to comply with any applicable state securities or Blue Sky laws, for so long as such ArcelorMittal stock options remain outstanding.

ARTICLE 6

SPECIAL ADVANTAGES

Subject to the provisions of Article 5, no special advantages were or shall be granted in connection with the Merger to the members of the Boards of Directors of ArcelorMittal and Mittal Steel, the members of the Management Boards of ArcelorMittal and Mittal Steel, the auditors of ArcelorMittal and Mittal Steel, the Independent Merger Auditors, other experts or advisers of ArcelorMittal and Mittal Steel, or any other person.

ARTICLE 7

CREDITOR’S RIGHTS

7.1    Dutch Law. Creditors having a claim against Mittal Steel (within the meaning of Article 316 of Book 2 of the Dutch Civil Code), shall have the rights set forth in Article 316 of Book 2 of the Dutch Civil Code.

7.2    Luxembourg Law. Creditors having a claim against ArcelorMittal prior to the date of the publication of the Luxembourg Notarial Deed in accordance with the provisions of Article 9 of the Luxembourg Company Law, shall have the rights set forth in Article 268 of the Luxembourg Company Law.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Other than as specifically represented and warranted by one Party to the other or as publicly disclosed by the relevant Party, each Party represents and warrants to the other Party as follows with respect to itself, as of the date of this Merger Agreement:

8.1    Organization, Authority and Qualification of the Parties.

(a)    Each Party is a company duly registered or organized, validly existing as a legal entity properly incorporated, organized, registered and existing, under the laws of the jurisdiction of its incorporation, and it has all necessary corporate power and authority to enter into this Merger Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Merger Agreement. Each Party has duly authorized the execution of this Merger Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereunder, and no other corporate proceedings are necessary other than those set forth in Article 11 below. Each Party has duly executed this Merger Agreement, and (assuming due authorization, execution and delivery by the other Party) this Merger Agreement constitutes legal, valid and binding obligations of each Party enforceable against each Party in accordance with its terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar applicable law now or hereafter in effect affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only at the discretion of a court of competent jurisdiction.

(b)    Each Party is duly qualified in all material respects to do business (and is in good standing in each jurisdiction that recognizes the concept) in each jurisdiction in which it owns or leases material properties or conducts any material business and such qualification is necessary, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” means, with respect to a Party, any exceptional event or circumstance relating to such Party, or any action taken by such Party (in either case other than as a result of the terms of the Merger Agreement or the actions of the other Party) that, in either case, materially alters the substance of the relevant Party or substantially and adversely affects the economics of the Merger.

8.2    Capitalization.

(a)    Mittal Steel hereby represents and warrants that, as of the date hereof, Mittal Steel has issued 1,320,158,490 Mittal Steel Class A Shares and 72,150,000 Mittal Steel Class B Shares, of which 6,651,401 Mittal Steel Class A Shares and 0 (zero) Mittal Steel Class B Shares are held in treasury by Mittal Steel. Except as set forth above and except as publicly disclosed, there are no (i) issued or outstanding shares of Mittal Steel, (ii) securities of Mittal Steel convertible into, or exchangeable or exercisable for, shares of Mittal Steel, (iii) warrants, calls, options or other rights to acquire or subscribe from Mittal Steel or any of its Subsidiaries, or any obligation of Mittal Steel or any of its Subsidiaries to issue, any shares or securities convertible into or exchangeable or exercisable for shares of Mittal Steel, or (iv) outstanding obligations of Mittal Steel to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. All of the issued Mittal Steel Class A Shares and Mittal Steel Class B Shares have been validly issued and are fully paid up.

(b)    ArcelorMittal hereby represents and warrants that, as of the date hereof, ArcelorMittal has 31 issued and outstanding ArcelorMittal Shares. Except as set forth above and except as publicly disclosed, there are no (i) issued or outstanding shares of ArcelorMittal, (ii) securities of ArcelorMittal convertible into, or exchangeable or exercisable for, shares of ArcelorMittal, (iii) warrants, calls, options or other rights to acquire or subscribe from ArcelorMittal or any of its Subsidiaries, or any obligation of ArcelorMittal or any of its Subsidiaries to issue, any shares or securities convertible into or exchangeable or exercisable for shares of ArcelorMittal, or (iv) outstanding obligations of ArcelorMittal to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. All of the issued ArcelorMittal Shares have been validly issued and are fully paid up.

8.3    Consents and Approvals. Except as contemplated in this Merger Agreement and except where the failure to make any registration or filing with or notification to, or to obtain any permit, authorization, consent or approval of any governmental authority (any of the foregoing a “Consent”) (a) would not prevent or materially delay the consummation of the transactions contemplated hereby or otherwise prevent a Party from performing in all material respects its obligations under this Merger Agreement, or (b) would not individually or in the aggregate have a Material Adverse Effect, no Consent of any governmental authority is necessary for the execution and delivery of this Merger Agreement by the relevant Party and the consummation of the transactions contemplated hereby.

ARTICLE 9

TAX TREATMENT

9.1    Dutch Corporate Income Tax. Mittal Steel shall apply for a ruling from the Dutch tax authorities to confirm that the Merger shall not attract any major adverse Dutch corporate income tax consequences under the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969).

9.2    Dutch Dividend Withholding Tax. Mittal Steel shall apply for a ruling from the Dutch tax authorities to confirm that the Merger shall not constitute a taxable event under the Dutch Dividend Withholding Tax Act (Wet op de dividendbelasting 1965).

ARTICLE 10

CONDUCT OF BUSINESS PENDING THE COMPLETION OF THE MERGER

10.1    Conduct of Business by ArcelorMittal Pending the Completion. Between the date of this Merger Agreement and until the earlier of the termination of this Merger Agreement and the Effective Date, except as expressly contemplated by any other provision of this Merger Agreement, (a) ArcelorMittal shall cause the businesses of ArcelorMittal to be conducted only in, and ArcelorMittal shall cause ArcelorMittal to not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (b) ArcelorMittal shall use its best efforts to preserve substantially intact the current business organization of ArcelorMittal.

10.2    Conduct of Business by Mittal Steel Pending the Completion. Between the date of this Merger Agreement and until the earlier of the termination of this Merger Agreement and the Effective Date, except as expressly contemplated by any other provision of this Merger Agreement, (a) Mittal Steel shall cause the businesses of Mittal Steel and its Subsidiaries to be conducted only in, and Mittal Steel shall cause Mittal Steel and its Subsidiaries to not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (b) Mittal Steel shall use its best efforts to preserve substantially intact the current business organization of Mittal Steel and its Subsidiaries.

ARTICLE 11

ADDITIONAL REQUIREMENTS

11.1    Preparation of Disclosure Documents.

(a)      ArcelorMittal and Mittal Steel shall cooperate with one another (i) in connection with the preparation of the Merger Proposal, the Explanatory Memorandum, the European Prospectus, the F-4 Registration Statement (including the Mittal Steel Proxy Statement) and any board and shareholder resolutions, and any amendments or supplements thereto, (ii) in determining whether any action by or in respect of, or Consent from, any governmental body, agency or official, or authority is required, or any consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Merger Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Merger Proposal, the Explanatory Memorandum, the European Prospectus, the F-4 Registration Statement, the Mittal Steel Proxy Statement, and any board and shareholder resolutions and seeking timely to obtain any such actions, consents, approvals or waivers. Each of ArcelorMittal and Mittal Steel shall use its best efforts to have the European Prospectus approved by the CSSF as promptly as practicable. Each of ArcelorMittal and Mittal Steel shall use its best efforts to have the F-4 Registration Statement declared effective by the SEC as promptly as practicable and to keep the F-4 Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated by this Merger Agreement. ArcelorMittal and Mittal Steel shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the European Prospectus, the F-4

Registration Statement, and the Mittal Steel Proxy Statement received by any governmental body or authority. Each of ArcelorMittal and Mittal Steel shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the European Prospectus, the F-4 Registration Statement, and the Mittal Steel Proxy Statement prior to filing such documents with any governmental body or authority, and shall provide each other with a copy of all such filings made with any governmental body or authority.

(b)      Except as otherwise set forth in this Merger Agreement, no amendment or supplement (including by incorporation by reference) to the Merger Proposal, the Explanatory Memorandum, the European Prospectus, the F-4 Registration Statement, or the Mittal Steel Proxy Statement shall be made without the approval of both ArcelorMittal and Mittal Steel, whose approval shall not be unreasonably withheld or delayed.

(c)      ArcelorMittal shall advise Mittal Steel, and Mittal Steel shall advise ArcelorMittal, promptly after it receives notice thereof, of the times when the European Prospectus has been approved by the CSSF, the F-4 Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Merger Shares for offering or sale in any jurisdiction or any request by any governmental body, court, or authority for amendment of the Merger Proposal, the Explanatory Memorandum, the European Prospectus, the F-4 Registration Statement and the Mittal Steel Proxy Statement.

(d)      On the Effective Date, ArcelorMittal shall file a Current Report on Form 6-K containing the information required by Rule 12g-3(f) of the Exchange Act.

11.2    Merger Proposal and Explanatory Memorandum. As soon as possible following the availability of the Auditors’ Merger Reports, the Merger Proposal shall be finalized and signed by the members of the Boards of Directors of Mittal Steel and ArcelorMittal and then be deposited, together with the appropriate documents as referred to in the Dutch Civil Code and the Luxembourg Company Law, and published in accordance with the provisions of Article 314 of Book 2 of the Dutch Civil Code and Articles 9 and 262 of the Luxembourg Company Law, and the Explanatory Memorandum shall be finalized and signed by the members of the Boards of Directors of Mittal Steel and ArcelorMittal, together with the appropriate documents as referred to in the Dutch Civil Code and the Luxembourg Company Law, and shall be available at the offices of ArcelorMittal and Mittal Steel.

11.3    Mittal Steel Shareholders’ Meeting. Mittal Steel shall convene and hold an extraordinary general meeting of shareholders of Mittal Steel (the “Mittal Steel Shareholders’ Meeting”) as referred to in Section 12.1 as soon as practicable after the satisfaction or waiver of the conditions precedent set forth in Sections 12.3 to 12.9. The Mittal Steel Shareholders’ Meeting shall be held on the same day as the Resolution of the Sole Shareholder of ArcelorMittal is taken. Mittal Steel shall use its best efforts to obtain adoption of the decision to merge by the Mittal Steel shareholders in accordance with Section 12.1 and shall otherwise comply with all legal requirements applicable to the Mittal Steel Shareholders’ Meeting.

11.4    Resolution of the Sole Shareholder of ArcelorMittal. Mittal Steel in its capacity as sole shareholder of ArcelorMittal shall resolve before a Luxembourg civil law notary the matters referred to in Section 12.2 (the “Resolution of the Sole Shareholder of ArcelorMittal”) as soon as practicable after the satisfaction or waiver of the conditions precedent set forth in Sections 12.3 to 12.9. The Resolution of the Sole Shareholder of ArcelorMittal shall be taken, before a Luxembourg civil law notary, on the same day as the Mittal Steel Shareholders’ Meeting.

11.5    Admission to Listing and Trading of the Merger Shares. ArcelorMittal shall use its best efforts to have the Merger Shares be (provisionally) admitted to listing and trading on the Eurolist market of Euronext Amsterdam N.V., the Eurolist market of Euronext Brussels SA/NV, the Eurolist market of Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange, the NYSE and the stock exchanges of Barcelona, Bilbao, Madrid and Valencia, before or on the Effective Date.

11.6    Access to Information – Confidentiality.

(a)      From the date of this Merger Agreement until the Effective Date, Mittal Steel shall, and shall cause its Subsidiaries to provide to ArcelorMittal (and ArcelorMittal’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of Mittal Steel and its Subsidiaries and to the books and records thereof for the purpose of conducting whatever investigations ArcelorMittal deems necessary.

(b)      From the date of this Merger Agreement until the Effective Date, ArcelorMittal shall provide to Mittal Steel and Mittal Steel’s Representatives reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of ArcelorMittal and to the books and records thereof for the purpose of conducting whatever investigations Mittal Steel deems necessary.

(c)      All information obtained by either of the Parties and their respective Representatives pursuant to this Section 11.6 shall be kept confidential.

(d)      No investigation pursuant to this Section 11.6 shall affect any representation or warranty in this Merger Agreement or any condition to the obligations of the Parties.

11.7    Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of such first Party contained in this Merger Agreement to be untrue or inaccurate in any material respect and (b) any failure of such first Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 11.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

11.8    Further Action. Upon the terms and subject to the conditions of this Merger Agreement, each of the Parties shall use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Merger (including without limitation the issuance of the Merger Shares), including using its best efforts to obtain all consents, approvals, authorizations, qualifications and orders of all third parties that are necessary for the consummation of the Merger and to fulfill the conditions to the Effective Date.

  In the event that, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the proper officers and directors of each of the Parties shall use their best efforts to take all such action. The Parties acknowledge and agree that they shall use all reasonable efforts to complete the Merger no later than December 31, 2007.

11.9    Auditors’ Merger Reports.

(a)      ArcelorMittal shall ensure that independent auditors shall be appointed to review, certify and report on the Merger Terms & Conditions, and, in particular, the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Article 266 of the Luxembourg Company Law and Article 328 of Book 2 of the Dutch Civil Code.

(b)      Mittal Steel shall ensure that independent auditors shall be appointed to review, certify and report on the Merger Terms & Conditions, and, in particular, the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Article 328 of Book 2 of the Dutch Civil Code and Article 266 of the Luxembourg Company Law.

ARTICLE 12

CONDITIONS PRECEDENT

   The completion of the Merger is subject to the satisfaction or waiver, where legally permissible, of the following conditions precedent:

12.1    Mittal Steel Shareholder Approval. The decision to merge Mittal Steel into ArcelorMittal as contemplated by the Merger Proposal shall have been adopted by the requisite affirmative vote of the shareholders of Mittal Steel in accordance with Article 330 of Book 2 of the Dutch Civil Code and Mittal Steel’s articles of association.

12.2    Resolution of the Sole Shareholder of ArcelorMittal. The following shall have been approved or adopted by the sole shareholder of ArcelorMittal in accordance with Section XIV of the Luxembourg Company Law and ArcelorMittal’s articles of association:

(a)	the decision to merge Mittal Steel into ArcelorMittal as contemplated by the Merger Proposal, subject to a condition precedent that the legal effect contemplated by that decision between

ArcelorMittal and Mittal Steel and vis-à-vis third parties shall only take effect on the day of publication of the Luxembourg Notarial Deed which publication shall take place on the first calendar day following the day of the execution of the Dutch Notarial Deed;

(b)	the decision to issue the Merger Shares;

(c)	the decision to cancel upon effectiveness of the Merger, the ArcelorMittal Shares that shall be transferred by Mittal Steel to ArcelorMittal pursuant to the Merger, as referred to in Section 4.2 above; and

(d)	the decision to issue the ArcelorMittal stock options, as referred to in Section 5.1(a) above; and

(e)	the decision to authorize the Board of Directors to issue ArcelorMittal shares within the limits of the authorized capital for delivery upon exercise or conversion, as applicable, of ArcelorMittal stock options and other equity-based awards granted under any ArcelorMittal employee incentive or benefit plan.

12.3    Approval of the European Prospectus.    The European Prospectus shall have been approved by the CSSF and a copy of such approval shall have been notified by the CSSF to the competent securities regulator in Belgium, France, The Netherlands and Spain, no actions by third parties challenging the CSSF’s approval shall be pending or threatened before the competent Luxembourg courts, and the CSSF shall not have withdrawn or threatened to withdraw its approval.

12.4    Effectiveness of the F-4 Registration Statement.    The F-4 Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the F-4 Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

12.5    Admission to Listing and Trading of the Merger Shares.

(a)      The Merger Shares shall have been (provisionally) admitted to listing and trading on the Eurolist market of Euronext Amsterdam N.V., the Eurolist market of Euronext Brussels SA/NV, the Eurolist market of Euronext Paris S.A., the regulated market of the Luxembourg Stock Exchange, and the stock exchanges of Barcelona, Bilbao, Madrid and Valencia.

(b)      The listing of the Merger Shares on the NYSE shall have been approved by the NYSE, subject to official notice of issuance.

12.6    Creditors’ Protection Rights.    The waiting period pursuant to Article 316 of Book 2 of the Dutch Civil Code shall have expired and any opposition formed by any creditor of ArcelorMittal or Mittal Steel shall have been resolved.

12.7    Absence of Litigation.    There shall be no action, litigation or proceeding by any court or Person, instituted or pending, or statute, rule, regulation, injunction, order or decree by any court or Person issued or deemed to be applicable to the Merger, that seeks to prohibit or restrain the Merger or seeks a divestiture of any Mittal Steel Shares or the ArcelorMittal Shares (including the Merger Shares) or limitation on the ownership rights of ArcelorMittal over the assets and liabilities of Mittal Steel that are transferred to ArcelorMittal upon effectiveness of the Merger that would reasonably be expected to have a Material Adverse Effect.

12.8     Receipt of Tax Rulings.    Mittal Steel shall have received the tax rulings referred to in Article 9.

12.9    Capital Restructuring.    The articles of association of ArcelorMittal shall be amended to the effect that each of the issued shares in the capital of ArcelorMittal shall have a par value of EUR 0.01 (one euro cent) each.

ARTICLE 13

TERMINATION, AMENDMENT AND WAIVER

13.1    Termination.

(a)      This Merger Agreement may be terminated and the plan to merge ArcelorMittal and Mittal Steel shall be abandoned if ArcelorMittal and Mittal Steel mutually so decide by written consent at any time prior to the Effective Date.

(b)      If any of the conditions precedent referred to in Article 12 above is not satisfied or waived by December 31, 2007 at the latest, this Merger Agreement may be terminated, upon written notice by either Party to the other Party, provided, however, that the right to terminate this Merger Agreement under this Section 13.1(b) shall not be available to the Party whose failure to fulfill any condition precedent under this Merger Agreement has been the cause of, or resulted in, the failure of the satisfaction of such condition precedent to occur on or before such date. If no such written notice is sent, this Merger Agreement shall remain in full force and the Parties may agree to either consider such condition precedent waived or amend this Merger Agreement.

13.2    Effect of Termination. In the event of the termination of this Merger Agreement pursuant to Section 13.1 above, there shall be no liability under this Merger Agreement on the part of any Party, except (a) as set forth in this Section 13.2, and (b) nothing herein shall relieve any Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Merger Agreement prior to such termination, provided, however, that the terms of this Section 13.2, and the Sections 11.6, 13.4, 14.1, 14.2, 14.3, 14.4, 14.5, 14.6, 14.7 and 14.8 (and any related definitional provisions set forth in Article 1) shall survive any termination of this Merger Agreement.

13.3    No Rescission. Without prejudice to Sections 13.1 and 13.2 above, the Parties waive to the greatest extent legally possible their respective rights to rescind (résoudre) or demand in legal proceedings the rescission (résolution) of this Merger Agreement pursuant to the provisions of the Luxembourg Civil Code and in particular to Article 1184 thereof, or otherwise.

13.4    Fees and Expenses. Each Party shall bear its own expenses.

13.5    Amendment – Waiver. This Merger Agreement may not be amended except by a written instrument duly executed by each of the Parties. At any time prior to the Effective Date, either Party may (a) extend the time for the performance of any obligation or other act of the other Party, (b) waive any inaccuracy in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

ARTICLE 14

GENERAL PROVISIONS

14.1      Publicity. The initial press release regarding this Merger Agreement and the Merger shall be a joint press release and thereafter ArcelorMittal and Mittal Steel shall use their best efforts to develop a joint communications plan and each Party shall use its best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each Party shall consult with each other before issuing any press release or public statement with respect to the transactions contemplated by this Merger Agreement and shall not issue any such press release or public statement prior to such consultation. In addition to the foregoing, except to the extent disclosed in or consistent with the European Prospectus and the F-4 Registration Statement, neither ArcelorMittal nor Mittal Steel shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of the other Party, whose consent shall not be unreasonably withheld or delayed.

14.2      Severability. If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order for the Merger to be completed as originally contemplated to the fullest extent possible.

14.3      Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

14.4      Assignment. Neither this Merger Agreement nor the rights and obligations under this Merger Agreement may be assigned, pledged or transferred by either Party without the prior written consent of the other Party.

14.5      Parties in Interest. This Merger Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Merger Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement.

14.6      Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Merger Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

14.7      Governing Law. This Merger Agreement shall be governed by, and construed in accordance with, Luxembourg law, provided, however, that each of the Parties shall comply with the provisions of Book 2 of the Dutch Civil Code and other provisions of mandatory Dutch law or Dutch public policy.

14.8      Dispute Resolution. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Luxembourg any dispute or controversy relating to or arising out of the negotiation, interpretation or enforcement of this Merger Agreement or any of the documents referred to in this Merger Agreement or the transactions contemplated hereby or thereby.

14.9      Counterparts. This Merger Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, ArcelorMittal and Mittal Steel have caused this Merger Agreement to be executed as of the date first written above by their respective directors thereunto duly authorized.

ArcelorMittal	ArcelorMittal

/s/ Mr. B.C. Agarwal	/s/ Mr. H.J. Scheffer

Mr. B.C. Agarwal	Mr. H.J. Scheffer

Mittal Steel Company N.V.	Mittal Steel Company N.V.

/s/ Mr. J. Kinsch	/s/ Mr. G. Urquijo

Mr. J. Kinsch	Mr. G. Urquijo

ANNEX B

UNOFFICIAL TRANSLATION1

PROPOSAL FOR THE MERGER OF

ArcelorMittal

Luxembourg public limited liability company (société anonyme)

19, Avenue de la Liberté

L-2930 Luxembourg

Grand-Duchy of Luxembourg

R.C.S. Luxembourg B 102468

AND

Mittal Steel Company N.V.

Dutch public limited liability company (naamloze vennootschap)

Hofplein 20

3032 AC, Rotterdam

The Netherlands

Chamber of Commerce Rotterdam 24275428

June 25, 2007

[1]	For purposes of Dutch law, the Dutch language version of this Merger Proposal is binding. For purposes of Luxembourg law, the French language version of this Merger Proposal is binding.

THE BOARDS OF DIRECTORS OF:

ArcelorMittal, a Luxembourg société anonyme, having its registered office at 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Registry of Trade and Companies under number B 102468 (“ArcelorMittal”); and

Mittal Steel Company N.V., a Dutch naamloze vennootschap, having its corporate seat in Rotterdam, The Netherlands, and its address at Hofplein 20, 3032 AC, Rotterdam, The Netherlands, registered with the Trade Registry of the Chamber of Commerce for Rotterdam, The Netherlands under number 24275428 (“Mittal Steel,” together with ArcelorMittal, the “Merging Companies”).

WHEREAS:

(A)	It has been decided, subject to certain conditions precedent, to combine Mittal Steel and Arcelor, a Luxembourg société anonyme, having its registered office at 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, (“Arcelor”) through a two-step merger process;

(B)	It has been decided, subject to the prior satisfaction of certain conditions precedent (including shareholders’ approval):

(i) as a first step, Mittal Steel shall merge into ArcelorMittal by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel, pursuant to Dutch and Luxembourg law and in accordance with the terms and conditions of a merger proposal (voorstel tot fusie / projet de fusion) and an explanatory memorandum (toelichting op het voorstel tot fusie / un rapport écrit détaillé) subject to Dutch and Luxembourg law (the “First-Step Merger”); and

(ii) as a second step, ArcelorMittal shall merge into Arcelor by way of absorption by Arcelor of ArcelorMittal and without liquidation of ArcelorMittal (following which Arcelor shall be renamed “ArcelorMittal”), pursuant to Luxembourg law and in accordance with the terms and conditions of a merger proposal (projet de fusion) and an explanatory memorandum (un rapport écrit détaillé) subject to Luxembourg law (the “Second-Step Merger”);

(C)	The intention is to complete both the First-Step Merger and the Second-Step Merger as soon as possible, taking into account that due to the time required for the satisfaction of the conditions precedent to the Second-Step Merger that merger cannot be effected simultaneously with, or immediately following, the First-Step Merger;

(D)	The Merging Companies have entered into a merger agreement, dated May 2, 2007, (the “Merger Agreement”) pursuant to which the Merging Companies have agreed to merge Mittal Steel into ArcelorMittal by way of a merger by absorption by ArcelorMittal without liquidation of Mittal Steel pursuant to (i) the provisions of Title 7 of Book 2 of the Dutch Burgerlijk Wetboek, as amended from time to time (the “Dutch Civil Code”) and (ii) the provisions of section XIV of the Luxembourg law on commercial companies dated August 10, 1915, as amended from time to time (the “Luxembourg Company Law”);

(E)	Luxembourg law expressly authorizes a merger between a Luxembourg société anonyme and a non-Luxembourg law governed company, provided that the law applicable to such non-Luxembourg law governed company does not prohibit such a merger;

(F)	Following the decision of the European Court of Justice in Case C-411/03 (Sevic Systems AG) dated December 13, 2005, the Board of Directors of ArcelorMittal and the Board of Directors of Mittal Steel are unaware of a compelling reason or a potential compelling reason that would prohibit a merger between ArcelorMittal and Mittal Steel in the absence of statutory Dutch law provisions specifically permitting or enabling a cross-border legal merger between a Dutch naamloze vennootschap and a Luxembourg société anonyme;

(G)	The issued share capital of Mittal Steel, as of the date hereof, amounts to EUR 14,193,424.99 and is divided into 1,347,192,499 class A common shares with a nominal value of one eurocent (EUR 0.01) each (the “Mittal Steel Class A Shares”) and 72,150,000 class B common shares with a nominal value of one eurocent (EUR 0.01) each (the “Mittal Steel Class B Shares”, together with the Mittal Steel Class A Shares, the “Mittal Steel Shares”). Except for a specific conversion right for the holders of Mittal Steel Class B Shares as contained in the articles of association of Mittal Steel, the Mittal Steel Class A Shares and the Mittal Steel Class B Shares carry identical economic and voting rights;

(H)	The issued share capital of ArcelorMittal, as of the date hereof, amounts to EUR 31,000 and is divided into 3,100,000 shares with a par value of one eurocent (EUR 0.01) each (the “ArcelorMittal Shares”);

(I)	The accounting year of each of the Merging Companies coincides with the calendar year, and Mittal Steel’s statutory and consolidated accounts for the accounting year ended December 31, 2006 have been adopted by its general meeting of shareholders on June 12, 2007, and ArcelorMittal’s statutory accounts for the accounting year ended December 31, 2006 have been adopted by its general meeting of shareholders on April 19, 2007;

(J)	None of the Merging Companies has been dissolved, has been declared bankrupt, or is subject to a suspension of payments; and

(K)	All of the issued shares in the capital of the Merging Companies are fully paid up.

NOW, THEREFORE, make the following proposal of merger (the “Merger Proposal”):

1.	MERGER

Mittal Steel shall be merged into ArcelorMittal by way of a merger by absorption by ArcelorMittal without liquidation of Mittal Steel (hereinafter the “Merger”) pursuant to (i) the provisions of Title 7 of Book 2 of the Dutch Civil Code, (ii) the provisions of section XIV of the Luxembourg Company Law, and (iii) the terms and conditions included in this Merger Proposal and an explanatory memorandum (toelichting op het voorstel tot fusie / un rapport écrit détaillé) subject to Dutch and Luxembourg law ((i), (ii) and (iii), collectively, the “Merger Terms & Conditions”).

Upon effectiveness of the Merger, all the assets and liabilities of Mittal Steel (as such assets and liabilities shall exist on the Effective Date, as defined below) shall be transferred to ArcelorMittal by operation of law (onder algemene titel), Mittal Steel shall cease to exist and ArcelorMittal shall issue new shares to the (then-former) holders of Mittal Steel Shares, in accordance with the Merger Terms & Conditions.

2.	ARTICLES OF ASSOCIATION

The articles of association of ArcelorMittal currently read as indicated in Annex A to this Merger Proposal. The articles of association of ArcelorMittal shall not change as a result of the Merger, except for the share capital as indicated in Annex B to this Merger Proposal. Annexes A and B form an integral part of this Merger Proposal.

3.	COMPOSITION OF THE BOARD OF DIRECTORS OF ArcelorMittal

The Board of Directors of ArcelorMittal currently consists of the following persons:

Bhikam Agarwal, Chief Executive Officer

Albert Rinnen, Chief Financial Officer

Armand Gobber, Chief Accounting Officer

Henk Scheffer, Company Secretary

Claude Witry

The composition of the Board of Directors of ArcelorMittal shall change as per the date of approval of this Merger Proposal by the sole shareholder of ArcelorMittal.

Upon approval by the sole shareholder of ArcelorMittal of this Merger Proposal and on the Effective Date, the Board of Directors of ArcelorMittal shall consist of the following persons:

Lakshmi N. Mittal, Chairman of the Board of Directors and Chief Executive Officer

Joseph J. Kinsch, President

José Ramón Álvarez-Rendueles Medina

Edmond Pachura

HRH Prince Guillaume de Luxembourg

Sergio Silva de Freitas

Jean-Pierre Hansen

Vanisha Mittal Bhatia

Wilbur L. Ross

Lewis Kaden

François H.J. Pinault

Narayanan Vaghul

Georges T.N. Schmit

Antoine R. Spillmann

Romain C.L. Zaleski

John O. Castegnaro

Michel A. Marti

Manuel Fernandéz López

4.	EFFECTIVE DATE

The Merger shall become effective between ArcelorMittal and Mittal Steel and vis-à-vis third parties on the date of the publication of the Luxembourg-law governed notarial deed recording the resolution of the sole shareholder of ArcelorMittal approving the decision to merge as contemplated by the Merger Proposal in accordance with the provisions of Article 9 of the Luxembourg Company Law, which publication shall take place on the first calendar day following the day of the execution of the Dutch-law governed notarial deed of merger (notariële akte van juridische fusie) between ArcelorMittal and Mittal Steel (the “Effective Date”).

5.	ACCOUNTING FOR THE MERGER

For accounting purposes, the Merger shall be considered a combination of entities under common control as of January 1, 2007. All recorded assets and liabilities of Mittal Steel and ArcelorMittal shall be carried forward at their historical book values, and the income of ArcelorMittal shall include the income of Mittal Steel as of January 1, 2007.

For statutory reporting purposes in The Netherlands, the final accounting year of Mittal Steel shall end on December 31, 2006 and the financial information pertaining to Mittal Steel shall be incorporated in the statutory accounts of ArcelorMittal as from January 1, 2007.

6.	REFERENCE ACCOUNTS—VALUATION

The terms and conditions of the Merger have been determined by reference to the audited statutory and consolidated accounts (including the balance sheet, the profit and loss statements and the notes thereto, together with the report from the company’s auditors) of Mittal Steel for the accounting year ended December 31, 2006, and the audited statutory accounts (including the balance sheet, the profit and loss statements and the notes thereto, together with the report from the company’s statutory auditor) of ArcelorMittal for the accounting year ended December 31, 2006, provided, however, that the assets and liabilities of Mittal Steel shall be transferred to ArcelorMittal in their condition existing on the Effective Date.

The transferred assets and the assumed liabilities of Mittal Steel shall be assessed at their historical book values.

7.	SHARE EXCHANGE RATIO

As a consequence of the transfer by operation of law of all the assets and liabilities of Mittal Steel by way of merger, ArcelorMittal shall, on the Effective Date: (i) issue to the holders of the Mittal Steel Class A Shares existing at such time one (1) ArcelorMittal share for each one (1) Mittal Steel Class A Share (the “Class A Exchange Ratio”), and (ii) issue to the holders of the Mittal Steel Class B Shares existing at such time one (1) ArcelorMittal share for each one (1) Mittal Steel Class B Share (the “Class B Exchange Ratio”).

The newly-issued ArcelorMittal shares shall be entitled to any distribution made as of the Effective Date.

8.	SETTLEMENT OF THE MERGER

Upon effectiveness of the Merger, holders of Mittal Steel Shares shall automatically receive newly-issued ArcelorMittal shares in accordance with the applicable share exchange ratios and on the basis of their respective holdings as entered in the relevant Mittal Steel’s shareholder registry (register van aandeelhouders) or their respective securities accounts.

Holders of Mittal Steel Shares whose shares are registered directly in Mittal Steel’s Dutch, Luxembourg or New York shareholder registry, shall automatically receive newly-issued ArcelorMittal shares through an entry in the shareholder registry (registre des actionnaires) of ArcelorMittal.

Holders of Mittal Steel Shares whose shares are registered indirectly, that is through a clearing system, in Mittal Steel’s Dutch, Luxembourg or New York shareholder registry, shall automatically receive newly-issued ArcelorMittal shares through a credit to their respective securities accounts.

9.	INDEPENDENT AUDITORS

The Board of Directors of ArcelorMittal has appointed Mazars S.A. (“Mazars Luxembourg”) as independent auditor to review, certify and report on the Merger Terms & Conditions, and, in particular, the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Article 266 of the Luxembourg Company Law. A copy of the report (un rapport écrit destiné aux actionnaires) of Mazars Luxembourg, as required pursuant to Article 266 of the Luxembourg Company Law, is attached to this Merger Proposal as Annex C and available at the offices of ArcelorMittal and Mittal Steel.

The Board of Directors of ArcelorMittal has appointed Mazars Paardekooper Hoffman N.V. (“Mazars Netherlands”) as independent auditor to review, certify and report on the Merger Terms & Conditions, and, in particular, the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Article 328 of Book 2 of the Dutch Civil Code. A copy of the auditors’ declaration (accountantsverklaring) of Mazars Netherlands, as required pursuant to Article 328(1) of Book 2 of the Dutch Civil Code, is attached to this Merger Proposal as Annex D. A copy of the auditors’ report (accountantsverslag) of Mazars Netherlands as required pursuant to Article 328(2) of Book 2 of the Dutch Civil Code, and the auditors’ declaration required pursuant to Article 328(1) of Book 2 of the Dutch Civil Code, are available at the offices of ArcelorMittal and Mittal Steel.

The Board of Directors of Mittal Steel has appointed AGN Daamen & van Sluis as independent auditor to review, certify and report on the Merger Terms & Conditions, and, in particular, the Class A Exchange Ratio and the Class B Exchange Ratio, as required pursuant to Article 328 of Book 2 of the Dutch Civil Code. A copy of the auditors’ declaration (accountantsverklaring) of AGN Daamen & van Sluis, as required pursuant to Article 328(1) of Book 2 of the Dutch Civil Code, is attached to this Merger Proposal as Annex E. A copy of the auditors’ report (accountantsverslag) of AGN Daamen & van Sluis as required pursuant to Article 328(2) of Book 2 of the Dutch Civil Code, and the auditors’ declaration required pursuant to Article 328(1) of Book 2 of the Dutch Civil Code, are available at the offices of ArcelorMittal and Mittal Steel.

10.	MITTAL STEEL TREASURY SHARES

Mittal Steel Class A Shares and Mittal Steel Class B Shares held in treasury by or for the account of Mittal Steel or ArcelorMittal shall disappear (vervallen) pursuant to Article 325(4) of Book 2 of the Dutch Civil Code. Accordingly, ArcelorMittal shall not issue any shares in consideration of the Mittal Steel Shares held in treasury by or for the account of Mittal Steel or ArcelorMittal.

11.	CANCELLATION OF ArcelorMittal SHARES HELD BY MITTAL STEEL

Upon effectiveness of the Merger, all ArcelorMittal Shares owned by Mittal Steel and transferred to ArcelorMittal pursuant to the Merger shall be cancelled in accordance with Article 49(3) of the Luxembourg Company Law. Such cancellation shall be offset against the share capital to the extent of the par value of the shares and for the difference between their book value and their par value in Mittal Steel’s accounts against the merger premium booked referred to in Section 12 (“Impact on Distributable Reserves and Goodwill of ArcelorMittal”) below.

The sole shareholder of ArcelorMittal shall resolve upon the cancellation referred to above, at the same time as the resolution is taken to adopt the decision to merge Mittal Steel into ArcelorMittal as contemplated by this Merger Proposal.

12.	IMPACT ON DISTRIBUTABLE RESERVES AND GOODWILL OF ArcelorMittal

The Merger shall result in the creation of a “merger premium” account, reflecting the difference between the net asset value contributed to ArcelorMittal and the amount of the share capital increase by ArcelorMittal. There shall be no impact on goodwill.

13.	SPECIAL ADVANTAGES

Except for the grant of stock options as described in Section 14 (“Treatment of Stock Options”) below, no special advantages were or shall be granted in connection with the Merger to the members of the Boards of Directors of ArcelorMittal and Mittal Steel, the members of the Management Board of Mittal Steel, the auditors of ArcelorMittal and Mittal Steel, the independent auditors, other experts or advisers of ArcelorMittal and Mittal Steel, or any other person.

14.	TREATMENT OF STOCK OPTIONS

Upon effectiveness of the Merger, the Mittal Steel stock options shall be converted into ArcelorMittal stock options as follows:

(i)	for every one (1) Mittal Steel stock option, holders of Mittal Steel stock options shall receive one (1) ArcelorMittal stock option;

(ii)	each ArcelorMittal stock option granted in the Merger shall give right to the subscription or acquisition, as the case may be, of one (1) ArcelorMittal share;

(iii)	the exercise price of the ArcelorMittal stock options granted in the Merger shall be equal to the exercise price of the corresponding Mittal Steel stock options; and

(iv)	the ArcelorMittal stock options shall be governed by terms and conditions similar to those of the stock option plan of Mittal Steel dated September 15, 1999, as amended from time to time (subject to any changes necessary to reflect the effectiveness of the merger).

15.	TREATMENT OF SPECIAL RIGHTS

Rights of Pledge and Rights of Usufruct in Mittal Steel Shares

Upon effectiveness of the Merger, a Dutch law governed right of pledge (pandrecht), a Dutch law governed right of usufruct (recht van vruchtgebruik), or a similar non-Dutch law governed security or special interest in Mittal Steel Shares could automatically disappear.

Right of Pledge or Right of Usufruct over directly held Mittal Steel Shares

The following applies with respect to Mittal Steel Shares in respect of which the shareholder is directly registered in Mittal Steel’s Dutch, Luxembourg or New York shareholder registry (aandeelhoudersregister).

Each holder of Mittal Steel Shares who has granted a right of pledge or a right of usufruct in Mittal Steel Shares and each holder of a right of pledge or a right of usufruct in Mittal Steel Shares, is strongly recommended to inform Mr. Henk Scheffer, Corporate Secretary at Mittal Steel in Rotterdam, The Netherlands, phone +31-10-217-8800, henk.scheffer@mittalsteel.com of such right of pledge or right of usufruct before July 20, 2007.

If Mittal Steel is informed of such right of pledge or right of usufruct before July 20, 2007, the Merging Companies shall use their reasonable best efforts to assist the grantor and the holder of such right of pledge or right of usufruct with the creation and perfection of a similar interest over the newly-issued ArcelorMittal shares to the extent legally feasible under Luxembourg law.

Right of Pledge, Right of Usufruct or Similar Security or Special Interest in Mittal Steel Shares held through a Book-Entry System

The following applies with respect to Mittal Steel Shares that are held through a book-entry system.

Each holder of Mittal Steel Shares who has granted a right of pledge, a right of usufruct or a similar security or special interest in Mittal Steel Shares, and each holder of a right of pledge, a right of usufruct or a similar security or special interest in Mittal Steel Shares, is strongly recommended to contact his or her bank, broker or custodian through which such right of pledge, right of usufruct, or similar security or special interest is held or recorded, to review the legal consequences, if any, resulting from the Merger on such right of pledge, right of usufruct, or similar security or special interest.

Other Special Rights

Except for the holders of stock options as described in Section 14 (“Treatment of Stock Options”) above, and holders of a right of pledge, a right of usufruct or similar security or special interest as described above, there are no natural or legal persons who or that have special rights, other than in their capacity of shareholder, within the meaning of Article 320 of Book 2 of the Dutch Civil Code, against Mittal Steel.

Except for the grant of stock options as described in Section 14 (“Treatment of Stock Options”) above, no compensatory payments or rights, within the meaning of Article 320 of Book 2 of the Dutch Civil Code, shall be granted.

16.	CONTINUATION OF ACTIVITIES

ArcelorMittal currently has no activities. ArcelorMittal intends to continue the activities of Mittal Steel. ArcelorMittal does not intend to discontinue any activities in connection with the Merger.

17.	SHAREHOLDER APPROVALS

The Merger is subject, among other conditions, to the adoption by the general meeting of shareholders of Mittal Steel and by the sole shareholder of ArcelorMittal of the proposal to merge as contemplated by this Merger Proposal.

18.	WORKS COUNCIL CONSULTATIONS

The select committee of the combined European works council of Arcelor and Mittal Steel has been duly informed with respect to the contemplated two-step merger process and the First-Step Merger.

19.	EXPLANATORY MEMORANDUM

The Boards of Directors of ArcelorMittal and Mittal Steel have, in an explanatory memorandum to this Merger Proposal, described the reasons for the Merger, the exchange ratios, the anticipated consequences for the respective activities of each of ArcelorMittal and Mittal Steel and any legal, economic and employment-related implications of the Merger.

20.	DEPOSIT OF DOCUMENTS WITH PUBLIC REGISTRIES

This Merger Proposal (including its annexes) shall be deposited with the Trade Registry of the Chamber of Commerce for Rotterdam, The Netherlands, and the Luxembourg Registry of Trade and Companies, and, in the case of the deposition with the Trade Registry of the Chamber of Commerce for Rotterdam, together with the following documents:

(i)	the annual statutory accounts of Mittal Steel for 2004, 2005 and 2006 as adopted by the general meeting of shareholders of Mittal Steel, including the corresponding auditor’s reports, and the annual reports of Mittal Steel for 2004, 2005 and 2006;

(ii)	the annual statutory accounts of ArcelorMittal for 2004, 2005 and 2006 as approved by the general meeting of shareholders of ArcelorMittal including the corresponding statutory auditor’s reports, and the annual reports of ArcelorMittal for 2004, 2005 and 2006;

(iii)	the auditors’ declarations (accountantsverklaringen) of the independent auditors, as required pursuant to Article 328(1) of Book 2 of the Dutch Civil Code; and

(iv)	the report (un rapport écrit destiné aux actionnaires) of the independent auditor, as required pursuant to Article 266 of the Luxembourg Company Law.

21.	DOCUMENTS AVAILABLE AT THE OFFICES OF THE MERGING COMPANIES

The Merger Proposal (including its annexes) and the documents listed under Section 20 (“Deposit of Documents with Public Registries”) above, shall be available at the offices of the Merging Companies, together with the following documents:

(i)	the Merger Agreement;

(ii)	the explanatory memorandum to this Merger Proposal, as required pursuant to Articles 313(1) and 327 of Book 2 of the Dutch Civil Code and Article 265 of the Luxembourg Company Law, for both ArcelorMittal and Mittal Steel; and

(iii)	the auditors’ reports (accountantsverslagen) of the independent auditors, as required pursuant to Article 328(2) of Book 2 of the Dutch Civil Code.

22.	NOTICE OF DEPOSIT AND PUBLICATION OF THIS MERGER PROPOSAL

A joint notice of the deposit of this Merger Proposal shall be published by ArcelorMittal and Mittal Steel in a daily newspaper with national circulation in the Netherlands.

23.	LANGUAGE

An unofficial English translation of this Merger Proposal shall be available at the offices of the Merging Companies. For purposes of Dutch law, the Dutch language version of this Merger Proposal is binding. For purposes of Luxembourg law, the French language version of this Merger Proposal is binding.

The Board of Directors of ArcelorMittal

/s/ B.C. Agarwal	/s/ A. Rinnen
Name: B.C. Agarwal	Name: A. Rinnen
Title: Director	Title: Director

/s/ A.M.H. Gobber	/s/ H.J. Scheffer
Name: A.M.H. Gobber	Name: H.J. Scheffer
Title: Director	Title: Director

/s/ C.J.A.E. Witry
Name: C.J.A.E. Witry
Title: Director

The Board of Directors of Mittal Steel Company N.V.

/s/ L.N. Mittal	/s/ J.J. Kinsch
Name: L.N. Mittal	Name: J.J. Kinsch
Title: Chairman & CEO	Title: President

/s/ V.M. Bhatia	/s/ L. Kaden
Name: V.M. Bhatia	Name: L. Kaden
Title: director A	Title: director C

/s/ W.L. Ross	/s/ F.H.J. Pinault
Name: W.L. Ross	Name: F.H.J. Pinault
Title: director C	Title: director C

/s/ N. Vaghul	/s/ J.R. Alvarez-Rendueles Medina
Name: N. Vaghul	Name: J.R. Alvarez-Rendueles Medina
Title: director C	Title: director C

/s/ J.O. Castegnaro	/s/ A.R. Spillmann
Name: J.O. Castegnaro	Name: A.R. Spillmann
Title: director C	Title: director C

/s/ J.P. Hansen	/s/ M. Fernandéz-López
Name: J.P. Hansen	Name: M. Fernandéz-López
Title: director C	Title: director C

/s/ R.C.L. Zaleski	/s/ E. Pachura
Name: R.C.L. Zaleski	Name: E. Pachura
Title: director C	Title: director C

/s/ M.A. Marti	/s/ G.Th.N. Schmit
Name: M.A. Marti	Name: G.Th.N. Schmit
Title: director C	Title: director C

/s/ S. Silva de Freitas	/s/ H.R.H. Prince Guillaume de Luxembourg
Name: S. Silva de Freitas Title: director C	Name: H.R.H. Prince Guillaume de Luxembourg
Title: director C

ANNEX A

ARTICLES OF ASSOCIATION OF ArcelorMittal

Coordinated articles of association

ArcelorMittal

Société anonyme

19 Avenue de la Liberté

L-2930 Luxembourg

R.C.S. Luxembourg B 102.468

Article 1. Form – Corporate name

The Company’s legal name is ArcelorMittal and it is a public limited company (“société anonyme”).

Article 2. Duration

The Company is established for an unlimited period. It may be dissolved at any time by decision of the general meeting of shareholders taken in the same manner as for a change in the articles of association in accordance with article 19 below.

Article 3. Corporate purpose

The corporate purpose of the Company shall be the manufacture, processing and marketing of steel, steel products and all other metallurgical products, as well as all products and materials used in their manufacture, their processing and their marketing, and all industrial and commercial activities connected directly or indirectly with those objects, including mining and research activities and the creation, acquisition, holding, exploitation and sale of patents, licences, know-how and, more generally, intellectual and industrial property rights.

The Company may realise that corporate purpose either directly or through the creation of companies, the acquisition, holding or acquisition of interests in any companies or partnerships, membership in any associations, consortia and joint ventures.

In general, the Company’s corporate purpose comprises the participation, in any form whatsoever, in companies and partnerships, and the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or in any other manner of shares, bonds, debt securities, warrants and other securities and instruments of any kind.

It may grant assistance to any affiliated company and take any measure for the control and supervision of such companies.

It may carry out any commercial, financial or industrial operation or transaction which it considers to be directly or indirectly necessary or useful in order to achieve or further its corporate purpose.

Article 4. Registered office

The Company’s registered office and principal office shall be established in Luxembourg City. The registered office may be transferred within the municipality of Luxembourg City by simple decision of the board of directors. Branches or offices both in the Grand Duchy of Luxembourg and abroad may be set up by simple decision of the board of directors.

In the event that the board of directors determines that extraordinary political, economic or societal events have occurred or are imminent that may hinder the ordinary course activities of the Company at the registered office or the ease of communication either with that office or from that office to places abroad, it may temporarily transfer the registered office to a location abroad until the complete cessation of the abnormal circumstances; provided, however, that such temporary transfer shall have no effect on the nationality of the Company, which, despite the temporary transfer of its registered office, shall remain a Luxembourg company.

Article 5. Capital – Increase in capital

5.1. The issued corporate capital amounts to thirty-one thousand Euro (31,000.00 EUR). It is represented by three million one hundred thousand (3,100,000) shares, without nominal value, fully paid up.

5.2. The Company’s authorised capital, including the issued capital, shall amount to eighteen million two hundred thousand Euro (18,200,000.00 EUR), represented by one billion eight hundred twenty million (1,820,000,000) shares, without nominal value.

5.3. The issued capital and the authorised capital of the Company may be increased or decreased by resolution of the general meeting of shareholders adopted in the forms and in accordance with the conditions laid down for amending the articles of association under article 19 of the present articles of association.

5.4. Subject to the provisions of the law on commercial companies (hereinafter referred to as “the Law”), each shareholder shall have a preferential right of subscription in the event of the issue of new shares in return for contributions in cash. Such preferential right of subscription shall be proportional to the fraction of the capital represented by the shares held by each shareholder.

The preferential subscription right may be limited or cancelled by a resolution of the general meeting of shareholders adopted in accordance with article 19 of the present articles of association.

The preferential subscription right may also be limited or cancelled by the board of directors (i) in the event that the general meeting of shareholders delegates, under the conditions laid down in article 19 of the present articles of association and by amending the present articles of association, to the board of directors the power to issue shares and to limit or cancel the preferential subscription right for a period of no more than five years set by the general meeting, as well as (ii) pursuant to the authorization conferred by article 5.5 of the present articles of association.

5.5. The board of directors is authorised during a period ending on June 21, 2008, without prejudice to any renewals, to increase the issued capital on one or more occasions within the limits of the authorised capital.

The board of directors is authorised to determine the conditions of any capital increase including the form of its subscription (contribution in cash or in kind). Any such capital increase may also be made by the incorporation of reserves, issue premiums or retained earnings, with or without the issue of new shares, or following the issue and the exercise of bonds, subordinated or non-subordinated, convertible or repayable or exchangeable for shares or coupled with warrants or rights to subscribe for shares, or through the issue of any other security or instrument carrying an entitlement to shares. The board of directors is authorised to set the subscription price, with or without issue premium, the date from which issued securities will be entitled to financial rights and, where applicable, the duration, amortization, rights (including early repayment), interest rates, conversion rates and exchange rates of the aforesaid securities as well as all the other conditions and rules for issue, subscription and paying up, for which the board of directors may make use of the possibility provided for in article 32-1 paragraph 3 of the Law.

The board of directors is authorised to limit or cancel the preferential subscription right of existing shareholders.

Decisions of the board of directors relating to the issue – pursuant to the authorisation conferred by this article 5.5 – of shares or any other securities carrying or potentially carrying a right to shares shall, by way of derogation from article 9 of the present articles of association, be taken by a majority of two-thirds of the members present or represented.

Whenever the board of directors has effected a complete or partial increase in capital as authorised by the foregoing provisions, article 5 of the present articles of association shall be amended so as to reflect that increase.

The board of directors is expressly authorised to delegate to any natural or legal person to organise the market in subscription rights, accept subscriptions, conversions or exchanges, receive payment for the price of shares, bonds, subscription rights or other securities and instruments, to have registered increases of capital carried out as well as the corresponding amendments to article 5 of the present articles of association and to have recorded in the said article 5 of the present articles of association the amount by which the authorisation to increase the capital has actually been used and, where appropriate, the amounts by which it is reserved for securities and instruments which may carry an entitlement to shares.

5.6. The non-subscribed portion of the authorised capital may be drawn on by the exercise of conversion or subscription rights already conferred by the Company.

Article 6. Shares

6.1. Shares shall be issued solely in the form of registered shares.

6.2. Subject to the provision of article 6.3 of the present articles of association, the Company shall consider the person in whose name the shares are recorded in the register of shareholders to be the owner of those shares.

6.3. However, where shares are recorded in the register of shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional depository of securities or any other depository (such systems, professionals or other depositories being referred to hereinafter as “Depositories”) or of a sub-depository designated by one or more Depositories, the Company -subject to its having received from the Depository with whom those shares are kept in account a certificate in proper form - will permit those persons to exercise the rights attaching to those shares, including admission to and voting at general meetings, and shall consider those persons to be holders for the purposes of article 7 of the present articles of association. The board of directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company will make payments, by way of dividends or otherwise, in cash, shares or other assets only into the hands of the Depository or sub-depository recorded in the register or in accordance with their instructions, and that payment shall release the Company from any and all obligations for such payment.

6.4. Certificates confirming that an entry has been made in the register of shareholders will be provided to the shareholders and, in the case provided for in article 6.3 of the present articles of association upon request, to the Depositories or sub-depositories recorded in the register. Other than with respect to the procedures for transfer of fungible shares in the case provided for in article 6.3 of the present articles of association, the transfer of shares shall be made by a written declaration of transfer inscribed in the register of shareholders and dated and signed by the transferor and the transferee, or by their duly-appointed agents. The Company may accept any other document, instrument, writing or correspondence as sufficient proof of the transfer.

No entry shall be made in the register of shareholders and no notice of a transfer shall be recognised by the Company during the period starting on the fifth (5th) working day before the date of a general meeting and ending at the close of that general meeting, unless the Company establishes a shorter period.

6.5. Within the limits and conditions laid down by the Law, the Company may repurchase its own shares or cause them to be repurchased by its subsidiaries.

6.6. The shares are indivisible vis-à-vis the Company, which shall recognise only one legal owner per share. Owners per indivisum must be represented vis-à-vis the Company by one single person in order to be able to exercise their rights.

6.7. The board of directors is authorised to issue bonds and other securities representing claims, subordinated or otherwise, which may be converted into or exchanged for shares in the Company and any other securities carrying an entitlement to shares, within the limits of the authorised capital, as well as warrants and short-term securities and any other financial instruments. Such securities, warrants, certificates or instruments may be in either bearer or registered form. In the latter case, the provisions of articles 6.3 and 6.4 of the present articles of association will apply to the extent relevant.

Article 7. Rights and obligations of shareholders

7.1. The Company is currently subject, and for so long as its transferable securities are admitted to trading on a regulated market will remain subject, to the provisions of the law of 4 December 1992 (the “Law of 4 December 1992”). Any reference in these articles of association to a provision of the Law of 4 December 1992 shall be a reference to the equivalent provision in such law as the same may be amended or replaced. The provisions of articles 1 to 10 inclusive of the Law of 4 December 1992 and the sanction of suspension of voting rights in accordance with article 13 of the Law of 4 December 1992 shall also apply, taking into account the provisions of articles 7 and 8 of the Law of 4 December 1992, (a) to any acquisition or disposal of shares resulting in a shareholding increasing above or decreasing below a threshold of two and one-half per cent (2.5%) of voting rights in the Company, (b) to any acquisition or disposal of shares resulting in a shareholding increasing above or decreasing below a threshold of three per cent (3%) of voting rights in the Company and (c), over and above three per cent (3%) of voting rights in the Company, to any acquisition or disposal of shares resulting in successive thresholds of one per cent (1%) of voting rights in the Company being crossed (either through an increase or a decrease).

In calculating the thresholds set out in this article 7 and applying the declaration obligations set out in this article 7, the voting rights set forth in articles 7 and 8 of the Law of 4 December 1992 shall be included as voting rights held by the person subject to the obligations described in this article.

7.2 Any person who, taking into account articles 7 and 8 of the Law of 4 December 1992, acquires shares resulting in possession of five per cent (5%) or more or a multiple of five percent (5%) or more of the voting rights in the Company must - on pain of the suspension of voting rights pursuant to article 13 of the Law of 4 December 1992 - inform the Company within ten (10) Luxembourg Stock Exchange trading days following the date such threshold is crossed by registered mail return receipt requested of such person’s intention (a) to acquire or dispose of shares in the Company within the next twelve (12) months, (b) to seek to obtain control over the Company or (c) to seek to appoint a member to the Company’s board of directors.

7.3 Any person under an obligation to notify the Company of the acquisition of shares conferring on that person, having regard to articles 7 and 8 of the Law of 4 December 1992, one quarter or more of the total voting rights in the Company shall be obliged to make, or cause to be made, in each country where the Company’s securities are admitted to trading on a regulated or other market and in each of the countries in which the Company has made a public offering of its shares, an unconditional public offer to acquire for cash all outstanding shares and securities giving access to shares, linked to the share capital or whose rights are dependent on the profits of the Company (hereafter collectively “securities linked to capital”), whether those securities were issued by the Company or by entities controlled or established by it or members of its group,. Each of these public offers must be conducted in conformity and compliance with the legal and regulatory requirements applicable to public offers in each State concerned.

In any case, the price must be fair and equitable and, in order to guarantee equality of treatment of shareholders and holders of securities linked to capital of the Company, the said public offers must be made at or on the basis of an identical price, which must be justified by a report drawn up by a first rank financial institution nominated by the Company whose fees and costs must be advanced by the person subject to the obligation laid down by this article.

This obligation to make an unconditional cash offer shall not apply if the acquisition of the Company’s shares by the person making such notification has received the prior assent of the Company’s shareholders in the form of a resolution adopted in conformity with article 19 of the present articles of association at a general meeting of shareholders, including in particular in the event of a merger or a contribution in kind paid for by a share issue.

7.4. If the public offer as described in article 7.3 of the present articles of association has not been made within a period of two (2) months of notification to the Company of the increase in the holding giving entitlement to the percentage of voting rights provided for in article 7.3 of the present articles of association or of notification by the Company to the shareholder that such increase has taken place, or if the Company is informed that a competent authority in one of the countries in which the securities of the Company are admitted to trading (or in one of the countries in which the Company has made a public offering of its shares) has determined that the public offer was made contrary to the legal or regulatory requirements governing public offers applicable in that country, as from the expiry of the aforementioned period of two (2) months or from the date on which the Company received that information, the right to attend and vote at general meetings of shareholders and the right to receive dividends or other distributions shall be suspended in respect of the shares corresponding to the percentage of the shares held by the shareholder in question exceeding the threshold fixed in article 7.3 of the present articles of association as from which a public offer has to be made.

A shareholder who has exceeded the threshold fixed by article 7.3 of the present articles of association and requires a general meeting of shareholders to be called pursuant to article 70 of the Law, must, in order to be able to vote at that meeting, have made a definitive and irrevocable public offer as described in article 7.3 of the present articles of association before that meeting is held. Failing this, the right to vote attaching to the shares exceeding the threshold laid down by article 7.3 of the present articles of association shall be suspended.

Where, at the date on which the annual general meeting is held, a shareholder exceeds the threshold laid down by article 7.3 of the present articles of association, his or her voting rights shall be suspended to the extent of the percentage exceeding the threshold laid down in article 7.3 of the present articles of association, save where the shareholder in question undertakes in writing not to vote in respect of the shares exceeding the threshold of one-quarter or where the shareholder has definitively and irrevocably made the public offer as provided for in article 7.3 of the present articles of association.

7.5. The provisions of article 7 shall not apply:

(i)	to the Company itself in respect of shares directly or indirectly held in treasury,

(ii)	to Depositories, acting as such, provided that said Depositories may only exercise the voting right attached to such shares if they have received instructions from the owner of the shares, the provisions of this article 7 thereby applying to the owner of the shares,

(iii)	to any disposal and to any issue of shares by the Company in connection with a merger or a similar transaction or the acquisition by the Company of any other company or activity,

(iv)	to the acquisition of shares resulting from a public offer for the acquisition of all the shares in the Company and all of the securities linked to capital,

(v)	to the acquisition or transfer of a participation remaining below ten per cent (10%) of total voting rights by a market maker acting in this capacity, provided that:

a)	it is approved by its home Member State by virtue of directive 2004/39/CE; and

b)	it neither interferes in the management of the Company nor exercises influence on the Company to acquire its shares or to maintain their price.

7.6. Voting rights are calculated on the basis of the entirety of the shares to which voting rights are attached even if the exercise of such voting rights is suspended.

Article 8. Board of directors

8.1. The Company shall be administered by a board of directors composed of at least three (3) members and of a maximum of eighteen (18) members; all of whom except the Chief Executive Officer (“administrateur-président de la direction générale”) shall be non-executive. None of the members of the board of directors, except for the Chief Executive Officer of the Company (“administrateur-président de la direction générale”), shall have an executive position or executive mandate with the Company or any entity controlled by the Company.

At least one-half of the board of directors shall be composed of independent members. A member of the board of directors shall be considered as “independent”, if (i) he or she is independent within the meaning of the Listed Company Manual of the New York Stock Exchange (the “Listed Company Manual”), as it may be amended, or any successor provision, subject to the exemptions available for foreign private issuers, and if (ii) he or she is unaffiliated with any shareholder owning or controlling more than two percent (2%) of the total issued share capital of the Company (for the purposes of this article, a person is deemed affiliated to a shareholder if he or she is an executive officer, or a director who is also employed by the shareholder, a general partner, a managing member, or a controlling shareholder of such shareholder).

8.2. The members of the board of directors do not have to be shareholders in the Company.

8.3. The members of the board of directors shall be elected by the shareholders at the annual general meeting or at any other general meeting of shareholders for a period terminating on the date to be determined at the time of their appointment and, with respect to appointments which occur after the twenty first of June 2007 (except in the event of the replacement of a member of the board of directors during his or her mandate) at the third annual general meeting following the date of their appointment.

8.4. At any general meeting of shareholders held after 1st August 2009, the Mittal Shareholder (as defined below) may, at its discretion, decide to exercise the right of proportional representation provided in the present article and nominate candidates for appointment as members of the board of directors (the “Mittal Shareholder Nominees”) as follows. Upon any exercise by the Mittal Shareholder of the right of proportional representation provided by this article, the general meeting of shareholders shall elect, among the Mittal Shareholder Nominees, a number of members of the board of directors determined by the Mittal Shareholder, such that the number of members of the board of directors so elected among the Mittal Shareholder Nominees, in addition to the number of members of the board of directors in office who were elected in the past among the Mittal Shareholder Nominees, shall not exceed the Proportional Representation. For the purposes of this article, the “Proportional Representation” shall mean the product of the total number of members of the board of directors after the proposed election(s) and the percentage of the total issued and outstanding share capital of the Company owned, directly or indirectly, by the Mittal Shareholder on the date of the general meeting of shareholders concerned, with such product rounded to the closest integral. When exercising the right of Proportional Representation granted to it pursuant to this article, the Mittal Shareholder shall specify the number of members of the board of directors that the general meeting of shareholders shall elect from among the Mittal Shareholder Nominees, as well as the identity of the Mittal Shareholder Nominees. For purposes of this article the “Mittal Shareholder” shall mean collectively Mr. Lakshmi N. Mittal or Mrs. Usha Mittal or any of their heirs or successors acting directly or indirectly through Mittal Investments S.à r.l., ISPAT International Investments S.L. or any other entity controlled, directly or indirectly, by either of them. The provisions of this article shall not in any way limit the rights that the Mittal Shareholder may additionally have to nominate and vote in favour of the election of any director in accordance with its general rights as a shareholder.

8.5. A member of the board of directors may be dismissed with or without cause and may be replaced at any time by the general meeting of shareholders in accordance with the aforementioned provisions relating to the composition of the board of directors.

In the event that a vacancy arises on the board of directors following a member’s death or resignation or for any other reason, the remaining members of the board of directors may, by a simple majority of the votes validly cast, elect a member of the board of directors so as temporarily to fulfil the duties attaching to the vacant post until the next general meeting of shareholders in accordance with the aforementioned provisions relating to the composition of the board of directors.

8.6. Except for a meeting of the board of directors convened to elect a member to fill a vacancy as provided in the second paragraph of article 8.5, or to convene a general meeting of shareholders to deliberate over the election of Mittal Shareholder Nominees, and except in the event of a grave and imminent danger requiring an urgent board of directors’ decision, which shall be approved by the directors elected from among the Mittal Shareholder Nominees, the board of directors of the Company will not be deemed to be validly constituted and will not be authorized to meet until the general meeting of shareholders has elected from among the Mittal Shareholder Nominees the number of members of the board of directors required under article 8.4.

8.7. In addition to the directors’ fees determined in accordance with article 17 below, the general meeting may grant members of the board of directors a fixed amount of compensation and attendance fees, and upon the proposal of the board of directors, allow the reimbursement of the expenses incurred by members of the board of directors in order to attend the meetings, to be imputed to the charges.

The board of directors shall in addition be authorised to compensate members of the board of directors for specific missions or functions.

8.8. The Company will indemnify, to the broadest extent permitted by Luxembourg law, any member of the board of directors or member of the management board, as well as any former member of the board of directors or member of the management board, for any costs, fees and expenses reasonably incurred by him or her in the defence or resolution (including a settlement) of any legal actions or proceedings, whether they be civil, criminal or administrative, to which he or she may be made a party by virtue of his or her former or current role as member of the board of directors or member of the management board of the Company.

Notwithstanding the foregoing, a former or current member of the board of directors or member of the management board will not be indemnified if he or she is found guilty of gross negligence, fraud, fraudulent inducement, dishonesty or of the commission of a criminal offence or if it is ultimately determined that he or she has not acted honestly and in good faith and with the reasonable belief that his or her actions were in the Company’s best interests.

The aforementioned indemnification right shall not be forfeited in the case of a settlement of any legal actions or proceedings, whether they be civil, criminal or administrative.

The provisions above shall inure to the benefit of the heirs and successors of the former or current member of the board of directors or member of the management board without prejudice to any other indemnification rights that he or she may otherwise claim.

Subject to any procedures that may be implemented by the board of directors in the future, the expenses for the preparation and defence in any legal action or proceeding covered by this article 8.8 may be advanced by the Company, provided that the concerned former or current member of the board of directors or member of the management board delivers a written commitment that all sums paid in advance will be reimbursed to the Company if it is ultimately determined that he or she is not entitled to indemnification under this article 8.8.

Article 9. Procedures for meetings of the Board of Directors

The board of directors shall choose from amongst its members a chairman of the board of directors (the “Chairman of the board of directors”) (Président du conseil d’administration) and, if considered appropriate, a president (the “President”) (Président) and one or several vice-chairmen and shall determine the period of their office, not exceeding their appointment as director.

The board of directors shall meet, when convened by the Chairman of the board of directors or the President, or a vice-chairman, or two (2) members of the board of directors, at the place indicated in the notice of meeting.

The meetings of the board of directors shall be chaired by the Chairman of the board of directors or the President or, in their absence, by a vice-chairman. In the absence of the Chairman of the board of directors, of the President, and of the vice-chairmen, the board of directors shall appoint by a majority vote a chairman pro tempore for the meeting in question.

A written notice of meeting shall be sent to all members of the board of directors for every meeting of the board of directors at least five (5) days before the date scheduled for the meeting, except in case of urgency, in which case the nature of the emergency shall be specified in the notice of meeting. Notice of meeting shall be given by letter or by fax or by electronic mail or by any other means of communication guaranteeing the authenticity of the document and the identification of the person who is the author of the document. Notice of meeting may be waived by the consent of each member of the board of directors given in the same manner as that required for a notice of meeting. A special notice of meeting shall not be required for meetings of the board of directors held on the dates and at the times and places determined in a resolution adopted beforehand by the board of directors.

For any meeting of the board of directors, each member of the board of directors may designate another member of the board of directors to represent him and vote in his or her name and place, provided that a given member of the board of directors may not represent more than one of his or her colleagues. The representative shall be designated in the same manner as is required for notices of meeting. The mandate shall be valid for one meeting only and, where appropriate, for every further meeting as far as there is the same agenda.

The board of directors may deliberate and act validly only if the majority of the members of the board of directors are present or represented. Decisions shall be taken by a simple majority of the votes validly cast by the members of the board of directors present or represented. None of the members of the board of directors, including the Chairman of the board of directors, the President and vice-chairmen, has a casting vote.

A member of the board of directors may take part in and be regarded as being present at a meeting of the board of directors by telephone conference or by any other means of telecommunication which enable all the persons taking part in the meeting to hear each other and speak to each other.

If all the members of the board of directors agree as to the decisions to be taken, the decisions in question may also be taken in writing without any need for the members of the board of directors to meet. To this end, the members of the board of directors may express their agreement in writing, including by fax or by any other means of communication guaranteeing the authenticity of the document and the identification of the member of the board of directors who wrote the document. The consent may be given on separate documents which together constitute the minutes of such decisions.

Article 10. Minutes of meetings of the board of directors

The minutes of meetings of the board of directors shall be signed by the person who chaired the meeting and at least the majority of the members of the board of directors who took part in the meeting.

Copies or excerpts of minutes intended for use in judicial proceedings or otherwise shall be signed by the Chairman of the board of directors or the President or a vice-chairman.

Article 11. Powers of the board of directors

11.1. The board of directors shall have the most extensive powers to administer and manage the Company. All powers not expressly reserved to the general meeting by the Law or the present articles of association shall be within the competence of the board of directors.

11.2. The board of directors may decide to set up committees to consider matters submitted to them by the board of directors, including an audit committee and an appointments, remuneration and corporate governance committee. The audit committee shall be composed solely of independent members of the board of directors, as defined in article 8.1.

11.3. The board of directors may delegate the day-to-day management of the Company’s business and the power to represent the Company with respect thereto to one or more executive officers (directeurs généraux), executives (directeurs) or other agents, who may together constitute a management board (direction générale) deliberating in conformity with rules determined by the board of directors. The board of directors may also delegate special powers to any person and confer special mandates on any person.

Article 12. Authorised signatures

The Company shall be bound by the joint or individual signature of all persons to whom such power of signature shall have been delegated by the board of directors.

Article 13. Shareholders’ meetings – General

Any duly constituted general meeting of the Company’s shareholders shall represent all the shareholders in the Company. It shall have the widest powers to order, implement or ratify all acts connected with the Company’s operations.

General meetings of shareholders shall be chaired by the Chairman of the board of directors or the President or, in their absence, by a vice-chairman. In the absence of the Chairman of the board of directors, of the President and of the vice-chairmen, the general meeting of shareholders shall be presided over by the most senior member of the board of directors present.

Each share shall be entitled to one vote. Each shareholder may have himself represented at any general meeting of shareholders by giving a proxy in writing, including by fax or by any other means of communication guaranteeing the authenticity of the document and enabling the shareholder giving the proxy to be identified.

Except where law or the articles of association provide otherwise, resolutions shall be adopted at general meetings by a simple majority of the votes validly cast by the shareholders present or represented.

Where, in accordance with the provisions of article 6.3 of the present articles of association, shares are recorded in the register of shareholders in the name of a Depository or sub-depository of the former, the certificates provided for in the said article 6.3 of the present articles of association must be received at the Company no later than the day preceding the fifth (5th) working day before the date of the general meeting unless the Company fixes a shorter period. Such certificates must certify the fact that the shares in the account shall be blocked until the close of the general meeting. All proxies must be received at the Company by the same deadline.

The board of directors shall adopt all other regulations and rules concerning the availability of access cards and proxy forms in order to enable shareholders to exercise their right to vote.

The board of directors may decide to allow the participation of shareholders in the general meeting of the Company by any means of telecommunication (including via telephone or videoconference), provided that such means of telecommunication allow the identification of the shareholders participating by such means, and all the other shareholders present at such general meeting (whether in person or by proxy, or by means of such type of communications device) to hear them and to be heard by them at any time.

Any shareholder that participates in a general meeting of the Company by these means shall be deemed to be present at such general meeting, shall be counted when reckoning a quorum and shall be entitled to vote on matters considered at such general meeting.

Shareholders may vote by correspondence, by means of a form provided by the Company including the following information:

–	the location, the date, and the time of the meeting,

–	the name, address and any other pertinent information concerning the shareholder,

–	the number of shares held by such shareholder,

–	the agenda for the meeting,

–	the texts of the proposed resolutions,

–	the option to cast a positive or negative vote or to abstain,

–	the option to vote by proxy for any new resolution or any modification of the resolutions that may be proposed during the meeting or announced by the Company after the shareholder’s submission of the form provided by the Company.

The forms for voting by correspondence should be received at the Company no later than the day preceding the fifth (5th) working day before the date of the general meeting unless the Company fixes a shorter period. Once the voting forms are submitted to the Company, they can neither be retrieved nor cancelled.

Duly completed forms that are received by the Company as provided above shall be counted when reckoning a quorum at such general meeting.

The board of directors shall adopt all other regulations and rules concerning the participation in the meeting and forms to be used to vote by correspondence.

In the event that all the shareholders are present or represented at a general meeting of shareholders and declare that they have been informed of the agenda of the general meeting, the general meeting may be held without prior notice of meeting or publication.

Article 14. Annual general meeting of shareholders

The annual general meeting of shareholders shall be held in accordance with Luxembourg law at the Company’s registered office or at any other place in the City of Luxembourg mentioned in the notice of meeting on the second Tuesday of the month of May each year at eleven o’clock (11:00) a.m.

If that day is not a banking day in Luxembourg, the annual general meeting shall be held on the immediately preceding banking day.

Fifteen (15) days before the general meeting, shareholders may inspect at the registered office the documents to be deposited at such office in accordance with the Law.

The management report, the annual and consolidated accounts and the documents drawn up by the independent auditors shall be addressed to the registered shareholders at the same time as the notice of meeting. Any shareholder shall be entitled to obtain a copy of the documents referred to in the preceding paragraph free of charge, upon production of proof of his or her shareholding, fifteen (15) days before the meeting.

Following the approval of the annual accounts and consolidated accounts, the general meeting shall decide by special vote on the discharge of the liability of the members of the board of directors.

The other general meetings of shareholders may be held on the dates, at the time and at the place indicated in the notice of meeting.

Article 15. Independent Auditors

The annual accounts and consolidated accounts shall be audited, and the consistency of the management report with those accounts verified, by one or more independent auditors (“réviseurs d’entreprises”) appointed by the general meeting of shareholders for a period not exceeding three (3) years.

The independent auditor(s) may be re-elected.

They shall record the result of their audit in the reports required by the Law.

Article 16. Financial year

The Company’s financial year shall commence on 1 January each year and end on 31 December the same year.

Article 17. Allocation of profits

Five per cent (5%) of the Company’s net annual profits shall be allocated to the reserve required by the Law. This allocation shall cease to be mandatory when that reserve reaches ten per cent (10%) of the subscribed capital. It shall become mandatory once again when the reserve falls below that percentage.

The remainder of the net profit shall be allocated as follows by the general meeting of shareholders upon the proposal of the board of directors:

•

a global amount shall be allocated to the board of directors by way of directors’ fees (“tantièmes”). This amount may not be less than one million Euro (EUR 1,000,000). In the event that the profits are insufficient, the amount of one million Euro shall be imputed in whole or in part to the charges. The distribution of this amount as amongst the members of the board of directors shall be effected in accordance with the board of directors’ rules of procedure;

•	the balance shall be distributed as dividends to the shareholders or placed in the reserves or carried forward.

Where, upon the conversion of convertible or exchangeable securities into shares in the Company, the Company proceeds to issue new shares or to attribute shares of its own, those shares shall not take part in the distribution of dividends for the financial year preceding the conversion or exchange, unless the issue conditions of the convertible or exchangeable securities provide otherwise.

Interim dividends may be distributed under the conditions laid down by the Law by decision of the board of directors.

No interest shall be paid on dividends declared but not paid which are held by the Company on behalf of shareholders.

Article 18. Dissolution and liquidation

In the event of a dissolution of the Company, liquidation shall be carried out by one or more liquidators, who may be natural or legal persons, appointed by the general meeting of shareholders, which shall determine their powers and remuneration.

Article 19. Amendment of the articles of association

The present articles of association may be amended from time to time as considered appropriate by a general meeting of shareholders subject to the requirements as to quorum and voting laid down by the Law.

By exception to the preceding paragraph, articles 8.1, 8.4, 8.5, 8.6 and 11.2 as well as the provision of this article 19 may only be amended by a general meeting of shareholders disposing of a majority of votes representing two-thirds of the voting rights attached to the shares in the Company.

Article 20. Applicable law and jurisdiction

For all matters not governed by the present articles of association, the parties refer to the provisions of the Law.

All disputes which may arise during the duration of the Company or upon its liquidation between shareholders, between shareholders and the Company, between shareholders and members of the board of directors or liquidators, between members of the board of directors and liquidators, between members of the board of directors or between liquidators of the Company on account of company matters shall be subject to the jurisdiction of the competent courts of the registered office. To this end, any shareholder, member of the board of directors or liquidator shall be bound to have an address for service in the district of the court for the registered office and all summonses or service shall be duly made to that address for service, regardless of their actual domicile; if no address for service is given, summonses or service shall be validly made at the Company’s registered office.

The foregoing provisions do not affect the Company’s right to bring proceedings against the shareholders, members of the board of directors or liquidators of the Company in any other court having jurisdiction on some other ground and to carry out any summonses or service by other means apt to enable the defendant to defend itself.

ANNEX B

AMENDED ARTICLES OF ASSOCIATION OF ArcelorMittal

Coordinated articles of association

ArcelorMittal

Société anonyme

19 Avenue de la Liberté

L-2930 Luxembourg

R.C.S. Luxembourg B 102.468

Article 1. Form – Corporate name

The Company’s legal name is ArcelorMittal and it is a public limited company (“société anonyme”).

Article 2. Duration

The Company is established for an unlimited period. It may be dissolved at any time by decision of the general meeting of shareholders taken in the same manner as for a change in the articles of association in accordance with article 19 below.

Article 3. Corporate purpose

The corporate purpose of the Company shall be the manufacture, processing and marketing of steel, steel products and all other metallurgical products, as well as all products and materials used in their manufacture, their processing and their marketing, and all industrial and commercial activities connected directly or indirectly with those objects, including mining and research activities and the creation, acquisition, holding, exploitation and sale of patents, licences, know-how and, more generally, intellectual and industrial property rights.

The Company may realise that corporate purpose either directly or through the creation of companies, the acquisition, holding or acquisition of interests in any companies or partnerships, membership in any associations, consortia and joint ventures.

In general, the Company’s corporate purpose comprises the participation, in any form whatsoever, in companies and partnerships, and the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or in any other manner of shares, bonds, debt securities, warrants and other securities and instruments of any kind.

It may grant assistance to any affiliated company and take any measure for the control and supervision of such companies.

It may carry out any commercial, financial or industrial operation or transaction which it considers to be directly or indirectly necessary or useful in order to achieve or further its corporate purpose.

Article 4. Registered office

The Company’s registered office and principal office shall be established in Luxembourg City. The registered office may be transferred within the municipality of Luxembourg City by simple decision of the board of directors. Branches or offices both in the Grand Duchy of Luxembourg and abroad may be set up by simple decision of the board of directors.

In the event that the board of directors determines that extraordinary political, economic or societal events have occurred or are imminent that may hinder the ordinary course activities of the Company at the registered office or the ease of communication either with that office or from that office to places abroad, it may temporarily transfer the registered office to a location abroad until the complete cessation of the abnormal circumstances; provided, however, that such temporary transfer shall have no effect on the nationality of the Company, which, despite the temporary transfer of its registered office, shall remain a Luxembourg company.

Article 5. Capital – Increase in capital

5.1. The issued corporate capital amounts to [•] Euro ([•] EUR). It is represented by [•] ([•]) shares, without nominal value, fully paid up.2

[2]

IMPORTANT: The number of issued shares in the capital of ArcelorMittal immediately following the merger of Mittal Steel Company N.V. into ArcelorMittal is not known at the date hereof. That number may change as a result of a change in the issued or outstanding Mittal Steel class A common shares. The number of Mittal Steel class A common shares held in treasury may vary as a result of any repurchases or transfers of such shares including, but not limited to, share delivery obligations under exercised stock options. Mittal Steel Company N.V. and ArcelorMittal expect that the number of issued shares in the capital of ArcelorMittal immediately following the merger shall be between 1,277,408,250 and 1,419,342,499 shares.

5.2. The Company’s authorised capital, including the issued capital, shall amount to eighteen million two hundred thousand Euro (18,200,000.00 EUR), represented by one billion eight hundred twenty million (1,820,000,000) shares, without nominal value.

5.3. The issued capital and the authorised capital of the Company may be increased or decreased by resolution of the general meeting of shareholders adopted in the forms and in accordance with the conditions laid down for amending the articles of association under article 19 of the present articles of association.

5.4. Subject to the provisions of the law on commercial companies (hereinafter referred to as “the Law”), each shareholder shall have a preferential right of subscription in the event of the issue of new shares in return for contributions in cash. Such preferential right of subscription shall be proportional to the fraction of the capital represented by the shares held by each shareholder.

The preferential subscription right may be limited or cancelled by a resolution of the general meeting of shareholders adopted in accordance with article 19 of the present articles of association.

The preferential subscription right may also be limited or cancelled by the board of directors (i) in the event that the general meeting of shareholders delegates, under the conditions laid down in article 19 of the present articles of association and by amending the present articles of association, to the board of directors the power to issue shares and to limit or cancel the preferential subscription right for a period of no more than five years set by the general meeting, as well as (ii) pursuant to the authorization conferred by article 5.5 of the present articles of association.

5.5. The board of directors is authorised during a period ending on June 21, 2008, without prejudice to any renewals, to increase the issued capital on one or more occasions within the limits of the authorised capital.

The board of directors is authorised to determine the conditions of any capital increase including the form of its subscription (contribution in cash or in kind). Any such capital increase may also be made by the incorporation of reserves, issue premiums or retained earnings, with or without the issue of new shares, or following the issue and the exercise of bonds, subordinated or non-subordinated, convertible or repayable or exchangeable for shares or coupled with warrants or rights to subscribe for shares, or through the issue of any other security or instrument carrying an entitlement to shares. The board of directors is authorised to set the subscription price, with or without issue premium, the date from which issued securities will be entitled to financial rights and, where applicable, the duration, amortization, rights (including early repayment), interest rates, conversion rates and exchange rates of the aforesaid securities as well as all the other conditions and rules for issue, subscription and paying up, for which the board of directors may make use of the possibility provided for in article 32-1 paragraph 3 of the Law.

The board of directors is authorised to limit or cancel the preferential subscription right of existing shareholders.

Decisions of the board of directors relating to the issue – pursuant to the authorisation conferred by this article 5.5 – of shares or any other securities carrying or potentially carrying a right to shares shall, by way of derogation from article 9 of the present articles of association, be taken by a majority of two-thirds of the members present or represented.

Whenever the board of directors has effected a complete or partial increase in capital as authorised by the foregoing provisions, article 5 of the present articles of association shall be amended so as to reflect that increase.

The board of directors is expressly authorised to delegate to any natural or legal person to organise the market in subscription rights, accept subscriptions, conversions or exchanges, receive payment for the price of shares, bonds, subscription rights or other securities and instruments, to have registered increases of capital carried out as well as the corresponding amendments to article 5 of the present articles of association and to have recorded in the said article 5 of the present articles of association the amount by which the authorisation to increase the capital has actually been used and, where appropriate, the amounts by which it is reserved for securities and instruments which may carry an entitlement to shares.

5.6. The non-subscribed portion of the authorised capital may be drawn on by the exercise of conversion or subscription rights already conferred by the Company.

Article 6. Shares

6.1. Shares shall be issued solely in the form of registered shares.

6.2. Subject to the provision of article 6.3 of the present articles of association, the Company shall consider the person in whose name the shares are recorded in the register of shareholders to be the owner of those shares.

6.3. However, where shares are recorded in the register of shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional depository of securities or any other depository (such systems, professionals or other depositories being referred to hereinafter as “Depositories”) or of a sub-depository designated by one or more Depositories, the Company - subject to its having received from the Depository with whom those shares are kept in account a certificate in proper form - will permit those persons to exercise the rights attaching to those shares, including admission to and voting at general meetings, and shall consider those persons to be holders for the purposes of article 7 of the present articles of association. The board of directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company will make payments, by way of dividends or otherwise, in cash, shares or other assets only into the hands of the Depository or sub-depository recorded in the register or in accordance with their instructions, and that payment shall release the Company from any and all obligations for such payment.

6.4. Certificates confirming that an entry has been made in the register of shareholders will be provided to the shareholders and, in the case provided for in article 6.3 of the present articles of association upon request, to the Depositories or sub-depositories recorded in the register. Other than with respect to the procedures for transfer of fungible shares in the case provided for in article 6.3 of the present articles of association, the transfer of shares shall be made by a written declaration of transfer inscribed in the register of shareholders and dated and signed by the transferor and the transferee, or by their duly-appointed agents. The Company may accept any other document, instrument, writing or correspondence as sufficient proof of the transfer.

No entry shall be made in the register of shareholders and no notice of a transfer shall be recognised by the Company during the period starting on the fifth (5th) working day before the date of a general meeting and ending at the close of that general meeting, unless the Company establishes a shorter period.

6.5. Within the limits and conditions laid down by the Law, the Company may repurchase its own shares or cause them to be repurchased by its subsidiaries.

6.6. The shares are indivisible vis-à-vis the Company, which shall recognise only one legal owner per share. Owners per indivisum must be represented vis-à-vis the Company by one single person in order to be able to exercise their rights.

6.7. The board of directors is authorised to issue bonds and other securities representing claims, subordinated or otherwise, which may be converted into or exchanged for shares in the Company and any other securities carrying an entitlement to shares, within the limits of the authorised capital, as well as warrants and short-term securities and any other financial instruments. Such securities, warrants, certificates or instruments may be in either bearer or registered form. In the latter case, the provisions of articles 6.3 and 6.4 of the present articles of association will apply to the extent relevant.

Article 7. Rights and obligations of shareholders

7.1. The Company is currently subject, and for so long as its transferable securities are admitted to trading on a regulated market will remain subject, to the provisions of the law of 4 December 1992 (the “Law of 4 December 1992”). Any reference in these articles of association to a provision of the Law of 4 December 1992 shall be a reference to the equivalent provision in such law as the same may be amended or replaced. The provisions of articles 1 to 10 inclusive of the Law of 4 December 1992 and the sanction of suspension of voting rights in accordance with article 13 of the Law of 4 December 1992 shall also apply, taking into account the provisions of articles 7 and 8 of the Law of 4 December 1992, (a) to any acquisition or disposal of shares resulting in a shareholding increasing above or decreasing below a threshold of two and one-half per cent (2.5%) of voting rights in the Company, (b) to any acquisition or disposal of shares resulting in a shareholding increasing above or decreasing below a threshold of three per cent (3%) of voting rights in the Company and (c), over and above three per cent (3%) of voting rights in the Company, to any acquisition or disposal of shares resulting in successive thresholds of one per cent (1%) of voting rights in the Company being crossed (either through an increase or a decrease).

In calculating the thresholds set out in this article 7 and applying the declaration obligations set out in this article 7, the voting rights set forth in articles 7 and 8 of the Law of 4 December 1992 shall be included as voting rights held by the person subject to the obligations described in this article.

7.2 Any person who, taking into account articles 7 and 8 of the Law of 4 December 1992, acquires shares resulting in possession of five per cent (5%) or more or a multiple of five percent (5%) or more of the voting rights in the Company must - on pain of the suspension of voting rights pursuant to article 13 of the Law of 4 December 1992 - inform the Company within ten (10) Luxembourg Stock Exchange trading days following the date such threshold is crossed by registered mail return receipt requested of such person’s intention (a) to acquire or dispose of shares in the Company within the next twelve (12) months, (b) to seek to obtain control over the Company or (c) to seek to appoint a member to the Company’s board of directors.

7.3 Any person under an obligation to notify the Company of the acquisition of shares conferring on that person, having regard to articles 7 and 8 of the Law of 4 December 1992, one quarter or more of the total voting rights in the Company shall be obliged to make, or cause to be made, in each country where the Company’s securities are admitted to trading on a regulated or other market and in each of the countries in which the Company has made a public offering of its shares, an unconditional public offer to acquire for cash all outstanding shares and securities giving access to shares, linked to the share capital or whose rights are dependent on the profits of the Company (hereafter collectively “securities linked to capital”), whether those securities were issued by the Company or by entities controlled or established by it or members of its group,. Each of these public offers must be conducted in conformity and compliance with the legal and regulatory requirements applicable to public offers in each State concerned.

In any case, the price must be fair and equitable and, in order to guarantee equality of treatment of shareholders and holders of securities linked to capital of the Company, the said public offers must be made at or on the basis of an identical price, which must be justified by a report drawn up by a first rank financial institution nominated by the Company whose fees and costs must be advanced by the person subject to the obligation laid down by this article.

This obligation to make an unconditional cash offer shall not apply if the acquisition of the Company’s shares by the person making such notification has received the prior assent of the Company’s shareholders in the form of a resolution adopted in conformity with article 19 of the present articles of association at a general meeting of shareholders, including in particular in the event of a merger or a contribution in kind paid for by a share issue.

7.4. If the public offer as described in article 7.3 of the present articles of association has not been made within a period of two (2) months of notification to the Company of the increase in the holding giving entitlement to the percentage of voting rights provided for in article 7.3 of the present articles of association or of notification by the Company to the shareholder that such increase has taken place, or if the Company is informed that a competent authority in one of the countries in which the securities of the Company are admitted to trading (or in one of the countries in which the Company has made a public offering of its shares) has determined that the public offer was made contrary to the legal or regulatory requirements governing public offers applicable in that country, as from the expiry of the aforementioned period of two (2) months or from the date on which the Company received that information, the right to attend and vote at general meetings of shareholders and the right to receive dividends or other distributions shall be suspended in respect of the shares corresponding to the percentage of the shares held by the shareholder in question exceeding the threshold fixed in article 7.3 of the present articles of association as from which a public offer has to be made.

A shareholder who has exceeded the threshold fixed by article 7.3 of the present articles of association and requires a general meeting of shareholders to be called pursuant to article 70 of the Law, must, in order to be able to vote at that meeting, have made a definitive and irrevocable public offer as described in article 7.3 of the present articles of association before that meeting is held. Failing this, the right to vote attaching to the shares exceeding the threshold laid down by article 7.3 of the present articles of association shall be suspended.

Where, at the date on which the annual general meeting is held, a shareholder exceeds the threshold laid down by article 7.3 of the present articles of association, his or her voting rights shall be suspended to the extent of the percentage exceeding the threshold laid down in article 7.3 of the present articles of association, save where the shareholder in question undertakes in writing not to vote in respect of the shares exceeding the threshold of one-quarter or where the shareholder has definitively and irrevocably made the public offer as provided for in article 7.3 of the present articles of association.

7.5. The provisions of article 7 shall not apply:

(i)	to the Company itself in respect of shares directly or indirectly held in treasury,

(ii)	to Depositories, acting as such, provided that said Depositories may only exercise the voting right attached to such shares if they have received instructions from the owner of the shares, the provisions of this article 7 thereby applying to the owner of the shares,

(iii)	to any disposal and to any issue of shares by the Company in connection with a merger or a similar transaction or the acquisition by the Company of any other company or activity,

(iv)	to the acquisition of shares resulting from a public offer for the acquisition of all the shares in the Company and all of the securities linked to capital,

(v)	to the acquisition or transfer of a participation remaining below ten per cent (10%) of total voting rights by a market maker acting in this capacity, provided that:

a)	it is approved by its home Member State by virtue of directive 2004/39/CE; and

b)	it neither interferes in the management of the Company nor exercises influence on the Company to acquire its shares or to maintain their price.

7.6. Voting rights are calculated on the basis of the entirety of the shares to which voting rights are attached even if the exercise of such voting rights is suspended.

Article 8. Board of directors

8.1. The Company shall be administered by a board of directors composed of at least three (3) members and of a maximum of eighteen (18) members; all of whom except the Chief Executive Officer (“administrateur-président de la direction générale”) shall be non-executive. None of the members of the board of directors, except for the Chief Executive Officer of the Company (“administrateur-président de la direction générale”), shall have an executive position or executive mandate with the Company or any entity controlled by the Company.

At least one-half of the board of directors shall be composed of independent members. A member of the board of directors shall be considered as “independent”, if (i) he or she is independent within the meaning of the Listed Company Manual of the New York Stock Exchange (the “Listed Company Manual”), as it may be amended, or any successor provision, subject to the exemptions available for foreign private issuers, and if (ii) he or she is unaffiliated with any shareholder owning or controlling more than two percent (2%) of the total issued share capital of the Company (for the purposes of this article, a person is deemed affiliated to a shareholder if he or she is an executive officer, or a director who is also employed by the shareholder, a general partner, a managing member, or a controlling shareholder of such shareholder).

8.2. The members of the board of directors do not have to be shareholders in the Company.

8.3. The members of the board of directors shall be elected by the shareholders at the annual general meeting or at any other general meeting of shareholders for a period terminating on the date to be determined at the time of their appointment and, with respect to appointments which occur after the twenty first of June 2007 (except in the event of the replacement of a member of the board of directors during his or her mandate) at the third annual general meeting following the date of their appointment.

8.4. At any general meeting of shareholders held after 1st August 2009, the Mittal Shareholder (as defined below) may, at its discretion, decide to exercise the right of proportional representation provided in the present article and nominate candidates for appointment as members of the board of directors (the “Mittal Shareholder Nominees”) as follows. Upon any exercise by the Mittal Shareholder of the right of proportional representation provided by this article, the general meeting of shareholders shall elect, among the Mittal Shareholder Nominees, a number of members of the board of directors determined by the Mittal Shareholder, such that the number of members of the board of directors so elected among the Mittal Shareholder Nominees, in addition to the number of members of the board of directors in office who were elected in the past among the Mittal Shareholder Nominees, shall not exceed the Proportional Representation. For the purposes of this article, the “Proportional Representation” shall mean the product of the total number of members of the board of directors after the proposed election(s) and the percentage of the total issued and outstanding share capital of the Company owned, directly or indirectly, by the Mittal Shareholder on the date of the general meeting of shareholders concerned, with such product rounded to the closest integral. When exercising the right of Proportional Representation granted to it pursuant to this article, the Mittal Shareholder shall specify the number of members of the board of directors that the general meeting of shareholders shall elect from among the Mittal Shareholder Nominees, as well as the identity of the Mittal Shareholder Nominees. For purposes of this article the “Mittal Shareholder” shall mean collectively Mr. Lakshmi N. Mittal or Mrs. Usha Mittal or any of their heirs or successors acting directly or indirectly through Mittal Investments S.à r.l., ISPAT International Investments S.L. or any other entity controlled, directly or indirectly, by either of them. The provisions of this article shall not in any way limit the rights that the Mittal Shareholder may additionally have to nominate and vote in favour of the election of any director in accordance with its general rights as a shareholder.

8.5. A member of the board of directors may be dismissed with or without cause and may be replaced at any time by the general meeting of shareholders in accordance with the aforementioned provisions relating to the composition of the board of directors.

In the event that a vacancy arises on the board of directors following a member’s death or resignation or for any other reason, the remaining members of the board of directors may, by a simple majority of the votes validly cast, elect a member of the board of directors so as temporarily to fulfil the duties attaching to the vacant post until the next general meeting of shareholders in accordance with the aforementioned provisions relating to the composition of the board of directors.

8.6. Except for a meeting of the board of directors convened to elect a member to fill a vacancy as provided in the second paragraph of article 8.5, or to convene a general meeting of shareholders to deliberate over the election of Mittal Shareholder Nominees, and except in the event of a grave and imminent danger requiring an urgent board of directors’ decision, which shall be approved by the directors elected from among the Mittal Shareholder Nominees, the board of directors of the Company will not be deemed to be validly constituted and will not be authorized to meet until the general meeting of shareholders has elected from among the Mittal Shareholder Nominees the number of members of the board of directors required under article 8.4.

8.7. In addition to the directors’ fees determined in accordance with article 17 below, the general meeting may grant members of the board of directors a fixed amount of compensation and attendance fees, and upon the proposal of the board of directors, allow the reimbursement of the expenses incurred by members of the board of directors in order to attend the meetings, to be imputed to the charges.

The board of directors shall in addition be authorised to compensate members of the board of directors for specific missions or functions.

8.8. The Company will indemnify, to the broadest extent permitted by Luxembourg law, any member of the board of directors or member of the management board, as well as any former member of the board of directors or member of the management board, for any costs, fees and expenses reasonably incurred by him or her in the defence or resolution (including a settlement) of any legal actions or proceedings, whether they be civil, criminal or administrative, to which he or she may be made a party by virtue of his or her former or current role as member of the board of directors or member of the management board of the Company.

Notwithstanding the foregoing, a former or current member of the board of directors or member of the management board will not be indemnified if he or she is found guilty of gross negligence, fraud, fraudulent inducement, dishonesty or of the commission of a criminal offence or if it is ultimately determined that he or she has not acted honestly and in good faith and with the reasonable belief that his or her actions were in the Company’s best interests.

The aforementioned indemnification right shall not be forfeited in the case of a settlement of any legal actions or proceedings, whether they be civil, criminal or administrative.

The provisions above shall inure to the benefit of the heirs and successors of the former or current member of the board of directors or member of the management board without prejudice to any other indemnification rights that he or she may otherwise claim.

Subject to any procedures that may be implemented by the board of directors in the future, the expenses for the preparation and defence in any legal action or proceeding covered by this article 8.8 may be advanced by the Company, provided that the concerned former or current member of the board of directors or member of the management board delivers a written commitment that all sums paid in advance will be reimbursed to the Company if it is ultimately determined that he or she is not entitled to indemnification under this article 8.8.

Article 9. Procedures for meetings of the Board of Directors

The board of directors shall choose from amongst its members a chairman of the board of directors (the “Chairman of the board of directors”) (Président du conseil d’administration) and, if considered appropriate, a president (the “President”) (Président) and one or several vice-chairmen and shall determine the period of their office, not exceeding their appointment as director.

The board of directors shall meet, when convened by the Chairman of the board of directors or the President, or a vice-chairman, or two (2) members of the board of directors, at the place indicated in the notice of meeting.

The meetings of the board of directors shall be chaired by the Chairman of the board of directors or the President or, in their absence, by a vice-chairman. In the absence of the Chairman of the board of directors, of the President, and of the vice-chairmen, the board of directors shall appoint by a majority vote a chairman pro tempore for the meeting in question.

A written notice of meeting shall be sent to all members of the board of directors for every meeting of the board of directors at least five (5) days before the date scheduled for the meeting, except in case of urgency, in which case the nature of the emergency shall be specified in the notice of meeting. Notice of meeting shall be given by letter or by fax or by electronic mail or by any other means of communication guaranteeing the authenticity of the document and the identification of the person who is the author of the document. Notice of meeting may be waived by the consent of each member of the board of directors given in the same manner as that required for a notice of meeting. A special notice of meeting shall not be required for meetings of the board of directors held on the dates and at the times and places determined in a resolution adopted beforehand by the board of directors.

For any meeting of the board of directors, each member of the board of directors may designate another member of the board of directors to represent him and vote in his or her name and place, provided that a given member of the board of directors may not represent more than one of his or her colleagues. The representative shall be designated in the same manner as is required for notices of meeting. The mandate shall be valid for one meeting only and, where appropriate, for every further meeting as far as there is the same agenda.

The board of directors may deliberate and act validly only if the majority of the members of the board of directors are present or represented. Decisions shall be taken by a simple majority of the votes validly cast by the members of the board of directors present or represented. None of the members of the board of directors, including the Chairman of the board of directors, the President and vice-chairmen, has a casting vote.

A member of the board of directors may take part in and be regarded as being present at a meeting of the board of directors by telephone conference or by any other means of telecommunication which enable all the persons taking part in the meeting to hear each other and speak to each other.

If all the members of the board of directors agree as to the decisions to be taken, the decisions in question may also be taken in writing without any need for the members of the board of directors to meet. To this end, the members of the board of directors may express their agreement in writing, including by fax or by any other means of communication guaranteeing the authenticity of the document and the identification of the member of the board of directors who wrote the document. The consent may be given on separate documents which together constitute the minutes of such decisions.

Article 10. Minutes of meetings of the board of directors

The minutes of meetings of the board of directors shall be signed by the person who chaired the meeting and at least the majority of the members of the board of directors who took part in the meeting.

Copies or excerpts of minutes intended for use in judicial proceedings or otherwise shall be signed by the Chairman of the board of directors or the President or a vice-chairman.

Article 11. Powers of the board of directors

11.1. The board of directors shall have the most extensive powers to administer and manage the Company. All powers not expressly reserved to the general meeting by the Law or the present articles of association shall be within the competence of the board of directors.

11.2. The board of directors may decide to set up committees to consider matters submitted to them by the board of directors, including an audit committee and an appointments, remuneration and corporate governance committee. The audit committee shall be composed solely of independent members of the board of directors, as defined in article 8.1.

11.3. The board of directors may delegate the day-to-day management of the Company’s business and the power to represent the Company with respect thereto to one or more executive officers (directeurs généraux), executives (directeurs) or other agents, who may together constitute a management board (direction générale) deliberating in conformity with rules determined by the board of directors. The board of directors may also delegate special powers to any person and confer special mandates on any person.

Article 12. Authorised signatures

The Company shall be bound by the joint or individual signature of all persons to whom such power of signature shall have been delegated by the board of directors.

Article 13. Shareholders’ meetings – General

Any duly constituted general meeting of the Company’s shareholders shall represent all the shareholders in the Company. It shall have the widest powers to order, implement or ratify all acts connected with the Company’s operations.

General meetings of shareholders shall be chaired by the Chairman of the board of directors or the President or, in their absence, by a vice-chairman. In the absence of the Chairman of the board of directors, of the President and of the vice-chairmen, the general meeting of shareholders shall be presided over by the most senior member of the board of directors present.

Each share shall be entitled to one vote. Each shareholder may have himself represented at any general meeting of shareholders by giving a proxy in writing, including by fax or by any other means of communication guaranteeing the authenticity of the document and enabling the shareholder giving the proxy to be identified.

Except where law or the articles of association provide otherwise, resolutions shall be adopted at general meetings by a simple majority of the votes validly cast by the shareholders present or represented.

Where, in accordance with the provisions of article 6.3 of the present articles of association, shares are recorded in the register of shareholders in the name of a Depository or sub-depository of the former, the certificates provided for in the said article 6.3 of the present articles of association must be received at the Company no later than the day preceding the fifth (5th) working day before the date of the general meeting unless the Company fixes a shorter period. Such certificates must certify the fact that the shares in the account shall be blocked until the close of the general meeting. All proxies must be received at the Company by the same deadline.

The board of directors shall adopt all other regulations and rules concerning the availability of access cards and proxy forms in order to enable shareholders to exercise their right to vote.

The board of directors may decide to allow the participation of shareholders in the general meeting of the Company by any means of telecommunication (including via telephone or videoconference), provided that such means of telecommunication allow the identification of the shareholders participating by such means, and all the other shareholders present at such general meeting (whether in person or by proxy, or by means of such type of communications device) to hear them and to be heard by them at any time.

Any shareholder that participates in a general meeting of the Company by these means shall be deemed to be present at such general meeting, shall be counted when reckoning a quorum and shall be entitled to vote on matters considered at such general meeting.

Shareholders may vote by correspondence, by means of a form provided by the Company including the following information:

-	the location, the date, and the time of the meeting,

-	the name, address and any other pertinent information concerning the shareholder,

-	the number of shares held by such shareholder,

-	the agenda for the meeting,

-	the texts of the proposed resolutions,

-	the option to cast a positive or negative vote or to abstain,

-	the option to vote by proxy for any new resolution or any modification of the resolutions that may be proposed during the meeting or announced by the Company after the shareholder’s submission of the form provided by the Company.

The forms for voting by correspondence should be received at the Company no later than the day preceding the fifth (5th) working day before the date of the general meeting unless the Company fixes a shorter period. Once the voting forms are submitted to the Company, they can neither be retrieved nor cancelled.

Duly completed forms that are received by the Company as provided above shall be counted when reckoning a quorum at such general meeting.

The board of directors shall adopt all other regulations and rules concerning the participation in the meeting and forms to be used to vote by correspondence.

In the event that all the shareholders are present or represented at a general meeting of shareholders and declare that they have been informed of the agenda of the general meeting, the general meeting may be held without prior notice of meeting or publication.

Article 14. Annual general meeting of shareholders

The annual general meeting of shareholders shall be held in accordance with Luxembourg law at the Company’s registered office or at any other place in the City of Luxembourg mentioned in the notice of meeting on the second Tuesday of the month of May each year at eleven o’clock (11:00) a.m.

If that day is not a banking day in Luxembourg, the annual general meeting shall be held on the immediately preceding banking day.

Fifteen (15) days before the general meeting, shareholders may inspect at the registered office the documents to be deposited at such office in accordance with the Law.

The management report, the annual and consolidated accounts and the documents drawn up by the independent auditors shall be addressed to the registered shareholders at the same time as the notice of meeting. Any shareholder shall be entitled to obtain a copy of the documents referred to in the preceding paragraph free of charge, upon production of proof of his or her shareholding, fifteen (15) days before the meeting.

Following the approval of the annual accounts and consolidated accounts, the general meeting shall decide by special vote on the discharge of the liability of the members of the board of directors.

The other general meetings of shareholders may be held on the dates, at the time and at the place indicated in the notice of meeting.

Article 15. Independent Auditors

The annual accounts and consolidated accounts shall be audited, and the consistency of the management report with those accounts verified, by one or more independent auditors (“réviseurs d’entreprises”) appointed by the general meeting of shareholders for a period not exceeding three (3) years.

The independent auditor(s) may be re-elected.

They shall record the result of their audit in the reports required by the Law.

Article 16. Financial year

The Company’s financial year shall commence on 1 January each year and end on 31 December the same year.

Article 17. Allocation of profits

Five per cent (5%) of the Company’s net annual profits shall be allocated to the reserve required by the Law. This allocation shall cease to be mandatory when that reserve reaches ten per cent (10%) of the subscribed capital. It shall become mandatory once again when the reserve falls below that percentage.

The remainder of the net profit shall be allocated as follows by the general meeting of shareholders upon the proposal of the board of directors:

•	a global amount shall be allocated to the board of directors by way of directors’ fees (“tantièmes”). This amount may not be less than one million Euro (EUR 1,000,000). In the event that the profits are insufficient, the amount of one million Euro shall be imputed in whole or in part to the charges. The distribution of this amount as amongst the members of the board of directors shall be effected in accordance with the board of directors’ rules of procedure;

•	the balance shall be distributed as dividends to the shareholders or placed in the reserves or carried forward.

Where, upon the conversion of convertible or exchangeable securities into shares in the Company, the Company proceeds to issue new shares or to attribute shares of its own, those shares shall not take part in the distribution of dividends for the financial year preceding the conversion or exchange, unless the issue conditions of the convertible or exchangeable securities provide otherwise.

Interim dividends may be distributed under the conditions laid down by the Law by decision of the board of directors.

No interest shall be paid on dividends declared but not paid which are held by the Company on behalf of shareholders.

Article 18. Dissolution and liquidation

In the event of a dissolution of the Company, liquidation shall be carried out by one or more liquidators, who may be natural or legal persons, appointed by the general meeting of shareholders, which shall determine their powers and remuneration.

Article 19. Amendment of the articles of association

The present articles of association may be amended from time to time as considered appropriate by a general meeting of shareholders subject to the requirements as to quorum and voting laid down by the Law.

By exception to the preceding paragraph, articles 8.1, 8.4, 8.5, 8.6 and 11.2 as well as the provision of this article 19 may only be amended by a general meeting of shareholders disposing of a majority of votes representing two-thirds of the voting rights attached to the shares in the Company.

Article 20. Applicable law and jurisdiction

For all matters not governed by the present articles of association, the parties refer to the provisions of the Law.

All disputes which may arise during the duration of the Company or upon its liquidation between shareholders, between shareholders and the Company, between shareholders and members of the board of directors or liquidators, between members of the board of directors and liquidators, between members of the board of directors or between liquidators of the Company on account of company matters shall be subject to the jurisdiction of the competent courts of the registered office. To this end, any shareholder, member of the board of directors or liquidator shall be bound to have an address for service in the district of the court for the registered office and all summonses or service shall be duly made to that address for service, regardless of their actual domicile; if no address for service is given, summonses or service shall be validly made at the Company’s registered office.

The foregoing provisions do not affect the Company’s right to bring proceedings against the shareholders, members of the board of directors or liquidators of the Company in any other court having jurisdiction on some other ground and to carry out any summonses or service by other means apt to enable the defendant to defend itself.

ANNEX C

AUDITORS’ REPORT OF MAZARS LUXEMBOURG

ArcelorMittal S.A.

REPORT OF THE “RÉVISEUR D’ENTREPRISES” ON MERGER

PROPOSAL AND EXPLANATORY MEMORANDUM

(Article 266 of the law dated 10th August

1915 concerning commercial companies)

Annex : Merger Proposal and Explanatory Memorandum drawn up by the Boards of Directors of ArcelorMittal S.A. and Mittal Steel Company N.V.

To the Sole Shareholder of ArcelorMittal S.A.

19, avenue de la Liberté

L -2930 Luxembourg

Ladies and Gentlemen,

Report of the “Réviseur d’Entreprises” on the merger proposal and the explanatory memorandum, in conformity with article 266 of the law dated 10th August 1915 concerning commercial companies.

1.	INDEPENDENCE AND AGREEMENT OF THE “RÉVISEUR D’ENTREPRISES”

Mazars S.A. is independent from ArcelorMittal S.A. (“ArcelorMittal”) and Mittal Steel Company N.V. (“Mittal Steel”), including from their, respective, management and shareholders.

Mazars S.A. is certified as “Réviseur d’Entreprises” by the Luxembourg Department of Justice, according to the Article 3 of the Law dated 28th June 1984, which regulates the profession of “Réviseur d’Entreprises”.

Neither Mazars S.A. nor any of its affiliates has had any material relationship with ArcelorMittal and Mittal Steel and their respective affiliates during the past two years, except that Mazars & Guérard in France, an affiliate of Mazars S.A., at the request of Arcelor, currently an affiliate of ArcelorMittal and Mittal Steel, conducted a due diligence investigation with respect to the Severstal group in April 2006. Arcelor is a subsidiary of Mittal Steel since August 1, 2006.

2.	PURPOSE OF THIS REPORT

In accordance with the instructions of the Board of Directors of ArcelorMittal and the conditions of Article 266 of the law dated 10th August 1915 concerning commercial companies, we present you this report of “Réviseur d’Entreprises” (un rapport écrit destiné aux actionnaires) concerning the merger proposal (projet de fusion) and explanatory memorandum (un rapport écrit détaillé) dated June 25, 2007, relating to the merger of Mittal Steel into ArcelorMittal (ArcelorMittal, together with Mittal Steel, the “Merging Companies”) by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel.

This report indicates the methods used to determine the proposed exchange ratios and gives an opinion on the adequacy of these methods. If necessary, this report indicates the potential evaluation difficulties.

3.	THE MERGER PROPOSAL AND EXPLANATORY MEMORANDUM

On June 25, 2007, the Boards of Directors of the Merging Companies signed the merger proposal and the explanatory memorandum for the merger of Mittal Steel into ArcelorMittal.

ArcelorMittal is a public limited company having its registered office in Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Trade and Companies (the “RCSL”) under number B102468.

Mittal Steel is a public limited liability company having its corporate seat in Rotterdam, The Netherlands, registered with the Trade Registry of the Chamber of Commerce of Rotterdam under number 24275428.

The merger proposal shall be deposited by ArcelorMittal with the Luxembourg Register of Trade and Companies on or around June 25, 2007, and by Mittal Steel with the Trade Registry of the Chamber of Commerce of Rotterdam by Mittal Steel on or around June 25, 2007. The explanatory memorandum shall be available, free of charge, at the offices of the Merging Companies.

The Boards of Directors of the Merging Companies shall ask their respective shareholders to approve or adopt the merger of Mittal Steel into ArcelorMittal as contemplated by the merger proposal and the explanatory memorandum.

Upon effectiveness of the merger, in conformity with Article 274 of the law dated 10th August 1915 concerning commercial companies, all the assets and liabilities of Mittal Steel shall be transferred to ArcelorMittal by operation of law, the shares of Mittal Steel shall be cancelled, in exchange for the issue of shares in ArcelorMittal to the (then-former) holders of Mittal Steel shares. The shareholders of Mittal Steel shall become shareholders of ArcelorMittal. Mittal Steel shall cease to exist.

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4.	THE METHODS USED TO DETERMINE THE EXCHANGE RATIOS

As a consequence of the transfer of all the assets and liabilities of Mittal Steel by operation of law, ArcelorMittal shall, on the effective date of the merger (i) issue to the holders of the Mittal Steel class A common shares existing at such time one (1) ArcelorMittal share for each one (1) Mittal Steel class A common share (the “Class A Exchange Ratio”), and (ii) issue to the holders of the Mittal Steel class B common shares existing at such time one (1) ArcelorMittal share for each one (1) Mittal Steel class B common share (the “Class B Exchange Ratio”).

The newly-issued ArcelorMittal shares shall be entitled to any distribution made on the shares in ArcelorMittal as of the effective date of the merger.

The Class A Exchange Ratio and the Class B Exchange Ratio have been determined by reference to the audited statutory and consolidated accounts (including the balance sheet, the profit and loss statements and the notes thereto, together with the report from Mittal Steel’s auditor) of Mittal Steel for the accounting year ended December 31, 2006, and the audited statutory accounts (including the balance sheet, the profit and loss statements and the notes thereto, together with the report from ArcelorMittal’s statutory auditor) of ArcelorMittal for the accounting year ended December 31, 2006, provided, however, that the assets and liabilities of Mittal Steel shall be transferred to ArcelorMittal in their condition existing on the effective date of the merger.

The transferred assets and the assumed liabilities of Mittal Steel shall be assessed at their historical book values.

A one-to-one exchange ratio shall be applied to the Mittal Steel class A common shares and the Mittal Steel class B common shares. The two exchange ratios are identical since the Mittal Steel class A common shares and the Mittal Steel class B common shares carry identical economic and voting rights. As a result of the above described method of determination of the class A Exchange Ratio and the class B Exchange Ratio, the value of every ArcelorMittal share issued in the merger shall correspond to the value of one Mittal Steel class A common share or one Mittal Steel class B common share.

The two exchange ratios are suitable since ArcelorMittal is a wholly-owned subsidiary of Mittal Steel that has no activities or assets other than funds corresponding to its initial capital (reduced by expenses incurred since its incorporation).

The above method and principles seem adequate in the context of a merger of a company into its wholly-owned subsidiary, and no Mittal Steel shareholder shall be diluted in the merger, no other specific valuation methods have been used or applied, and, therefore, no specific difficulties have arisen in relation to the determination of such exchange ratios.

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5.	THE EXCHANGE RATIOS

As at June 21, 2007, the issued share capital of ArcelorMittal amounts to EUR 31,000 and is divided into 3,100,000 shares with a par value of EUR 0.01 each, all paid up in full.

As at December 31, 2006, the issued share capital of Mittal Steel amounted to EUR 13,923,084.90 and was divided into 934,818,280 Mittal Steel class A common shares with a nominal value of one eurocent (EUR 0.01) each and 457,490,210 class B common shares with a nominal value of one eurocent (EUR 0.01) each. As at December 31, 2006, 7,039,547 Mittal Steel class A common shares were held in treasury by or for the account of Mittal Steel or ArcelorMittal. No Mittal Steel class B common shares were held in treasury. The shares held in treasury by or for the account of Mittal Steel or ArcelorMittal shall disappear pursuant to Article 325(4) of Book 2 of the Dutch Civil Code. Accordingly, ArcelorMittal shall not issue any shares in consideration of the Mittal Steel shares held in treasury by or for the account of Mittal Steel or ArcelorMittal.

Pursuant to the audited statutory accounts of Mittal Steel for the accounting year ended December 31, 2006, as adopted at the annual general meeting of shareholders of Mittal Steel on June 12, 2007, the net patrimony of Mittal Steel is valuated at EUR 42.1 millions.

Pursuant to the Class A Exchange Ratio, the holders of Mittal Steel class A common shares shall receive one (1) share in ArcelorMittal for each one (1) Mittal Steel class A common share.

Pursuant to the Class B Exchange Ratio, the holders of Mittal Steel class B common shares shall receive one (1) share in ArcelorMittal for each one (1) Mittal Steel class B common share.

The difference between the net patrimony of Mittal Steel contributed to ArcelorMittal and the amount of the share capital increase by ArcelorMittal shall be allocated to a merger premium account.

Upon effectiveness of the merger, all ArcelorMittal shares owned by Mittal Steel and transferred to ArcelorMittal pursuant to the merger shall be cancelled in accordance with Article 49(3) of the law dated 10th August 1915 concerning commercial companies. Such cancellation shall be offset against the share capital to the extent of the accounting par value of the shares and for the difference between their book value and their par value in Mittal Steel’s accounts against the merger premium booked.

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6.	SCOPE

In conformity with the law dated 10th August 1915 concerning commercial companies, the drawing up of the merger proposal and the explanatory memorandum, the methods used to determine the exchange ratios, as well as the setting of the Class A Exchange Ratio and the Class B Exchange Ratio are the responsibility of the Boards of Directors of the Merging Companies. Our responsibility is to issue a report on the adequacy of the methods used to determine the Class A Exchange Ratio and the Class B Exchange Ratio, and the relevance and reasonableness of these two exchange ratios.

We conducted our review in accordance with the professional framework of “Institut des Réviseurs d’Entreprises” which applies to this assignment. Those standards require that we plan and perform the review to obtain moderate assurance as to whether the evaluation methods used are adequate and whether the drawing up of the exchange ratios is relevant and reasonable (pertinent et raisonnable). Our review is limited primarily to inquiries of company personnel and analytical procedures applied to financial data and thus provides less assurance than an audit. We have not performed an audit and, accordingly, we do not express an audit opinion.

7.	ADDITIONAL INFORMATION

We have examined additional information included in the merger proposal and the explanatory memorandum in order to identify, if necessary, significant inconsistencies with data concerning the Class A Exchange Ratio and the Class B Exchange Ratio and the evaluation methods used to determine these two exchange ratios, based on our general understanding of the Merging Companies in the exercise of our assignment.

Based on our review, no matters have come to our attention that should have been reported to you concerning the other information included in the merger proposal and the explanatory memorandum.

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8.	OPINION

Based on our review, nothing has come to our attention which causes us to believe that the merger proposal does not give a relevant and reasonable view of the exchange ratios and that the evaluation methods used to determine the exchange ratios are not adequate.

9.	LIMITATION ON THE USE OF THIS REPORT

This report is solely for the purpose set forth in article 266 of the law dated 10th August 1915 concerning commercial companies. This report is not to be used for any other purpose or to be distributed without our prior written consent.

For Mazars, Réviseur d’Entreprises

/s/ P. Rochas	/s/ P. Slendzak

Patrick ROCHAS	Phillippe SLENDZAK

Partner	Partner

Luxembourg, June 25, 2007

ANNEX: MERGER PROPOSAL AND EXPLANATORY MEMORANDUM

5

ANNEX D

AUDITORS’ DECLARATION OF MAZARS NETHERLANDS

UNOFFICIAL TRANSLATION3

To the Board of Directors of

ArcelorMittal

19, Avenue de la Liberté

L-2930 LUXEMBOURG

Auditors’ declaration (accountantsverklaring) pursuant to Section 2:328, subsection 1 of the Dutch Civil Code

Introduction

We have examined the enclosed merger proposal (voorstel tot fusie) dated June 25, 2007, initialed for identification purposes, for the merger between ArcelorMittal, with corporate seat in Luxembourg, Grand Duchy of Luxembourg and Mittal Steel Company N.V., with corporate seat in Rotterdam, The Netherlands. The merger proposal is drawn up on responsibility of the Boards of Directors of ArcelorMittal and Mittal Steel Company N.V. Our responsibility is to express an opinion about whether the exchange ratio as disclosed in the merger proposal is reasonable (redelijk) and about the shareholders’ equity of Mittal Steel Company N.V., as referred to in Section 2:328, subsection 1 of the Dutch Civil Code.

Scope

We conducted our examination in accordance with Dutch law. This requires that we plan and perform the examination to obtain reasonable assurance about whether:

1.	the exchanges ratios included in the merger proposal, as referred to in Section 2:326 of the Dutch Civil Code, are reasonable (redelijk);
2.	the shareholders’ equity (eigen vermogen) of the disappearing company, Mittal Steel Company N.V. at December 31, 2006, on the basis of valuation methods generally accepted in The Netherlands at least corresponds to the accounting par value (nominaal gestorte bedrag) of the aggregate number of shares in ArcelorMittal to be received by the shareholders of Mittal Steel Company N.V. in the merger.

We believe that the information we have obtained is sufficient and appropriate to provide a basis for our opinion.

[3]	This is an unofficial translation into English of the original Dutch text. The Dutch text is controlling.

Opinion

Based upon our examination, in our opinion:

1.	the exchange ratio included in the merger proposal for the class A shares and class B shares, as referred to in Section 2:326 of the Dutch Civil Code, taking into account, the documents that are attached to the merger proposal, are reasonable; and
2.	the shareholders’ equity of the disappearing company, Mittal Steel Company N.V. at December 31, 2006, on the basis of valuation methods generally accepted in The Netherlands at least corresponds to the accounting par value of the aggregate number of shares in ArcelorMittal to be received by the shareholders of Mittal Steel Company N.V. in the merger, that is approximately EUR 14,035,703.71 (which number may change between the date of this auditors’ declaration and the effective date of the merger between Mittal Steel Company N.V. and ArcelorMittal as a result of changes in Mittal Steel Company N.V.’s issued and outstanding share capital due, among others, to the exercise of stock options, the sale or transfer of shares held by or for the account of Mittal Steel Company N.V. or its subsidiaries (treasury shares), the repurchase of shares or the issuance of new shares).

Limitation on use

This auditors’ declaration is issued solely for the purposes referred to in Section 2:314 and 2:328 of the Dutch Civil Code.

Amsterdam, June 25, 2007

M A Z A R S  P A A R D E K O O P E R  H O F F M A N  N.V.

Corporate Assurance Services

/s/ J.D.G. Noach
Drs. J.D.G. Noach RA

Initial for authentication purposes:

ANNEX E

AUDITORS’ DECLARATION OF AGN DAAMEN & VAN SLUIS

UNOFFICIAL TRANSLATION4

To the Board of Directors of

Mittal Steel Company N.V.

Hofplein 20

3032 AC ROTTERDAM

The Netherlands

Ref.nr. 99149/FGA/1506.07

Auditors’ declaration (accountantsverklaring) pursuant to Section 2:328, subsection 1 of the Dutch Civil Code

Introduction

We have examined the enclosed merger proposal (voorstel tot fusie) dated June 25, 2007, initialed for identification purposes, for the merger between ArcelorMittal, with corporate seat in Luxembourg, Grand Duchy of Luxembourg and MITTAL STEEL COMPANY N.V., with corporate seat in Rotterdam, The Netherlands. The merger proposal is drawn up on responsibility of the Boards of Directors of ArcelorMittal and MITTAL STEEL COMPANY N.V. Our responsibility is to express an opinion about whether the exchange ratio as disclosed in the merger proposal is reasonable (redelijk) and about the shareholders’ equity of MITTAL STEEL COMPANY N.V., as referred to in Section 2:328, subsection 1 of the Dutch Civil Code.

Scope

We conducted our examination in accordance with Dutch law. This requires that we plan and perform the examination to obtain reasonable assurance about whether:

1.	the exchanges ratios included in the merger proposal, as referred to in Section 2:326 of the Dutch Civil Code, are reasonable (redelijk);
2.	the shareholders’ equity (eigen vermogen) of the disappearing company, MITTAL STEEL COMPANY N.V., at December 31, 2006, on the basis of valuation methods generally accepted in The Netherlands at least corresponds to the accounting par value (nominaal gestorte bedrag) of the aggregate number of shares in ArcelorMittal to be received by the shareholders of MITTAL STEEL COMPANY N.V. in the merger.

We believe that the information we have obtained is sufficient and appropriate to provide a basis for our opinion.

[4]	This is an unofficial translation into English of the original Dutch text. The Dutch text is controlling.

Opinion

Based upon our examination, in our opinion:

1.	the exchange ratio included in the merger proposal for the class A shares and class B shares, as referred to in Section 2:326 of the Dutch Civil Code, taking into account, the documents that are attached to the merger proposal, are reasonable; and
2.	the shareholders’ equity of the disappearing company, MITTAL STEEL COMPANY N.V., at December 31, 2006, on the basis of valuation methods generally accepted in The Netherlands at least corresponds to the accounting par value of the aggregate number of shares in ArcelorMittal to be received by the shareholders of MITTAL STEEL COMPANY N.V. in the merger, that is approximately EUR 14,035,703.71 (which number may change between the date of this auditors’ declaration and the effective date of the merger between MITTAL STEEL COMPANY N.V. and ArcelorMittal as a result of changes in MITTAL STEEL COMPANY N.V.’s issued and outstanding share capital due, among others, to the exercise of stock options, the sale or transfer of shares held by or for the account of MITTAL STEEL COMPANY N.V. or its subsidiaries (treasury shares), the repurchase of shares or the issuance of new shares).

Limitation on use

This auditors’ declaration is issued solely for the purposes referred to in Section 2:314 and 2:328 of the Dutch Civil Code.

Capelle aan den IJssel, June 25, 2007

AGN Daamen & van Sluis Accountants

/s/ F.G. Abma
F.G. Abma RA

Initial for authentication purposes:

EXPLANATORY MEMORANDUM TO THE

PROPOSAL FOR THE MERGER OF

ArcelorMittal

Luxembourg public limited liability company (société anonyme)

19, Avenue de la Liberté

L-2930 Luxembourg

Grand-Duchy of Luxembourg

R.C.S. Luxembourg B 102468

AND

Mittal Steel Company N.V.

Dutch public limited liability company (naamloze vennootschap)

Hofplein 20

3032 AC, Rotterdam

The Netherlands

Chamber of Commerce Rotterdam 24275428

June 25, 2007

THE BOARDS OF DIRECTORS OF:

ArcelorMittal, a Luxembourg société anonyme, having its registered office at 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Registry of Trade and Companies under number B 102468 ( “ArcelorMittal”); and

Mittal Steel Company N.V., a Dutch naamloze vennootschap, having its corporate seat in Rotterdam, The Netherlands, and its address at Hofplein 20, 3032 AC, Rotterdam, The Netherlands, registered with the Trade Registry of the Chamber of Commerce for Rotterdam, The Netherlands under number 24275428 (“Mittal Steel,” together with ArcelorMittal, the “Merging Companies”).

WHEREAS:

(A)	It has been decided, subject to certain conditions precedent, to combine Mittal Steel and Arcelor, a Luxembourg société anonyme, having its registered office at 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, (“Arcelor”) through a two-step merger process;

(B)	It has been decided, subject to the prior satisfaction of certain conditions precedent (including shareholders’ approval):

(i)    as a first step, Mittal Steel shall merge into ArcelorMittal by way of absorption by ArcelorMittal of Mittal Steel and without liquidation of Mittal Steel, pursuant to Dutch and Luxembourg law and in accordance with the terms and conditions of a merger proposal (voorstel tot fusie / projet de fusion) and an explanatory memorandum (toelichting op het voorstel tot fusie / un rapport écrit détaillé) subject to Dutch and Luxembourg law (the “First-Step Merger”); and

(ii)    as a second step, ArcelorMittal shall merge into Arcelor by way of absorption by Arcelor of ArcelorMittal and without liquidation of ArcelorMittal (following which Arcelor shall be renamed “ArcelorMittal”), pursuant to Luxembourg law and in accordance with the terms and conditions of a merger proposal (projet de fusion) and an explanatory memorandum (un rapport écrit détaillé) subject to Luxembourg law (the “Second-Step Merger”);

(C)	The intention is to complete both the First-Step Merger and the Second-Step Merger as soon as possible, taking into account that due to the time required for the satisfaction of the conditions precedent to the Second-Step Merger that merger cannot be effected simultaneously with, or immediately following, the First-Step Merger;

(D)	The Merging Companies have adopted a merger proposal dated June 25, 2007 (the “Merger Proposal”); and

(E)	The Merging Companies wish to provide further explanation to the Merger Proposal in the form of this explanatory memorandum (the “Explanatory Memorandum”), as required pursuant to Article 313(1) and 327 of Book 2 of the Dutch Burgerlijk Wetboek, as amended from time to time (the “Dutch Civil Code”), and Article 265 of the Luxembourg law on commercial companies dated August 10, 1915, as amended from time to time (the “Luxembourg Company Law”), for both ArcelorMittal and Mittal Steel.

NOW, THEREFORE, declare the following concerning the Merger Proposal:

1.	MERGER

Mittal Steel shall be merged into ArcelorMittal by way of a merger by absorption by ArcelorMittal without liquidation of Mittal Steel (hereinafter the “Merger”) pursuant to (i) the provisions of Title 7 of Book 2 of the Dutch Civil Code, (ii) the provisions of section XIV of the Luxembourg Company Law, and (iii) the terms and conditions included in the Merger Proposal and this Explanatory Memorandum ((i), (ii) and (iii), collectively, the “Merger Terms & Conditions”).

Upon effectiveness of the Merger, all the assets and liabilities of Mittal Steel (as such assets and liabilities shall exist on the date on which the Merger shall become effective (the “Effective Date”) shall be transferred to ArcelorMittal by operation of law (onder algemene titel), Mittal Steel shall cease to exist and ArcelorMittal shall issue new shares to the (then-former) holders of Mittal Steel shares, in accordance with the Merger Terms & Conditions.

2.	REASONS FOR MERGER

The Merger constitutes the first step of the combination of Mittal Steel and Arcelor into a single legal entity governed by Luxembourg law. The First-Step Merger shall permit a simplification of the holding structures as both ArcelorMittal and Arcelor shall be located in the same jurisdiction (Luxembourg) with the same headquarters and shall be subject to similar rules from a corporate and tax standpoint. This First-Step Merger, which shall be completed before the Second-Step Merger, shall contribute to a more efficient and rapid integration of the management and administrative teams of Mittal Steel and Arcelor.

3.	CONSEQUENCES FOR ACTIVITIES OF ArcelorMittal

ArcelorMittal currently has no activities. ArcelorMittal intends to continue the activities of Mittal Steel. ArcelorMittal does not intend to discontinue any activities in connection with the Merger.

4.	LEGAL, ECONOMIC AND SOCIAL CONSEQUENCES

From a legal perspective, the activities of Mittal Steel shall be continued by ArcelorMittal. Shareholders of Mittal Steel shall become shareholders of ArcelorMittal. Employees of Mittal Steel shall become employees of ArcelorMittal. Creditors of Mittal Steel shall become creditors of ArcelorMittal. Contractual arrangements concluded with ArcelorMittal or Mittal Steel shall remain unchanged, unless a counterparty to such arrangement exercises its rights pursuant to Article 322 of Book 2 of the Dutch Civil Code.

From an economic perspective, the Board of Directors of ArcelorMittal and Mittal Steel expect no changes.

From a social perspective, the Board of Directors of ArcelorMittal and Mittal Steel expect no changes.

Shareholders of Mittal Steel are urged to consult their tax advisors regarding tax consequences of the Merger and of holding and disposing of ArcelorMittal shares. In principle, for Luxembourg tax purposes, capital gains on Mittal Steel shares realized by certain shareholders subject to Luxembourg taxation are not deemed realized under Luxembourg law provided such Luxembourg holders opt for roll-over relief. If a capital gain is realized, an individual Luxembourg holder shall only be taxable if the Merger takes place within six months following the acquisition by the Luxembourg holder of its Mittal Steel shares, or if the relevant holder holds more than 10% of such shares. If the holder is a Luxembourg company, such capital gain on Mittal Steel shares shall only be taxable if such holder does not benefit from the full exemption set forth in Article 166 of the Luxembourg Income Tax Law and the Grand Ducal Decree of December 21, 2001 as amended. In principle, for Dutch tax purposes, capital gains or other benefits derived or deemed to be derived in connection with the Merger are, in general, taxable. Roll-over relief should be available for certain shareholders. Capital gains or other benefits derived in connection with the Merger are as such not subject to Dutch income tax if the holder is an individual and the Mittal Steel shares are recognized as investment assets for the calculation of his or her income from savings and investments (belastbaar inkomen uit sparen en beleggen).

5.	SHARE EXCHANGE RATIO AND VALUATION

As a consequence of the transfer by operation of law of all the assets and liabilities of Mittal Steel by way of merger, ArcelorMittal shall, on the Effective Date: (i) issue to the holders of the Mittal Steel class A shares existing at such time one (1) ArcelorMittal share for each one (1) Mittal Steel class A share (the “Class A Exchange Ratio”), and (ii) issue to the holders of the Mittal Steel class B shares existing at such time one (1) ArcelorMittal share for each one (1) Mittal Steel class B share (the “Class B Exchange Ratio”).

The newly-issued ArcelorMittal shares shall be entitled to any distribution made as of the Effective Date.

The Class A Exchange Ratio and the Class B Exchange Ratio have been determined by reference to the audited statutory and consolidated accounts (including the balance sheet, the profit and loss statements and the notes thereto, together with the report from the company’s auditors) of Mittal Steel for the accounting year ended December 31, 2006, and the audited statutory accounts (including the balance sheet, the profit and loss statements and the notes thereto, together with the report from the company’s statutory auditor) of ArcelorMittal for the accounting year ended December 31, 2006, provided, however, that the assets and liabilities of Mittal Steel shall be transferred to ArcelorMittal in their condition existing on the Effective Date.

The transferred assets and the assumed liabilities of Mittal Steel shall be assessed at their historical book values.

As stated above, a one-to-one exchange ratio shall be applied to the Mittal Steel class A shares and the Mittal Steel class B shares. The two exchange ratios are identical since the Mittal Steel class A shares and the Mittal Steel class B shares carry identical economic and voting rights. As a result of the above described method of determination of the Class A Exchange Ratio and the Class B Exchange Ratio, the value of every ArcelorMittal share issued in the Merger shall correspond to the value of one Mittal Steel class A share or one Mittal Steel class B share.

The two exchange ratios are suitable (passend), since ArcelorMittal is a wholly-owned subsidiary of Mittal Steel that has no activities or assets other than funds corresponding to its initial capital (reduced by expenses incurred since its incorporation).

The above method and principles seem adequate in the context of a merger of a company into its wholly-owned subsidiary, and no Mittal Steel shareholder shall be diluted in the Merger, no other specific valuation methods have been used or applied, and, therefore, no specific difficulties have arisen in relation to the determination of such exchange ratios.

6.	SETTLEMENT OF THE MERGER

Upon effectiveness of the Merger, holders of Mittal Steel shares shall automatically receive newly-issued ArcelorMittal shares in accordance with the applicable share exchange ratios and on the basis of their respective holdings as entered in the relevant Mittal Steel’s shareholder registry (register van aandeelhouders) or their respective securities accounts.

Holders of Mittal Steel shares whose shares are registered directly in Mittal Steel’s Dutch, Luxembourg or New York shareholder registry, shall automatically receive newly-issued ArcelorMittal shares through an entry in the shareholder registry (registre des actionnaires) of ArcelorMittal.

Holders of Mittal Steel shares whose shares are registered indirectly, that is through a clearing system, in Mittal Steel’s Dutch, Luxembourg or New York shareholder registry, shall automatically receive newly-issued ArcelorMittal shares through a credit to their respective securities accounts.

7.	LANGUAGE

This Explanatory Memorandum is solely available in the English language.

The Board of Directors of ArcelorMittal

/s/ B.C. Agarwal	/s/ A. Rinnen
Name: B.C. Agarwal	Name: A. Rinnen
Title: Director	Title: Director

/s/ A.M.H. Gobber	/s/ H.J. Scheffer
Name: A.M.H. Gobber	Name: H.J. Scheffer
Title: Director	Title: Director

/s/ C.J.A.E. Witry
Name: C.J.A.E. Witry
Title: Director

The Board of Directors of Mittal Steel Company N.V.

/s/ L.N. Mittal	/s/ J.J. Kinsch
Name: L.N. Mittal	Name: J.J. Kinsch
Title: Chairman & CEO	Title: President

/s/ V.M. Bhatia	/s/ L. Kaden
Name: V.M. Bhatia	Name: L. Kaden
Title: director A	Title: director C

/s/ W.L. Ross	/s/ F.H.J. Pinault
Name: W.L. Ross	Name: F.H.J. Pinault
Title: director C	Title: director C

/s/ N. Vaghul	/s/ J.R. Alvarez-Rendueles Medina
Name: N. Vaghul	Name: J.R. Alvarez-Rendueles Medina
Title: director C	Title: director C

/s/ J.O. Castegnaro	/s/ A.R. Spillmann
Name: J.O. Castegnaro	Name: A.R. Spillmann
Title: director C	Title: director C

/s/ J.P. Hansen	/s/ M. Fernandéz-López
Name: J.P. Hansen	Name: M. Fernandéz-López
Title: director C	Title: director C

/s/ R.C.L. Zaleski	/s/ E. Pachura
Name: R.C.L. Zaleski	Name: E. Pachura
Title: director C	Title: director C

/s/ M.A. Marti	/s/ G.Th.N. Schmit
Name: M.A. Marti	Name: G.Th.N. Schmit
Title: director C	Title: director C

/s/ S. Silva de Freitas	/s/ H.R.H. Prince Guillaume de Luxembourg
Name: S. Silva de Freitas	Name: H.R.H. Prince Guillaume de Luxembourg
Title: director C	Title: director C

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The articles of association of ArcelorMittal provide that ArcelorMittal will, to the extent permitted by law, indemnify every director or member of the Group Management Board, as well as every former director or member of the Group Management Board, the fees, costs and expenses reasonably incurred by him or her in the defense or resolution (including a settlement) of all legal actions or proceedings, whether civil, criminal or administrative, he or she has been involved in his or her role as former or current director or member of the Group Management Board of ArcelorMittal.

The right to indemnification does not exist in the case of gross negligence, fraud, fraudulent inducement, dishonesty or for a criminal offense or if it is ultimately determined that the director or member of the Group Management Board has not acted honestly and in good faith and with the reasonable belief that he or she was acting in the best interests of ArcelorMittal.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith unless otherwise indicated:

Exhibit Index

Exhibit Number	Description
2.1	Merger Agreement between ArcelorMittal and Mittal Steel Company N.V., dated May 2, 2007 (included as Annex A to the proxy statement/prospectus forming a part of this registration statement)

2.2	Merger proposal and explanatory memorandum between ArcelorMittal and Mittal Steel Company N.V., dated June 25, 2007 (included as Annex B to the proxy statement/prospectus forming a part of this registration statement)

2.3	Memorandum of Understanding between Arcelor, Mittal Steel Company N.V., Mr. Lakshmi N. Mittal and Mrs. Usha Mittal, dated June 25, 2006 (filed as Exhibit 99.1 to Mittal Steel Company N.V.’s report on Form 6-K (File No. 001-14666) filed with the Commission on June 29, 2006 and incorporated by reference hereto)

3.1	Articles of Association of ArcelorMittal

5.1	Opinion of Bonn Schmitt Steichen, Luxembourg counsel to the Registrant, as to the validity of the securities being registered

8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to the material U.S. tax consequences of the transaction

21	List of Subsidiaries of the Registrant - None

23.1	Consent of Bonn Schmitt Steichen (included in Exhibit 5.1 of this registration statement)

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 8.1 of this registration statement)

23.3	Consent of Deloitte Accountants B.V.

23.4	Consent of Ernst & Young Accountants

23.5	Consent of KPMG Inc.

23.6	Consent of KPMG Audit S.à.r.l.

24	Power of Attorney (included on the signature page of this registration statement)

99.1	Form of Notice of Mittal Steel Extraordinary General Meeting

99.2	Form of Proxy Card for Mittal Steel Company N.V.

99.3	Consent of AGN Daamen & van Sluis

99.4	Consent of Mazars S.A.

99.5	Consent of Mazars Paardekooper Hoffman N.V.

(b)	Financial Statement Schedules.

Not required.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective time of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertakings in subparagraph (i) above include information contained in documents filed subsequent to the effective time of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(9)	The undersigned registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(10)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rotterdam, The Netherlands, on June 29, 2007.

ArcelorMittal

By:	/s/ Henk Scheffer
Name: Henk Scheffer
Title: Company Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints, jointly and severally, Henk Scheffer, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for his or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Bhikam Agarwal Bhikam Agarwal	Director and Chief Executive Officer	June 29, 2007

/s/ Albert Rinnen Albert Rinnen	Director and Chief Financial Officer	June 29, 2007

/s/ Armand Gobber Armand Gobber	Director and Chief Accounting Officer	June 29, 2007

/s/ Henk Scheffer Henk Scheffer	Director and Company Secretary	June 29, 2007

/s/ Claude Witry Claude Witry	Director	June 29, 2007

/s/ Carlos M. Hernandez Carlos M. Hernandez	Authorized Representative in the United States	June 29, 2007

Exhibit Index

Exhibit Number	Description
2.1	Merger Agreement between ArcelorMittal and Mittal Steel Company N.V., dated May 2, 2007 (included as Annex A to the proxy statement/prospectus forming a part of this registration statement)

2.2	Merger proposal and explanatory memorandum between ArcelorMittal and Mittal Steel Company N.V., dated June 25, 2007 (included as Annex B to the proxy statement/prospectus forming a part of this registration statement)

2.3	Memorandum of Understanding between Arcelor, Mittal Steel Company N.V., Mr. Lakshmi N. Mittal and Mrs. Usha Mittal, dated June 25, 2006 (filed as Exhibit 99.1 to Mittal Steel Company N.V.’s report on Form 6-K (File No. 001-14666) filed with the Commission on June 29, 2006 and incorporated by reference hereto)

3.1	Articles of Association of ArcelorMittal

5.1	Opinion of Bonn Schmitt Steichen, Luxembourg counsel to the Registrant, as to the validity of the securities being registered

8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to the material U.S. tax consequences of the transaction

21	List of Subsidiaries of the Registrant - None

23.1	Consent of Bonn Schmitt Steichen (included in Exhibit 5.1 of this registration statement)

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 8.1 of this registration statement)

23.3	Consent of Deloitte Accountants B.V.

23.4	Consent of Ernst & Young Accountants

23.5	Consent of KPMG Inc.

23.6	Consent of KPMG Audit S.à.r.l.

24	Power of Attorney (included on the signature page of this registration statement)

99.1	Form of Notice of Mittal Steel Extraordinary General Meeting

99.2	Form of Proxy Card for Mittal Steel Company N.V.

99.3	Consent of AGN Daamen & van Sluis

99.4	Consent of Mazars S.A.

99.5	Consent of Mazars Paardekooper Hoffman N.V.